    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 9, 2000
                                                     REGISTRATION NO. 333-42302

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ------------------
                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              ------------------

                              CELGENE CORPORATION
            (Exact names of registrant as specified in its charter)



               DELAWARE                           2834                    22-2711928
    (State or other jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
     incorporation or organization)    Classification Code Number)   Identification No.)

                              ------------------
                              7 POWDER HORN DRIVE

                            WARREN, NEW JERSEY 07059
                                 (732) 271-1001

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              ------------------
                                JOHN W. JACKSON
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                              CELGENE CORPORATION
                              7 POWDER HORN DRIVE
                           WARREN, NEW JERSEY 07059
                                (732) 271-1001
                    (Name, address, including zip code, and
         telephone number, including area code, of agent for service)


                              ------------------
                         COPIES OF COMMUNICATIONS TO:

                            ROBERT A. CANTONE, ESQ.
                              PROSKAUER ROSE LLP
                                 1585 BROADWAY
                         NEW YORK, NEW YORK 10036-8299
                                (212) 969-3000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after the registration statement becomes effective and the effective time of the proposed merger of Celgene Acquisition Corp. with and into Signal Pharmaceuticals, Inc., as described in the Agreement and Plan of Merger dated as of June 29, 2000, attached as Appendix A to the proxy statement/prospectus forming a part of this registration statement.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
If  this  form  is  filed  to  register  additional  securities  for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

THE REGISTRANT WILL AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         SIGNAL PHARMACEUTICALS, INC.


August 8, 2000
Dear Shareholder:

     The boards of directors of Signal Pharmaceuticals, Inc. and Celgene Corporation have agreed to merge our companies pursuant to an Agreement and Plan of Merger dated June 29, 2000 among Signal, Celgene and Celgene Acquisition Corp., a wholly-owned subsidiary of Celgene. If the merger is completed, Signal will become a wholly-owned subsidiary of Celgene.


     In the merger, Signal shareholders will receive 0.1257 of a share of Celgene common stock for each share of Signal common stock that they own (including shares of Signal preferred stock which will be converted into Signal common stock immediately before the merger).


     The common stock of Celgene is listed on the Nasdaq National Market under the symbol "CELG." On August 4, 2000, the last reported sale price for Celgene common stock was $54.25 per share.


     The merger cannot be completed unless the shareholders of Signal approve it.


     Signal has scheduled a special meeting for its shareholders to vote on the merger and on the conversion of the outstanding shares of Signal preferred stock into shares of Signal common stock. Whether or not you plan to attend this shareholders' meeting, please take the time to vote on the proposal to be submitted at the meeting by completing and mailing the enclosed proxy card to Signal. You may vote at the shareholders' meeting if you own shares of common stock or preferred stock of Signal as of the close of business on August 4, 2000. The date, time and place of the shareholders' meeting is as follows:


                    AUGUST 21, 2000 AT 8:00 A.M., LOCAL TIME

                          SIGNAL PHARMACEUTICALS, INC.
                               5555 OBERLIN DRIVE
                          SAN DIEGO, CALIFORNIA 92121


     This proxy statement/prospectus provides you with detailed information about the matters to be considered by the Signal shareholders. We encourage you to read this entire document carefully.


     The board of directors believes that the matters to be presented at the special meeting are in the best interests of Signal and its shareholders. Therefore, the board of directors urges shareholders to vote in favor of the proposals to be presented at the special meeting.


                                                             /s/ John P. Walker
                                                             John P. Walker
                                                             Chairman   of   the
                                                             Board


     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 19 OF THIS PROXY STATEMENT/PROSPECTUS.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.


     This proxy statement/prospectus is dated August 8, 2000 and is first being mailed to shareholders on or about August 9, 2000.

                         SIGNAL PHARMACEUTICALS, INC.
                               5555 OBERLIN DRIVE
                          SAN DIEGO, CALIFORNIA 92121


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON AUGUST 21, 2000


To the Shareholders of
Signal Pharmaceuticals, Inc.:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Signal Pharmaceuticals, Inc., a California corporation, will be held at 8:00 a.m., local time, on August 21, 2000, at Signal's principal executive offices at 5555 Oberlin Drive, San Diego, California, for the following purposes:


1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 29, 2000, by and among Celgene Corporation, a Delaware corporation, Celgene Acquisition Corp., a California corporation and a wholly-owned subsidiary of Celgene Corporation, and Signal and to approve the principal terms of the merger described in the merger agreement. The merger agreement provides for the merger of Celgene Acquisition Corp. with and into Signal with the result that Signal will become a wholly-owned subsidiary of Celgene Corporation. The merger agreement also provides that Signal shareholders will receive in the merger 0.1257 of a share of common stock, par value $.01 per share, of Celgene Corporation in exchange for each share of common stock of Signal that they own (including shares of Signal preferred stock which will be converted into Signal common stock immediately before the merger). The merger is described more fully in the attached proxy statement/prospectus, which includes a copy of the merger agreement.

2. To consider and vote upon the conversion of all outstanding shares of preferred stock of Signal into shares of common stock of Signal effective immediately prior to the effective time of the merger. The merger agreement provides that the merger will not occur unless all shares of Signal preferred stock are converted into shares of Signal common stock immediately before the merger.

3. To consider and act upon such other business and matters or proposals as may properly come before the Signal meeting.


     The board of directors of Signal has fixed the close of business on August 4, 2000 as the record date for determining the holders of Signal capital stock having the right to receive notice of, and to vote at, the Signal meeting. Only holders of record of Signal capital stock at the close of business on such date are entitled to notice of, and to vote at, the Signal meeting. A list of Signal's shareholders entitled to vote at the meeting will be available during normal business hours at Signal's executive offices for ten days before the Signal meeting for examination by any Signal shareholder for purposes germane to the Signal meeting.


     THE BOARD OF DIRECTORS OF SIGNAL UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE PRINCIPAL TERMS OF THE MERGER AND THE OTHER PROPOSALS PRESENTED AT THE SIGNAL MEETING.

     Approval and adoption of the merger agreement and approval of the principal terms of the merger require the affirmative vote of the holders of at least a majority of the outstanding shares of Signal common stock and the affirmative vote of the holders of at least a majority of the outstanding shares of Signal preferred stock, each voting as a separate class, entitled to vote at the Signal meeting. In addition, approval of the conversion of all shares of Signal preferred stock into Signal common stock requires the affirmative vote of the holders of at least 75% of the outstanding shares of Signal preferred stock.

     All shareholders are cordially invited to attend the Signal meeting in person. Whether or not you expect to attend the Signal meeting, please sign and mail promptly the enclosed proxy that is being solicited on behalf of the board of directors of Signal. A return envelope that requires no postage if mailed in the United States is enclosed for that purpose. The proxies of shareholders who attend the meeting in person may be withdrawn, and such shareholders may vote personally at the meeting.

     YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE VOTE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. TO VOTE YOUR SHARES, YOU MAY COMPLETE AND RETURN THE ENCLOSED PROXY CARD. IF YOU ARE A HOLDER OF RECORD, YOU MAY ALSO CAST YOUR VOTE IN PERSON AT THE SPECIAL MEETING. IF YOU DO NOT VOTE, IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE MERGER.

                                        By Order of the Board of Directors


                                        /s/ John P. Walker


                                        John P. Walker
                                        Chairman of the Board


San Diego, California
August 8, 2000



                         YOUR VOTE IS IMPORTANT TO US.
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.
                   HOLDERS OF SIGNAL CAPITAL STOCK SHOULD NOT
                SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                               TABLE OF CONTENTS


                                                                                            PAGE
                                                                                           -----
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY ..................................................................................   1
    The Companies ........................................................................   1
    What Signal Shareholders Will Receive ................................................   1
    The Special Meeting ..................................................................   1
    Our Recommendation to Shareholders ...................................................   2
    Votes Required .......................................................................   2
    The Merger ...........................................................................   3
    Reasons for the Merger ...............................................................   3
    Interests of Signal Officers and Directors in the Merger That Are Different from the
      Interests of Signal Shareholders ...................................................   3
    Conditions to the Merger .............................................................   3
    Termination of the Merger Agreement ..................................................   4
    Dissenters' Rights Available to Signal Shareholders Who Dissent from the Merger ......   4
    Anticipated Accounting Treatment of the Merger .......................................   4
    Regulatory Approvals .................................................................   4
    Listing of the Celgene Common Stock ..................................................   4
    Financial Advisor's Opinion ..........................................................   4
    Treatment of Stock Options and Warrants in the Merger ................................   5
    Tax Consequences .....................................................................   5
    Agreements with Certain Shareholders .................................................   5
    Option Agreement .....................................................................   5
    Agreement of Signal Affiliates .......................................................   5
    Comparative Per Share Information ....................................................   6
    Comparative Per Share Market Price Information .......................................   7
    Forward-Looking Statements May Prove Inaccurate ......................................   8
    Summary of Celgene Selected Consolidated Financial Data ..............................   9
    Summary of Signal Pharmaceuticals, Inc. Selected Financial Data ......................  10
    Unaudited Pro Forma Condensed Combined Financial Statements ..........................  11
    Unaudited Pro Forma Condensed Combined Balance Sheet .................................  12
    Unaudited Pro Forma Condensed Combined Statement of Operations .......................  13
    Notes to Unaudited Pro Forma Condensed Combined Financial Statements .................  17
RISK FACTORS .............................................................................  19
    Risks Relating to the Merger .........................................................  19
    Risks Relating to Celgene ............................................................  20
    Risks Associated with Investing in Celgene Common Stock ..............................  20
    Risks Associated with Investing in the Business of Celgene ...........................  21
    Risks Relating to Investing in the Pharmaceutical Industry ...........................  24
    Risks Relating to Signal's Business ..................................................  26
THE COMPANIES ............................................................................  34
    Celgene Corporation ..................................................................  34
    Signal Pharmaeuticals, Inc. ..........................................................  34
THE SIGNAL SPECIAL MEETING ...............................................................  36
    Date, Time and Place of Special Meeting ..............................................  36
    Matters to be Considered at the Signal Special Meeting ...............................  36
    Signal Board Recommendation ..........................................................  36

                                                                                            PAGE
Votes Required and Outstanding Shares ....................................................   36
Quorum and Abstention ....................................................................   36
Voting of Proxies ........................................................................   37
Revocability of Proxies ..................................................................   37
Solicitation .............................................................................   37
Voting and Proxy Agreements ..............................................................   37
THE MERGER ...............................................................................   38
    General Description of the Merger ....................................................   38
    Background of the Merger .............................................................   38
    Recommendation of Signal's Board of Directors ........................................   41
    Signal's Reasons for the Merger ......................................................   41
    Celgene's Reasons for the Merger .....................................................   43
    Opinion and Analysis of Signal's Financial Advisor ...................................   44
    Merger Consideration .................................................................   49
    Stock Options and Warrants ...........................................................   49
    Dissenters' Rights ...................................................................   49
    Effective Time .......................................................................   50
    Conversion of Shares; Procedures For Exchange of Certificates; No Fractional Shares ..   50
    Nasdaq Listing .......................................................................   51
    Expenses .............................................................................   51
    Interests of Certain Persons in the Merger ...........................................   51
    Material Federal Income Tax Consequences .............................................   51
    Accounting Treatment .................................................................   54
    Regulatory Approvals .................................................................   54
    Resale of Celgene Common Stock Following the Merger ..................................   54
THE MERGER AGREEMENT AND RELATED AGREEMENTS ..............................................   55
    General ..............................................................................   55
    Consideration to Be Received in the Merger ...........................................   55
    Conditions to the Merger .............................................................   55
    Representations and Warranties .......................................................   56
    Covenants ............................................................................   57
    Termination ..........................................................................   60
    Amendment; Waiver ....................................................................   61
    Fees and Expenses ....................................................................   61
    Voting and Proxy Agreement ...........................................................   61
    Option Agreement .....................................................................   61
    Confidentiality Agreement ............................................................   62
    Agreement of Signal Affiliates .......................................................   62
INFORMATION REGARDING CELGENE ............................................................   63
    Overview of Celgene's Business .......................................................   63
    Management ...........................................................................   79
    Executive Compensation ...............................................................   81
    Management's Discussion and Analysis of Financial Condition and Results of Operations    84
INFORMATION REGARDING SIGNAL .............................................................   89
    Overview of Signal's Business ........................................................   89
    Management ...........................................................................  103
    Principal Stockholders of Signal .....................................................  104
    Management's Discussion and Analysis of Financial Condition and Results of Operations   107

                                                                                            PAGE
                                                                                           -----
Market Price of and Dividends on Signal's Common Equity and Related Shareholder Matters ..  111
DESCRIPTION OF CELGENE CAPITAL STOCK .....................................................  112
    Common Stock .........................................................................  112
    Preferred Stock ......................................................................  112
    Shareholder Rights Plan ..............................................................  112
    Delaware Law and Selected By-Law Provisions ..........................................  113
    Transfer Agent and Registrar .........................................................  113
COMPARATIVE RIGHTS OF CELGENE STOCKHOLDERS AND SIGNAL
 SHAREHOLDERS ............................................................................  113
    Size of the Board of Directors .......................................................  114
    Elimination of Cumulative Voting .....................................................  114
    Removal of Directors .................................................................  114
    Filling New Seats or Vacancies on the Board of Directors .............................  115
    Indemnification and Limitation of Liability ..........................................  115
    Interested Director Transactions .....................................................  116
    Loans to Officers and Employees ......................................................  116
    Stockholder Derivative Suits .........................................................  117
    Elimination of Actions by Written Consent of Stockholders ............................  117
    Power to Call Special Meetings of Stockholders .......................................  117
    Stockholder Approval of Certain Business Combinations ................................  117
    Mergers ..............................................................................  118
    Dissenters' Rights ...................................................................  119
OTHER MATTERS ............................................................................  119
LEGAL MATTERS ............................................................................  120
EXPERTS ..................................................................................  120
WHERE YOU CAN FIND MORE INFORMATION ......................................................  120
FORWARD-LOOKING STATEMENTS ...............................................................  121
APPENDIX A  Agreement and Plan of Merger
    Exhibit A-1     Form of Voting and Proxy Agreement
    Exhibit A-2     Form of Option Agreement
    Exhibits B-1 and B-2 Form of Tax Representation Letters
    Exhibit CForm of Affiliate Agreement
    Exhibit DForm of Legal Opinion of Cooley Godward LLP
    Exhibit EForm of Tax Opinion of Proskauer Rose LLP
    Exhibit FForm of Legal Opinion of Proskauer Rose LLP
    Exhibit GForm of Tax Opinion of Cooley Godward LLP
APPENDIX B California General Corporation Law--Dissenters' Rights
APPENDIX C Opinion of FleetBoston Robertson Stephens Inc.
INDEX TO CELGENE CONSOLIDATED FINANCIAL STATEMENTS .......................................  F-1
INDEX TO SIGNAL FINANCIAL STATEMENTS .....................................................  F-27

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

     A: We believe that the merger of Celgene and Signal will create a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, technology development, earning power and growth potential than either company would have on its own.


Q: WHAT WILL I RECEIVE IN THE MERGER?

     A: As a result of the merger, Signal shareholders will receive 0.1257 of a share of common stock, par value $.01 per share, of Celgene Corporation in exchange for each share of common stock of Signal that they own (including shares of Signal preferred stock which will be converted into Signal common stock immediately before the merger). For example, if you own 1,000 shares of Signal common stock, you will receive 125 shares of Celgene common stock in exchange for your Signal shares. No fractional shares of Celgene common stock will be issued; instead, you will receive cash for the fraction of a share of Celgene common stock you would have otherwise received.


Q: WHAT PERCENTAGE OF THE OUTSTANDING COMMON STOCK OF CELGENE WOULD BE HELD BY SIGNAL SHAREHOLDERS?

     A: Signal shareholders would hold approximately 5.3% of the outstanding common stock of Celgene immediately after the merger.


Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

     A: We hope to complete the merger within two business days after the day on which all the conditions set forth in the merger agreement are either satisfied or waived.


Q: WHAT DO I NEED TO DO NOW?

     A: After carefully reading and considering the information contained in this document and its appendices, indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of the proposals to be voted upon at your special meeting. If you do not vote or you abstain, it will have the effect of a vote against the proposal or proposals presented to the special meeting. The board of directors of Signal recommends voting in favor of the merger agreement and the merger, and in favor of the conversion of all outstanding shares of Signal preferred stock into shares of Signal common stock immediately before the merger.


Q: WHAT IS THE REQUIRED VOTE TO APPROVE THE MERGER?


     A: Approval and adoption of the merger agreement and approval of the principal terms of the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Signal common stock and the affirmative vote of the holders of at least a majority of the outstanding shares of Signal preferred stock, each voting as a separate class, entitled to vote at the Signal meeting. Celgene has entered into agreements with certain of the shareholders of Signal pursuant to which these Signal shareholders have granted to Celgene an irrevocable proxy to vote all of their shares of Signal capital stock in favor of the approval and adoption of the merger agreement, approval of the principal terms of the merger and conversion of the outstanding shares of preferred stock into shares of common stock. As of the record date, these shareholders owned shares representing approximately 55% of the outstanding shares of Signal common stock and approximately 79% of Signal preferred stock entitled to vote at the Signal special meeting. Accordingly, Celgene has sufficient voting power to constitute a quorum and to approve all matters to be considered at the Signal shareholders' meeting. Celgene has agreed to vote all shares of Signal company stock and Signal preferred stock subject to these agreements in favor of the merger proposal and the preferred stock conversion proposal.

Q:  WHAT  IS  THE  REQUIRED  VOTE  TO APPROVE THE CONVERSION OF SIGNAL PREFERRED
   STOCK?

     A: Approval of the conversion of all outstanding shares of Signal preferred stock into shares of Signal common stock requires the affirmative vote of the holders of at least 75% of the outstanding shares of Signal preferred stock. The merger agreement provides that the merger will not occur unless all shares of Signal preferred stock are converted into shares of Signal common stock immediately before the merger. Celgene has entered into agreements with certain shareholders of Signal pursuant to which these Signal shareholders have granted to Celgene an irrevocable proxy to vote all of their preferred shares of Signal stock in favor of the conversion of preferred stock. As of the record date, these shareholders owned shares representing approximately 79% of Signal preferred stock entitled to vote at the Signal special meeting. Accordingly, Celgene has sufficient voting power to constitute a quorum and to approve all matters to be considered at the Signal shareholders' meeting.
Celgene has agreed to vote all shares of Signal common stock and Signal preferred stock subject to those agreements in favor of the merger proposal and the preferred stock conversion proposal.


Q: IF I AM NOT GOING TO ATTEND THE SHAREHOLDER MEETING, SHOULD I RETURN MY PROXY CARD INSTEAD?

     A: Yes. Please fill out your proxy card and mail it to us in the enclosed return envelope as soon as possible. Returning your proxy card ensures that your shares will be represented at the special meeting.


Q: WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

     A: If you are a Signal shareholder, the failure to return your proxy card will have the same effect as voting against the merger.


Q: MAY I VOTE IN PERSON?

     A: Yes. You may attend the special meeting of Signal shareholders and vote your shares in person rather than signing and returning your proxy card.


Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

     A: You should send in a new, later dated, signed proxy card to Signal's corporate secretary before the special meeting or attend the special meeting in person and vote.


Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

     A: No. After the merger is completed, we will send Signal shareholders written instructions for exchanging their stock certificates.


Q: AM I ENTITLED TO DISSENTERS' RIGHTS?

     A: Signal shareholders will be entitled to dissenters' rights in certain instances.


Q: WHAT ARE THE TAX CONSEQUENCES TO SHAREHOLDERS OF THE MERGER?


     A: The merger will not be a taxable event for federal income tax purposes for Signal shareholders. Tax matters, however, are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. We encourage you to contact your tax advisors to determine the tax consequences of the merger to you. To review the tax consequences to Signal shareholders in greater detail, see pages 51 to 54 of this proxy statement/prospectus.



Q: WHO CAN HELP ANSWER MY QUESTIONS?

     A: If you would like additional copies of this proxy statement/prospectus or if you have questions about the merger, you can contact us at Signal Pharmaceuticals, Inc., 5555 Oberlin Drive, San Diego, California 92121,
Attention: Corporate Secretary.

                                    SUMMARY


This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. In order to fully understand the merger and related transactions and for a more complete description of the legal terms of the merger and related transactions, you should read carefully this entire document and the documents to which you are referred. See "Where You Can Find More Information" on page 122. The merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.



                                 THE COMPANIES

SIGNAL PHARMACEUTICALS, INC.
5555 Oberlin Drive
San Diego, California 92121
(858) 558-7500

Signal Pharmaceuticals, Inc., a California corporation, is a biopharmaceutical company focused on discovering and developing new classes of small molecule drugs that regulate disease-associated genes. After the merger, Signal will be a wholly-owned subsidiary of Celgene. Signal's principal executive offices will continue to be located at 5555 Oberlin Drive, San Diego, California 92121.


CELGENE CORPORATION
7 Powder Horn Drive
Warren, New Jersey 07059
(732) 271-1001

Celgene Corporation, a Delaware corporation, is an independent biopharmaceutical company engaged in the discovery, development and commercialization of small molecule drugs for the treatment of cancer and immunological diseases. Celgene's primary therapeutic focus is on the development of orally adminstered, small molecule pharmaceuticals that regulate tumor necrosis factor alpha, or TNF-, and are anti-angiogenic. TNF- has been linked to the cause and symptoms of many chronic inflammatory and immunological diseases. Anti-angiogenic drugs inhibit the growth of undesirable blood vessels, including those that promote tumor growth.



                     WHAT SIGNAL SHAREHOLDERS WILL RECEIVE

Upon consummation of the merger, shareholders of Signal will receive 0.1257 of a share of common stock, par value $.01 per share, of Celgene in exchange for each share of common stock of Signal that they own (including shares of Signal preferred stock which will be converted into Signal common stock immediately before the merger). No fractional shares of Celgene common stock will be issued in the merger; instead, Signal shareholders will receive cash for the fraction of a share of Celgene common stock they would have otherwise received.

                              THE SPECIAL MEETING

The special meeting of shareholders of Signal will be held at 8;00 a.m., local time, on August 21, 2000, at Signal's executive offices at 5555 Oberlin Drive, San Diego, California. At the meeting, holders of Signal capital stock will consider and vote upon:


o a proposal to approve and adopt the merger agreement and approve the principal terms of the merger;

o a proposal to approve the conversion of all outstanding shares of Signal preferred stock into shares of Signal common stock, effective immediately before the merger; and

o any other matters that may properly come before the meeting.


                       OUR RECOMMENDATION TO SHAREHOLDERS

The Signal board of directors believes that the merger is in the best interests of its shareholders and recommends that the Signal shareholders vote "FOR" the proposal to approve and adopt the merger agreement and approve the principal terms of the merger and "FOR" the proposal to convert outstanding shares of preferred stock into shares of common stock.

                                 VOTES REQUIRED

Approval and adoption of the merger agreement and approval of the principal terms of the merger require the affirmative vote of the holders of a majority of the outstanding shares of Signal common stock and the affirmative vote of the holders of a majority of the outstanding shares of Signal preferred stock, each voting as a separate class, entitled to vote at the Signal meeting. In addition, approval of the conversion of all shares of Signal preferred stock into Signal common stock requires the affirmative vote of the holders of at least 75% of the outstanding shares of Signal preferred stock. Celgene has entered into agreements with certain shareholders of Signal pursuant to which these Signal shareholders have granted to Celgene an irrevocable proxy to vote all of their shares of Signal capital stock in favor of the approval and adoption of the merger agreement and approval of the principal terms of the merger and, where applicable, in favor of the conversion of preferred stock. As of the record date, these shareholders owned shares representing approximately 55% of the outstanding shares of Signal common stock and approximately 79% of Signal preferred stock entitled to vote at the Signal special meeting. Accordingly, Celgene has sufficient voting power to constitute a quorum and to approve all matters to be considered at the Signal shareholders' meeting.
Celgene has agreed to vote all shares of Signal common stock and Signal preferred stock subject to those agreements in favor of the merger proposal and the preferred stock conversion proposal. As of the record date, Signal directors and executive officers and their affiliates owned approximately 6,798,825 shares of Signal capital stock which represented approximately 23% of the outstanding shares of Signal capital stock entitled to vote at the Signal special meeting.


PROCEDURES FOR VOTING YOUR SHARES. You may vote your shares by signing your proxy card and mailing it in the enclosed return envelope. If you are a holder of record, you may vote in person at the special meeting. If you do not include instructions on how to vote your properly executed proxy card, your shares will be voted FOR approval and adoption of the merger agreement, approval of the principal terms of the merger and conversion of the outstanding shares of preferred stock into shares of common stock. If you do not vote, it will have the same effect as voting against the merger.


PROCEDURE FOR CHANGING YOUR VOTE. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written, signed notice stating that you are revoking your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation of your new proxy to the Secretary of Signal. Third, if you are a holder of record, you can attend the special meeting and vote in person.

                                   THE MERGER

The    merger    agreement   is   attached   as   Appendix A   to   this   proxy
statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

The merger agreement provides that, upon consummation of the merger, Celgene Acquisition Corp. will merge with and into Signal. Signal will continue as the surviving corporation and become a wholly-owned subsidiary of Celgene. The merger will become effective upon the filing of an agreement of merger with the Secretary of State of the State of California, or such other time as the parties may specify. This filing is anticipated to be made two business days after receipt of Signal shareholder approval and all required regulatory approvals and the satisfaction or waiver of the other conditions to the merger.


                             REASONS FOR THE MERGER

Celgene

o strengthen research

o diversify pipeline

o accelerate discovery and development


Signal

Signal's board of directors determined that the proposed merger is in the best interests of Signal and its shareholders based on a number of factors, including the following:


o greater financial security and leverage leading to an enhanced negotiating position with potential partners or licensees;


o the existence of a public market for the Celgene common stock;

o the strategic fit between Signal and Celgene; and

o the financial consideration to be received by Signal's shareholders.



       INTERESTS OF SIGNAL OFFICERS AND DIRECTORS IN THE MERGER THAT ARE
              DIFFERENT FROM THE INTERESTS OF SIGNAL SHAREHOLDERS


As of the record date, Signal directors and executive officers and their affiliates owned 6,798,825 shares of Signal capital stock, which represented approximately 23% of the outstanding shares of Signal capital stock entitled to vote at the Signal special meeting. Pursuant to the merger agreement, Signal's directors and executive officers will receive the same consideration for their shares of Signal common stock as the other Signal shareholders. In addition, as part of the merger, Alan Lewis, Signal's president and chief executive officer, is negotiating an employment agreement with Celgene to be effective upon the consummation of the merger.

As part of the merger, it is anticipated that certain former non-employee directors of Signal will enter into consulting agreements with Signal to provide services to Signal to be effective upon the consummation of the merger.





                           CONDITIONS TO THE MERGER

The obligations of Celgene and Signal to complete the merger are subject to the satisfaction of conditions described below.

                      TERMINATION OF THE MERGER AGREEMENT

Celgene and Signal can terminate the merger agreement by mutual written consent and for various other reasons described below. The merger agreement provides that if Signal's board withdraws its recommendation that shareholders vote for the merger or solicits or recommends another acquisition transaction with a third party, Signal will be required to pay Celgene a termination fee of $10,000,000. If the merger is not completed by December 31, 2000 and Celgene terminates the merger agreement, or if Signal shareholders do not approve the merger, then Signal will also be required to pay Celgene a termination fee of $10,000,000 if Signal signs or completes another acquisition transaction with a third party within one year. In addition, if Signal or Celgene terminates the merger agreement because of any material breach by the other of any representation, warranty or covenant under the merger agreement, the breaching party will be required to pay the other party $5,000,000. Signal would be entitled to credit this payment against any termination fee owed to Celgene.


              DISSENTERS' RIGHTS AVAILABLE TO SIGNAL SHAREHOLDERS
                          WHO DISSENT FROM THE MERGER

Signal  shareholders will be entitled to dissenters' rights in some instances as described below.


                ANTICIPATED ACCOUNTING TREATMENT OF THE MERGER

The merger is intended to qualify as a pooling-of-interests. The pooling-of-interests method of accounting assumes the companies had always been combined, and the historical financial statements for periods prior to closing of the merger are restated as though the companies had always been combined as required under United States generally accepted accounting principles. The assets and liabilities of Celgene and Signal will be carried forward by the combined company at their historical recorded amounts.


                             REGULATORY APPROVALS


The  Hart-Scott-Rodino  Antitrust  Improvements Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. On July 11, 2000, Celgene and Signal each filed the required notification and report forms. The required waiting period expires on August 10, 2000 unless extended or terminated earlier. On August 4, 2000, Celgene received verbal notification that early termination of the waiting period had been granted.



                      LISTING OF THE CELGENE COMMON STOCK

Celgene will use its reasonable best efforts to cause the shares of Celgene common stock to be issued in connection with the merger to be approved for quotation on the Nasdaq National Market or listed on such securities exchange as Celgene common stock is then listed, subject to official notice of issuance.



                          FINANCIAL ADVISOR'S OPINION

Signal has received the opinion of FleetBoston Robertson Stephens Inc., dated June 28, 2000, that as of the date of the opinion, and subject to and based on the assumptions, limitations and qualifications referred to in the opinion, the exchange ratio of 0.1257 of a share of Celgene common stock for each share of Signal common stock was fair to the holders of Signal common stock from a financial point of view. A copy of this opinion is attached as Appendix C. See also "Opinion and Analysis of Signal's Financial Advisor."

             TREATMENT OF STOCK OPTIONS AND WARRANTS IN THE MERGER

Under the merger agreement, each option and warrant to purchase Signal common stock or Series C-1 or Series C-2 preferred stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, will cease to represent a right to acquire shares of Signal common stock or Series C-1 or Series C-2 preferred stock and will be converted, at the effective time of the merger, into an option or warrant to acquire, on the same terms and conditions, the number of shares of Celgene common stock determined by multiplying the number of shares of Signal common stock or Series C-1 or Series C-2 preferred stock subject to that Signal stock option or warrant by 0.1257, rounded down, if necessary, to the nearest whole share. The exercise price of these stock options will be the exercise price for the stock option or warrant immediately prior to the effective time of the merger divided by 0.1257, rounded up to the nearest cent.

                                TAX CONSEQUENCES


You generally will not recognize income, gain or loss upon the exchange of the Signal capital stock for Celgene common stock (except for a fractional share for which cash is received). Your tax basis in Celgene common stock received upon the exchange should generally be equal to your tax basis in the Signal common stock exchanged. We encourage you to consult your tax advisor regarding the tax consequences of the merger for your particular circumstances.


                      AGREEMENTS WITH CERTAIN SHAREHOLDERS


Celgene has entered into agreements with certain shareholders of Signal pursuant to which these Signal shareholders have granted to Celgene an irrevocable proxy to vote all of their shares of Signal capital stock in favor of the approval and adoption of the merger agreement and approval of the principal terms of the merger and, where applicable, in favor of the conversion of preferred stock. As of the record date, these shareholders owned shares representing approximately 55% of the outstanding shares of Signal common stock and approximately 79% of Signal preferred stock entitled to vote at the Signal special meeting. The shareholders agreement provides that it will terminate upon the earlier of the completion of the merger and the termination of the merger agreement in accordance with its terms.


                                OPTION AGREEMENT

In connection with the merger agreement, Signal entered into an option agreement with Celgene in which Signal granted Celgene an option to purchase 2,000,000 shares of Signal common stock and stock appreciation rights with respect to 3,000,000 shares of Signal common stock for a cash exercise price of $6.60 per share, subject to adjustment as described in the option agreement. The option agreement provides that Celgene can exercise the option upon the happening of events as described elsewhere in this proxy statement/prospectus.


                         AGREEMENT OF SIGNAL AFFILIATES

Rule 145 under the Securities Act of 1933 regulates the disposition of securities of "affiliates" of Signal in connection with the merger. Signal has agreed to use its reasonable best efforts to cause each person who is identified as an affiliate of Signal to deliver to Celgene, before the effective time of the merger, a written affiliate agreement. Under these affiliate agreements, each affiliate will represent that he, she or it has been advised that the affiliate may not sell, transfer or otherwise dispose of Celgene common stock issued to the affiliate in the merger unless the sale, transfer or other disposition complies with certain conditions described elsewhere in this proxy statement/prospectus.

                       COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical per share information of Celgene and Signal and unaudited pro forma combined per share information after giving effect to the merger between Celgene and Signal, under the pooling-of-interests method of accounting, as if the companies have been combined for all periods presented. You should read this information in conjunction with the selected historical audited and unaudited financial information, included elsewhere in this document, and the historical audited financial statements of Celgene and Signal and related notes that are included in this proxy statement/prospectus or incorporated in this document by reference. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus. Unaudited Pro Forma Signal Per Share Equivalents are calculated by multiplying the corresponding Unaudited Pro Forma Combined per share amounts by the exchange ratio of 0.1257.

The unaudited pro forma combined per share information does not purport to represent what the actual financial position or results of operations of Celgene and Signal would have been had the companies been combined for the periods presented or to project Celgene's and Signal's financial position or results of operations for any future date or period.


                                                                    THREE MONTHS               FOR THE YEARS ENDED
                                                                  ENDED MARCH 31,                 DECEMBER 31,
                                                                 -----------------   ---------------------------------------
                                                                        2000             1999          1998          1997
                                                                 -----------------   -----------   -----------   -----------
                                                                    (UNAUDITED)
UNAUDITED PRO FORMA COMBINED
Per common share-basic and diluted:
 Loss from continuing operations
   applicable to common stockholders .........................        $ (0.11)         $ (0.56)      $ (0.75)      $ (0.87)
 Book value (deficit) at end of period (4) ...................           3.93            (0.18)
CELGENE -- HISTORICAL (1)
Per common share-basic and diluted:
 Loss from continuing operations
   applicable to common stockholders .........................          (0.05)           (0.43)        (0.66)        (0.72)
 Unaudited book value (deficit) at end of period (3) .........           4.22            (0.30)
SIGNAL -- HISTORICAL
Per common share-basic and diluted:
 Loss from continuing operations
   applicable to common stockholders .........................          (0.98)           (2.64)        (1.65)        (2.82)
 Unaudited book value (deficit) at end of period (3) .........          (8.42)           (9.72)
UNAUDITED PRO FORMA SIGNAL PER SHARE
 EQUIVALENTS(2)
Per common share-basic and diluted:
 Loss from continuing operations
   applicable to common stockholders .........................          (0.01)           (0.07)        (0.09)        (0.11)
 Book value (deficit) at end of period (4) ...................           0.49            (0.02)



-----------
(1) Amounts reflect a three-for-one stock split declared by Celgene and issued on April 14, 2000.
(2) Amounts are calculated by multiplying the corresponding unaudited pro forma combined per share amounts by the exchange ratio in the merger of 0.1257 of a share of Celgene common stock for each share of Signal common stock.

(3) Amounts are calculated by dividing the corresponding stockholders' equity less any preferred stock liquidation preference by the corresponding common shares outstanding.
(4) Amounts are calculated by dividing the corresponding stockholders' equity by the corresponding common shares outstanding assuming conversion of Signal preferred stock to common stock.


Note: No cash dividends were paid by Celgene or Signal during any of the periods presented.

                 COMPARATIVE PER SHARE MARKET PRICE INFORMATION

Celgene's common stock is traded on the Nasdaq National Market under the symbol "CELG". The following table sets forth, for the periods indicated, the intra-day high and low sale prices per share of common stock on the Nasdaq National Market:


                                                       HIGH*          LOW*
                                                   ------------   ------------
2000
Third Quarter (through August 4, 2000) .........    $  56.250      $  51.250
Second Quarter .................................       68.500         25.000
First Quarter ..................................       62.333         18.917
1999
Fourth Quarter .................................    $  24.208      $   8.646
Third Quarter ..................................        9.667          4.875
Second Quarter .................................        6.688          5.133
First Quarter ..................................        6.208          3.833
1998
Fourth Quarter .................................    $   5.750      $   2.563
Third Quarter ..................................        5.000          1.750
Second Quarter .................................        3.833          3.000
First Quarter ..................................        3.875          2.354


* The stock prices have been adjusted to reflect a three-for-one stock split declared by Celgene and issued on April 14, 2000.


On June 29, 2000, the last trading day before the public announcement of the proposed acquisition of Signal, the last reported sales price per share of Celgene common stock was $53.50. On August 4, 2000, the last trading day before the date of this proxy statement/prospectus, the last reported sales price per share of Celgene common stock was $54.25. Because the securities of Signal are not publicly traded, they have no readily ascertainable market value.


Because the market price of Celgene common stock is subject to fluctuation, the market value of the shares of Celgene common stock that holders of Signal capital stock will be entitled to receive pursuant to the merger may increase or decrease prior to and following the merger. The exchange ratio is fixed and will not be adjusted to compensate Signal's shareholders for decreases in the market price of Celgene common stock which could occur prior to the merger becoming effective. WE URGE SHAREHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR CELGENE COMMON STOCK. WE CANNOT ASSURE YOU AS TO THE FUTURE PRICES OR MARKETS FOR CELGENE COMMON STOCK.

Neither  Celgene  nor  Signal  has  paid  any  cash  dividends in the past. Both
Celgene and Signal intend to retain future earnings, if any, to fund the development and growth of their businesses and do not anticipate paying cash dividends in the foreseeable future.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

Each of Signal and Celgene has made forward-looking statements in this proxy statement/ prospectus, and in documents that are incorporated by reference in this proxy statement/prospectus, that are subject to risks and uncertainties. All statements included or incorporated by reference in this proxy statement/prospectus or made by management of Celgene or Signal other than statements of historical fact regarding Celgene, Signal or the combined company are forward-looking statements. Examples of forward-looking statements include statements regarding Celgene's, Signal's or the combined company's future financial results, operating results, product successes, business strategies, projected costs, future products, competitive positions and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "would," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in the "Risk Factors" section of this proxy statement/prospectus. These and many other factors could affect the future financial and operating results of Celgene, Signal or the combined company. These factors could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of Celgene, Signal or the combined company.

            SUMMARY OF CELGENE SELECTED CONSOLIDATED FINANCIAL DATA


The  following  selected  consolidated  financial  information  of  Celgene  and subsidiary is provided to aid your analysis of the financial aspects of the merger. We derived this information from audited consolidated financial statements for the years ended December 31, 1995 through 1999 and from unaudited consolidated financial statements for the three months ended March 31, 2000 and March 31, 1999. This information is only a summary, and you should read it in conjunction with Celgene's historical consolidated financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the annual reports, quarterly reports and other information as included herein and on file with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 122. Celgene's historical share and per share amounts included in this proxy statement/prospectus have been retroactively restated to reflect the three-for-one stock split declared and issued by Celgene on April 14, 2000.


                                                    THREE MONTHS
                                                       ENDED
                                                     MARCH 31,
                                              ------------------------
                                                  2000         1999
                                              ------------ -----------
In thousands, except per share data                 (UNAUDITED)
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Net revenues ................................   $ 11,866    $  4,304
Costs and operating expenses ................     16,546      10,496
Interest income/(expense), net ..............      1,536        (400)
Tax benefit .................................         --          --
                                                --------    --------
Loss from continuing operations .............     (3,144)     (6,592)
 Preferred stock dividend (including
  accretion and imputed dividends) ..........         --          --
                                                --------    --------
Loss from continuing operations
 applicable to common stockholders ..........   $ (3,144)   $ (6,592)
                                                ========    ========
Per share basic and diluted:
 Loss from continuing operations
  applicable to common stockholders .........   $  (0.05)   $  (0.13)
                                                ========    ========


                                                                  YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------------------
                                                  1999         1998         1997         1996         1995
                                              ------------ ------------ ------------ ------------ -----------
In thousands, except per share data
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Net revenues ................................  $  26,210    $   3,801    $   1,122    $     882    $    472
Costs and operating expenses ................     48,865       36,273       26,526       18,924       8,982
Interest income/(expense), net ..............     (2,144)         449          384          984         143
Tax benefit .................................      3,018           --           --           --          --
                                               ---------    ---------    ---------    ---------    --------
Loss from continuing operations .............    (21,781)     (32,023)     (25,020)     (17,058)     (8,367)
 Preferred stock dividend (including
  accretion and imputed dividends) ..........         --           25        1,474        3,791          --
                                               ---------    ---------    ---------    ---------    --------
Loss from continuing operations
 applicable to common stockholders ..........  $ (21,781)   $ (32,048)   $ (26,494)   $ (20,849)   $ (8,367)
                                               =========    =========    =========    =========    ========
Per share basic and diluted:
 Loss from continuing operations
  applicable to common stockholders .........  $   (0.43)   $   (0.66)   $   (0.72)   $   (0.73)   $  (0.35)
                                               =========    =========    =========    =========    ========




                                         MARCH 31,                             DECEMBER 31,
                                         ---------- -------------------------------------------------------------------
                                            2000         1999          1998          1997         1996         1995
                                         ---------- ------------- ------------- ------------- ------------ ------------
                                         (UNAUDITED)
In thousands
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash equivalents, and
 marketable securities ................. $292,365    $   19,527    $    5,124    $   13,583    $  17,815    $  11,713
Total assets ........................... 307,165         32,334        11,928        18,217       20,938       14,211
Convertible debentures ................. --                  --            --            --        2,026        4,592
Convertible notes ...................... 29,243          38,495         8,349            --           --           --
Accumulated deficit .................... (169,538)     (166,394)     (144,613)     (119,521)     (92,599)     (70,989)
Stockholders' equity (deficit) ......... 271,123        (15,709)       (3,733)       15,425       16,065        7,143

        SUMMARY OF SIGNAL PHARMACEUTICALS, INC. SELECTED FINANCIAL DATA


     The following selected financial information of Signal Pharmaceuticals, Inc. is provided to aid your analysis of the financial aspects of the merger. We derived this information from audited financial statements for the years ended December 31, 1995 through 1999 and from unaudited financial statements for the three months ended March 31, 2000 and March 31, 1999. This information is only a summary, and you should read it in conjunction with the Signal Pharmaceuticals, Inc. historical financial statements and related notes which are included herein.



                                                 THREE MONTHS
                                                     ENDED
                                                   MARCH 31,
                                          ---------------------------
                                               2000          1999
                                          ------------- -------------
In thousands, except per share data               (UNAUDITED)
STATEMENTS OF OPERATIONS
 DATA:
 Net revenues ...........................   $   2,671     $   2,923
 Operating expenses .....................       6,204         5,155
 Interest income/(expense), net .........          53            18
                                            ---------     ---------
 Net loss ...............................      (3,480)       (2,214)
 Preferred stock dividend
  (including accretion and
  imputed dividends) ....................          --            --
                                            ---------     ---------
 Net loss applicable to common
  stockholders ..........................   $  (3,480)    $  (2,214)
                                            =========     =========
 Net loss per share applicable to
  common stockholders-basic and
  diluted ...............................   $   (0.98)    $   (0.71)
                                            =========     =========

                                                                 YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------------------
                                               1999          1998          1997          1996          1995
                                          ------------- ------------- ------------- ------------- -------------
In thousands, except per share data
STATEMENTS OF OPERATIONS
 DATA:
 Net revenues ...........................   $  11,748     $  15,414     $   7,579     $   3,933     $     299
 Operating expenses .....................      19,759        20,371        13,128        10,195         7,110
 Interest income/(expense), net .........         155           600          (191)           53           329
                                            ---------     ---------     ---------     ---------     ---------
 Net loss ...............................      (7,856)       (4,357)       (5,740)       (6,209)       (6,482)
 Preferred stock dividend
  (including accretion and
  imputed dividends) ....................         818            --            --            --            --
                                            ---------     ---------     ---------     ---------     ---------
 Net loss applicable to common
  stockholders ..........................   $  (8,674)    $  (4,357)    $  (5,740)    $  (6,209)    $  (6,482)
                                            =========     =========     =========     =========     =========
 Net loss per share applicable to
  common stockholders-basic and
  diluted ...............................   $   (2.64)    $   (1.65)    $   (2.82)    $   (3.69)    $   (4.56)
                                            =========     =========     =========     =========     =========




                                           MARCH 31,                                  DECEMBER 31,
                                         ----------      ----------------------------------------------------------------------
                                             2000            1999           1998          1997          1996           1995
                                         ----------      ------------   -----------   -----------   ------------   ------------
In thousands                              (UNAUDITED)
BALANCE SHEET DATA:
 Cash and cash equivalents,
  and short-term investments .........   $ 6,337       $   9,420      $  12,952     $  20,866     $   5,460      $   4,211
 Total assets ........................   11,650           14,539         19,558        23,838         9,047          6,866
 Long-term obligations under
  capital leases and
  equipment notes payable ............   1,570             1,805          2,460         1,548         2,746            513
 Accumulated deficit .................   (41,257)        (37,776)       (29,102)      (24,745)      (19,005)       (12,796)
 Stockholders' equity ................   3,411             5,983         12,125        15,164         1,512          5,574


          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the merger, using the pooling-of-interests method of accounting.

The pro forma condensed combined financial statements reflect certain assumptions deemed probable by management regarding the proposed merger (e.g., that share information used in the pro forma information approximates actual share information at the Effective Date). No adjustments to the pro forma condensed combined financial information have been made to account for different  possible  results  in  connection  with  the foregoing, as management believes that the impact on such information of the varying outcomes, individually or in the aggregate, would not be materially different.

The unaudited pro forma condensed combined balance sheet as of March 31, 2000 combines the historical consolidated balance sheet of Celgene and the historical balance sheet of Signal, giving effect to the merger as if it had been consummated on March 31, 2000. The unaudited pro forma condensed combined statements of operations combine the historical consolidated statements of operations of Celgene and the historical statements of operations of Signal as if the companies have been combined for all periods presented.

Celgene and Signal estimate that they will incur direct transaction costs of approximately $7.5 million associated with the merger, which will be charged to operations upon consummation of the merger.

Such pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been actually achieved had the merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These pro forma condensed combined financial statements are based upon, and should be read in conjunction with the respective historical consolidated financial statements of Celgene, which are incorporated herein by reference, and the historical financial statements of Signal, which are included elsewhere in this proxy statement/prospectus.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             AS OF MARCH 31, 2000
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                          PRO FORMA     PRO FORMA
                                                                CELGENE       SIGNAL     ADJUSTMENTS    COMBINED
                                                             ------------- ------------ ------------- ------------
                                                                                         (SEE NOTE 3)
ASSETS
Current assets:
  Cash and cash equivalents ................................  $  162,907    $   5,815     $            $  168,722
  Marketable securities available for sale .................     129,458          522                     129,980
  Accounts receivable ......................................       5,689           78                       5,767
  Inventory ................................................       2,615           --                       2,615
  Other current assets .....................................       1,701        1,050                       2,751
                                                              ----------    ---------                  ----------
   Total current assets ....................................     302,370        7,465                     309,835
  Plant and equipment, net .................................       2,436        3,101                       5,537
  Other assets .............................................       2,359        1,084                       3,443
                                                              ----------    ---------                  ----------
   Total assets ............................................  $  307,165    $  11,650     $            $  318,815
                                                              ==========    =========     =========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable .........................................  $    2,573    $     738     $            $    3,311
  Accrued expenses .........................................       4,072        1,388                       5,460
  Accrued merger costs .....................................          --           --         7,500         7,500
  Current portion of capital lease and note obligation .....         145          921                       1,066
  Current portion of deferred revenue ......................          --        3,525                       3,525
                                                              ----------    ---------                  ----------
   Total current liabilities ...............................       6,790        6,572         7,500        20,862
  Capitalized lease and note obligation-net of current
   portion .................................................           9        1,570                       1,579
  Other non-current liabilities ............................          --           97                          97
  Long-term convertible notes ..............................      29,243           --                      29,243
                                                              ----------    ---------                  ----------
   Total liabilities .......................................      36,042        8,239         7,500        51,781
                                                              ----------    ---------     ---------    ----------
Stockholders' equity:
  Preferred stock, $.01 par value per share, 5,000,000
   authorized; none outstanding at March 31, 2000 ..........          --           --            --            --
  Convertible preferred stock, 24,742,639 authorized;
   24,492,639 shares issued and outstanding at March
   31, 2000 ................................................          --       41,331       (41,331)           --
  Common stock, $.01 par value per share, 120,000,000
   authorized; 64,318,539 shares issued and outstanding
   at March 31, 2000 (issued and outstanding 67,971,697
   shares pro forma combined) (see note 3) .................         643           --            37           680
  Common stock, 35,288,708 authorized; 4,569,873 shares
   issued and outstanding at March 31, 2000 ................          --       11,313       (11,313)           --
  Additional paid-in capital (see note 3) ..................     440,389           --        52,607       492,996
  Deferred compensation ....................................          --       (7,843)           --        (7,843)
  Notes receivable from stockholders .......................          --         (133)           --          (133)
  Accumulated deficit ......................................    (169,538)     (41,257)       (7,500)     (218,295)
  Accumulated other comprehensive loss .....................        (371)          --            --          (371)
                                                              ----------    ---------     ---------    ----------
   Total stockholders' equity ..............................     271,123        3,411        (7,500)      267,034
                                                              ----------    ---------     ---------    ----------
   Total liabilities and stockholders' equity ..............  $  307,165    $  11,650     $      --    $  318,815
                                                              ==========    =========     =========    ==========



-----------
See accompanying notes to unaudited pro forma condensed combined financial statements.

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000


                                                                                                PRO FORMA
                                                                        CELGENE     SIGNAL      COMBINED
                                                                        ----------- ----------- -------------
                                                                                                (SEE NOTE 3)
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Product sales .......................................................  $ 11,666    $     --     $ 11,666
  Research contracts ..................................................       200       2,671        2,871
                                                                         --------    --------     --------
   Total revenues .....................................................    11,866       2,671       14,537
Expenses:
  Cost of goods sold ..................................................     1,664          --        1,664
  Research and development ............................................     6,386       5,167       11,553
  Selling, general and administrative .................................     8,496       1,037        9,533
                                                                         --------    --------     --------
   Total expenses .....................................................    16,546       6,204       22,750
Operating loss ........................................................    (4,680)     (3,533)      (8,213)
Other income and expense:
  Interest income .....................................................     2,314         116        2,430
  Interest expense ....................................................       778          63          841
                                                                         --------    --------     --------
Loss from continuing operations .......................................  $ (3,144)   $ (3,480)    $ (6,624)
                                                                         ========    ========     ========
Per share basic and diluted:
  Loss from continuing operations .....................................  $  (0.05)   $  (0.98)    $  (0.11)
                                                                         ========    ========     ========
Weighted average number of shares of common stock outstanding .........    58,706       3,538       62,229
                                                                         ========    ========     ========


See accompanying notes to unaudited pro forma condensed combined financial statements.

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                                                                       PRO FORMA
                                                               CELGENE      SIGNAL      COMBINED
                                                            ------------ ----------- -------------
                                                                                      (SEE NOTE 3)
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Product sales ...........................................  $  24,052    $     --    $   24,052
  Research contracts ......................................      2,158      11,748        13,906
                                                             ---------    --------    ----------
   Total revenues .........................................     26,210      11,748        37,958
Expenses:
  Cost of goods sold ......................................      2,983          --         2,983
  Research and development ................................     19,646      16,748        36,394
  Selling, general and administrative .....................     26,236       3,011        29,247
                                                             ---------    --------    ----------
   Total expenses .........................................     48,865      19,759        68,624
Operating loss ............................................    (22,655)     (8,011)      (30,666)
Other income and expense:
  Interest income .........................................        694         607         1,301
  Interest expense ........................................      2,838         452         3,290
                                                             ---------    --------    ----------
Loss before tax benefit ...................................    (24,799)     (7,856)      (32,655)
Tax benefit ...............................................      3,018          --         3,018
                                                             ---------    --------    ----------
Loss from continuing operations ...........................    (21,781)     (7,856)      (29,637)
  Preferred stock dividend (including accretion and imputed
   dividends) .............................................         --         818           818
                                                             ---------    --------    ----------
Loss from continuing operations applicable to common
  stockholders ............................................  $ (21,781)   $ (8,674)   $  (30,455)
                                                             =========    ========    ==========
Per share basic and diluted:
  Loss from continuing operations applicable to common
   stockholders ...........................................  $   (0.43)   $  (2.64)   $    (0.56)
                                                             =========    ========    ==========
Weighted average number of shares of common stock outstanding   51,036       3,282        54,494
                                                             =========    ========    ==========


See accompanying notes to unaudited pro forma condensed combined financial statements.

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                                                       PRO FORMA
                                                               CELGENE      SIGNAL      COMBINED
                                                            ------------ ----------- -------------
                                                                                      (SEE NOTE 3)
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Product sales ...........................................  $   3,266    $     --     $   3,266
  Research contracts ......................................        535      15,414        15,949
                                                             ---------    --------     ---------
   Total revenues .........................................      3,801      15,414        19,215
Expenses:
  Cost of goods sold ......................................        282          --           282
  Research and development ................................     19,772      15,573        35,345
  Selling, general and administrative .....................     16,219       4,798        21,017
                                                             ---------    --------     ---------
   Total expenses .........................................     36,273      20,371        56,644
Operating loss ............................................    (32,472)     (4,957)      (37,429)
Other income and expense:
  Interest income .........................................        705       1,052         1,757
  Interest expense ........................................        256         452           708
                                                             ---------    --------     ---------
Loss from continuing operations ...........................    (32,023)     (4,357)      (36,380)
  Preferred stock dividend (including accretion and imputed
   dividends) .............................................         25          --            25
                                                             ---------    --------     ---------
Loss from continuing operations applicable to common
  stockholders ............................................  $ (32,048)   $ (4,357)    $ (36,405)
                                                             =========    ========     =========
Per share basic and diluted:
  Loss from continuing operations applicable to common
   stockholders ...........................................  $   (0.66)   $  (1.65)    $   (0.75)
Weighted average number of shares of common stock
  outstanding .............................................     48,480       2,636        48,811
                                                             =========    ========     =========


See accompanying notes to unaudited pro forma condensed combined financial statements.

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997


                                                                                       PRO FORMA
                                                               CELGENE      SIGNAL      COMBINED
                                                            ------------ ----------- -------------
                                                                                      (SEE NOTE 3)
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Product sales ...........................................  $      --    $     --     $      --
  Research contracts ......................................      1,122       7,579         8,701
                                                             ---------    --------     ---------
   Total revenues .........................................      1,122       7,579         8,701
Expenses:
  Cost of goods sold ......................................         --          --            --
  Research and development ................................     17,380      10,337        27,717
  Selling, general and administrative .....................      9,146       2,791        11,937
                                                             ---------    --------     ---------
   Total expenses .........................................     26,526      13,128        39,654
Operating loss ............................................    (25,404)     (5,549)      (30,953)
Other income and expense:
  Interest income .........................................        496         326           822
  Interest expense ........................................        112         517           629
                                                             ---------    --------     ---------
Loss from continuing operations ...........................    (25,020)     (5,740)      (30,760)
  Preferred stock dividend (including accretion and imputed
   dividends) .............................................      1,474          --         1,474
                                                             ---------    --------     ---------
Loss from continuing operations applicable to common
  stockholders ............................................  $ (26,494)   $ (5,740)    $ (32,234)
                                                             =========    ========     =========
Per share basic and diluted:
  Loss from continuing operations applicable to common
   stockholders ...........................................  $   (0.72)   $  (2.82)    $   (0.87)
                                                             =========    ========     =========
Weighted average number of shares of common stock
  outstanding .............................................     36,645       2,032        36,900
                                                             =========    ========     =========


See accompanying notes to unaudited pro forma condensed combined financial statements.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION


     The merger agreement provides that each outstanding share of Signal common stock (including shares of Signal preferred stock which will be converted into Signal common stock on a one-for-one basis immediately before the merger), other than shares owned by holders who are exercising dissenters' rights under California law, will be converted into the right to receive 0.1257 of a share of Celgene common stock, par value $.01 per share in a tax-free transaction. Also, the merger agreement provides that each option and warrant to purchase Signal common stock or preferred stock will be converted into an option or warrant to acquire Celgene common stock based on the aforementioned exchange ratio. Based on Signal options and warrants outstanding as of July 31, 2000, Celgene would issue options and warrants to purchase approximately 450,000 shares of Celgene common stock. In connection with the merger agreement, it is anticipated that certain former non-employee directors of Signal, who hold unvested Signal options which would convert into approximately 40,000 Celgene options, will enter into consulting agreements with Signal to provide services to Signal to be effective upon the consummation of the merger. As a result, Celgene will be required to record compensation expense relative to the fair value of such options which will be recognized over the remaining vesting period. The merger is expected to be completed later this year. It is intended to be accounted for under the pooling-of-interests method and, accordingly, financial statements of the combined company will include Celgene's historical consolidated financial statements restated to include the historical financial statements of Signal. The merger is subject to customary closing conditions, including regulatory approval.


2. ACCOUNTING POLICIES AND FINANCIAL STATEMENT CLASSIFICATIONS

Upon consummation of the merger, Celgene and Signal will review their accounting policies and financial statement classifications. As a result of that review, it may become necessary to restate the combined entity's financial statements to conform to those accounting policies and classifications that are determined to be more appropriate.

3. PRO FORMA ADJUSTMENTS


Adjustments to preferred stock, common stock, and additional paid-in-capital in the unaudited pro forma condensed combined balance sheet at March 31, 2000 reflect the conversion of Signal's preferred shares to common shares just prior to the merger and the issuance of Celgene's common stock in exchange for Signal's common shares at the exchange ratio described in footnote 1. These amounts were determined by multiplying Signal's outstanding preferred and common shares at March 31, 2000 by the exchange ratio of 0.1257. The number of shares to be issued at completion of the merger will be based on the actual number of common and preferred shares of Signal outstanding at that time. In addition, Celgene's historical common shares issued and outstanding at March 31, 2000 was adjusted in the unaudited pro forma condensed combined balance sheet to reflect Celgene's three-for-one stock split declared and issued on April 14, 2000. Celgene's historical share and per share amounts in the unaudited pro forma condensed combined statements of operations and the accompanying notes thereto have been retroactively restated to reflect the three-for-one stock split.


Celgene and Signal estimate that they will incur direct transaction costs of approximately $7.5 million associated with the merger consisting of transaction fees for financial advisors, attorneys, accountants, financial printing and other related charges. These nonrecurring transaction costs will be charged to operations upon consummation of the merger. The unaudited pro forma condensed combined balance sheet gives effect to the estimated direct transaction costs by an increase to accumulated deficit and accrued merger costs. The estimated direct transaction costs are not reflected in the unaudited pro forma condensed combined statements of operations.


The pro forma combined basic and diluted earnings per share presented for the years ended December 31, 1998 and 1997 are based on the combined basic and diluted weighted average common shares of Celgene and Signal for each respective period. The historical basic and diluted weighted average common shares for Signal were converted at the exchange ratio of 0.1257 of a share of Celgene common stock for each Signal common stock outstanding.

                         NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS - (CONTINUED)
3. PRO FORMA ADJUSTMENTS - (CONTINUED)

The following table reconciles the numbers of shares used in the pro forma combined per share computations to the numbers set forth in Celgene's and Signal's historical statements of operations:


                                                   YEARS ENDED DECEMBER 31,
                                                   -------------------------
                                                       1998          1997
                                                   -----------   -----------
Shares used in per share calculation
 (in thousands, except estimated exchange ratio)
Historical -- Celgene ..........................      48,480        36,645
Historical -- Signal ...........................       2,636         2,032
Estimated exchange ratio .......................       0.1257        0.1257
                                                      -------       -------
                                                         331           255
Pro forma combined .............................      48,811        36,900
                                                      =======       =======



Conversion of the Signal convertible preferred stock outstanding was not assumed for purposes of calculating the above pro forma combined per share amounts because the effect would be anti-dilutive.

     The pro forma combined basic and diluted earnings per share presented for the three months ended March 31, 2000 and the year ended December 31, 1999 are based on the assumption that the merger was completed on January 1, 1999. Accordingly, the calculation of the weighted average number of shares of common stock outstanding for these periods assume conversion of Signal preferred stock into common stock as of January 1, 1999 or the date of issuance of such preferred stock if later. The following table reconciles the numbers of shares used in the pro forma combined per share computations to the numbers set forth in Celgene's and Signal's historical statements of operations:



                                                       THREE MONTHS          YEAR ENDED
                                                   ENDED MARCH 31, 2000   DECEMBER 31, 1999
                                                  ---------------------- ------------------
Shares used in per share calculation
 (in thousands, except estimated exchange ratio)
Historical -- Celgene ...........................         58,706               51,036
Historical -- Signal ............................          3,538                3,282
Estimated exchange ratio ........................          0.1257               0.1257
                                                          -------              -------
                                                             445                  413
Assumed conversion of Signal preferred stock to
 Signal common stock on a weighted average basis          24,492               24,223
Estimated exchange ratio ........................          0.1257               0.1257
                                                          -------              -------
                                                           3,078                3,045
                                                          -------              -------
Pro forma combined ..............................         62,229               54,494
                                                          =======              =======


4. FORWARD-LOOKING STATEMENTS

The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate," and similar expressions. These forward-looking statements are based largely on management's expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither Celgene nor Signal undertake any obligation to update publicly or revise any forward-looking statements. For a more complete discussion of the risks and uncertainties which may affect such forward-looking statements, please refer to the section entitled "Forward-Looking Statements."

                                  RISK FACTORS

In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, Signal shareholders should consider the following risk factors before they decide whether or not to vote in favor of the approval and adoption of the merger agreement, approval of the principal terms of the merger and conversion of the outstanding shares of preferred stock into shares of common stock. All share amounts of Celgene have been adjusted to reflect the three-for-one stock split declared by Celgene and issued on April 14, 2000.

                         RISKS RELATING TO THE MERGER

FAILURE   TO   REALIZE  THE  BENEFITS  OF  INTEGRATING  CELGENE'S  AND  SIGNAL'S
BUSINESSES, OPERATIONS AND PERSONNEL COULD DIMINISH THE EXPECTED BENEFITS OF THE MERGER.

Achieving the expected benefits of the merger will depend in large part on the successful integration of Celgene's and Signal's businesses, operations and personnel in a timely and efficient manner. Celgene will need to integrate the information systems, product development, administration and other organizations of the two companies and the geographical distance between Celgene's facilities in Warren, New Jersey, and Signal's facilities in San Diego, California. This will be difficult and unpredictable because of possible cultural conflicts and different opinions on technical, operational and other integration decisions. Celgene will also need to integrate the employees of the two companies. Celgene or Signal may experience disruption in its employee base as a result of uncertainty in connection with the merger. There is also a risk that key employees of Signal may seek employment elsewhere, including with competitors. The operations, management and personnel of the two companies may not be compatible, and Celgene or Signal may also experience the loss of key personnel for that reason.

The diversion of management attention and any difficulties or delays encountered in the transition and integration process could have a material adverse effect on the combined company's business, financial condition and operating results.

Celgene expects to incur costs from integrating Signal's operations and personnel. These costs may be substantial and may include costs for:

o employee redeployment or severance; and

o conversion of information systems.

Celgene and Signal cannot assure you that they will be successful in these integration efforts or that Celgene will realize the expected benefits of the merger.

SIGNAL SHAREHOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF CELGENE COMMON STOCK IN THE MERGER, NOT A FIXED VALUE.

Upon  completion  of  the  merger,  each  of  your shares will be converted into
0.1257 of a share of Celgene common stock. Since the exchange ratio is fixed, the number of shares that Signal shareholders will receive in the merger will not change, even if the market price of Celgene common stock changes. There will be no adjustment of the exchange ratio or termination of the merger based solely on fluctuations in the price of Celgene common stock. The market price of Celgene common stock is subject to fluctuation. These market fluctuations may cause a decline in the market price of Celgene common stock. The market price of Celgene common stock upon and after completion of the merger could be lower than the market price on the date of the merger agreement or the current market price. Signal shareholders should obtain recent market quotations of Celgene common stock before they vote on the merger.

IF THE MERGER AGREEMENT IS TERMINATED UNDER SPECIFIED CIRCUMSTANCES, SIGNAL MAY HAVE TO PAY A SUBSTANTIAL BREAK-UP FEE OR LIQUIDATED DAMAGES TO CELGENE.

The merger agreement provides that if Signal's board withdraws its recommendation that shareholders vote for the merger or solicits or recommends another acquisition transaction with a third party, Signal will be required to pay Celgene a termination fee of $10,000,000. If the merger is not completed by December 31, 2000 and Celgene terminates the merger agreement, or if Signal shareholders do not approve the merger, then Signal will also be required to pay Celgene a termination fee of $10,000,000 if Signal signs or completes another acquisition transaction with a third party within one year. In addition, if Signal or Celgene terminates the merger agreement because of any material breach by the other of any representation, warranty or covenant under the merger agreement, the breaching party will be required to pay the other party $5,000,000.



                           RISKS RELATING TO CELGENE

In addition to other information in this proxy statement/prospectus, you should carefully consider the following risk factors in evaluating Celgene's business.



RISKS ASSOCIATED WITH INVESTING IN CELGENE COMMON STOCK


THE PRICE OF CELGENE COMMON STOCK HAS EXPERIENCED SUBSTANTIAL VOLATILITY AND MAY CONTINUE TO DO SO IN THE FUTURE.

There has been significant volatility in the market prices for publicly traded shares of pharmaceutical companies, including Celgene. In 1999, the price of Celgene's common stock fluctuated from a low of $3.833 to a high of $24.208. On July 20, 2000, Celgene's common stock closed at a price of $49.125. The price of Celgene's common stock may not remain at or exceed current levels. The following factors may cause the market price of Celgene's common stock to decline:

o announcements of technical or product developments by Celgene or its competitors;

o market conditions for pharmaceutical and biotechnology stocks;

o market conditions generally;

o governmental regulation;

o healthcare legislation;

o public announcements regarding medical advances in the treatment of the disease states that Celgene is targeting;

o patent or proprietary rights developments;

o changes in third-party reimbursement policies for Celgene's products;

o fluctuations in Celgene's operating results;

o unsuccessful clinical trials; or

o public announcement of the merger.


THE NUMBER OF SHARES OF CELGENE COMMON STOCK ELIGIBLE FOR FUTURE SALE COULD CAUSE THE MARKET PRICE OF ITS COMMON STOCK TO DECLINE.


Future sales of substantial amounts of Celgene's common stock could cause the market price of its common stock to decline. As of July 31, 2000, there were outstanding stock options for 7,389,920 shares of common stock, of which 3,091,552 were currently exercisable, and warrants either outstanding or issuable upon demand that are exercisable for 1,571,067 shares of common stock. In addition, as part of the merger, Celgene will be assuming 3,106,693 outstanding options and 475,000 outstanding warrants of Signal which will convert into 390,511 outstanding options and 59,707 outstanding warrants for shares of Celgene common stock. Moreover, as of July 31, 2000, the 9.25% convertible notes issued on September 16, 1998 can be converted into 2,386,389 shares of common stock, the 9.0% convertible notes issued on January 20, 1999 can be converted into 285,801 shares of common stock and the 9.0% convertible notes issued on July 6, 1999 can be converted into 1,578,876 shares of common stock.

CELGENE MAY ISSUE ADDITIONAL EQUITY SECURITIES, WHICH WOULD LEAD TO DILUTION OF YOUR OWNERSHIP INTEREST.

Celgene may seek to raise capital from an offering of senior and subordinated debt securities, common stock, preferred stock or a combination thereof, at such times and in such amounts as Celgene deems appropriate. These securities may be used to acquire technology, products, product rights and businesses, among other purposes. The issuance of additional equity securities or securities convertible into equity securities for these or other purposes would result in dilution of existing stockholders' equity interests in Celgene.


CELGENE'S SHAREHOLDER RIGHTS PLAN AND CERTAIN CHARTER AND BY-LAW PROVISIONS MAY DETER A THIRD PARTY FROM ACQUIRING IT.

Celgene's board of directors has adopted a shareholder rights plan, the purpose of which is to protect stockholders against unsolicited attempts to acquire control of Celgene that do not offer a fair price to all of its stockholders. The rights plan may have the effect of dissuading a potential acquiror from making an offer for Celgene's common stock at a price that represents a premium to the then current trading price.

Celgene's board of directors has the authority to issue, at any time, without further stockholder approval, up to 5,000,000 shares of preferred stock, and to determine the price, rights, privileges and preferences of those shares. Any issuance of preferred stock could discourage a third party from acquiring a majority of Celgene's outstanding voting stock. Additionally, Celgene's board of directors has adopted certain amendments to its by-laws intended to strengthen its board's position in the event of a hostile takeover attempt.

Furthermore, Celgene is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law, which may also dissuade a potential acquiror of its common stock.


RISKS ASSOCIATED WITH INVESTING IN THE BUSINESS OF CELGENE.

IF CELGENE IS UNSUCCESSFUL IN DEVELOPING AND COMMERCIALIZING ITS PRODUCTS, ITS BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

Many of Celgene's products and processes are in the early or mid-stages of development and will require the commitment of substantial resources, extensive research, development, preclinical testing, clinical trials, manufacturing scale-up and regulatory approval prior to being ready for sale. Celgene has not yet sold any of its products other than THALOMID(Reg. TM). All of its other products will require further development, clinical testing and regulatory approvals, and Celgene cannot assure you that commercially viable products will result from these efforts. If any of Celgene's products, even if developed and approved, cannot be successfully commercialized, Celgene's business, financial condition and results of operations could be materially adversely affected.


DURING THE NEXT SEVERAL YEARS, CELGENE WILL BE VERY DEPENDENT ON THE COMMERCIAL SUCCESS OF THALOMID.

At Celgene's present level of operations, it may not be able to attain profitability if physicians prescribe THALOMID only for those who are diagnosed with erythema nodosum leprosum, or ENL. Under current regulations of the U.S. Food and Drug Administration, or FDA, Celgene is precluded from promoting THALOMID outside this approved use. The market for the use of THALOMID in patients suffering from ENL is relatively small. Celgene has initiated clinical studies to examine whether or not THALOMID is effective and safe when used to treat disorders other than ENL, but Celgene does not know whether these studies will in fact demonstrate safety and efficacy, or if they do, whether Celgene will succeed in receiving regulatory clearance to market THALOMID for additional indications. If the results of these studies are negative, or if adverse experiences are reported in these clinical studies or otherwise in connection with the use of THALOMID by patients, this could undermine physician and patient comfort with the product, could limit the commercial success of the product and could even impact the acceptance of THALOMID in the ENL market. FDA regulations restrict Celgene's ability to communicate the results of additional clinical studies to patients and physicians without first obtaining approval from the FDA to expand the authorized uses for this product.

IF CELGENE'S PRODUCTS ARE NOT ACCEPTED BY THE MARKET, ITS BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

Celgene cannot assure you that those of Celgene's products that receive regulatory clearance, including THALOMID, or those products for which no regulatory clearance, is required, will achieve market acceptance. A number of factors render the degree of market acceptance of its products uncertain, including the extent to which Celgene can demonstrate the products' efficacy, safety and advantages, if any, over competing products, as well as the reimbursement policies of third party payors, such as government and private insurance plans. Failure of Celgene's products to achieve market acceptance would have a material adverse effect on its business, financial condition and results of operations.


CELGENE FACES A RISK OF PRODUCT LIABILITY CLAIMS AND MAY NOT BE ABLE TO OBTAIN INSURANCE.

Celgene may be subject to product liability or other claims based on allegations that the use of its technology or products has resulted in adverse effects, whether by participants in its clinical trials or by patients using its products. Thalidomide, when used by pregnant women, has resulted in serious birth defects. Therefore, necessary and strict precautions must be taken by physicians prescribing the drug to women with childbearing potential, and Celgene cannot assure you that such precautions will be observed in all cases or, if observed, will be effective. Use of thalidomide has also been associated, in a limited number of cases, with other side effects, including nerve damage. Although Celgene has product liability insurance that it believes is appropriate, Celgene cannot assure you that it will be able to obtain additional coverage if required, or that such coverage will be adequate to protect Celgene in the event claims are asserted against it. Celgene's obligation to defend against or pay any product liability or other claim may have a material adverse effect on its business, financial condition and results of operations.


CELGENE HAS A HISTORY OF OPERATING LOSSES AND AN ACCUMULATED DEFICIT AND MAY NEED TO SEEK ADDITIONAL FUNDING.

Celgene  has  sustained  losses  in  each  year since its incorporation in 1986.
Celgene sustained net losses of $21.8 million and $25.1 million for the years ended December 31, 1999 and 1998, respectively, and $3.1 million for the three months ended March 31, 2000. Celgene had an accumulated deficit of $166.4 million and $144.6 million at December 31, 1999 and 1998, respectively, and
$169.5 million at March 31, 2000. Celgene expects to make substantial expenditures to further develop and commercialize its products, and, based on these expenditures, it is probable that losses will continue for at least the next six months or longer depending on when the merger is completed. Celgene expects that its rate of spending will accelerate as the result of increased clinical trial costs and expenses associated with regulatory approval and commercialization of products now in development. In order to fund its future operations, Celgene may seek additional capital. Celgene may not be able to raise additional capital on reasonable terms, or at all. Celgene cannot assure you, assuming it successfully raises additional funds, that Celgene will achieve profitability or positive cash flow.


CELGENE MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN ITS QUARTERLY OPERATING RESULTS.

Celgene has historically experienced, and expects to continue for the foreseeable future to experience, significant fluctuations in its quarterly operating results. These fluctuations are due to a number of factors, many of which are outside its control, and may result in volatility of its stock price. Future operating results will depend on many factors, including:

o demand for its products;

o regulatory approvals for its products;

o the timing of the introduction and market acceptance of new products by Celgene or competing companies;

o the timing of certain research and development milestones; and

o Celgene's ability to control its costs.

CELGENE HAS NO MANUFACTURING CAPABILITIES AND IS DEPENDENT ON ONE SUPPLIER FOR THE RAW MATERIAL AND ONE MANUFACTURER FOR THE FORMULATION AND ENCAPSULATION OF THALOMID.

Celgene currently has no experience in, or its own facilities for, manufacturing any products on a commercial scale. Currently, Celgene obtains all of its bulk drug material for THALOMID from a single supplier and relies on a single manufacturer to formulate and encapsulate THALOMID. The FDA requires that all suppliers of pharmaceutical bulk material and all manufacturers of pharmaceuticals for sale in or from the United States achieve and maintain compliance with the FDA's current Good Manufacturing Practice, or cGMP, regulations and guidelines. If the operations of the sole supplier or the sole manufacturer were to become unavailable for any reason, the required FDA review and approval of the operations of a new supplier or new manufacturer could cause a delay in the manufacture of THALOMID which could have a material adverse effect on Celgene's business, financial condition and results of operations. Celgene intends to continue to utilize outside manufacturers if and when needed to produce its other products on a commercial scale. If outside manufacturers do not meet its requirements for quality, quantity or timeliness, or do not achieve and maintain compliance with all applicable regulations, Celgene's business, financial condition and results of operations could be materially adversely affected.


CELGENE HAS LIMITED MARKETING AND DISTRIBUTION CAPABILITIES.

Although Celgene has an 80-person sales and commercialization group to sell THALOMID, it may be required to seek a corporate partner to provide marketing services with respect to its other products. Any delay in developing these resources could have a material adverse impact on its results of operations. Celgene has contracted with a specialty distributor to distribute THALOMID. Failure of this specialty distributor to perform its obligations could have a material adverse effect on Celgene's business, financial condition and results of operations.


CELGENE IS DEPENDENT ON COLLABORATIONS AND LICENSES WITH THIRD PARTIES.

Celgene's ability to fully commercialize its products, if developed, may depend to some extent upon joint ventures or other arrangements with established pharmaceutical companies with the requisite experience and financial and other resources to obtain regulatory approvals and to manufacture and market such products. Accordingly, Celgene's success may depend, in part, upon the subsequent success of such third parties in performing preclinical and clinical trials, obtaining the requisite regulatory approvals, scaling up manufacturing, successfully commercializing the licensed product candidates and otherwise performing their obligations to Celgene. Celgene cannot assure you that:

o Celgene will be able to enter into joint ventures or other arrangements on acceptable terms, if at all;

o Celgene's joint ventures or other arrangements will be successful;

o Celgene's joint ventures or other arrangements will lead to the successful development and commercialization of any products;

o Celgene will be able to obtain or maintain proprietary rights or licenses to any technology or products developed in connection with its joint ventures or other arrangements; or

o Celgene will be able to preserve the confidentiality of any proprietary rights or information developed in connection with its joint ventures or other arrangements.


THE HAZARDOUS MATERIALS CELGENE USES IN ITS RESEARCH AND DEVELOPMENT COULD RESULT IN SIGNIFICANT LIABILITIES WHICH COULD EXCEED ITS INSURANCE COVERAGE AND FINANCIAL RESOURCES.

Celgene   uses   some  hazardous  materials  in  its  research  and  development activities. While Celgene believes that it is currently in substantial compliance with the federal, state and local laws and regulations governing the use of these materials, it cannot assure you that accidental injury or contamination will not occur. Any such accident or contamination could result in substantial liabilities, which could exceed Celgene's insurance coverage and financial resources. Additionally, Celgene cannot assure you that the cost of compliance with environmental and safety laws and regulations will not increase in the future.

          RISKS RELATING TO INVESTING IN THE PHARMACEUTICAL INDUSTRY


THE   PHARMACEUTICAL  AND  AGROCHEMICAL  INDUSTRIES  ARE  SUBJECT  TO  EXTENSIVE
GOVERNMENT REGULATION AND THERE IS NO ASSURANCE OF REGULATORY APPROVAL.

The preclinical development, clinical trials, manufacturing, marketing and labeling of pharmaceuticals are all subject to extensive regulation by numerous governmental authorities and agencies in the United States and other countries. Celgene cannot assure you that the combined company will be able to obtain the necessary approvals required to market its products in any of these markets. The testing, marketing and manufacturing of its products will require marketing clearance from one or more of the following named governmental agencies, the FDA and, in some cases, from the U.S. Environmental Protection Agency, or the EPA, and the U.S. Department of Agriculture, or the USDA, as well as governmental authorities outside of the United States which perform similar roles. Certain of the combined company's pharmaceutical products in development also fall under the Controlled Substances Act of 1970, or the CSA, which requires authorization by the U.S. Drug Enforcement Administration, or the DEA, of the U.S. Department of Justice in order to handle and distribute these products. It is not possible to predict how long the approval processes of the FDA, EPA, DEA or any other applicable federal, state or foreign regulatory authority or agency for any of the combined company's products will take or whether any such approvals ultimately will be granted. Positive results in preclinical testing and/or early phases of clinical studies are no assurance of success in later phases of the approval process. Risks associated with the regulatory approval process include:

o in general, preclinical tests and clinical trials can take many years, and require the expenditure of substantial resources, and the data obtained from these tests and trials can be susceptible to varying interpretation that could delay, limit or prevent regulatory clearance;

o delays or rejections may be encountered during any stage of the regulatory approval process based upon the failure of the clinical or other data to demonstrate compliance with, or upon the failure of the product to meet, a regulatory agency's requirements for safety, efficacy and quality or, in the case of a product seeking an orphan drug indication, because another designee received clearance first;

o requirements for clearance may become more stringent due to changes in regulatory agency policy, or the adoption of new regulations or legislation;

o the scope of any regulatory clearance, when obtained, may significantly limit the indicated uses for which a product may be marketed;

o drugs and agrochemicals, as well as their manufacturers, are subject to continuing and on-going review after marketing clearance, and discovery of previously unknown problems with these products may result in restrictions on their manufacture, sale or use or in their withdrawal from the market; and

o regulatory authorities and agencies may promulgate additional regulations restricting the sale of existing and proposed products.

Once a product receives marketing clearance, Celgene cannot guarantee that the FDA will permit the combined company to market that product for broader or different applications, or that it will grant the combined company clearance with respect to separate product applications which represent extensions of the basic technology, or that existing clearances will not be withdrawn or modified in a significant manner. In addition, it is possible that the FDA will promulgate additional regulations restricting the sale of the combined company's present or proposed products.

Labeling and promotional activities are subject to scrutiny by the FDA and state regulatory agencies and, in some circumstances, by the Federal Trade Commission. FDA enforcement policy prohibits the marketing of approved products for unapproved, or off-label, uses. These regulations, and the FDA's interpretation of them, may impair the combined company's ability to effectively market THALOMID or other products which gain marketing clearance. The FDA actively enforces regulations and policies prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained. Failure to comply with these requirements can result in regulatory enforcement action by the FDA. The FDA is aware that physicians prescribe THALOMID for off-label uses and on April 21, 2000 Celgene received an FDA Warning Letter regarding off-label promotion.
Celgene has responded to the FDA and believes it has taken all actions necessary to insure that THALOMID is properly and safely commercialized. FDA clearance of THALOMID requires that Celgene distribute it under the rigid standards of its S.T.E.P.S. program in order to maintain such clearances.

Delays in obtaining, or the failure to obtain and maintain, necessary approvals from the FDA, EPA, DEA or other applicable regulatory authorities or agencies for the combined company's proprietary products or regulatory enforcement actions by FDA concerning its marketing practices would have a material adverse effect on its business, financial condition and results of operations.


THE COMBINED COMPANY MAY NOT BE ABLE TO PROTECT ITS INTELLECTUAL PROPERTY.

The combined company's success will depend, in part, on its ability to obtain and enforce patents, protect trade secrets, obtain licenses to technology owned by third parties, when necessary, and conduct its business without infringing upon the proprietary rights of others. The patent positions of pharmaceutical firms, including the combined company's, can be uncertain and involve complex legal and factual questions. In addition, the coverage sought in a patent application may not be obtained or may be significantly reduced before the patent is issued. Consequently, Celgene does not know whether any of the combined company's pending applications, or any pending application the company has licensed in from third parties, will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or commercial advantage. Since, under the current patent laws, patent applications in the United States are maintained in secrecy until patents issue, and since publications of discoveries in the scientific and patent literature often lag behind actual discoveries, the combined company cannot be certain that it was, or that the third parties from whom it has licensed patents or patent applications were, the first to make the inventions covered by the patents and patent applications in which the combined company has rights, or that such patents and patent applications were the first to be filed on such inventions. In the event that a third party has also filed a patent application for any of the inventions described in the combined company's patents or patent applications, or those it has licensed-in, the combined company could become involved in an interference proceeding declared by the United States Patent and Trademark Office to determine priority of invention. Such an interference could result in the loss of a United States patent or loss of any opportunity to secure United States patent protection for that invention. Even if the eventual outcome is favorable to the combined company, such interference proceedings could result in substantial cost to Celgene. Moreover, different countries have different procedures for obtaining patents, and patents issued in different countries provide different degrees of protection against the use of a patented invention by others. There can be no assurance, therefore, that the issuance to the combined company or its licensor, in a given country, of a patent covering an invention will be followed by the issuance, in other countries, of patents covering the same invention, or that any judicial interpretation of the validity, enforceability or scope of the claims in a patent issued in one country will be similar to the judicial interpretation given to the corresponding patent issued in another country. Furthermore, even if the combined company's patents, or those it has license in, are found valid and enforceable, there can be no assurance that competitors will not be able to design around such patents and compete with us using the resulting alternative technology. If any of the combined company's issued or licensed patents are infringed, we cannot guarantee that the combined company will be successful in enforcing its intellectual property rights. Moreover, Celgene cannot assure you that the combined company can successfully defend against any patent infringement suit that may be brought against it by a third party. Patent infringement lawsuits in the pharmaceutical and biotechnology industries can be complex, lengthy and costly to both parties. An adverse outcome in such a litigation could cause the combined company to lose exclusivity relating to the subject matter delineated by such patent claims and may have a material adverse effect on our business. If a third party is found to have rights covering products or processes used by the combined company, we could be forced to cease using these products or processes, subject to significant liabilities to such third party and/or required to license technologies from such third party. Further, the combined company relies upon unpatented proprietary and trade secret technology that it tries to protect, in part, by confidentiality agreements with its collaborative partners, employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. Celgene cannot assure you that these agreements will not be breached or that the combined company would have adequate remedies for any such breach. Celgene cannot assure you that, despite precautions taken by the combined company, others have not and will not obtain access to its proprietary technology or that such technology will not be found to be non-proprietary or not a trade secret. The combined company's right to practice the inventions claimed in some patents which relate to THALOMID arises under licenses granted to Celgene by others, including The Rockefeller University and EntreMed, Inc. While Celgene believes these agreements to be valid and enforceable, Celgene cannot assure you that the combined company's rights under these agreements will continue or that disputes concerning these agreement will not arise. In addition, certain of the grants contained in the licenses granted to Celgene depend upon the validity and enforceability of other agreements to which Celgene is not a party.


THE PHARMACEUTICAL AND AGROCHEMICAL INDUSTRIES ARE HIGHLY COMPETITIVE AND SUBJECT TO RAPID AND SIGNIFICANT TECHNOLOGICAL CHANGE.

The pharmaceutical and agrochemical industries in which Celgene operates, and the combined company will operate, are highly competitive and subject to rapid and significant technological change. The combined company's present and potential competitors include major chemical and pharmaceutical companies, as well as specialized pharmaceutical firms. Most of these companies have considerably greater financial, technical and marketing resources than the combined company. The combined company also experiences competition from universities and other research institutions and, in some instances, competes with others in acquiring technology from these sources. The pharmaceutical and agrochemical industries have undergone, and are expected to continue to undergo, rapid and significant technological change, and we expect competition to intensify as technical advances in each field are made and become more widely known. The development of products or processes with significant advantages over those that the combined company is seeking to develop could have a material adverse effect on its business, financial condition and results of operations.


SALES   OF   THE  COMBINED  COMPANY'S  PRODUCTS  ARE  DEPENDENT  ON  THIRD-PARTY
REIMBURSEMENT.

Sales of the combined company's products will depend, in part, on the extent to which the costs of its products will be paid by health maintenance, managed care, pharmacy benefit and similar health care management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. These health care management organizations and third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of health care costs has become a priority of federal and state governments, and the prices of drugs have been targeted in this effort. We cannot assure you that the combined company's products will be considered cost effective by payors, that reimbursement will be available or, if available, that the level of reimbursement will be sufficient to allow the combined company to sell its products on a profitable basis.


                      RISKS RELATING TO SIGNAL'S BUSINESS

If the merger is approved and the merger agreement adopted, Signal will become a wholly-owned subsidiary of Celgene. You should review the following risk factors relating to Signal's business, since any negative factors affecting Signal after the merger could affect Celgene's financial condition and could cause the market price of Celgene's common stock to decline.

IF SIGNAL CONTINUES TO INCUR OPERATING LOSSES FOR LONGER THAN IT ANTICIPATES, IT MAY NEVER BE PROFITABLE

Signal has generated operating losses since its inception in 1992 and as of March 31, 2000 had an accumulated deficit of approximately $41.3 million. Signal expects to continue to incur significant operating losses for the foreseeable future as it continues to incur increasing costs related to research and development, expansion of its operations and initiation of clinical trials. Payments, if any, from Signal's corporate collaborators, interest income and governmental grants are expected to be its only sources of revenue for the foreseeable future. As of March 31, 2000, Signal has not received any significant milestone revenue and has received license fees and research and development payments of $43.3 million. Revenue from commercial sales of products based upon any drug target or drug lead that Signal may identify is not expected for a number of years, if at all. Any such revenue will depend on Signal's ability, alone or with others, to successfully research, develop, obtain regulatory clearance for, manufacture and market its products under development. The extent of Signal's future losses may exceed its expectations and jeopardize its ability to become a profitable business.


BECAUSE SIGNAL'S DRUG CANDIDATES ARE AT AN EARLY STAGE OF DEVELOPMENT, THERE IS A HIGH RISK OF FAILURE.

Signal has no products that have received regulatory clearance for commercial sale. In addition, Signal has no compounds in human testing, referred to as clinical trials. All of its compounds are in the research or preclinical development stage, and Signal faces the risks of failure inherent in researching and developing drugs based on new technologies. None of Signal's compounds may ever enter clinical trials, be commercialized or generate revenue in the future.


THE DRUG DISCOVERY AND DEVELOPMENT PROCESS IS HIGHLY SPECULATIVE AND SIGNAL, OR ITS COLLABORATORS WORKING WITH SIGNAL, MAY NEVER CREATE A COMMERCIAL DRUG.

The discovery and development of new drugs is highly uncertain and subject to a number of significant risks that could prevent Signal or its collaborators from ever creating a commercial drug. Drug leads and drug candidates that appear to be promising at early stages of development may not enter clinical development or reach the market for a number of reasons, including the possibilities that the drug leads and drug candidates will:

o be found ineffective or cause harmful side effects during preclinical testing or clinical trials;

o fail to receive necessary regulatory clearance;

o be difficult or expensive to manufacture on a commercial scale; or

o fail to generate market demand.

Signal's  current  and  potential  discoveries  of  the gene regulating pathways
associated   with   specific  diseases  may  not  lead  to  the  development  or commercialization of drugs.

To   date,   none   of   the  compounds  generated  by  Signal  or  through  its
collaborations has been approved for clinical testing. None may ever be submitted for clinical testing. If Signal identifies any potential products, either independently or through its collaborations, they will face the following risks:

o its discovery and development programs may not be successfully initiated or completed;

o any IND Signal files may not be accepted by the FDA or other applicable regulatory authorities;

o clinical trials may not commence or be completed as planned;

o required regulatory clearance may not be obtained on a timely basis, if at all; or

o any products for which clearance is obtained may not be commercially successful.

In addition, success in preclinical testing and early stage clinical trials does not ensure that later clinical trials will be successful.


IF  SIGNAL  CANNOT  MAINTAIN  ITS CURRENT CORPORATE COLLABORATIONS OR ENTER INTO
NEW   CORPORATE  COLLABORATIONS,  SIGNAL  MAY  NEVER  DEVELOP  OR  COMMERCIALIZE
PRODUCTS OR ACHIEVE PROFITABILITY.

Signal relies, to a significant extent, on its corporate collaborators to provide funding that supports its research and to conduct some research, preclinical and clinical development, manufacturing and marketing. As of March 31, 2000, approximately 90% of the revenue that Signal has received has been from its collaborations. Signal expects that a similar percentage of its revenue for the foreseeable future will be generated by collaborations. If any of Signal's corporate collaborators were to breach or terminate their agreement with Signal or otherwise fail to conduct their collaborative activities successfully and in a timely manner, the preclinical or clinical development or commercialization of the affected drug candidates or research programs could be delayed or terminated. In addition, Signal expects to rely on its corporate collaborators for commercialization of some of Signal's products.

Signal's ability to continue to fund its research and development programs, maintain adequate capital reserves and, ultimately, achieve profitability will be dependent upon its and its collaborators' ability to achieve specified milestones under existing collaborations with Serono, Axys, DuPont Pharmaceuticals, Byk Gulden and Pliva or Signal's ability to enter into additional collaborations. Signal has not yet entered into collaborations for a number of its existing or prospective programs. Even if a potential collaborator believes that Signal's technologies and research discoveries justify entering into an agreement with Signal, its budgeting cycle, resources or other priorities may not permit a timely collaboration. Signal also must compete with other companies for the limited number of existing opportunities to enter into collaborative arrangements.

Signal may not be able to negotiate additional collaborative agreements in the future on acceptable terms, if at all. In particular, potential collaborators may be unwilling to enter into an agreement that allows Signal to retain rights in its focus areas of cancer and inflammatory disease. In addition, current or future collaborative agreements may not be successful. Finally, current or future collaborators may pursue or develop alternative technologies either on their own or in collaboration with others, including Signal's competitors. In the absence of such collaborative agreements, Signal may be required to delay or curtail its research and development activities to a significant extent.

As of March 31, 2000, Signal has not received any significant milestone revenue and has received license fees and research and development payments of $43.3 million. These payments have not covered all of the expenses incurred in conducting Signal's business. Signal's future revenue will depend in part on its ability to receive milestone payments and royalties triggered by the continued development and commercialization of drugs by its collaborators, over which Signal has little or no control.


Signal currently has arrangements with five corporate collaborators: Serono, Axys, DuPont Pharmaceuticals, Byk Gulden and Pliva. If one of these collaborators were to terminate its arrangement with Signal, it could cause a substantial decrease in its revenue as well as potential delay or curtailment of ongoing research and development activities. In general, Signal's collaborations may be terminated upon a breach by either party. In particular, the agreement with Serono may be terminated by a party upon a merger of the other party. Moreover, some of Signal's collaborations may be terminated by its collaborators if Signal fails to achieve specified research and development milestones. Signal has in the past encountered, and may in the future encounter, difficulty in satisfying some stated milestones under its collaboration agreements.


Some of Signal's corporate or academic collaborators are conducting multiple drug discovery and development efforts within each disease area that is the subject of the collaboration with Signal. Generally, in each of Signal's collaborations, Signal has agreed not to conduct independently, or with any third party, any research that is in conflict with the rights granted under the collaboration agreement. Signal's collaborations may have the effect of limiting the areas of research and development that it may pursue.


BECAUSE SIGNAL EXPECTS TO GENERATE A SIGNIFICANT PERCENTAGE OF ITS FUTURE REVENUES FROM CO-COMMERCIALIZATION AND PROFIT-SHARING ARRANGEMENTS, THE SUCCESS OR FAILURE OF THESE ARRANGEMENTS WILL SIGNIFICANTLY IMPACT SIGNAL'S FUTURE FINANCIAL RESULTS.

Under three of Signal's current collaborations, Signal has co-commercialization or profit-sharing rights, and Signal will attempt to enter into additional collaborations that provide Signal with similar rights. Because these types of arrangements are expected to generate a larger percentage of Signal's future revenues as compared with collaborations under which it receives only royalties, these collaborations may disproportionately affect Signal's financial success. If these collaborations are not successful, or if Signal decides to abandon or license some or all of these co-commercialization or profit-sharing rights to third parties, Signal may not achieve all of its financial objectives.


SIGNAL'S COMPETITORS MAY BE ABLE TO DEVELOP AND MARKET PRODUCTS MORE QUICKLY OR THAT ARE MORE EFFECTIVE THAN SIGNAL'S, WHICH WOULD REDUCE OR ELIMINATE ITS COMMERCIAL OPPORTUNITY.


The competition among pharmaceutical and biotechnology companies to identify drug targets and drug candidates for development is intense and is expected to increase. Signal's commercial opportunity will be reduced or eliminated if its competitors develop and market products more quickly or that are more effective, have fewer side effects, are easier to administer or are less expensive than Signal's product candidates. Other companies have product candidates in clinical trials to treat most of the diseases for which Signal is seeking to discover and develop product candidates. Even if Signal or its collaborators are successful in developing effective drugs, Signal's products may not compete effectively with these products or other successful products.


In addition, Signal's competitors include fully integrated pharmaceutical companies, biotechnology companies, universities and public and private research institutions that have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory clearance and greater manufacturing and marketing capabilities than Signal does. These organizations also compete with Signal to:


o attract qualified personnel;

o attract parties for acquisitions, joint ventures or other collaborations; and

o license the proprietary technology of institutions that is competitive with the technology Signal is developing and applying.


BECAUSE SIGNAL MUST OBTAIN REGULATORY CLEARANCE TO TEST AND MARKET ITS PRODUCTS IN THE UNITED STATES AND FOREIGN JURISDICTIONS, SIGNAL CANNOT PREDICT WHETHER OR WHEN IT WILL BE PERMITTED TO COMMERCIALIZE ITS PRODUCTS.


The pharmaceutical industry is subject to stringent regulation by a wide range of authorities in the geographic areas where Signal intends to develop and commercialize products. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources.


Before commencing clinical trials in humans, Signal must submit and receive clearance from the FDA by means of an IND application. Clinical trials are subject to oversight by institutional review boards and the FDA and:


o must be conducted in conformance with the FDA's good laboratory practice regulations;

o must meet requirements for institutional review board oversight;

o must meet requirements for informed consent;

o must meet requirements for good clinical and manufacturing practices;

o are subject to continuing FDA oversight;

o may require large numbers of test subjects; and

o may be suspended by Signal or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND application or the conduct of these trials.

Before receiving FDA clearance to market a product, Signal must demonstrate that the product is safe and effective on the patient population that will be treated. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. Additionally, Signal has limited experience in conducting and managing the clinical trials and manufacturing processes necessary to obtain regulatory clearance.

If regulatory clearance of a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. Signal cannot ensure that any compound developed by it, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance.

Outside the United States, Signal's ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.

SIGNAL EXPECTS THAT ITS QUARTERLY RESULTS OF OPERATIONS WILL FLUCTUATE, WHICH MAY MAKE IT DIFFICULT TO PREDICT THE COMBINED COMPANY'S FUTURE PERFORMANCE.

Signal's quarterly operating results have fluctuated in the past and are likely to do so in the future. If revenue declines or does not grow as anticipated, Signal may not be able to correspondingly reduce its operating expenses. A large portion of Signal's expenses, including expenses for facilities, equipment, contracted research and personnel, is relatively fixed. In addition, Signal is significantly increasing operating expenses in 2000. Failure to achieve anticipated levels of revenue could therefore significantly harm Signal's operating results for a particular fiscal period. Due to the possibility of fluctuations in Signal's revenue and expenses, Signal believes that quarter-to-quarter comparisons of its operating results are not a good indication of its future performance. Some of the factors that could cause Signal's operating results to fluctuate include:

o termination or reduction in the scope of Signal's corporate collaborations;

o the success rate of Signal's discovery and development efforts associated with milestones and royalties;

o Signal's ability to enter into new agreements with corporate collaborators or to extend the terms of its existing corporate collaboration agreements;

o Signal's ability to satisfy all applicable regulatory requirements; and

o general and industry-specific economic conditions that may affect Signal's corporate collaborators' research and development expenditures.

IF SIGNAL'S TECHNOLOGIES OR THOSE OF ITS COLLABORATORS ARE ALLEGED OR FOUND TO INFRINGE THE PATENTS OR PROPRIETARY RIGHTS OF OTHERS, SIGNAL MAY BE SUED, MAY HAVE TO LICENSE THOSE RIGHTS FROM OTHERS ON UNFAVORABLE TERMS OR MAY CEASE ACTIVITY.

Signal's commercial success will depend significantly on its ability to operate without infringing the patents and proprietary rights of third parties.
Signal's technologies along with its licensors' and its collaborators' technologies may infringe the patents or proprietary rights of others. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office could subject us to significant liabilities, require disputed rights to be licensed from or to other parties or require Signal, its licensors or its collaborators to cease using a technology necessary to carry out research, development and commercialization.

Litigation to challenge the validity of patents, to defend against patent infringement claims of others or to assert infringement claims against others can be expensive and time consuming, even if the outcome is favorable. An outcome of any patent prosecution or litigation that is unfavorable to Signal or one of its licensors or collaborators may have a material adverse effect on Signal. Signal could incur substantial costs if its is required to defend itself in patent suits brought by third parties, if Signal participates in patent suits brought against or initiated by its licensors or collaborators or if

Signal initiate such suits. Signal may not have sufficient funds or resources in the event of litigation. Additionally, Signal may not prevail in any such action, or, even if Signal prevails, the cost may have a material adverse affect on Signal.

A number of pharmaceutical companies, biotechnology companies, independent researchers, universities and research institutions may have filed patent applications or may have been granted patents that cover technologies similar to the technologies owned, optioned by or licensed to Signal or its collaborators. For instance, a number of patents may have been issued or may be issued in the future on targets or their use in screens for evaluating the activity of compounds on a specific drug target, called screening assays, that could prevent Signal and its collaborators from developing screens using such targets, compounds relating to such targets or relating to other aspects of technology that Signal uses or expects to use. In addition, since United States patents are secret until issued, Signal is unable to determine all of the patents or patent applications that may materially affect its or its collaborators' ability to make, use or sell any potential products.

Signal is aware of three issued United States patents relating to specific methods for regulating gene expression. Signal may in the future have to prove it is not infringing these patents or be required to obtain licenses to one or more of these patents, and Signal does not know whether such licenses will be available on commercially reasonable terms, or at all. Signal is also aware of a United States patent which has been issued to a third party claiming subject matter relating to the NF-kB pathway which appears to overlap with technology claimed in some of its pending NF-kB patent applications. Signal believes that one or more interference proceedings will be initiated by the U.S. Patent and Trademark Office to determine priority of invention for this subject matter. Signal cannot be certain of the outcome of any such proceedings. An adverse outcome may have a material adverse effect on Signal. Even if Signal were to prevail, this proceeding may have an adverse impact on Signal because such proceedings are complex and costly.

Any conflicts resulting from third-party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to Signal or its collaborators and limit its ability or that of its collaborators to obtain meaningful patent protection. If patents are issued to third parties that contain competitive or conflicting claims, Signal, its licensors or its collaborators may be legally prohibited from pursuing research, development or commercialization of potential products or be required to obtain licenses to these patents or to develop or obtain alternative technology. Signal, its licensors and or its collaborators may be legally prohibited from using patented technology, may not be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or may not be able to obtain or develop alternative technologies.

In addition, like many biopharmaceutical companies, Signal may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by Signal. Signal or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations.

SIGNAL'S ABILITY TO COMPETE MAY DECREASE IF IT DOES NOT ADEQUATELY PROTECT ITS INTELLECTUAL PROPERTY RIGHTS.

Signal's commercial success will depend in part on Signal's and its collaborators' ability to obtain and maintain patent protection for Signal's proprietary technologies, drug targets and potential products and to effectively preserve its trade secrets. Because of the substantial length of time and expense associated with bringing potential products through the development and regulatory clearance processes to reach the marketplace, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection. Signal seeks patent protection for its proprietary technology, drug targets and potential products. However, the patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, Signal cannot predict the type and breadth of claims allowed in these patents.

The degree of future protection for Signal's proprietary rights is uncertain. Many factors may affect Signal's patent position, including whether:

o Signal was the first to invent the inventions covered by each of its pending patent applications, and patents;

o Signal was the first to file patent applications for these inventions;

o others will independently develop similar or alternative technologies or duplicate any of Signal's technologies;

o any of Signal's pending patent applications will result in issued patents;

o any patents issued to Signal or its collaborators will provide a basis for commercially viable products, will provide Signal with any competitive advantages or will not be challenged by third parties;

o Signal's   licensors  prevail  in  any  interference  or  related   proceeding
  concerning Signal's licensed patents or licensed patent applications;

o Signal will develop additional  proprietary  technologies that are patentable;
  or

o the patents of others will have an adverse effect on Signal's ability to do business.

In addition to patent protection, Signal also relies on copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. Signal attempts to require its employees, consultants and some collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with it; however, these agreements may not provide meaningful protection for its trade secrets, confidential information
or   inventions  in  the  event  of  unauthorized  use  or  disclosure  of  such information, and adequate remedies may not exist in the event of such unauthorized use or disclosure.

IF SIGNAL LOSES ITS KEY PERSONNEL OR IS UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL AS NECESSARY, IT COULD DELAY OR IMPAIR THE QUALITY OF SIGNAL'S PRODUCT DEVELOPMENT PROGRAMS AND RESULT IN REDUCED RESEARCH AND DEVELOPMENT EFFORTS.

Signal's success is highly dependent on the principal members of its scientific and management staff, as well as it's scientific advisors and consultants. If Signal loses the services of one or more of these individuals, it could prevent Signal from advancing its technology, developing potential products or achieving profitability. Signal may not be able to attract or retain qualified employees in the future due to the intense competition for qualified personnel among biotechnology and other technology-based businesses, particularly in the San Diego area. If Signal is not able to attract and retain the necessary personnel to accomplish its business objectives, Signal may experience constraints that will adversely affect its ability to meet the demands of its collaborators in a timely fashion or to support its internal research and development programs. In particular, Signal's product development programs depend on its ability to attract and retain highly skilled scientists, including molecular biologists, biochemists and engineers, and clinical and regulatory experts. Signal's employees are "at-will" which means they may quit at any time and Signal may fire them at any time.

Signal's planned activities will require additional expertise in specific industries and areas applicable to the products developed through its technologies. These activities will require the addition of new personnel, including management, and the development of additional expertise by existing management personnel.

SIGNAL  DEPENDS  ON  THIRD  PARTIES  TO  PERFORM  MANY  PRECLINICAL AND CLINICAL
DEVELOPMENT ACTIVITIES, AND ITS DEVELOPMENT PROGRAMS MAY BE DELAYED OR TERMINATED IF THEY FAIL TO PERFORM THEIR RESPONSIBILITIES COMPLETELY AND ON TIME.

Signal relies and will continue to rely in part on third parties to perform preclinical and clinical development activities. Specifically, Signal expects to contract with third parties for the manufacture of drug product, the conduct of preclinical animal studies, including studies regarding biological activity, safety, absorption, metabolism and elimination of drug candidates, and the performance of clinical trials for safety and efficacy in humans. Signal's agreements for contract preclinical and clinical development services place substantial responsibilities on third parties for development of its drug candidates which could result in delays in or termination of development if these third parties fail to perform as expected. Signal may not be able to maintain any of these existing relationships, or establish new ones on favorable terms, if at all. Signal may not be able to enter into these arrangements without undue delays or excessive expenditures. Furthermore, these third parties may not perform as expected.

SIGNAL   HAS   NO   MANUFACTURING   EXPERIENCE  AND  MUST  RELY  ON  THIRD-PARTY
MANUFACTURING.

To date, Signal has not manufactured any products for preclinical, clinical or commercial purposes and does not have any manufacturing facilities. Signal currently uses third-party contract manufacturers, and may in the future use its corporate collaborators, for the production of materials for preclinical and clinical trials and for the manufacture of future products for commercialization. If Signal is unable to secure such outside manufacturing capabilities, Signal will not be able to conduct preclinical product
development,   clinical  trials  or  commercialize  its  potential  products  as planned.

SIGNAL'S BUSINESS INVOLVES THE USE OF HAZARDOUS MATERIALS WHICH COULD CAUSE SIGNAL TO INCUR SUBSTANTIAL COSTS IN THE EVENT SUCH MATERIALS ARE NOT STORED, HANDLED OR DISPOSED OF CORRECTLY.

Signal's research and development processes involve the controlled use of hazardous materials, including infectious biological materials, chemicals and various radioactive compounds. Signal is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, Signal could be held liable for any damages that result and any such liability could exceed its resources and result in lengthy interruption of business operations. If an accident occurred, Signal would likely incur significant costs to comply with environmental laws and regulations in the future.

SIGNAL MAY BE SUED FOR PRODUCT LIABILITY AND ITS INSURANCE COVERAGE MAY NOT BE SUFFICIENT.

Signal may be held liable if any product Signal or its collaborators develop, or any product which is made with the use of any of Signal's technologies, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. Signal currently has no product liability insurance. When Signal attempts to obtain product liability insurance, this insurance may be expensive, or may not fully cover its potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products developed by Signal or its collaborators. If Signal is sued for any injury caused by its products, Signal's liability could exceed its total assets.

                                 THE COMPANIES

CELGENE CORPORATION

Celgene Corporation, headquartered in Warren, New Jersey, is an independent biopharmaceutical company engaged in the discovery, development and commercialization of small molecule drugs for the treatment of cancer and immunological diseases. Celgene's lead drug THALOMID(Reg. TM) received approval from the FDA in 1998 for the treatment of ENL. Sales of THALOMID have been rising rapidly and were $11.7 million in the first quarter of this year. Over 140 clinical trials are being conducted to determine the drug's potential efficacy in a variety of cancer and inflammatory conditions.


Celgene's  chiral  program has developed a chirally pure version of Ritalin(Reg.
TM), the market standard treatment for the symptoms of Attention Deficit Disorder and Attention Deficit Hyperactivity Disorder. This drug is the subject of a major strategic alliance between Celgene and Novartis Pharma AG, and has completed all regulatory trials. A New Drug Application will be submitted later this year.


Celgene's oncology and immunology pipeline is highlighted by two classes of novel, proprietary small molecule compounds. Selective Cytokine Inhibitory Drugs or SelCIDs(TM) are potent inhibitors of tumor necrosis factor alpha or TNF-. They act through the selective inhibition of the enzyme Phosphodiesterase 4 or PDE 4. Preclinical and animal studies have shown this class of compounds to be significantly more active immunomodulators than THALOMID. The lead SelCID was found to be well tolerated in Phase I trials. A pilot double blind, placebo-controlled Phase II trial in Crohn's disease has recently been expanded based on blinded positive responses. Additional trials in a wide range of disease states will be initiated over the next twelve months for Celgene's lead SelCID and the follow-on compounds.

The IMiDs(TM) or Immunomodulatory Drugs are a class of novel structural analogues of thalidomide which have been demonstrated in preclinical tests to be substantially more potent than thalidomide. Two lead IMiDs have completed initial Phase I trials and were found to be well tolerated and nonsedating. Phase I/II trials in multiple myeloma patients are scheduled to begin in the next sixty days. It was recently announced that Celgene and the National Cancer Institute have entered into a letter of intent regarding a major research collaboration for the preclinical and clinical study of this class of compounds.

The U.S. Patent and Trademark Office has issued Celgene numerous composition of matter and use patents relating to Celgene's SelCIDs and IMiDs.

SIGNAL PHARMAEUTICALS, INC.

Signal Pharmaceuticals, Inc., headquartered in San Diego, California, is a biopharmaceutical company focused on discovering and developing new classes of small molecule drugs that regulate disease-associated genes.

Signal has developed and integrated a platform of target and drug discovery technologies to accelerate the application of genomics to the discovery of important new classes of gene regulating drugs. Signal's target and drug discovery engine has enabled it to successfully identify gene regulating targets and drug leads across six major classes of disease. Signal's drug pipeline  includes  eight  major  drug discovery and development programs in the
fields   of   cancer,   inflammation,   bone   metabolism,   neurological   and
cardiovascular disease and virology. Signal's SERM program has identified drug leads with potential for preventing and treating breast, prostate and other cancers, in addition to preventing and treating osteoporosis.

Signal's JNK program has generated drug leads that have demonstrated significant disease-modifying activity in a preclinical arthritis model. Because these compounds are potent and selective regulators of the TNF, IL-2 and gamma interferon gene pathways, they may have broad clinical utility in treating arthritis, stroke, cancer and other diseases. Signal also has identified potent and selective inhibitors of the NF-k- pathway that regulates cytokine genes (e.g., IL-1, IL-2, IL-6, IL-8 and TNF), and play a pivotal role in immune-inflammatory diseases, cardiovascular diseases and cancer.


Signal researchers also are identifying new gene regulating molecules within cells that provide a sustainable pipeline of drug targets for future drug discovery programs. Signal conducts these discovery programs both independently and in collaboration with leading academic researchers and pharmaceutical partners.

                           THE SIGNAL SPECIAL MEETING

DATE, TIME AND PLACE OF SPECIAL MEETING


This proxy statement/prospectus is being furnished to the holders of Signal common stock and preferred stock in connection with the solicitation of proxies by the Signal board for use at the Signal special meeting to be held at Signal's principal offices, located at 5555 Oberlin Drive, San Diego, California, on August 21, 2000 at 8:00 a.m. local time, and any adjournment or postponement of that meeting.


MATTERS TO BE CONSIDERED AT THE SIGNAL SPECIAL MEETING

At the Signal special meeting, Signal shareholders will be asked to consider and vote upon:

o the approval and adoption of the merger agreement and the approval of the principal terms of the merger;

o with respect to the holders of Signal preferred stock, approval of the conversion of all outstanding shares of Signal preferred stock into Signal common stock effective immediately prior to the effective time of the merger; and

o such other matters as may be properly brought before the meeting, or any adjournment or postponement thereof.


SIGNAL BOARD RECOMMENDATION

The Signal board of directors unanimously approved the merger agreement and the merger and unanimously recommends a vote for approval of the merger proposal and the preferred stock conversion proposal.


VOTES REQUIRED AND OUTSTANDING SHARES

The approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Signal common stock and a majority of the outstanding shares of Signal preferred stock, each voting as a separate class. The approval of the preferred stock conversion proposal requires the affirmative vote of 75% of the outstanding shares of Signal preferred stock. In addition, under the terms of the merger agreement, in order for the merger to occur, the holders of no more than 5% of the outstanding shares of Signal may have perfected or be entitled to exercise dissenter's rights under Chapter 13 of the California General Corporation Law.


Only holders of record of Signal common stock and preferred stock at the close of business on August 4, 2000 will be entitled to notice of and to vote at the Signal special meeting. At the close of business on the record date there were 4,957,939 shares of Signal common stock and 24,492,639 shares of Signal preferred stock outstanding and entitled to vote. Each holder of record of Signal common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Signal special meeting. In addition, the holders of Signal preferred stock will be entitled to one vote for each share of Signal common stock into which such preferred stock is convertible on all matters to be voted upon at the Signal special meeting.


Except for the shareholders identified herein under "Management and Other Information Relating to Signal--Preferred Stockholders of Signal," as of the record date, to the knowledge of Signal, no other person beneficially owned more than 5% of the outstanding Signal common stock or preferred stock.


QUORUM AND ABSTENTIONS

The presence, in person or by properly executed proxy, of the holders of a majority of the shares entitled to vote at the Signal special meeting is necessary to constitute a quorum. Abstentions will be counted for purposes of determining a quorum. For purposes of obtaining the required vote of a majority of the outstanding shares for approval and adoption of the merger agreement and the approval of the principal terms of the merger, the effect of an abstention will be the same as a vote against the proposal. Abstentions will not be counted for any purpose in determining approval of the conversion of the Signal preferred stock into Signal common stock.

VOTING OF PROXIES

All shares of Signal common stock and preferred stock that are entitled to vote and are represented at the Signal special meeting by properly executed proxies received prior to or at the Signal special meeting, and not revoked, will be voted at the Signal special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for approval of the merger proposal and for approval of the preferred stock conversion proposal.

REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the corporate secretary of Signal at Signal's principal offices, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.


Notwithstanding the preceding section, no shareholder who has entered into a voting and proxy agreement with Celgene may revoke his, her or its irrevocable proxy. A copy of a form of the voting and proxy agreement is attached to this proxy statement/prospectus as Exhibit A-1 to Appendix A.


SOLICITATION

This prospectus/proxy statement was mailed to all Signal shareholders of record as of the record date and constitutes notice of the Signal special meeting in conformity with the requirements of California law. The cost of the solicitation of proxies from holders of Signal common and preferred stock and all related solicitation costs will be borne by Signal. In addition, Signal may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Signal. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING AND PROXY AGREEMENTS


Pursuant to voting and proxy agreements dated June 29, 2000, between Celgene and certain shareholders of Signal, these shareholders have granted Celgene an irrevocable proxy to vote all of their Signal shares in favor of the approval and adoption of the merger agreement and the approval of the principal terms of the merger and, where applicable, in favor of the conversion of the Signal preferred stock into Signal common stock. As of the record date, these shareholders owned shares representing approximately 55% of the outstanding shares of Signal common stock and approximately 79% of Signal preferred stock entitled to vote at the Signal special meeting. Accordingly, Celgene has sufficient voting power to constitute a quorum and to approve all matters to be considered at the Signal special meeting, regardless of the vote of any other shareholder. Celgene has agreed to vote all shares of Signal common stock and Signal preferred stock subject to such voting and proxy agreements in favor of the merger proposal and the preferred stock conversion proposal.


Holders of Signal capital stock should not send any certificates representing Signal capital stock with the enclosed proxy card. If the merger is approved, a letter of transmittal will be mailed after the effective time of the merger to each person who is a holder of outstanding Signal capital stock immediately before the effective time. Signal shareholders should send certificates representing Signal capital stock to the exchange agent only after they receive the instructions contained in the letter of transmittal and only in accordance with those instructions.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

THE MERGER. At the effective time, Celgene Acquisition Corp. will merge with and into Signal. Signal will continue as the surviving corporation and become a wholly-owned subsidiary of Celgene. At the effective time of the merger:


o each outstanding share of Signal common stock (including shares of Signal preferred stock which will be converted into Signal common stock immediately before the merger), other than shares owned by holders who are exercising dissenters' rights under California law, will be converted into the right to receive 0.1257 of a share of Celgene common stock, par value $.01 per share;


o each treasury share of Signal will be canceled;


o each outstanding share of common stock of Celgene Acquisition Corp. will be converted into one share of common stock, no par value, of Signal, the surviving corporation in the merger; and


o each option and warrant to purchase Signal common stock or Series C-1 or Series C-2 preferred stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, will cease to represent a right to acquire shares of Signal common stock or Series C-1 or Series C-2 preferred stock and will be converted, at the effective time of the merger, into an option or warrant to acquire, on the same terms and conditions, the number of shares of Celgene common stock determined by multiplying the number of shares of Signal common stock or Series C-1 or Series C-2 preferred stock subject to that Signal stock option or warrant by 0.1257, rounded down, if necessary, to the nearest whole share, at a price per share (rounded up to the nearest cent) equal to the per share exercise price specified in that Signal stock option or warrant divided by 0.1257.

No fractional shares of Celgene common stock will be issued in the merger; instead, Signal shareholders will receive cash for the fraction of a share of Celgene common stock they would have otherwise received. See "Conversion of Shares; Procedures for Exchange of Certificates; No Fractional Shares."


BACKGROUND OF THE MERGER

During March and April 2000, representatives of Prudential Securities Incorporated, Celgene's financial advisor, met with Dr. Sol J. Barer, Celgene's president and chief operating officer, to discuss various strategic initiatives available to Celgene. During these discussions, Prudential Securities suggested that there might be a strong scientific fit between Celgene and Signal. On April 3, 2000, Dr. Barer telephoned Dr. Alan J. Lewis, Signal's president and chief executive officer. At this time, Dr. Barer indicated Celgene's interest in learning more about Signal's research programs and suggested that he and Dr. Lewis arrange to meet during Dr. Lewis' next visit to the East Coast to discuss the scientific and business progress of both companies. Dr. Barer noted that he was aware that Signal had filed a registration statement with the SEC regarding a proposed initial public offering of Signal's common stock and that Signal was awaiting appropriate market conditions to begin roadshow presentations.

Prior to Dr. Barer's telephone call, Dr. Lewis had made plans to be in Connecticut during the week of April 10, 2000 and suggested to Dr. Barer that they meet for dinner on April 11, 2000. On April 11, 2000, Dr. Lewis met for dinner with Dr. Barer and John W. Jackson, Celgene's chief executive officer, to discuss various potential strategic transactions between Signal and Celgene, including research collaborations, equity investments and acquisition transactions. Dr. Lewis informed Dr. Barer and Mr. Jackson that the proposed initial public offering was Signal's first priority at that time, and, accordingly, the parties agreed to proceed with discussions regarding potential research collaboration opportunities.

On April 18, 2000, at the meeting of Celgene's board of directors, also attended by Proskauer Rose LLP, outside counsel to Celgene, and Robert J. Hugin, Celgene's chief financial officer, Celgene's management presented an overview of Signal to Celgene's board. Discussion at this meeting centered on the need for Celgene to pursue a strategic transaction with a company like Signal.

On May 3, 2000, Dr. Lewis and Bradley B. Gordon, Signal's senior vice president finance and chief financial officer, met with representatives of FleetBoston
Robertson Stephens Inc., or Robertson Stephens, Signal's lead underwriter in connection with its proposed initial public offering, at Signal's headquarters to discuss strategic financing options, including proceeding with the proposed initial public offering and pursuing potential merger and acquisition opportunities.

On May 17, 2000, at a regularly scheduled meeting of Signal's board of directors attended by representatives of Robertson Stephens and Cooley Godward LLP, Signal's outside legal counsel, Dr. Lewis informed the board of Celgene's interest in pursuing a potential research collaboration with Signal.

On May 17 and May 18, 2000, Mr. Jackson, Dr. Barer, Dr. David Stirling, Celgene's chief scientific officer, and Dr. Jerome B. Zeldis, Celgene's senior vice president, medical affairs, visited Signal's facility in San Diego, California. At this meeting, Dr. Lewis, Mr. Gordon, Dr. David W. Anderson, Signal's senior vice president and chief scientific officer, and Douglas E. Richards, Signal's vice president, corporate development, presented an overview of Signal's business, with a particular emphasis on Signal's research programs in cancer and inflammation as potentially attractive collaboration opportunities for Celgene. Celgene's management also provided Signal's management with a brief scientific and business overview regarding Celgene during this meeting.

On May 23, 2000, Dr. Barer telephoned Dr. Lewis to express Celgene's desire to discuss a proposed acquisition of Signal by Celgene. In response to Dr. Barer's call, Dr. Lewis called a telephonic special meeting of Signal's board of directors on May 25, 2000, at which time Signal's board authorized officers of Signal to proceed with discussions with Celgene regarding a potential merger. Signal's board also authorized the officers to engage Robertson Stephens to act as financial advisor to Signal in connection with such a transaction.

On May 25, 2000, Celgene and Signal entered into a mutual confidentiality agreement to permit each company to obtain access to confidential information about the other company.

During the period from May 25, 2000 to June 22, 2000, representatives of Celgene and Signal and their respective financial and legal advisors conducted substantial due diligence investigations of each other's business, intellectual property and operations and further discussed the terms of a proposed merger.

On June 1, 2000, Celgene and Prudential Securities entered into a formal engagement letter regarding the financial terms under which Prudential Securities would serve as Celgene's exclusive financial advisor with respect to the proposed acquisition of Signal.

On June 7, 2000, John P. Walker, Signal's chairman of the board, Drs. Lewis and Anderson and Mr. Gordon visited Celgene's facility in Warren, New Jersey, and met with Mr. Jackson, Dr. Barer and Mr. Hugin, to continue discussions regarding the proposed merger. At the meeting, the parties discussed general business and financial terms of the proposed merger.

On June 9, 2000, Dr. Lewis and Mr. Gordon met at Cooley Godward's offices in San Diego with representatives of Cooley Godward and Ernst & Young LLP, Signal's independent auditors, to discuss potential legal and accounting issues regarding the proposed merger. Also on June 9, 2000, Signal's board of directors held a telephonic special meeting to discuss the status of negotiations regarding the proposed merger and potential financial terms of the transaction.

On June 13, 2000, representatives of Robertson Stephens visited Celgene's facility in Warren, New Jersey, to conduct further due diligence review of Celgene on behalf of Signal and to discuss with Celgene the proposed structure of the transaction, including proposed financial terms.

On June 15, 2000, Mr. Walker and Mr. Jackson had a telephone conversation to discuss the financial terms of the proposed transaction.

On June 16, 2000, Signal's board of directors held a telephonic special meeting to discuss the status of negotiations regarding the proposed merger and potential financial terms of the transaction.

On June 16, 2000, Dr. Barer, Joseph J. Day, Celgene's senior vice president, planning and business development, Pennie & Edmonds, LLP, outside patent counsel to Celgene, and Prudential Securities, met at the offices of Proskauer Rose LLP, to discuss intellectual property and contractual due diligence.

On June 19, 2000, Proskauer Rose LLP, circulated a first draft of the proposed merger agreement to Signal, Celgene and their respective representatives and advisors. At this time, Proskauer Rose also circulated a first draft of a letter of intent between the parties regarding the proposed merger, including a binding obligation of Signal to pay a break-up fee to Celgene under specified circumstances.

On June 20, 2000, Celgene's board of directors held a special meeting to review the terms of the transaction with Signal and approved the concept of the transaction at this meeting, representatives of Prudential Securities presented a number of analyses to the Celgene board regarding the transaction.

On June 21 and 22, 2000, representatives of Celgene and Signal and their respective financial and legal advisors met at the offices of Proskauer Rose in New York City to negotiate the terms of the letter of intent and the merger agreement.

On June 21, 2000, Dr. Lewis and Dr. Barer had lunch in New York and discussed the potential role of Signal senior executives in a post-merger organization.

On June 22, 2000, Signal's board of directors held a telephonic special meeting to receive a status report on Signal's due diligence investigations of Celgene and the results of the continuing merger discussions with Celgene. Representatives of Robertson Stephens and Cooley Godward participated in the meeting. At the meeting, Signal's board considered the terms of the proposed transaction with Celgene, including the terms of the proposed letter of intent and merger agreement, as well as the terms of a proposed stock option to be granted to Celgene to purchase shares of Signal common stock and arrangements obligating officers, directors and principal shareholders of Signal to vote in favor of the proposed merger. Signal's board also considered the preliminary analyses of Robertson Stephens regarding the proposed merger from a financial point of view, as well as alternatives to effecting the merger, including possible financing alternatives. Based upon its review of the information presented at the meeting, Signal's board authorized Signal's officers to enter into the proposed letter of intent with Celgene and authorized Signal's representatives to continue to negotiate the terms of the merger agreement and related documents.

On June 22, 2000, Celgene and Signal entered into a letter of intent regarding the terms of the proposed merger, including a binding obligation of Signal to pay a break-up fee of $10,000,000 to Celgene under specified circumstances.

Between June 22, 2000 and June 28, 2000, representatives of Celgene and Signal and their respective financial and legal advisors conducted negotiations regarding the terms of the definitive merger agreement, option agreement, proxy and voting agreements and related documents. During this time, the directors of Signal received from Signal management reports on the status of the merger negotiations and draft copies of the merger agreement and related documents.

On June 23, 2000, Dr. Barer, Mr. Hugin and representatives of Prudential Securities visited Signal's offices in San Diego, California, to review Signal programs and personnel evaluations, and to conduct further due diligence on Signal.

On June 27, 2000, the compensation committee of Celgene's board of directors held a telephonic meeting to review compensation issues relating to the proposed transaction between Celgene and Signal. In addition, by a special telephonic meeting, Celgene's board of directors delegated approval authority for the merger to its executive committee.

On June 27, 2000, Dr. Lewis and Dr. Barer held a conference call to review the conditions of approval of the transaction between Celgene and Signal by Celgene's board of directors.

On June 28, 2000, Mr. Jackson, Dr. Barer, Dr. Lewis and Mr. Gordon held a conference call to identify and review current open issues regarding the transaction. In addition, on June 28, 2000, the Executive Committee of
Celgene's board of directors held a telephonic meeting whereby authority to sign a merger agreement with Signal on behalf of Celgene was delegated to Mr. Jackson.

Another telephonic special meeting of Signal's board of directors was held on June 28, 2000 to consider the terms of the merger agreement, the option agreement, the proxy and voting agreements and the transactions contemplated thereby. Representatives of Robertson Stephens and Cooley Godward participated in the meeting. Prior to the meeting, Signal's directors had been provided with near-final versions of the merger agreement and related documents, as well as a draft of a fairness opinion from Robertson Stephens and financial analysis underlying the opinion. At the meeting, Signal's board received a report from Cooley Godward and Mr. Walker summarizing the terms of the merger agreement and related arrangements. Specifically, the Cooley Godward representatives discussed the material terms of the proposed merger, including the structure of the merger, the tax and accounting treatment for the merger, the exchange ratio, termination provisions and associated break-up fees and proposed employment arrangements between Celgene and key employees of Signal. Signal's board also received a presentation from Robertson Stephens regarding the financial terms of the proposed merger and the analysis undertaken by Robertson Stephens in connection with its opinion. Robertson Stephens then delivered to Signal's board its opinion that the exchange ratio was fair, from a financial point of view, to the shareholders of Signal.

Following the presentations by Robertson Stephens and Cooley Godward, Signal's board reviewed the fairness opinion and other information presented by Robertson Stephens and the terms of the merger, the merger agreement and the related documents, and discussed the potential advantages and disadvantages of and risks associated with the merger. After discussion, Signal's board unanimously determined that the terms of the merger agreement and related transactions were fair to, and in the best interests of, Signal and its shareholders. Accordingly, Signal's board unanimously approved the merger, the merger agreement, the option agreement, the proxy and voting agreements and all related transactions and resolved to recommend that:

o the Signal shareholders vote in favor of approval of the principal terms of the merger and adoption and approval of the merger; and

o the holders of Signal preferred stock vote in favor of approval of the conversion of all outstanding shares of Signal preferred stock, effective immediately prior to the effective time of the merger.

On June 29, 2000, numerous conference calls took place between key executives of Celgene and Signal to work out the final details of the merger and the merger agreement and other related agreements.

Following the approval of the Celgene board and the Signal board, the merger agreement and related documents in their definitive forms were executed and delivered by the parties on June 29, 2000. On June 30, 2000, Celgene and Signal issued a joint press release publicly announcing the merger.

RECOMMENDATION OF SIGNAL'S BOARD OF DIRECTORS

Signal's  board  of directors has determined that the merger is advisable and in
the   best  interests  of  Signal  and  its  shareholders  and  has  unanimously recommended a vote for:

o approval of the principal terms of the merger;

o approval and adoption of the merger; and

o conversion of the outstanding shares of Signal preferred stock into Signal common stock, effective immediately prior to the effective time of the merger.

SIGNAL'S REASONS FOR THE MERGER

Signal's board of directors reviewed a wide variety of information and considered a number of factors in connection with its evaluation of the merger and the merger agreement, and determined that the proposed merger provides an opportunity that serves the best interests of Signal and its shareholders. In particular, Signal's board of directors considered, among other things:

o the likelihood that by providing Signal with greater financial security and leverage, the merger may benefit Signal when negotiating with potential collaboration partners or other licensees, enabling Signal to achieve improved financial terms and conditions;

o the existence of a public market for the Celgene common stock to be received by Signal's shareholders in the merger, in contrast to the illiquid nature of their present private holdings of Signal capital stock;

o the time and likelihood for realizing superior benefits through alternative business strategies, including an initial public offering of Signal's common stock;

o information concerning Signal's and Celgene's respective business models, plans and operations, historical and projected financial performance and future business prospects;

o the strategic fit between Signal and Celgene, including the benefits that could be derived from combining Signal's proprietary discovery technologies and programs with Celgene's development and commercialization capabilities and programs, in particular:

o Celgene's   expertise  in  clinical  and  regulatory   matters  regarding  the
  development and commercialization of pharmaceutical products;

o Celgene's experience in developing and commercializing pharmaceutical products, which may improve Signal's ability to retain control and ownership of product development programs until later stages, or permit Signal to participate in the commercialization of any products it may develop and thus retain a greater percentage of revenues and profits from product sales; and

o the complementary nature of Signal's and Celgene's strategic focus, scientific and medical expertise and drug development programs in the fields of cancer and inflammatory diseases;

o the financial consideration to be received by Signal's shareholders;

o the ability to retain significant upside potential, with potentially reduced downside risk, through continued ownership of stock in a combined entity;

o the compatibility of the management and business of Signal with those of Celgene;

o a presentation by Robertson Stephens regarding the merger, including its fairness opinion;

o the opportunity for Signal's shareholders to receive Celgene common stock in a "reorganization" within the meaning of Section 368(a) of the Code and thus continue to participate in the growth of the business conducted by the combined company after the merger without paying current United States federal income tax (except to the extent that such shareholders receive cash in lieu of fractional shares);

o the effect of the merger on Signal's employees and collaboration partners; and

o the terms and conditions of the merger, including:

o the nature of the option agreement and voting and proxy agreements to be executed by Signal's officers and directors and some of Signal's shareholders;

o the limitations on Signal's ability to consider alternative acquisition proposals from third parties following execution of the merger agreement; and

o the size of the break-up termination fees and the events that would result in the payment of those fees.

Signal's board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger. In particular, Signal's board considered, among other things:

o the potential disruption of Signal's business that might result from employee uncertainty and lack of focus following announcement of the merger and in connection with integrating the operations of Signal and Celgene;

o the possibility that the merger might not be consummated;

o the risk of withdrawing Signal's registration statement on Form S-1 and discontinuing its proposed initial public offering;

o the  risk  of   disrupting   relationships   with   current  and   prospective
  collaboration partners, academic collaborators and key service providers;

o the effects of the public announcement of the merger on Signal's ability to secure additional working capital financing on terms acceptable to Signal, its ability to attract and retain key management and technical personnel and the progress of certain of its development projects;

o the risk that the market price of Celgene common stock might decline in response to the public announcement of the merger;

o the risks associated with potential volatility in the market price of Celgene common stock;

o the risk that the other benefits sought to be achieved by the merger will not be achieved; and

o other risks described above under "Risk Factors."

After taking into consideration all of the factors set forth above, Signal's board of directors determined that the merger was in the best interests of Signal and its shareholders and that Signal should proceed with the merger at this time.

Signal does not intend the foregoing discussion of the information and factors considered and given weight by Signal's board of directors to be exhaustive. In view of the variety of factors that Signal's board of directors considered in connection with its evaluation of the merger, Signal's board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination. In addition, individual members of Signal's board may have given different weights to different factors. For a discussion of the interests of some members of Signal's management and Signal's board relating to the merger, you should read "The Merger-- Related Agreements and Interests of Certain Persons in the Merger."

CELGENE'S REASONS FOR THE MERGER

Celgene's primary reasons for seeking to consummate a business combination with Signal are the beliefs of Celgene's board of directors and management that a business combination would result in a number of benefits for Celgene and its stockholders, including the belief that:

o The combination of Celgene's capabilities in drug development and commercialization and Signal's research capabilities in gene regulation and signal transduction technologies will position Celgene to capitalize on anticipated developments in drug discovery based on advances in genomics and proteomics.

o Signal's strengths are focused in the areas of intracellular signaling based on gene and protein regulation. Celgene believes that future development of new drugs will rely in important ways on the discovery of pharmaceuticals designed to modulate targets within the cell and that regulate disease associated genes and proteins.

o Signal's scientists, intellectual property, compound libraries and target screens and emerging clinical candidates complements Celgene's existing capabilities and provides added resources and expertise to further accelerate the development of Celgene's IMiDs and SelCIDs programs.

OPINION AND ANALYSIS OF SIGNAL'S FINANCIAL ADVISOR

Signal engaged Robertson Stephens to render an opinion as to the fairness of the exchange ratio in the proposed merger, from a financial point of view, to the "holders of Signal common stock." (See Appendix C for a copy of the full opinion.) The "holders of Signal common stock" was defined in Robertson Stephens' written opinion letter to the board of directors of Signal, dated June 28, 2000, as all holders of Signal common stock (including holders of Signal preferred stock which is to be converted into Signal common stock immediately prior to the merger) other than Celgene, Celgene Acquisition Corp., any affiliates of Celgene or Celgene Acquisition Corp. or holders of dissenting shares; provided, that with respect to any holders of Signal common stock who are officers or directors (or who have representatives serving as directors) of Signal, Robertson Stephens expressed its opinion as to such holders solely in their capacity as holders of Signal common stock and did not taken into account any other agreements or arrangements that they may have in connection with the merger.

On June 28, 2000, at a meeting of Signal's board held to evaluate the proposed merger, Robertson Stephens delivered its written opinion to Signal's board that, as of June 28, 2000 and based on the matters considered and the limitations on the review undertaken described in the opinion, the exchange ratio in the proposed merger was fair from a financial point of view to the holders of Signal common stock. The exchange ratio was determined through negotiations between the respective managements of Signal and Celgene. Robertson Stephens was not asked by, and did not recommend to, Signal that any specific exchange ratio constituted the appropriate exchange ratio for the merger.

You should consider the following when reading the discussion of the opinion of Signal's financial advisor in this document:

o We urge you to read carefully the entire opinion of Robertson Stephens, which is set forth in Appendix C to this proxy statement/prospectus and is incorporated by reference. The following description of the Robertson Stephens opinion is qualified by reference to the full opinion located in Appendix C. The full opinion sets forth, among other things, the assumptions made by Robertson Stephens, the matters it considered and the limitations on the review undertaken.

o The Robertson Stephens opinion was prepared for the information of Signal's board in connection with its evaluation of the merger and does not constitute a recommendation to the shareholders of Signal or Celgene as to how they should vote, or take any other action, with respect to the merger.

o The Robertson Stephens opinion did not address the relative merits of the merger and the other business strategies that Signal's board has considered, nor does it address the decision of Signal's board to proceed with the merger.

o The Robertson Stephens opinion was necessarily based upon market, economic and other conditions that were in effect on, and information made available to Robertson Stephens as of, the date of the opinion. You should understand that subsequent developments may affect the conclusion expressed in the Robertson Stephens opinion, and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting its opinion which may come or be brought to Robertson Stephens attention after the date of its opinion.

o The Robertson Stephens opinion was limited to the fairness, from a financial point of view and as of the date thereof, of the exchange ratio in the merger to the holders of Signal common stock.

o In connection with the preparation of its opinion,  Robertson Stephens was not
  authorized  to  solicit,   and  did  not  solicit,   third  parties  regarding
  alternatives to the merger.

OPINION AND ANALYSIS OF ROBERTSON STEPHENS

In  connection with the preparation of the Robertson Stephens opinion, Robertson
Stephens:

o reviewed certain publicly available financial statements and other business and financial information of Signal and Celgene, respectively;

o reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward-looking information, concerning Signal prepared by the management of Signal;

o reviewed certain publicly available estimates of research analysts relating to Celgene;

o held discussions with the respective managements of Signal and Celgene concerning the businesses, past and current operations, financial condition and future prospects of both Signal and Celgene, independently and combined, including discussions with the managements of Signal and Celgene concerning cost savings and other synergies that were expected to result from the merger as well as their views regarding the strategic rationale for the merger;

o reviewed the financial terms and conditions set forth in drafts, dated June 26, 2000, of the merger agreement, the voting and proxy agreements and the option agreement;

o reviewed the stock price and trading history of Celgene common stock;

o compared the financial performance of Celgene and the prices and trading activity of Celgene common stock with that of certain other publicly traded companies comparable to Celgene;

o compared the financial performance of Signal with that of certain publicly traded companies comparable to Signal;

o compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that Robertson Stephens deemed relevant;

o reviewed the pro forma impact of the merger;

o participated in discussions and negotiations among representatives of Signal and Celgene and their financial and legal advisors; and

     o made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to Robertson Stephens (including information furnished to it orally or otherwise discussed with it by the managements of Signal and Celgene) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. Robertson Stephens relied upon the assurances of the managements of Signal and Celgene that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Signal or Celgene, nor was it furnished with any such evaluation or appraisal.

With respect to the financial forecasts and other forward-looking financial information (and the assumptions and bases therefor) for each of Signal and Celgene that Robertson Stephens reviewed, Robertson Stephens has assumed that:

o these  forecasts  and  other   forward-looking   financial   information  were
  reasonably prepared in good faith on the basis of reasonable assumptions;


o these forecasts and other forward-looking financial information reflected the best currently available estimates and judgments as to the future financial condition and performance of each of Signal and Celgene; and

o these forecasts and other forward-looking financial information would be realized in the amounts and in the time periods currently estimated.

In addition, Robertson Stephens assumed that:

o the merger will be consummated upon the terms set forth in the drafts, dated June 26, 2000, of the merger agreement, the voting and proxy agreements and the option agreement without material alteration thereof, including, among other things, that the merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles;

o the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended; and

o the historical financial statements of each of Signal and Celgene reviewed by Robertson Stephens were prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

Robertson Stephens expressed no opinion as to:

o the value of any employee agreement or other arrangement entered into in connection with the merger;

o any tax or other consequences that may result from the merger; or

o what the value of the Celgene common stock will be when issued to Signal's shareholders pursuant to the merger or the price at which the shares of Celgene's common stock that are issued pursuant to the merger may be traded in the future.

The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Certain of the information in this section is presented in tabular form. IN ORDER TO UNDERSTAND THE FINANCIAL ANALYSES
PERFORMED BY ROBERTSON STEPHENS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT ACCOMPANYING EACH TABLE.

SIGNAL COMPARABLE COMPANY ANALYSIS

Using publicly available information, Robertson Stephens analyzed, among other things, the total capitalization and trading multiples of the following selected publicly traded companies in the pharmaceutical and biotechnology industry which Robertson Stephens believed to be reasonably comparable to
Signal:

o Ariad Pharmaceuticals, Inc.

o AXYS Pharmaceuticals, Inc.

o Isis Pharmaceuticals, Inc.

o Microcide Pharmaceuticals, Inc.

o Sangamo BioSciences, Inc.

o Synaptic Pharmaceutical Corporation

o Tularik Inc.

Total capitalization means the market capitalization of the company's equity plus debt outstanding less balance sheet cash. As set forth in the following table, applying a range of multiples for the selected publicly traded companies of estimated calendar year 2000 revenues and projected calendar year 2001 and 2002 revenues to corresponding revenue data for Signal resulted in the following ranges of multiples of total capitalization, implied equity values, prices per share and exchange ratios:

                                                 IMPLIED EQUITY VALUES                                  IMPLIED
CALENDAR YEAR                   MULTIPLE RANGE       (IN MILLIONS)       IMPLIED PRICE PER SHARE     EXCHANGE RATIO
------------------------------ ---------------- ----------------------- ------------------------- -------------------
2000 (estimated)                21.0x - 50.6x      $238.3 - $566.0           $7.32 - $17.40       0.1263 - 0.2999
2001 (projected)                24.5x - 57.0x      $221.5 - $507.9           $6.81 - $15.61       0.1174 - 0.2692
2002 (projected)                22.1x - 72.3x      $126.5 - $402.4           $3.89 - $12.37       0.0670 - 0.2133
MEAN                                                                         $6.01 - $15.13       0.1036 - 0.2608
EXCHANGE RATIO IN THE MERGER                                                                      0.1257

The implied equity values reflected Signal's net debt of $4.8 million as of March 22, 2000. The implied share prices were based on 32,534,000 diluted Signal shares outstanding using the treasury stock method for options and warrants. The implied exchange ratios were based on a share price of $58.00 for Celgene common stock. Revenue data for the selected publicly traded companies were obtained from research analysts estimates and company reports.

PRECEDENT TRANSACTION ANALYSIS

Using   publicly   available   information,   Robertson  Stephens  analyzed  the
consideration   offered   and  the  premiums  paid  in  the  following  selected
acquisition transactions in the biotechnology industry (listing the targets followed by the acquiror and with the date these transactions were publicly announced in parenthesis) which Robertson Stephens believed to be reasonably comparable to the merger:

o LeukoSite, Inc./Millennium Pharmaceuticals, Inc. (October 14, 1999)

o Allelix  Biopharmaceuticals,  Inc./NPS  Pharmaceuticals,  Inc.  (September 27,
  1999)

o SUGEN, Inc./Pharmacia & Upjohn, Inc. (June 15, 1999)

o GeneMedicine, Inc./Megabios Corp. (October 26, 1998)

In analyzing these "precedent transactions," Robertson Stephens compared, among other things, the total consideration in such transactions as a multiple of the next twelve months, or "NTM", estimated revenues of the target prior to the announcement of the transaction. All multiples for the precedent transactions were based on public information available at the time of the announcement. Based on this information and other publicly available information, the following table illustrates the implied equity values, prices per share and exchange ratios derived from applying a range of multiples of total consideration that Robertson Stephens derived from these transactions to corresponding revenue data for Signal:


                                                     IMPLIED EQUITY
                                                         VALUES          IMPLIED PRICE          IMPLIED
                                  MULTIPLE RANGE      (IN MILLIONS)        PER SHARE         EXCHANGE RATIO
                                 ----------------   ----------------   ----------------   -------------------
NTM Revenue                      5.8x - 29.5x       $77.9 - $380.0     $2.40 - $11.68     0.0413 - 0.2014
EXCHANGE RATIO IN THE MERGER                                                              0.1257

FINANCING HISTORY ANALYSIS

Robertson Stephens reviewed the financing history of Signal. This review showed a post-money equity valuation of Signal of $112.0 million, based on a private placement of preferred stock on October 1, 1999, Signal's most recent financing transaction. The latest post-money equity valuation resulted in an implied price per share of Signal common stock of $3.44 and an implied exchange ratio of 0.0594, as compared to an exchange ratio of 0.1257 in the merger.


IPO FILING ANALYSIS

Robertson Stephens reviewed the Form S-1 filed by Signal on March 22, 2000, in connection with its proposed initial public offering. This review showed implied equity values ranging from $205.5 million to $237.0 million, implied prices per share of Signal common stock ranging from $6.32 to $7.28 and implied exchange ratios ranging from 0.1089 to 0.1256, as compared to an exchange ratio of 0.1257 in the merger.


CELGENE COMPARABLE COMPANY ANALYSIS

Using publicly available information, Robertson Stephens analyzed, among other things, the total capitalization and trading multiples of the following selected publicly traded companies in the pharmaceutical and biotechnology industry which Robertson Stephens believed to be reasonably comparable to
Celegene:

o Cephalon, Inc.

o COR Therapeutics, Inc.

o SuperGen, Inc.

o Vertex Pharmaceuticals Incorporated

In examining these selected publicly traded companies, Robertson Stephens calculated the total capitalization of each company as a multiple of its respective estimated calendar year 2000 revenues and projected calendar year 2001 and 2002 revenues and compared such multiples to the corresponding multiples for Celgene. Revenue data for the selected publicly traded companies were obtained from research analysts estimates and company reports. Robertson Stephens' analysis of these selected publicly traded companies resulted in the following multiples of total capitalization:





             CY 2000 REVENUE     CY 2001 REVENUE     CY 2002 REVENUE
               (ESTIMATED)         (PROJECTED)         (PROJECTED)
            -----------------   -----------------   ----------------
Mean               78.3x               25.0x               19.9x
Median             43.6x               17.2x               13.7x
Celgene            58.0x               34.0x               22.1x

Based on an analysis of this data, Robertson Stephens concluded that the trading multiples of Celgene common stock were within the range of the comparable companies.


OTHER FACTORS

No company, business or transaction compared in the comparable companies analysis or precedent transaction analysis is identical to Signal or the proposed merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition and other values of the comparable companies, precedent transactions or the business segment, company or transaction to which they are being compared.

While this summary describes the analysis and factors that Robertson Stephens deemed material in its presentation to the Signal board, it is not a comprehensive description of all analysis and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Robertson Stephens is based on all analyses and factors taken as a whole and also on application of Robertson Stephens' own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens expresses no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Robertson
Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of Signal, Celgene or Robertson Stephens. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

The engagement letter between Robertson Stephens and Signal provides that, for its services, Robertson Stephens is entitled to receive a transaction fee equal to an amount calculated pursuant to a formula based upon the aggregate transaction value, which fee was approximately $2.8 million as of the date of the fairness opinion. Such transaction fee will be payable upon completion of the merger. Robertson Stephens also received a fee of $200,000 upon the delivery of the Robertson Stephens fairness opinion, which fee is in addition to the transaction fee and was payable without regard to the conclusion reached in the opinion. Signal has also agreed to reimburse Robertson Stephens for its reasonable and customary out-of-pocket expenses related to this work, including legal fees (subject to certain limitations), and to indemnify and hold harmless Robertson Stephens and its affiliates and any other person, director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to Signal. The terms of the fee arrangement with Robertson Stephens, which Signal and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between Signal and Robertson Stephens, and the Signal board was aware of these fee arrangements.

In the past, Robertson Stephens has provided certain investment banking services to Signal, including acting as lead manager for Signal's filing of an initial public offering, and Robertson Stephens and its affiliates are also shareholders of Signal. In the ordinary course of its business, Robertson Stephens may actively trade Celgene's securities for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in Celgene's securities.

Robertson Stephens is an internationally recognized investment banking firm and was retained based on its experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.


MERGER CONSIDERATION

Upon consummation of the merger, each outstanding share of Signal common stock (including shares of Signal preferred stock which will be converted into Signal common stock immediately before the merger), other than shares owned by holders who are exercising dissenters' rights under California law, will be converted automatically into the right to receive 0.1257 of a share of Celgene common stock, par value $.01 per share.


STOCK OPTIONS AND WARRANTS

Under the merger agreement, each option and warrant to purchase Signal common stock or Series C-1 or Series C-2 preferred stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, will cease to represent a right to acquire shares of Signal common stock or Series C-1 or Series C-2 preferred stock and will be converted, at the effective time of the merger, into an option or warrant to acquire, on the same terms and conditions, the number of shares of Celgene common stock determined by multiplying the number of shares of Signal common stock or Series C-1 or Series C-2 preferred stock subject to that Signal stock option or warrant by 0.1257, rounded down, if necessary, to the nearest whole share. The exercise price of these stock options or warrants will be the exercise price for the stock option or warrant immediately prior to the effective time of the merger divided by 0.1257, rounded up to the nearest cent.

Celgene will file a registration statement on Form S-8 covering the issuances of the shares of Celgene common stock subject to each Signal option or warrant.



DISSENTERS' RIGHTS

Under California law, holders of Signal capital stock who did not vote in favor of the merger will be entitled to dissenters' rights as set forth in Sections 1300 through 1312 of the California General Corporation Law, a copy of which is attached to this proxy statement as Appendix B.

A vote against the merger does not in itself constitute a demand for dissenters' rights. In order to qualify for dissenters' rights, the shares in question must satisfy each of the following requirements:

o the shares must have been outstanding on the date of determination of shareholders entitled to vote on the merger;

o the shares must not have been voted in favor of the merger;

o the holder of those shares must make a written demand that Signal repurchase his or her shares at fair market value; and

o the shareholder must submit certificates representing those shares for endorsement.

A Signal shareholder who properly follows the procedures for exercising dissenters' rights for his or her stock may be entitled to receive in cash the fair value of his or her stock instead of the consideration provided under the terms of the merger agreement. The fair market value is the value of the shares as of the day before the announcement of the merger.

Under California law, within ten days following the approval of the merger, Signal is required to mail to all shareholders who did not vote in favor of the merger a notice of the approval of the merger, a statement of the price determined by Signal to represent the fair market value of the shares and a description of the procedures for exercising dissenters' rights. The fair market value set forth in the mailing is treated as an offer by Signal to purchase any Signal shares at that price.

Signal shareholders who wish to exercise their dissenters' right must demand that Signal repurchase their shares within thirty days after the date on which the notice of approval of the merger was mailed. The demand must state the number, class and fair market value of the shares. The fair market value set forth in the demand is considered an offer by the dissenting shareholder to sell his or her shares at that price within a thirty-day period. The shareholder must also submit to Signal certificates for those shares to be repurchased. Unless there is any dispute as to the fair market value or status of the shares, Signal is required by law to pay the shareholder the fair market value for his or her shares within thirty days of the date of agreement on the price of the shares or within thirty days after any statutory or contractual conditions to the merger are satisfied, whichever is later.

If Signal and the dissenting shareholder disagree as to the price of the shares or disagree as to whether the shares qualify as dissenting, the shareholder may bring an action in California Superior Court to resolve the dispute within six months after the date on which the notice of the approval of the merger is mailed.

EFFECTIVE TIME

The merger will become effective upon the filing of an agreement of merger with the Secretary of State of the State of California, or such other time as the parties may specify. This filing is anticipated to be made within two business days after receipt of Signal shareholder approval and all required regulatory approvals and the satisfaction or waiver of the other conditions to the merger. See "The Merger Agreement and Related Agreements -- Conditions to the Merger."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; NO FRACTIONAL SHARES

As promptly as practicable after the effective date of the merger, Celgene will cause to be sent to each shareholder of record of Signal as of the effective time of the merger transmittal materials for use in exchanging certificates of Signal common stock (including shares of Signal preferred stock which will be converted into Signal common stock immediately before the merger) for certificates of Celgene common stock. The transmittal materials will contain information and instructions on how to surrender Signal capital stock certificates for new certificates representing Celgene common stock.

No fractional shares of Celgene common stock will be issued to holders of Signal common stock in the merger; instead, Signal shareholders will receive cash in lieu of the fraction of a share of Celgene common stock they would have otherwise received following the effective time of the merger.

Until a holder of Signal common stock surrenders his, her or its certificates representing shares of Signal capital stock, the certificates will, after the effective time of the merger, represent for all purposes only the right to receive Celgene common stock as specified in the merger agreement.

SIGNAL SHAREHOLDERS SHOULD NOT SURRENDER THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A TRANSMITTAL FORM.


NASDAQ LISTING

Celgene will use its commercially reasonable efforts to cause the shares of Celgene common stock to be issued in connection with the merger to be approved for quotation on the Nasdaq National Market or listed on such securities exchange as Celgene common stock is then listed, subject to official notice of issuance.


EXPENSES

Except for the costs of this proxy statement/prospectus, which will be paid by Celgene, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated in the merger agreement will be paid by the party incurring such costs or expenses.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

As of the record date, Signal directors and executive officers and their affiliates owned approximately 6,853,825 shares of Signal capital stock, which represented approximately 23% of the outstanding shares of Signal capital stock entitled to vote at the Signal special meeting. Pursuant to the merger agreement, Signal's directors and executive officers will receive the same consideration for their shares of Signal common stock as the other Signal shareholders.


  Employment Agreement


As part of the merger, it is anticipated that Alan J. Lewis, president and chief executive officer of Signal, will enter into an employment agreement with Celgene to be effective upon the consummation of the merger. As of the date of this proxy statement/prospectus, the terms of such agreement are under negotiation between Dr. Lewis and Celgene.


  Consulting Agreements

As part of the merger, it is anticipated that certain former non-employee directors of Signal will enter into consulting agreements with Signal to provide services to Signal to be effective upon the consummation of the merger.




MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following summarizes the material United States federal income tax consequences of the merger to holders of Signal capital stock who exchange their stock for Celgene common stock in the merger. This summary is for general information purposes only and does not consider all aspects of federal income taxation that may be relevant to you because of your particular circumstances.

This discussion is generally limited to the United States federal income tax consequences to Signal shareholders who will hold their shares of Signal capital stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and will hold their shares of Celgene common stock received in exchange therefor as capital assets.

This   summary  does  not  deal  with  the  United  States  federal  income  tax consequences to persons subject to special treatment under the Internal Revenue Code such as:

o banks, thrifts and other financial institutions;

o mutual funds;

o real estate investment trusts;

o regulated investment companies;

o insurance companies;

o dealers in securities or currencies;

o tax-exempt investors;

o foreign shareholders;

o persons that will hold Celgene common stock as a position in a "straddle," or as part of a "synthetic security" or "hedge," "conversion transaction" or other integrated investment;

o persons who acquired the Signal capital stock pursuant to the exercise of employee stock options or otherwise as compensation;

o persons whose shares of Signal capital stock are qualified small business stock as defined by Section 1202 of the Internal Revenue Code;

o persons that have a "functional currency" other than the U.S. Dollar; and

o investors in pass-through entities, such as partnerships.

Further, it does not include any description of any alternative minimum tax consequences or the consequences arising under United States federal gift and estate taxes or the tax laws of any state, local or foreign government that may be applicable to a holder of Celgene common stock.

Additionally the following discussion does not address:

o the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which Signal shares are acquired or Celgene shares are disposed of;

o the tax consequences to holders of options issued by Signal which are assumed, exercised or converted, as the case may be, in connection with the merger; or

o the tax consequences of the receipt of Celgene shares other than in exchange for Signal shares.

This summary is based on the Internal Revenue Code, final and proposed Treasury regulations thereunder and administrative and judicial interpretations thereof, as of today. All of these are subject to change, possibly with retroactive effect. Any change could alter the tax consequences to Celgene, Signal or the Signal shareholders as described in this summary. Moreover, no rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters addressed in this discussion.

You are advised to consult your tax advisor as to the United States federal income tax consequences of the merger for your particular circumstances, as well as the effect of any state, local, foreign or other tax laws and of potential changes in applicable tax laws.

It is a condition to the obligation of the companies to consummate the merger that each company receive an opinion at closing from its counsel, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. You should be aware that these tax opinions do not bind the Internal Revenue Service. The Internal Revenue Service could reach a different conclusion and a contrary position could be sustained by a court. The tax opinions discussed in this section assume and are conditioned upon the following:

o that all representations, warranties and statements made or agreed to by Celgene, Celgene Acquisition Corp. and Signal, their managements, employees, officers, directors and shareholders in connection with the merger, including, but not limited to, those set forth in the merger agreement (including the exhibits thereto) and the tax representation letters delivered to such counsel by Celgene, Celgene Acquisition Corp. and Signal are true and accurate at all relevant times;

o that original documents submitted to such counsel (including signatures thereto) are authentic, documents submitted to such counsel as copies conform to the original documents, and that all of these documents have been (or will be by the effective time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness of these documents;

o that all covenants contained in the merger agreement (including exhibits thereto) and the tax representation letters, described above, are performed without waiver or breach of any material provision of these covenants;

o that the merger will be reported by Celgene and Signal on their respective U.S. federal income tax returns in a manner consistent with the opinions rendered by such counsel; and

o that any representation or statement made "to the knowledge of" or similarly qualified is correct without that qualification.

EXCHANGE OF SIGNAL CAPITAL STOCK INTO CELGENE COMMON STOCK

Subject to the assumptions and limitations discussed above, in the opinion of Proskauer Rose LLP, tax counsel to Celgene, and Cooley Godward LLP, tax counsel to Signal:

o the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

o no gain or loss will be recognized by Signal, Celgene or Celgene Acquisition Corp. as a result of the merger;

o you will not recognize income, gain or loss upon the exchange of your Signal capital stock for Celgene common stock in the merger, except to the extent of cash, if any, received in payment for a fractional share of Celgene common stock;

o your aggregate tax basis in the Celgene common stock received (including a fractional share for which cash is received) should generally be equal to your tax basis in the Signal capital stock exchanged;

o your holding period in Celgene common stock received should generally begin on the date you acquired the Signal capital stock exchanged; and

o cash, if any received for a fractional share of Celgene common stock will be treated as if you received the fractional share pursuant to the merger and then sold such fractional share for cash. The amount of any gain or loss will be equal to the difference between the ratable portion of your tax basis in the Signal capital stock exchanged in the merger that is allocated to the fractional share and the cash received for it. Any gain or loss will constitute long-term capital gain or loss if your Signal capital stock has been held for more than one year at the time of consummation of the merger.

Even if the merger qualifies as a reorganization, you would recognize income upon receipt of Celgene common stock to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the Signal common stock surrendered. Generally, such income is taxable as ordinary income upon receipt. In addition, to the extent that you were treated as receiving, directly or indirectly, consideration other than Celgene common stock in exchange for your Signal capital stock, gain or loss would have to be recognized.

BACKUP WITHHOLDING

With respect to a cash payment received by a Signal shareholder in lieu of a fractional share of Celgene common stock, a noncorporate shareholder of Signal may be subject to backup withholding at a rate of 31%. However, backup withholding will not apply to a shareholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the transmittal letter, or (ii) otherwise proves to Celgene and its exchange agent that the shareholder is exempt from backup withholding.

INFORMATION REPORTING

Each Signal shareholder that receives Celgene common stock in the merger will be required to file a statement with his or her federal income tax return setting forth his or her basis in the Signal capital stock surrendered and the fair market value of the Celgene common stock received in the merger, and to retain permanent records of these facts relating to the merger.

A successful challenge by the IRS to the reorganization status of the merger would result in significant adverse tax consequences to you. Signal shareholders would recognize taxable gain or loss with respect to each share of Signal capital stock surrendered equal to the difference between each shareholder's basis in such share and the fair market value, as of the effective time of the merger, of the Celgene common stock received in exchange therefor. In such event, your aggregate basis in the Celgene common stock received would equal its fair market value, and the holding period of such stock would begin the day after the effective date of the merger.

ACCOUNTING TREATMENT

The merger is intended to qualify as a pooling-of-interests. The pooling-of-interests method of accounting assumes the companies had always been combined, and the historical financial statements for periods prior to closing of the merger are restated as though the companies had always been combined as required under United States generally accepted accounting principles. The assets and liabilities of Celgene and Signal will be carried forward by the combined company at their historical recorded amounts.

REGULATORY APPROVALS


Transactions such as the merger are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Act, the merger may not be consummated until the specified waiting period requirements of the HSR Act have been satisfied. Celgene and Signal filed notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the Federal Trade Commission under the HSR Act on July 11, 2000, and the waiting period terminates on August 10, 2000 unless extended or terminated earlier. On August 4, 2000, Celgene received verbal notification that early termination of the waiting period had been granted.


RESALE OF CELGENE COMMON STOCK FOLLOWING THE MERGER

The shares of Celgene common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of Celgene common stock issued to any person who is deemed to be an "affiliate" of Signal at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Signal and may include executive officers and directors of Signal, as well as significant shareholders of Signal. Affiliates may not sell their shares of Celgene common stock acquired in connection with the merger except pursuant to:

o an effective registration statement under the Securities Act covering the resale of those shares;

o an exemption under paragraph (d) of Rule 145 under the Securities Act; or

o any other applicable exemption under the Securities Act.

Celgene's   registration   statement   on   Form   S-4,   of  which  this  proxy
statement/prospectus forms a part, does not cover the resale of shares of Celgene common stock to be received by Signal's affiliates in the merger.

                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

The following description of the merger agreement does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached hereto as Appendix A and incorporated by reference herein. Shareholders are urged to read the merger agreement in its entirety for a more complete description of the merger.

GENERAL

THE MERGER. The merger agreement provides that, on the terms and subject to the conditions of the merger agreement, Celgene Acquisition Corp. will merge with and into Signal. As a result of this merger, Signal will become a wholly owned subsidiary of Celgene. In the merger, shareholders of Signal will receive
0.1257 of a share of Celgene common stock, par value $.01 per share, for each share of Signal common stock (including shares of Signal preferred stock which will be converted into Signal common stock immediately before the merger). The merger will become effective upon the filing of an agreement of merger with the Secretary of State of the State of California, or such other time as the parties may specify. This filing is anticipated to be made two business days after receipt of Signal shareholder approval and the satisfaction or waiver of the other conditions to the merger.

CONSIDERATION TO BE RECEIVED IN THE MERGER

The merger agreement provides that, upon consummation of the merger, each outstanding share of Signal common stock (including shares of Signal preferred stock which will be converted into Signal common stock immediately before the merger), other than shares owned by holders who exercise dissenters' rights under California law, will be converted automatically into the right to receive
0.1257 of a share of Celgene common stock.

EXCHANGE OF SHARES. As soon as practical after the effective time of the merger, Celgene will cause to be sent to each shareholder of record of Signal as representing the effective time of the merger transmittal materials for use in exchanging certificates of Signal capital stock for certificates representing Celgene common stock. The transmittal materials will contain information and instructions on how to surrender Signal capital stock certificates for new certificates representing Celgene common stock.

No fractional shares of Celgene common stock will be issued to holders of Signal common stock; instead, Signal shareholders will receive cash for the fraction of a share of Celgene common stock they would have otherwise received. See "The Merger Agreement--Conversion of Shares; Procedures for Exchange of Certificates; No Fractional Shares."

Until a holder of Signal common stock surrenders his, her or its certificates representing shares of Signal capital stock, the certificates will, after the effective time of the merger, represent for all purposes only the right to receive the Celgene common stock specified in the merger agreement.

SIGNAL SHAREHOLDERS SHOULD NOT SURRENDER THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A TRANSMITTAL FORM.

CONDITIONS TO THE MERGER

Under the merger agreement, the respective obligations of each party to effect the merger are subject to the satisfaction or waiver of each of the following conditions:

1. the adoption and approval of the merger agreement and the approval of the principal terms of the merger by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of Signal common stock and the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of Signal preferred stock (each voting as a separate class);

2. the number of shares of Signal common stock into which all dissenting shares are convertible will not constitute in excess of 5% of the outstanding shares of Signal immediately before the merger;

3. the Signal preferred shareholders must have approved the conversion of their shares of preferred stock into Signal common stock immediately before the merger;

4. Celgene must have received affiliate agreements from each of the affiliates of Signal;

5. Celgene must have obtained a letter from KPMG LLP, Celgene's independent public accountants, dated as of the closing date of the merger, with respect to Celgene, and from Ernst & Young LLP, Signal's independent auditors, with respect to Signal, to the effect that, subject to customary qualifications, said firms concur with managements' conclusion that the merger qualifies for pooling-of-interests treatment for financial reporting purposes in accordance with GAAP;

6. Signal must have terminated or modified any and all agreements with Nippon Kayaku Co., Ltd. on terms acceptable to Celgene;

7. the absence of any law, judgment, order or proceeding preventing completion of the merger;

8. all authorizations, permits, consents, orders or approvals of, or declarations or filings with, any governmental entity or other person or entity necessary to effect the transactions contemplated by the merger agreement must have occurred, been filed or been obtained, as the case may be;

9.  each   party   must   have   obtained  all  licenses,  franchises,  permits,
    privileges, immunities, approvals and other authorizations from all governmental entities, whether by transfer, reissuance, modification or otherwise, required to be obtained by it in connection with or for the operation of the business as presently conducted and contemplated in the merger agreement;

10. the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, must have been declared effective by the SEC, and there must not be any stop order or proceedings seeking a stop order;

11. the other party to the merger agreement must have performed and complied with each agreement, covenant and obligation required to be performed or complied with by it under the merger agreement;

12. since December 31, 1999, each party must not have suffered any event, violation or other matter that would have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations, properties or prospects of such party;

13. the representations and warranties must be true and correct in all respects as of the date of the merger agreement and as of the date of completion of the merger with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of a specific date or time, which need only be true and correct in all respects as of such date or time;

14. each party must have delivered or caused to be delivered to the other party each of the items required to be delivered in the merger agreement;

15. key Signal employees must have entered into employment agreements with the surviving corporation; and

16. Celgene must have authorized listing on the Nasdaq National Market the shares of its common stock to be issued in connection with the merger and to be issuable upon exercise of converted Signal stock options and warrants which Celgene will assume at the effective time of the merger.


REPRESENTATIONS AND WARRANTIES

The merger agreement contains various customary representations and warranties of the parties, including the following representations by Signal:

o organization;

o authority relative to the merger agreement;

o capitalization;

o consents and approvals, no violation of law;

o financial statements;

o absence of undisclosed liabilities;

o absence of certain changes or events; material contracts;

o title to properties; encumbrances;

o intellectual property;

o material contracts;

o litigation;

o no default;

o employee benefit plans; ERISA;

o taxes;

o environmental laws and regulations;

o labor matters;

o FDA matters;

o accounting matters;

o opinion of financial advisor;

o compliance with applicable law;

o brokers;

o affiliate transaction;

o tax matters;

o information in disclosure documents and registration statements; and

o vote required.

The  following representations were also made by Celgene and Celgene Acquisition
Corp.:

o organization;

o authority relative to the merger agreement;

o capitalization;

o reports and financial statements;

o compliance with applicable law;

o absence of certain changes or events;

o litigation;

o opinion of financial advisor;

o accounting matters;

o tax matters;

o consents and approvals, no violations;

o brokers; and

o information in disclosure documents and registration statement.

COVENANTS

NON-SOLICITATION. The merger agreement provides that:

o Prior  to  the  effective  time  of the  merger,  neither  Signal,  any of its affiliates, nor any of the respective directors, officers, employees, affiliates, agents or representatives of the foregoing (including, without limitation, any investment banker, attorney or accountant retained by Signal) will, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to or which may reasonably be expected to lead to, any merger, consolidation or other business combination involving Signal or the acquisition of all or any significant portion of the assets or capital stock of Signal, other than the merger (any such proposal being referred to as an acquisition transaction) or negotiate, explore or otherwise engage in discussions with any corporation,  partnership,  person,  other  entity  or  group  (as  defined in
  Section 13(d)(2) of the Exchange Act) (other than Celgene and its representatives) in furtherance of such inquiries or with respect to any acquisition transaction, or endorse any acquisition transaction, or enter into any agreement, arrangement or understanding with respect to any such acquisition transaction or which would require it to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement;


o Signal and its affiliates will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Celgene and its representatives) conducted heretofore with respect to any acquisition transaction; and


o Signal will immediately advise Celgene in writing of any such inquiries or proposals (or indications of a desire to make a proposal) received by (or indicated to), any such information requested from, or any such negotiations or discussions sought to be initiated or continued with, any of it, its affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a corporation, partnership, person or other entity or group (other than Celgene and its representatives) with respect to an acquisition transaction, and the terms thereof, including the identity of such third party, and to update on an ongoing basis or upon Celgene's request, the status of such inquiry or proposal, as well as any actions taken or other developments.


CONDUCT OF BUSINESS PENDING THE MERGER. Under the merger agreement, Signal has agreed that from the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, it will not, except as agreed to with Celgene:

o conduct its business other than in the ordinary and usual course consistent with past practice and shall use its reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and key employees and preserve the goodwill of those having business relationships with it;

o amend its charter, by-laws or other organizational documents or split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property or directly or indirectly redeem or otherwise acquire any shares of its capital stock;

o authorize for issuance, issue or sell or agree to issue or sell any shares of, or rights to acquire or convert into shares of, its capital stock (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for the issuance of shares of Signal common stock upon the exercise of Signal stock options outstanding on the date of the merger agreement;

o merge or consolidate with another entity;

o acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice;

o sell, lease, license, waive, release, transfer, encumber or otherwise dispose of its material assets,

o incur, assume or prepay any material indebtedness or any other material liabilities other than in the ordinary course of business consistent with past practice and other than in connection with borrowing up to $2 million under a secured line of credit with MMC/GATX Partnership No.1,


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

o assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than customers, in each case in the ordinary course of business and consistent with past practice,

o make, extend or modify in any material respect any loans, advances or capital contributions to, or investments in, any other person,

o authorize or make capital expenditures in excess of the respective amounts set forth on a schedule to the merger agreement

o permit any insurance policy naming Signal as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business

o form a subsidiary or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

o adopt, enter into, terminate or amend (except as required by applicable law) any Signal employee benefit plan or other arrangement for the current or future benefit or welfare of any director, officer, or current or former employee or increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases in compensation in the ordinary course of business consistent with past practice and accrued and unpaid bonuses in respect of Signal's fiscal year ended December 31, 1999 that are consistent with past practice and have been properly accrued and reflected on Signal's books and records) or take any action to fund or in any other way secure or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Signal employee benefit plan (including Signal stock options);

o take any action with respect to, or make any material change in, its accounting or tax policies or procedures, except as required by law or to comply with GAAP; or

o take any action or allow any action to be taken by any of its affiliates which would jeopardize the treatment of Celgene's merger with Signal as a pooling-of-interests for accounting purposes or take any action which would jeopardize qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

SHAREHOLDERS' MEETING. Under the merger agreement, Signal has agreed to call, give notice of, convene and hold a meeting of its shareholders on a date as soon as reasonably practicable in accordance with the California General Corporation Law and the federal securities law for the purpose of considering and voting upon the adoption and approval of the merger agreement, the approval of the principal terms of the merger and the approval of conversion of Signal preferred stock. Subject to its fiduciary duties under applicable law, Signal has agreed to take all lawful actions to solicit the approval of the merger by Signal's shareholders.

OTHER COVENANTS. The merger agreement contains other covenants including covenants relating to:

o preparation and filing of a proxy statement;

o access to information;

o pooling-of-interests accounting;

o coordination and cooperation with respect to tax matters;

o preparing and filing of disclosure documents;

o actions and filings with governmental bodies, agencies, officials or other authorities and third parties;

o public announcements;

o maintaining books and records;

o filing of a Form S-4 registration statement;

o government authorizations; and

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

o the listing of the Celgene common stock issued in the merger.

FURTHER ACTION. The merger agreement provides that each of the parties to the merger agreement will use its best efforts to take all actions and to do all other things necessary, proper or advisable to:

o consummate and make effective as promptly as practicable the transactions contemplated by the merger agreement;

o obtain in a timely manner all necessary waivers, consents and approvals;

o effect all necessary registrations and filings; and

o otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under the merger agreement.


TERMINATION

The merger agreement provides that it may be terminated and the merger may be abandoned:

o at any time before the closing of the merger, by mutual written consent of Celgene and Signal;

o at any time before the closing of the merger, by either Celgene or Signal:

o in  the  event  of  a  material   breach  of  the  merger   agreement  by  the
  non-terminating party; or

o upon notification to the non-terminating party by the terminating party that the non-terminating party has failed to satisfy a condition set forth in the merger agreement or in any related agreement contemplated in the merger agreement required to be satisfied by such non-terminating party prior to or at the closing date of the merger;

o at any time after December 31, 2000 by either Celgene or Signal if the merger has not been consummated by that date. However this right to terminate will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before that date;

o at any time by either Celgene or Signal if the Signal shareholders do not approve the merger; and

o at any time before the closing of the merger by Celgene:

o if  the  Signal  board  of  directors   withdraws  or  materially  amends  its
  recommendation to approve the merger or recommends another acquisition proposal; or

o Signal breaches its agreement not to solicit, encourage, or participate in discussions or negotiations, with respect to acquisition proposals with parties other than Celgene.

In the event of the termination of the merger agreement, the merger agreement provides that it will become void and there will be no liability on the part of any party except that:


(a) if Signal's board withdraws its recommendation that shareholders vote for the merger, or solicits or recommends another acquisition transaction with a third party, then Signal will pay to Celgene $10 million dollars immediately;


(b) if Signal breaches a representation or warranty or breaches a covenant, then Signal will pay to Celgene $5 million immediately plus an additional $5 million if Signal signs or completes another acquisition transaction within one year;


(c) if the merger is not completed by December 31, 2000 and Celgene terminates the merger agreement, or if Signal shareholders do not approve the merger, then Signal will pay to Celgene $10 million if Signal signs or completes another acquisition transaction with a third party within one year; and


(d) if Celgene breaches a representation or warranty or breaches a covenant, then Celgene will pay to Signal $5 million immediately.


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

In addition, Celgene's option to purchase shares of Signal common stock and stock appreciation rights becomes immediately exercisable for one year with respect to subparagraph (a) and becomes exercisable only if Signal signs or completes another acquisition transaction within one year with respect to subparagraphs (b) and (c).


AMENDMENT; WAIVER

The merger agreement may be amended at any time in a writing signed by each of the parties. Once Signal shareholders have approved the merger, no amendment that requires further approval by the Signal shareholders may be made without such further approval.

At any time before the effective time of the merger, a party may in a document signed by each party:

o extend the time for performance of any of the obligations or other acts of the other parties;

o waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

o waive compliance, where permissible, with any of the agreements or conditions contained in the merger agreement.

FEES AND EXPENSES

Expenses related to the exchange of the shares of Signal common stock in the merger will be paid by Signal. Expenses incurred in connection with the filing fee for the registration statement and the printing of the proxy statement/prospectus and the registration statement will be paid by Celgene. Otherwise, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the expenses, whether or not the merger is consummated.

VOTING AND PROXY AGREEMENT


In connection with the merger agreement, Celgene entered into individual voting and proxy agreements with certain shareholders of Signal. These shareholders combined represented approximately 55% of Signal common stock and 79% of Signal preferred stock as of the record date.


The shareholders signing the voting and proxy agreement, among other things, granted to Celgene an irrevocable proxy to vote their shares of Signal capital stock in favor of the adoption and approval of the merger agreement, the conversion of Signal preferred stock to Signal common stock and approval of the principal terms of the merger and any other transactions contemplated by the merger agreement. The voting and proxy agreement provides that it will terminate upon the effective date of the merger and, in any event, any proxy executed pursuant to the voting and proxy agreement will automatically terminate upon termination of the merger agreement.

OPTION AGREEMENT

In connection with the merger agreement, Signal entered into an option agreement with Celgene in which Signal granted Celgene an option to purchase 2,000,000 shares of Signal common stock and stock appreciation rights with respect to 3,000,000 shares of Signal common stock for a cash exercise price of $6.60 per share, subject to adjustment as described in the option agreement.

The option agreement provides that Celgene can exercise the option to purchase all or part of the 2,000,000 shares as follows:

o if the merger agreement is terminated by Celgene because Signal's board of directors withdraws or amends its recommendation or approval of the merger or the merger agreement or makes a recommendation with respect to another acquisition transaction, Celgene can exercise the option at any time during the one year period beginning on the date of such termination; or

o if the merger agreement is terminated by Celgene because Signal has materially breached any of its representations and warranties or covenants or agreements under the merger agreement or the merger is not consummated before December 31, 2000, or by either Celgene or Signal because the approval of Signal's shareholders is not obtained and Signal has directly or indirectly entered into a definitive agreement for or has consummated an acquisition transaction within one year of such termination, then Celgene can exercise the option from the date on which Celgene receives notice of the event triggering its right to exercise the option to the date that is three business days after the acquisition transaction occurs.

Under the option agreement, if Celgene exercises the option and then sells or otherwise disposes of the shares, Signal will pay Celgene stock appreciation rights in the form of an amount in cash equal to 3,000,000 multiplied by the excess, if any, of the price per share Celgene receives in the sale or disposition of the shares over $6.60.

The option agreement provides that it will terminate upon the effective date of the merger or upon termination of the merger agreement other than as described above. However, if Celgene is prohibited from exercising the option by actions taken by the Federal Trade Commission or the Department of Justice in connection with the Hart-Scott-Rodino Antitrust Improvements Act, the option agreement will not terminate until the earlier of 30 days from the date such prohibition is removed or six months after the date Celgene's right to exercise the option would otherwise have terminated.

CONFIDENTIALITY AGREEMENT

Signal and Celgene entered into a confidentiality agreement on May 25, 2000 that provides for, among other things, the confidential treatment of the discussions regarding the merger and the exchange of confidential information concerning Signal and Celgene. Signal and Celgene subsequently entered into a letter of intent, dated June 22, 2000, that confirmed the obligations contained in the confidentiality agreement.

AGREEMENT OF SIGNAL AFFILIATES

Rule 145 under the Securities Act of 1933 regulates the disposition of securities of "affiliates" of Signal in connection with the merger. At least 10 days before the effective date of the merger, Signal will deliver to Celgene a list identifying all persons who are or may be deemed to be, at the time of the Signal meeting, "affiliates" of Signal for purposes of Rule 145 under the Securities Act. This list may be further updated before the effective time of the merger. Signal has agreed to use its reasonable best efforts to cause each person who is identified as an affiliate in this list to deliver to Celgene, before the effective time of the merger, a written affiliate agreement. Under these affiliate agreements, each affiliate will represent that he, she or it has been advised that the affiliate may not sell, transfer or otherwise dispose of Celgene common stock issued to the affiliate in the merger unless the sale, transfer or other disposition:

(1) has been registered under the Securities Act;

(2) complies with the requirements of Rule 145 under the Securities Act;

(3) in the opinion of counsel reasonably acceptable to Celgene, is otherwise exempt from registration under the Securities Act; or

(4) based on advice to the affiliate from the SEC, will not be the subject of SEC action (and the staff of the SEC would not recommend any SEC action) with respect to such sale, transfer or other disposition.

In addition, under these affiliate agreements each affiliate has further represented that he, she or it will not sell, transfer or otherwise dispose of any Celgene common stock received in the merger until after the publication of financial statements reflecting the combined operating results of Signal and Celgene for a period of not less than 30 days after the merger.

                         INFORMATION REGARDING CELGENE

                        OVERVIEW OF CELGENE'S BUSINESS

Celgene Corporation, a Delaware Corporation incorporated in 1986, is an independent biopharmaceutical company engaged primarily in the discovery, development and commercialization of orally administered, small molecule drugs for the treatment of cancer and immunological diseases. The key mechanisms of action for Celgene's drugs are modulation of the overproduction of TNF-- and inhibition of angiogenesis. Additionally, Celgene's chiral chemistry program develops chirally pure versions of existing compounds for both pharmaceutical and agrochemical markets. Celgene had total revenues of $26.2 million in 1999.

The FDA approved Celgene's first commercialized product, THALOMID, for sale in the United States in July 1998. The approved indication for THALOMID is for the treatment of acute cutaneous manifestations of moderate to severe ENL and as maintenance therapy for prevention and suppression of cutaneous manifestation recurrences. ENL is an inflammatory complication of leprosy. Celgene sells this product in the United States through our 80 person sales and commercialization organization.

Celgene's pipeline of new drugs is highlighted by two classes of orally administered therapeutic agents: IMiDs and SelCIDs. The IMiD class is based on the activity of THALOMID in modulating the overproduction of TNF-- and inhibiting angiogenesis. In preclinical studies, Celgene's IMiDs have demonstrated a higher level of activity than thalidomide. In animal models, these compounds did not cause birth defects or sedation. Celgene completed
Phase I trials in the fourth quarter of 1999 for each of its lead IMiDs. The results, announced in February, 2000, found that both IMiDs were well-tolerated in healthy human volunteers.

The second class of compounds, SelCIDs, is designed to modulate TNF-- by selectively inhibiting PDE 4, a key cell-signaling enzyme. Celgene's SelCIDs are targeted to control inflammation without broad suppression of the immune system. Phase I trials demonstrated Celgene's lead SelCID compound, CDC 801, was safe and well tolerated. There were no signs of nausea or vomiting, common side effects of known PDE 4 inhibitors. CDC 801 is being tested in a Phase II pilot, placebo controlled trial for the treatment of Crohn's disease. This trial is expected to be completed in the first half of 2000.

In the third quarter of 1999, Celgene announced favorable clinical results of two Phase III pivotal efficacy trials for d-methylphenidate or d-MPH, a chirally pure version of dl-methylphenidate. dl-methylphenidate is commonly marketed as Ritalin(Reg. TM). d-methylphenidate is designed to treat the symptoms of Attention Deficit Disorder, or ADD and Attention Deficit Hyperactivity Disorder, or ADHD. Celgene expects that the final 12-month safety trial will be completed in the first half of 2000 and Celgene plans to submit an NDA to the FDA in the second half of 2000.

CELGENE PRODUCT OVERVIEW

The target disease states for, and clinical trial status of, THALOMID and Celgene's products and compounds currently under development are outlined in the following table:



  PRODUCT              INDICATION/INTENDED USE                             STATUS
----------   ------------------------------------------   ----------------------------------------
THALOMID     Erythema Nodosum Leprosum (ENL)              Approved
             Multiple Myeloma                             Phase II trial data published and
                                                          presented at the American Society of
                                                          Hematology. Phase III pivotal trial
                                                          protocol in preparation.
             Myelodysplastic Syndrome                     Phase II trial ongoing and initial data
                                                          presented at the American Society of
                                                          Hematology.
             Leukemia                                     Multiple Phase II trials underway.
             Glioblastoma(1)                              Initial Phase II trials completed.
                                                          Other Phase II trials underway.
             Liver Cancer                                 Phase II trial underway.
             Kidney Cancer                                Phase II trial underway.
             Prostate Cancer(1)                           Initial Phase II trial completed.
                                                          Other Phase II trials underway.
             Kaposi's Sarcoma(1)                          Phase II trial completed.
             Cancer Cachexia                              Initial Phase II trial completed.
             Sarcoidosis                                  Initial Phase II trial completed.
                                                          Other Phase II trials underway.
             Scleroderma                                  Initial Phase II trial completed.
             Recurrent Aphthous Stomatitis                Phase III pivotal trial completed in
                                                          AIDS patients.
             Crohn's disease                              Phase II trial completed and initial
                                                          data published.
             Ulcerative Colitis                           Phase II trial underway.
             Colon and Rectal Cancer(1)                   Phase II trial underway.
SelCIDs
 CDC 801     Crohn's disease                              Phase II trial underway.
 CC 7085     Crohn's disease                              Preclinical toxicology.
IMiDs
 CDC 501     Blood cancers                                Initial Phase I trial completed.
 CC 4047     Blood cancers                                Initial Phase I trial completed.
d-MPH        Attention Deficit Disorder and Attention     Phase III pivotal efficacy trials
             Deficit Hyperactivity Disorder               completed. Phase III safety trials
                                                          ongoing.



----------
(1) At least one study supported by the National Cancer Institute




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


OVERVIEW OF ONCOLOGY AND IMMUNOLOGY

Celgene's clinical and commercial focus is to produce a portfolio of highly potent, selective drugs that have the potential to regulate the overproduction of TNF-- and are anti-angiogenic.

TNF--, produced primarily by certain white blood cells, is one of a number of proteins called cytokines that act as chemical messengers throughout the body to regulate many aspects of the immune system. TNF-- is essential to mounting an inflammatory response, which is the normal immune system reaction to infection or injury that rids the body of foreign agents and promotes tissue repair. However, chronic or excessive production of TNF-- has been implicated in a number of acute and chronic inflammatory diseases. These disease states, which are inadequately treated with existing therapies, include non-insulin dependent diabetes, Alzheimer's disease, congestive heart failure, inflammatory bowel disease, rheumatoid arthritis, cancer cachexia, Parkinson's disease, multiple sclerosis and lupus.

Traditional therapies for these disease states include anti-inflammatory drugs and immunosuppressive agents. These therapies often fail to achieve significant clinical benefits and can cause serious side effects such as severe drops in certain blood component counts, liver toxicity, osteoporosis, teratogenicity and various endocrine abnormalities. Celgene believes that selective control and reduction of TNF-- represents a promising new strategy for treating chronic inflammatory diseases. In pursuit of this strategy, two broad classes of compounds have been investigated: proteins and small synthetic molecules.

Anti-TNF--   proteins,   including   anti-TNF--  antibodies  and  TNF--  soluble
receptors, have demonstrated efficacy in the treatment of such chronic inflammatory diseases as rheumatoid arthritis and Crohn's disease. While initial doses of these anti-TNF-- proteins have been well tolerated and have reduced disease activity in clinical studies, these proteins exhibit certain shortcomings linked to their nature as proteins. First, they are large molecules that must currently be injected or infused. Second, the period of efficacy of a given dosage of a protein-based drug can decline with repeated administration, rendering protein-based drugs more suitable for treatment of acute pathological conditions rather than chronic disease states. This limitation is due in part to increasing production by a patient's immune system of antibodies that neutralize administered proteins.

There are a number of large molecule, protein-based therapeutic products under development by other companies for TNF-- modulation. One product has received approval from the FDA for the treatment of Crohn's disease and rheumatoid arthritis, and another has received approval for rheumatoid arthritis. Synthetic small molecule drugs, however, if successfully developed, may prove to be preferable in the treatment of chronic inflammatory diseases, due to factors such as oral dosing, lower cost of therapy and avoidance of undesirable immune response that results in adverse side effects and reduced efficacy. Celgene believes that our small molecule immunotherapeutic compounds have the potential to selectively modulate TNF-- while affording these benefits.

In addition, research has indicated that Celgene's small molecule drug, THALOMID, is anti-angiogenic. Angiogenesis is the fundamental biological process by which new blood vessels are formed. Cancer cells require oxygen and nutrients and initiate a biochemical mechanism that stimulates angiogenesis which, in turn, provides the cancerous cells with the blood supply that they need to grow. Inhibition of angiogenesis could adversely affect the graft of a tumor and be a potential anti-cancer therapy. This therapy could be also used in conjunction with radiation or more traditional chemotherapeutic agents. Currently, a number of anti-angiogenic agents are being developed by a number of companies. However, Celgene believes that THALOMID is the only product on the market that has a direct anti-angiogenic effect. Moreover, preliminary research suggests that Celgene's two new classes of small molecule immunotherapeutic compounds -- one of which is based on thalidomide's activity -- may be anti-angiogenic.

THALOMID

In July 1998, Celgene received FDA approval to market THALOMID for treatment of ENL and the product was launched in late September 1998. THALOMID is the first drug approved under a special "Restricted Distribution for Safety" regulation and is distributed through our S.T.E.P.S. program. Celgene's program is designed to support the safe and appropriate use of THALOMID and has been made a part of the approved labeling for THALOMID. Celgene is currently developing THALOMID for the treatment of a variety of serious disease states for which Celgene believes there are currently no adequate approved therapies. Celgene's current intent is to seek FDA approval for THALOMID for at least one cancer of the blood, such as multiple myeloma, one solid tumor cancer and an AIDS-related indication.

The immunological and anti-angiogenic properties of THALOMID are being investigated as the basis for treatment of a variety of oncological diseases, and a number of trials are ongoing, some in cooperation with the NCI, to evaluate the potential of the drug in cancer. Key investigations include multiple myeloma, which was the subject of an article and editorial in the November 18, 1999 issue of The New England Journal of Medicine, Volume 341, Number 21, and glioblastoma multiforme, for which initial data were presented in November 1999 at the Chemotherapy Foundation Symposium XVII in New York. Additional presentations have been made at the 41st ASH Symposium in December 1999.

Celgene's work with thalidomide was originally based on a scientific collaboration with The Rockefeller University's Laboratory of Cellular Physiology and Immunology. In the early 1990s, researchers at The Rockefeller
University discovered that thalidomide is a selective modulator of TNF-- and, therefore, could be of potential benefit in many serious immune-related disease states, including cachexia and other AIDS-related conditions. Celgene believes that, in serious and debilitating disease states, the risk of birth defects and other potential side effects related to thalidomide is outweighed by the drug's potential clinical benefits. The Rockefeller University has granted to Celgene certain exclusive rights and licenses to manufacture, use and sell thalidomide for treating the toxicity associated with high concentrations of TNF-- in septic shock, cachexia and HIV-related disease states. Researchers at the Children's Medical Center, which is affiliated with Harvard University, discovered that thalidomide is anti-angiogenic and filed patents on this utility. These patents, some of which have not issued in the United States, are exclusively licensed to EntreMed, Inc. Celgene was granted an exclusive sublicense to all of EntreMed's thalidomide patents in December 1998.

As  a  result  of  Celgene's  own  applications  and  designations acquired from
EntreMed,  we  now  have  Orphan  Drug  designations  from  the FDA for THALOMID covering: primary brain malignancies; HIV associated wasting syndrome; severe Recurrent Aphthous Stomatitis, or RAS, in severely, terminally immunocompromised patients; clinical manifestations of mycobacterial infections caused by Mycobacterium tuberculosis and non-tuberculous mycobacteria; ENL; multiple myeloma; Crohn's disease and Kaposi's sarcoma. If the FDA approves any of these indications for THALOMID, Celgene will be granted a seven-year period of exclusivity during which time the FDA is prohibited, except under some conditions, from approving another version of thalidomide for the approved indication.

Thalidomide was developed initially as a sedative, and was also widely prescribed by doctors in Europe in the late 1950s and early 1960s to pregnant women for relief of morning sickness. After severe birth defects were later observed with use of the drug, it was virtually removed from the world market. Thalidomide was later discovered to have therapeutic effects in the treatment of ENL, a disease that is rare in the United States but common in many parts of the developing world. Although the FDA had never approved the marketing of thalidomide, the U.S. Public Health Service has dispensed the drug for the treatment of ENL for the past 25 years. Celgene notes that thalidomide's history may limit market acceptance of THALOMID.

ONCOLOGY

Cancer tissue has many blood vessels. This observation has led to the realization that growth of blood vessels is essential for tumor growth, invasion and metastasis. Specifically, developing solid primary tumors are believed to remain clinically insignificant unless they can arrange to obtain nourishment from their host. Biochemically, an invasive tumor acts by altering a complex system of factors causing the formation of new blood vessels from existing ones. Almost three decades ago, it was proposed that this tumor angiogenesis could be a target of cancer therapy. Anti-angiogenic compounds were believed to be able to work by reducing or halting remaining tumor growth and could also be used in conjunction with more traditional chemotherapeutic agents. Thalidomide was discovered to be anti-angiogenic at the Children's Medical Center in Boston.

Celgene   is   currently   working  with  the  NCI  and  a  number  of  clinical
investigators to assess the potential of THALOMID in the treatment of various cancers. In the first 12 months after THALOMID was commercially launched in the United States, approximately 70% of the product's prescriptions were in oncology, as reported by prescribers on our S.T.E.P.S. program enrollment surveys.

Multiple Myeloma. Multiple myeloma is a malignant proliferation of plasma cells and plasmacytoid cells. It is the second most common blood borne malignancy and is invariably fatal. According to the Leukemia Society of America, multiple myeloma accounts for about 13% of blood borne disease and affects approximately 40,000 people in the United States. The incidence of this disease is approximately four per 100,000, and approximately 14,400 cases are reported annually with approximately 11,000 deaths associated with the disease every year.

Clinical research published in the November 18, 1999 edition of The New England Journal of Medicine, Volume 341, Number 21, reported results of a study conducted at the University of Arkansas on the use of THALOMID in 84 multiple myeloma patients with advanced stage disease and histories of extensive prior chemotherapeutic interventions, radiation treatments and multiple bone marrow transplants. This Phase II study found that 32% of the patients had a partial response and 10% of the patients had a complete or nearly complete remission based on decreases in paraprotein, the myeloma protein in serum, or Bence Jones protein in urine, important markers of the progression of the disease. Clinical data from 180 patients in this study was presented at the December 1999 ASH meeting by researchers at the University of Arkansas who reported that 36% of the patients achieved a 25% reduction in tumor burden. Eighteen patients achieved paraprotein response of at least 90%, 14 patients achieved at least a 75% paraprotein response, 16 patients achieved at least a 50% paraprotein response and four patients achieved a complete response. Side effects reported by the investigators were constipation, weakness/fatigue and somnolence. A number of additional presentations and posters presented confirmatory evidence at the ASH meeting regarding the efficacy of THALOMID. In September 1999, similar findings were reported at the International Myeloma Workshop in Stockholm, Sweden on trials conducted at Cedars-Sinai Medical Center, Los
Angeles. In this Phase II, open label study of 20 relapsing or progressive multiple myeloma patients utilizing low-dose THALOMID administered over an eight-week trial period, 30% of patients experienced a greater than 50% reduction of tumor burden. Further data confirming earlier trials was presented at the Chemotherapy Foundation Symposium XVII in November 1999 in New York on 15 refractory patients treated at Saint Vincent's Medical Center, New York in which there was observed a 67% overall response with THALOMID alone or in combination with chemotherapy.

In the 12 months following the launch of THALOMID, as reported by prescribers on Celgene's S.T.E.P.S. program enrollment surveys, approximately 30% of total usage was in multiple myeloma. Based on this information and on the growing volume of clinical trial data, Celgene's plan is to develop a regulatory/clinical program based on what has been learned from these studies and file a supplemental NDA for THALOMID for the treatment of multiple myeloma.


Glioblastoma Multiforme. Glioblastomas are the most common brain tumors and account for 50% of all gliomas, an aggressive form of brain cancer. The usual treatment of high-grade gliomas is surgical removal followed by radiation therapy.

Studies at the New York University School of Medicine and at the Dana Farber Institute have demonstrated the potential for thalidomide as a treatment for glioblastoma multiforme. Phase I/II data from the New York University trial were presented in November 1999 at the Chemotherapy Foundation Symposium XVII in New York. THALOMID in combination with carboplatin was administered to 71 patients with recurrent glioblastoma multiforme. At the maximum tolerated dose of THALOMID, 53 of the patients were evaluated for efficacy, with 70%
experiencing   responses,   two   with   partial   responses,  35  with  disease
stabilization. The trial's most commonly reported side effects were constipation and drowsiness. A Phase III trial will assess whether patients benefited because of the higher carboplatin doses or if there was any synergy between thalidomide and carboplatin. Additionally, a Phase II trial has been initiated in collaboration with the NCI's Radiation Therapy Oncology Group to investigate the effect of THALOMID and radiation as co-therapy for the treatment of glioblastoma.

Other Oncology Indications. In addition to glioblastoma multiforme, the NCI is currently investigating THALOMID in clinical trials on prostate, colorectal, head and neck and non-small cell lung cancer. Other trials such as those in liver cancer, kidney cancer and leukemia are being run by key investigators. Recently, researchers in London reported that continuous, low-dose thalidomide is useful as an agent in patients with advanced cancers as a palliative. That study showed that three of 18 patients with kidney cancer also showed a response benefit and three patients had stabilization of their disease for periods of up to six months. In addition, four of 17 melanoma patients experienced stable disease for up to six months. According to a report in the medical journal Lancet, follow-up studies using higher doses have also shown "encouraging results" in patients with kidney cancer. These researchers are now testing thalidomide in combination with interferon or interleukin 2 in this group. Similarly, the NCI reported trial results in which 63 patients were treated with either a low dose or a high dose of thalidomide. Approximately 53% of the low dose and 68% of the high dose patients had declines in prostate specific antigen, a recognized marker for prostate cancer. If successful, these studies would establish proof of principle, leading to the design of additional trials, including pivotal studies.


IMMUNOLOGY

THALOMID has been shown to impact the immune system both in vitro and in vivo. Examples of such biological activities include the inhibition of TNF--, stimulation of the anti-inflammatory cytokine IL-10 and activation of T-cell function. These types of activities could prove to have therapeutic benefit in a variety of inflammatory, infectious and autoimmune diseases. The two key areas of investigation at present involve inflammatory bowel disease and serious complications associated with HIV/AIDS. In addition, other areas of investigation include sarcoidosis, an inflammation of body tissue which often attacks the lungs and lymph nodes, and scleroderma, a chronic tissue disorder.

Erythema Nodosum Leprosum. ENL is a complication of leprosy, a chronic bacterial disease. Although the disease is relatively rare in the United States, leprosy afflicts millions worldwide. ENL occurs in about 30% of leprosy patients and is characterized by cutaneous lesions, acute inflammation, fever and anorexia. On July 16, 1998, Celgene received approval from the FDA to market THALOMID for the treatment of ENL.

Inflammatory Bowel Disease. According to the Crohn's and Colitis Foundation of America, there are approximately one million Americans with active inflammatory bowel disease. Inflammatory bowel disease is characterized by serious chronic inflammation of the wall or any part of the gastrointestinal tract and results in pain, bloating and diarrhea. In addition, the chronic inflammation may result in abscesses and fistula formation. The most serious form of inflammatory bowel disease is known as Crohn's disease with an estimated 70,000 to 125,000 U.S. patients diagnosed with active moderate to severe manifestation of the disease.

A Phase II pilot study using THALOMID in patients with severe Crohn's disease has been concluded at the Cedars-Sinai Medical Center, Los Angeles, and reported in the journal Gastroenterology. About 70% of the patients suffering from moderate to severe Crohn's disease who completed at least five weeks of the 12-week trial demonstrated a response when treated with low dose THALOMID, with 20% of these patients experiencing remission. All patients were able to reduce their steroid regimen by at least 50%, with 44% of patients discontinuing steroids. Data from this trial suggests that THALOMID may provide clinical benefit and potentially reduce the need for steroid treatment. This combination of effects could mean improvement over current therapeutic options. A similar Phase II pilot study has been initiated at Cedars-Sinai Medical Center using THALOMID for chronically active ulcerative colitis, which is another form of inflammatory bowel disease. Estimates of the prevalence of ulcerative colitis in the United States generally range between 250,000 and 500,000. Recent preliminary data has shown that eight of 11 patients with intractable bowel disease benefited from THALOMID.

HIV/AIDS. Recurrent Aphthous Stomatitis, or RAS, is a complication of AIDS characterized by lesions of the oral cavity, esophagus and gastrointestinal tract and may interfere with normal eating. Celgene believes RAS currently afflicts an estimated 5,000 AIDS patients in the United States. Positive results have been reported in a study conducted by the AIDS Clinical Trials Group of the National Institutes of Health using a formulation of thalidomide manufactured by a third party. In mid-1997, Celgene began a pivotal clinical trial involving 84 patients for the evaluation of THALOMID in the treatment of RAS, using the same principal investigator as the AIDS Clinical Trials Group study. Celgene will be analyzing this clinical trial data in 2000 with a view toward the possibility of a supplemental NDA submission to the FDA.


S.T.E.P.S. PROGRAM

Working with the FDA and other governmental agencies as well as certain advocacy groups, Celgene designed and implemented its S.T.E.P.S. program, the objective of which is the safe and appropriate use of THALOMID. This proprietary program includes comprehensive physician, pharmacist and patient education. Female patients are required to use contraception and are given pregnancy tests regularly. All patients are also subject to other requirements, including informed consent and participation in a confidential outcomes registry managed on Celgene's behalf by an academic epidemiology research group. Physicians are also required to comply with the educational, contraception counseling, informed consent and pregnancy testing and other elements of the program. Dispensing pharmacists are required to confirm that the physician is a registered participant in the program, and that the patient has signed an informed consent. Automatic refills are not permitted under the program and each prescription may not exceed four weeks dosing. A new prescription is required each month.


SALES AND COMMERCIALIZATION

Celgene has established an organization of approximately 80 persons to sell and commercialize THALOMID. These individuals have considerable experience in the pharmaceutical industry and many have experience with oncological and immunological products. Celgene expects to expand its THALOMID sales and commercialization group to support products it develops to treat oncological and immunological diseases. Celgene intends to market and sell the products it develops for indications with accessible patient populations. For drugs with indications with larger patient populations, Celgene anticipates partnering with other pharmaceutical companies. In addition, Celgene is positioned to accelerate the expansion of these sales resources as appropriate to take advantage of product in-licensing and product acquistion opportunities. Celgene intends to establish commercial relationships with selected companies in other countries to market THALOMID.


MANUFACTURING

THALOMID  is  formulated  and  encapsulated  for Celgene by Penn Pharmaceuticals
Ltd. of Great Britain in an FDA approved facility devoted exclusively to the production of THALOMID capsules. Both the bulk manufacturing facility that produces the drug substance for THALOMID and the Penn facility have been certified as cGMP compliant. In certain instances, Celgene may be required to make substantial capital expenditures to access additional manufacturing capacity. In addition,

Celgene has established a contract with another cGMP certified bulk drug substance supplier for THALOMID that will begin in 2001 once the regulatory process is completed. Celgene is also actively seeking an alternate manufacturer to provide additional capacity for the formulation and encapsulation of THALOMID and expects that this will be concluded in 2000.


IMIDS

Celgene has designed and synthesized a number of novel structural analogues of thalidomide called IMiDs which have been demonstrated in in vitro tests to be substantially more potent than thalidomide. There can be no assurance, however, that the same effect can be duplicated in humans. Animal models have suggested that our IMiDs do not cause the birth defects associated with thalidomide. Research on these compounds has identified two clinical trial candidates and each has completed a Phase I trial. Research continues on follow-on compounds with enhanced immunological and anti-angiogenic activity. IMiDs may have potential  for  treating  conditions  where  there  is  a  deficiency  in T-cell activity, such as viral diseases including HIV-related diseases, or for enhancing potential IL-12 mediated anti-tumor activities. In preclinical studies, Celgene's lead IMiD compound has been shown to inhibit interleukins 1-beta, 6 and 12 while stimulating the production of interleukins 10 and 2 as well as interferon gamma. The activity of T-cells is enhanced by the compound up to 1,000 times more than with thalidomide. Celgene expects to advance its lead IMiD, CDC 501, into a Phase II pilot trial in a blood cancer during 2000. The U.S. Patent and Trademark Office has issued composition of matter and use patents to Celgene relating to its IMiDs.


SELCIDS

Celgene has designed, synthesized and tested a large number of SelCIDs. These compounds have demonstrated the ability to be highly specific inhibitors of TNF-- overproduction in in vitro bioassays of human cells. SelCIDs appear to have a specific inhibitory effect on PDE 4, which is linked to the overproduction of TNF--. Studies have determined that many of the SelCIDs decrease synthesis of TNF-- through selective inhibition of PDE 4. Preclinical and animal tests have shown this class of compounds to be up to 10,000 times more active with a longer half-life than THALOMID. Celgene believes that control of TNF-- at its source, versus simple removal of circulating levels of the cytokine, may facilitate more effective therapy without immune suppression. There can be no assurance, however, that the same effect can be duplicated in humans.

Celgene's lead SelCID, CDC 801, was found to be well tolerated in two Phase I trials completed in 1999 in the United Kingdom. A Phase II pilot trial for this compound in Crohn's disease commenced in 1999 at the Cedars-Sinai Medical Center and results are expected in the first half of 2000. In addition, Celgene expects to initiate a Phase II pilot trial for CDC 801 in a blood cancer during 2000. Other SelCIDs have been identified and the most advanced of these is undergoing toxicological evaluation in preparation for the initiation of Phase I trials. Unlike many therapeutics which inhibit PDE 4, SelCIDs have not shown any evidence of acute nausea and vomiting in patients. The U.S. Patent and Trademark Office has issued to Celgene composition of matter and use patents relating to its SelCIDs.


CHIRAL CHEMISTRY

Many human pharmaceuticals and agrochemicals exist in two different three-dimensional configurations that are identical in chemical structure but are mirror images of each other. These conformations, known as enantiomers, or isomers, generally interact differently with biological targets. In clinical applications, one isomer may result in the desired therapeutic effect by stimulating or inhibiting a targeted biological function, while the other isomer may be inactive or cause undesirable side effects. In contrast to racemic compositions which contain both isomers, the use of chirally pure pharmaceuticals can result in significant clinical benefits such as reduced toxicity and increased efficacy. In agrochemical applications, the use of chirally pure chemicals can result in a substantially reduced volume of product required to achieve the desired benefit, thereby potentially lowering manufacturing costs and reducing the environmental burden as compared with racemic chemicals.



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Celgene's  biocatalytic  process  enables  the  efficient production of chirally pure compounds. This patented process is based primarily on the use of enzymes called aminotransaminases, which are optimized by Celgene through a variety of techniques including genetic engineering. These enzymes catalyze the production of only the desired stereoisomer of a chiral compound and can be used in conventional chemical synthesis reactors at room temperature.

Celgene's  biocatalytic  process  for  producing chirally pure compounds differs from the more common approach of producing racemic mixtures followed by separation of the desired stereoisomer through resolution techniques such as crystallization or chromatography. These traditional approaches to producing chirally pure compounds can be cumbersome, result in low yields, use substantial amounts of raw materials and involve the disposition of waste product. Traditional approaches also are generally less economical than Celgene's process. Celgene believes that its biocatalytic process can be applied to the manufacture of a wide variety of organic chemicals.

Celgene believes there is a significant incremental opportunity in developing selected, chirally pure versions of approved drugs currently sold in racemic form. Compounds that have been approved and marketed have a significant body of information regarding their safety and efficacy and consequently:

o the cost and duration of preclinical evaluations and clinical trials may be reduced if reference may be made to data used in the course of obtaining regulatory approval for the racemic parent compound;

o the risk of not obtaining regulatory approval may be reduced; and


o marketing risks may also be reduced due to the established market for the parent compound.


Celgene has made significant progress over the past year in the development of d-methylphenidate, the chirally pure version of Ritalin. Celgene has also made significant progress in the development and production of chirally pure agrochemicals. Celgene believes that the agrochemical market presents a substantial opportunity because many agrochemicals produced in racemic form could be manufactured in chirally pure form.


D-MPH


Celgene has completed two pivotal Phase III efficacy trials for its chirally pure version of Ritalin. These trials found that d-methylphenidate met all efficacy parameters for controlling symptoms of ADD and ADHD in school-age children. Drugs containing dl-methylphenidate such as Ritalin have been used for decades for the treatment of ADD and ADHD. Celgene believes that one million children in the United States were treated with dl-methylphenidate and other psychostimulants in 1998. Total U.S. sales in 1998 of drugs used to treat the symptoms of ADD and ADHD were approximately $500 million.


More than 200 children participated in our pivotal trials. Both multi-center trials compared d-methylphenidate to placebo; the second trial directly compared the efficacy of both d-methylphenidate and dl-methylphenidate to placebo. As compared to placebo, d-methylphenidate demonstrated a statistically significant longer duration of action than dl-methylphenidate. d-methylphenidate controlled the symptoms of ADD and ADHD at all times measured in the study while dl-methylphenidate did not control the symptoms at the last measurement. In both trials, behavioral and objective measures were examined. d-methylphenidate had favorable scores over dl-methylphenidate in all parameters measured. The results of the primary efficacy analysis indicated that d-methylphenidate was significantly more effective than placebo as evaluated by a behavioral scale, signifying an improvement in the clinical status of the children. The results of the second trial confirmed the drug's efficacy and indicated a significantly longer duration of action for d-methylphenidate compared to dl-methlyphenidate as measured by a behavioral scale. The Phase III safety trial is scheduled for completion in the first quarter of 2000 and an NDA submission is anticipated later in the year. Clinical trials on a pulsed release formulation are planned to commence in the first half of 2000.



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On  April  26, 2000 Celgene announced that it had entered into an agreement with
Novartis  Pharma  AG  wherein Celgene granted to Novartis an exclusive worldwide
license   (excluding   Canada)   for   the   development   and   marketing   of
d-methylphenidate. Celgene also granted rights to all its related intellectual property and patents, including new formulations of the currently marketed Ritalin. Celgene received an upfront payment of $10 million in July 2000 and is entitled to receive substantial milestone payments in addition to royalties on the entire family of Ritalin drugs. The agreement was subject to regulatory
approval   in   the   United   States  under  the  Hart-Scott-Rodino  Pre-Merger
Notification Act for which the waiting period ended on June 10, 2000. In Canada, where it is awaiting registration, d-methylphenidate is licensed to Biovail Corporation, which purchased $2.5 million dollars worth of Celgene's stock and will pay Celgene licensing fees, milestone payments and royalties. Celgene has been issued patents for the use of d-methylphenidate for the
treatment   of   ADD   and  ADHD,  and  for  the  once-a-day  administration  of
methylphenidate drugs in a controlled or pulsed release formulation that includes both the chirally pure d-methylphenidate and the racemic form. In addition, Celgene has been issued process patents covering its manufacturing process for the active substance.


CHIRALLY PURE AGROCHEMICALS

Celgro is applying our proprietary biocatalytic synthesis technology to agrochemicals. Celgro's approach is to work with agrochemical companies to adapt our biocatalytic technology to the manufacture of chirally pure versions of their existing crop protection product and then license the technology to these companies in exchange for royalties. Celgro will also seek to develop chirally pure versions of existing agrochemicals on its own and then enter into license agreements with third parties, who would manufacture and sell the agrochemicals. Celgene expects that these arrangements typically will include milestone payments, reimbursement of research and development expenses and royalty arrangements. Celgene has entered into research and development agreements with two leading agrochemical companies and initiatives are underway to secure additional collaborations.

Celgene also believes that its chiral technology can be enabling in agrochemical applications because it has the potential to significantly lower manufacturing costs compared to conventional technologies and other chiral technologies. Compared to Celgene's biocatalytic process, conventional technologies require more raw materials and greater plant capacity to produce the same effective quantity of product, while other chiral technologies require specialized equipment, more expensive chiral agents, more raw material and greater capacity for handling hazardous wastes produced in the separation process. In addition, it is anticipated that the required application amount of a chirally pure form of an agrochemical could be substantially less than the racemic form and achieve the same or better results, thereby reducing environmental burden. Agrochemicals are highly price sensitive and, therefore, a process that produces chirally pure products at significant cost savings could be in substantial demand.


PATENTS AND PROPRIETARY TECHNOLOGY

Patents and other proprietary rights are important to Celgene's business. It is Celgene's policy to seek patent protection for its inventions, and also to rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position.

Under  an  agreement  with  The  Rockefeller  University,  Celgene  has obtained certain exclusive rights and licenses to manufacture, have manufactured, use and sell products that are based on compounds that were identified in research carried out by The Rockefeller University and Celgene, that have activity associated with TNF-. The Rockefeller University has identified a method of using thalidomide and certain thalidomide-like compounds to treat certain symptoms associated with abnormal concentrations of TNF-, including those manifested in septic shock, cachexia and HIV infection. In 1995, The Rockefeller University was issued a U.S. patent which claims such methods. This U.S. patent expires in 2012 and is included in the patent rights exclusively licensed to us under the license from The Rockefeller University. However, The Rockefeller University did not seek corresponding patents in any other country in respect of this invention. The Rockefeller University



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


has filed an additional U.S. patent application and an international patent application relating to the activity of thalidomide related to interleukin-12. Under the license from The Rockefeller University, Celgene was obligated to pay certain specified royalties to The Rockefeller University on net sales of licensed products for covered indications. In November 1999, Celgene agreed with The Rockefeller University to substitute a lump sum payment and issue stock options to The Rockefeller University and the inventors in lieu of the royalties previously payable under the license. The license from The Rockefeller University is coterminous with the last to expire of the licensed patents and is terminable by The Rockefeller University only in the event of a breach of the agreement's terms by Celgene which breach shall fail to be remedied for more than sixty days after notice thereof. Any termination of the license from The Rockefeller University could have a material adverse effect on Celgene's business, financial condition and results of operations.


In 1998, Celgene was granted an exclusive sublicense to all of the thalidomide patents and patent applications worldwide, exclusively licensed to EntreMed by the Children's Medical Center Corp., which is affiliated with Harvard University, related to the anti-angiogenic action of thalidomide. Three U.S. patents issued to Children's Medical Center Corp. will expire in 2014. Corresponding foreign patent applications and additional U.S. patent applications are still pending. Further, Celgene has also exclusively sublicensed pending U.S. and foreign patent applications related to the use of thalidomide in combination with other therapeutic agents. There can be no assurance that additional patents will issue, or that if patents issue, that such patents will provide Celgene with significant proprietary protection or commercial advantage. The license from EntreMed is coterminous with the last to expire of the licensed patents and Celgene must pay royalties for at least 12 years from our first commercial sale in the United States. The EntreMed license is terminable in the event of a breach by Celgene, which breach shall fail to be remedied for 60 days after notice thereof. Any termination of the license from EntreMed could have a material adverse affect on Celgene's business, financial condition and results of operations.


Celgene has been issued a total of 36 U.S. patents and has filed an additional 15 U.S. patent applications. Of the issued patents, 14 relate to its oncologic or immunologic compounds and uses and six are directed to methylphenidate therapeutic compositions and processes. Celgene's U.S. patents expire between 2001 and 2019. Celgene has filed patient applications and in some instances has obtained patents in certain other countries which correspond to some, but not all of its U.S. patents. Celgene expects to continue to file patent applications covering the use of its proprietary inventions.


Prior to the enactment in the United States of new laws adopting certain changes mandated by the General Agreement on Tariffs and Trade, the exclusive rights afforded by a U.S. patent were for a period of 17 years measured from the date of grant. Under these new laws, the term of any U.S. patent granted on an application filed subsequent to June 8, 1995 will terminate 20 years from the date on which the patent application was filed in the United States or the first priority date, whichever occurs first. Future patents granted on an application filed before June 8, 1995 will have a term that terminates 20 years from such date, or 17 years from the date of grant, whichever date is later.


Under the Drug Price Competition and Patent Term Restoration Act of 1984, a U.S. product patent or use patent may be extended for up to five years under certain circumstances to compensate the patent holder for the time required for FDA regulatory review of the product. The benefits of this act are available only to the first approved use of the active ingredient in the drug product and may be applied only to one patent per drug product. There can be no assurance that Celgene will be able to take advantage of this law.


Celgene's success will depend, in part, on its ability to obtain and enforce patents, protect trade secrets, obtain licenses to technology owned by third parties when necessary and conduct its business without infringing the proprietary rights of others. The patent positions of pharmaceutical and biotechnology firms, including Celgene's, can be uncertain and involve complex legal and factual questions. In addition, the coverage sought in a patent application can be significantly reduced before the patent is issued. Consequently, Celgene does not know whether any of our owned or licensed pending applications will



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


result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or commercial advantage, or whether they will be circumvented or infringed upon by others. Since patent applications in the United States are maintained in secrecy until patents issue and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, Celgene cannot be certain that Celgene, or its licensors, were the first to make the inventions covered by each of the pending patent applications or that Celgene, or its licensors, were the first to file patent applications for such inventions. In the event a third party has also filed a patent for any of its inventions, Celgene, or its licensors, may have to participate in interference proceedings declared by the U.S. patent and Trademark Office to determine priority of invention, which could result in the loss of a U.S. patent or loss of any opportunity to secure U.S. patent protection for the invention. Even if the eventual outcome is favorable to Celgene, such interference proceedings could result in substantial cost to Celgene. Prosecution of patent applications and litigation to establish the validity and scope of patents, to assert patent infringement claims against others and to defend against patent infringement claims by others can be expensive and time-consuming. There can be no assurance that, in the event that claims of any of Celgene's owned or licensed patents are challenged by one or more third parties, any court or patent authority ruling on such challenge will determine that such patent claims are valid and enforceable. An adverse outcome in such litigation could cause Celgene to lose exclusivity relating to the subject matter delineated by such patent claims and may have a material adverse effect on Celgene's business. If a third party is found to have rights covering products or processes used by Celgene, we could be forced to cease using the products or processes covered by the disputed rights, subject to significant liabilities to such third party and/or required to license technologies from such third party. Also, different countries have different procedures for obtaining patents and patents issued by different countries provide different degrees of protection against the use of a patented invention by others. There can be no assurance, therefore, that the issuance to Celgene in one country of a patent covering an invention will be followed by the issuance in other
countries   of  patents  covering  the  same  invention  or  that  any  judicial interpretation  of  the  validity,  enforceability  or  scope of the claims in a patent issued in one country will be similar to the judicial interpretation given to a corresponding patent issued in another country. Furthermore, even if Celgene's owned or licensed patents are determined to be valid and enforceable, there can be no assurance that competitors will not be able to design around such patents and compete with Celgene using the resulting alternative technology. Celgene does not currently have, nor does it intend to seek, patent protection relating to the use of THALOMID to treat ENL.

Celgene also relies upon unpatented, proprietary and trade secret technology that it seeks to protect, in part, by confidentiality agreements with its collaborative partners, employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. There can be no assurance that these agreements provide meaningful protection or that they will not be breached, that Celgene would have adequate remedies for any such breach or that its trade secrets, proprietary know-how and technological advances will not otherwise become known to others. In addition, there can be no assurance that, despite precautions taken by Celgene, others have not and will not obtain access to its proprietary technology or that such technology will not be found to be non-proprietary or not a trade secret.


GOVERNMENTAL REGULATION

Regulation by governmental authorities in the United States and other countries is a significant factor in the manufacture and marketing of pharmaceuticals and in Celgene's ongoing research and development activities. All of Celgene's therapeutic products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical testing and clinical trials and other pre-marketing approval requirements by the FDA and regulatory authorities in other countries. In the United States, various federal, and in some cases state statutes and regulations also govern or impact upon the manufacturing, safety, labeling, storage, record-keeping and marketing of such products. The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations, require the expenditure of substantial resources. Regulatory approval, when and if obtained, may be limited in scope which may significantly limit the indicated uses for which a product



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may  be  marketed.  Further, approved drugs, as well as their manufacturers, are subject to ongoing review and discovery of previously unknown problems with such products may result in restrictions on their manufacture, sale or use or in their withdrawal from the market. Any failure by Celgene, its collaborators or licensees to obtain or maintain, or any delay in obtaining regulatory approvals could adversely affect the marketing of Celgene's products, and its ability to receive product revenue, royalty revenue or profit sharing payments.


The activities required before a pharmaceutical may be marketed in the United States begin with preclinical testing not involving human subjects. Preclinical tests include laboratory evaluation of product chemistry and animal studies to assess the potential safety and efficacy of a product and its formulations. The results of these studies must be submitted to the FDA as part of an Investigational New Drug application, or IND, which must be reviewed by the FDA primarily for safety considerations before proposed clinical trials in humans can begin.

Typically, clinical trials involve a three-phase process. In Phase I, clinical trials are generally conducted with a small number of individuals to determine the early safety and tolerability profile and the pattern of drug distribution and metabolism within the body. If the Phase I trials are satisfactory, Phase II clinical trials are conducted with groups of patients in order to determine preliminary efficacy, dosing regimes and expanded evidence of safety. In Phase III, large-scale, multi-center, adequately powered and well-controlled, comparative clinical trials are conducted with patients in effort to provide enough data for the statistical proof of efficacy and safety required by the FDA and others. However, in some limited circumstances Phase III trials may be modified to allow evaluation of safety and efficacy in a less regimented manner, which may allow us to rely on historical data relating to the natural course of disease in untreated patients. In some cases, as a condition of NDA approval, confirmatory trials are required to be conducted after the FDA's approval of an NDA in order to resolve any open issues. The FDA requires monitoring of all aspects of clinical trials and reports of all adverse events must be made to the agency, both before and after drug approval.

The results of the preclinical testing and clinical trials are submitted to the FDA as part of an NDA for evaluation to determine if the product is adequate for approval to commence commercial sales. In responding to an NDA, the FDA may grant marketing approval, request additional information or deny the application if it determines that the application does not satisfy its regulatory approval criteria. When an NDA is approved, the manufacturer must employ a system for obtaining reports of experience and side effects that are associated with the drug and make appropriate submissions to the FDA.

Pursuant to the Orphan Drug Act, a sponsor may request that the FDA designate a drug intended to treat a "rare disease or condition" as an "orphan drug." A
"rare disease or condition" is defined as one which affects less than 200,000 people in the United States or which affects more than 200,000 people, but for which the cost of development and making available the drug is not expected to be recovered from sales of the drug in the United States. Upon the approval of the first NDA for a drug designated as an orphan drug for a specified indication, the sponsor of the NDA is entitled to exclusive marketing rights in the United States for such drug for that indication for seven years. Orphan drugs may also be eligible for federal income tax credits for costs associated with the drug's development. Possible amendment of the Orphan Drug Act by the United States Congress and possible reinterpretation by the FDA are the subject of frequent discussion. FDA regulations reflecting certain definitions, limitations and procedures initially went into effect in January 1993 and were amended in certain respects in 1998. Therefore, there is no assurance as to the precise scope of protection that may be afforded by orphan drug status in the future or that the current level of exclusivity and tax credits will remain in effect. Celgene has received from the FDA orphan drug approval for thalidomide for the treatment of ENL. Celgene also has received orphan drug designations for thalidomide: for the treatment of multiple myeloma; for the treatment of HIV-associated wasting syndrome; for the treatment of the clinical manifestations of mycobacterial infection caused by Mycobacterium tuberculosis and non-tuberculosis mycobacteria; for the treatment of severe recurrent apthous stomatitis in severely, terminally compromised patients; and for the treatment of Crohn's disease. Celgene also obtained orphan drug designation in Kaposi's sarcoma and primary brain malignancies as part of its agreement with EntreMed. However, there can be no assurance that another company also holding orphan drug designation will not receive approval prior to Celgene for the use of thalidomide for the treatment of one or more of these indications, other than ENL. If that were to happen, Celgene's applications for that indication could not be approved until the competing company's seven-year period of exclusivity expired.

Among the conditions for NDA approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures continually conform with the FDA's cGMP. In complying with cGMP, manufacturers must devote extensive time, money and effort in the area of production and quality control and quality assurance to maintain full technical compliance. Manufacturing facilities and company records are subject to periodic inspections by the FDA to ensure compliance. If a manufacturing facility is not in substantial compliance with these requirements, regulatory enforcement action may be taken by the FDA which may include seeking an injunction against shipment of products from the facility and recall of products previously shipped from the facility.

Failure to comply with applicable FDA regulatory requirements can result in informal administrative enforcement actions such as warning letters, recalls or adverse publicity issued by the FDA or in legal actions such as seizures, injunctions, fines based on the equitable remedy of disgorgement, restitution and criminal prosecution.

Steps similar to those in the United States must be undertaken in virtually every other country comprising the market for Celgene's products before any such product can be commercialized in those countries. The approval procedure and the time required for approval vary from country to country and may involve additional testing. There can be no assurance that approvals will be granted on a timely basis or at all. In addition, regulatory approval of prices is required in most countries other than the United States. There can be no assurance that the resulting prices would be sufficient to generate an acceptable return to Celgene.


COMPETITION

The pharmaceutical and agrochemical industries in which Celgene competes are each highly competitive. Celgene's competitors include major pharmaceutical and biotechnology companies, most of which have considerably greater financial, technical and marketing resources than Celgene. Celgene also experiences competition in the development of its products and processes from universities and other research institutions and, in some instances, compete with others in acquiring technology from such sources.

Competition in the pharmaceutical industry, and specifically in the oncology and immunology areas being addressed by Celgene, is particularly intense. Numerous companies are pursuing techniques to modulate TNF-- production through various combinations of monoclonal antibodies, TNF-- receptors and small molecule approaches. Two U.S. companies, Centocor Inc., a wholly owned subsidiary of Johnson & Johnson, and Immunex Corporation, have registered drugs that block the disease-causing effects of TNF-- in inflammatory arthritis and bowel disease. Both drug products are registered in the United States and in Europe and have been marketed since 1998. In the United States the present cost of TNF-- modulating drugs, not including medical or other charges, is between $7,000 and $11,500 per patient year. Amgen Inc. is currently also developing a soluble TNF-- receptor. BASF A.G. has a human antibody in development and Celltech Group plc has a humanized antibody. In addition, a number of other companies are attempting to address, with other technologies and products, the disease states currently being targeted by Celgene. EntreMed is researching the effectiveness of its own thalidomide analogues as anti-angiogenic agents in the treatment of retinal disease and cancer. Andrulis Pharmaceuticals Corp., a small, privately held company, is attempting to develop thalidomide for the treatment of AIDS-related complications.

Several companies have established chiral products and chiral technologies. Sepracor Inc. and Chiroscience Group plc are actively developing chirally pure versions of pharmaceuticals currently marketed in racemic form. Chiroscience has completed Phase I trials in the United Kingdom for a chirally pure version of dl-methylphenidate and is working with Medeva plc, a leading supplier of dl-methylphenidate in the United States, towards full clinical development. Chiroscience has also taken certain steps to assert patent and proprietary rights with respect to its formulation of a chirally pure version of dl-methylphenidate. The agrochemical market is large and, within this market, efforts are underway by the in-house development staffs of agrochemical companies to produce chirally pure versions of their existing racemic crop protection agents.

The pharmaceutical and agrochemical industries have undergone, and are expected to continue to undergo, rapid and significant technological change, and competition is expected to intensify as technical advances in each field are made and become more widely known. In order to compete effectively, Celgene will be required to continually upgrade its scientific expertise and technology, identify and retain capable management, and pursue scientifically feasible and commercially viable opportunities.

Celgene's competition will be determined in part by the indications for which its products are developed and ultimately approved by regulatory authorities. An important factor in competition will be the timing of market introduction of Celgene's or its competitors' products. Accordingly, the relative speed with which Celgene can develop products, complete clinical trials and approval processes and supply commercial quantities of products to the market will be expected to be important competitive factors. Competition among products approved for sale will be based, among other things, on product efficacy, safety, convenience, reliability, availability, price and patent position.


MANUFACTURING

THALOMID  is  formulated  and  encapsulated  for Celgene by Penn Pharmaceuticals
Ltd. of Great Britain in an FDA approved facility devoted exclusively to the production of THALOMID capsules. Both the bulk manufacturing facility that produces the drug substance for THALOMID and the Penn facility have been certified as cGMP compliant. In certain instances, Celgene may be required to make substantial capital expenditures to access additional manufacturing capacity. In addition, Celgene has established a contract with another cGMP certified bulk drug substance supplier for THALOMID that will begin in 2001 once the regulatory process is completed. Celgene is also actively seeking an alternate manufacturer to provide additional capacity for the formulation and encapsulation of THALOMID and expect that this will be concluded in 2000.


SALES AND COMMERCIALIZATION

Celgene has established an organization of approximately 80 persons to sell and commercialize THALOMID. These individuals have considerable experience in the pharmaceutical industry and many have experience with oncological and immunological products. Celgene expects to expand our THALOMID sales and commercialization group to support products it develops to treat oncological and immunological diseases. Celgene intends to market and sell the products it develops for indications with accessible patient populations. For drugs with indications with larger patient populations, Celgene anticipates partnering with other pharmaceutical companies. In addition, Celgene is positioned to accelerate the expansion of these sales resources as appropriate to take advantage of product in-licensing and product acquisition opportunities. Celgene intends to establish commercial relationships with selected companies in other countries to market THALOMID.


EMPLOYEES

As of March 15, 2000, Celgene had 151 full-time employees, 47 of whom were engaged primarily in research and development activities, 60 of whom were engaged in sales and commercialization activities and the remainder of whom were engaged in executive and administrative activities. Of these employees, 55 have advanced degrees, including 26 who have Ph.D. degrees. Celgene also maintains consulting arrangements with a number of scientists at various universities and other research institutions in Europe and the United States.


FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus are forward-looking statements concerning Celgene's business, financial condition, results of operations, economic performance and financial condition. Forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and within the meaning of Section 21E of the Securities Exchange Act of 1934 are included, for example, in the discussions about:

o Celgene's strategy;

o new product development or product introduction;

o product sales, royalties and contract revenues;

o expenses and net income;

o Celgene's credit risk management;

o Celgene's liquidity;

o Celgene's asset/liability risk management; and

o Celgene's operational and legal risks.

These statements involve risks and uncertainties. Actual results may differ materially from those expressed or implied in those statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


PROPERTIES

Celgene leases a 44,500-square foot laboratory and office facility in Warren, New Jersey, under a lease with an unaffiliated party, which has a term ending in May 2002 with one five-year renewal option, and a 29,000-square foot facility which has a term ending in July 2010 with two five-year renewal options. Celgene also leases an 18,000-square foot laboratory and office facility in North Brunswick, New Jersey, under a lease with an unaffiliated party which has a term ending in December 2009 with two five-year renewal options. Celgene believes that its laboratory facilities are adequate for its research and development activities for at least the next 12 months.

LEGAL PROCEEDINGS

Celgene is not engaged in any material legal proceedings.

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Celgene held a Special Meeting of Stockholders of Celgene Corporation on April 10, 2000. At this meeting, stockholders were asked to vote for an amendment to Celgene's Certificate of Incorporation that would increase the number of authorized shares of Celgene's common stock from 30,000,000 to 120,000,000 shares in order to effect a three-for-one stock split that was approved by Celgene's Board of Directors on March 13, 2000. The Amended Certificate of Incorporation was filed with the State of Delaware on April 11, 2000. The amendment was approved by the following votes:

Adoption of amendment to Celgene's Certificate of Incorporation:



           NUMBER OF SHARES
---------------------------------------
      FOR         AGAINST     ABSTAINED
--------------   ---------   ----------
  17,841,499     261,979       8,492



DIVIDEND POLICY

Celgene has never declared or paid any cash dividends on our common stock. Celgene currently intends to retain any future earnings for funding growth and, therefore, does not anticipate paying any cash dividends on its common stock in the foreseeable future.

                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS

                  NAME                     AGE                         POSITION
---------------------------------------   -----   --------------------------------------------------
John W. Jackson* ......................    55     Chairman of the Board and Chief Executive
                                                   Officer
Sol J. Barer, Ph.D.* ..................    52     President, Chief Operating Officer, Director
Robert J. Hugin* ......................    45     Chief Financial Officer and Senior Vice President
Jack L. Bowman ........................    67     Director
Frank T. Cary .........................    79     Director
Arthur Hull Hayes, Jr., M.D. ..........    66     Director
Gilla Kaplan, Ph.D. ...................    52     Director
Richard C. E. Morgan ..................    55     Director
Walter L. Robb, Ph.D. .................    72     Director
Lee J. Schroeder ......................    71     Director



----------
* Executive Officer

JOHN W. JACKSON has been Celgene's Chairman of the Board and Chief Executive Officer since January 1996. From February 1991 to January 1996, Mr. Jackson was President of Gemini Medical, a consulting firm that he founded and which specialized in services and investment advice to start-up medical device and biotechnology companies. Previously, Mr. Jackson had been President of the worldwide Medical Device Division of American Cyanamid, a major pharmaceutical company, from February 1986 to January 1991 and served in various international positions, including Vice President -- International for American Cyanamid from 1978 to 1986. Mr. Jackson served in several human health marketing positions at Merck & Company, a major pharmaceutical company, from 1971 to 1978. Mr. Jackson received a B.A. degree from Yale University and an M.B.A. from INSEAD, France.

SOL J. BARER, PH.D. has been Celgene's President since October 1993 and our Chief Operating Officer and one of our directors since March 1994. Dr. Barer was Celgene's Senior Vice President -- Science and Technology and Vice President/General Manager -- Chiral Products from October 1990 to October 1993 and Celgene's Vice President -- Technology from September 1987 to October 1990. Dr. Barer received a Ph.D. in organic and physical chemistry from Rutgers University.

ROBERT J. HUGIN has been Celgene's Senior Vice President and Chief Financial Officer since June 1999. Previously, Mr. Hugin had been a Managing Director at J.P. Morgan & Co. Inc., which he joined in 1985. Mr. Hugin received an A.B. degree from Princeton University and an M.B.A. from the University of Virginia.


JACK L. BOWMAN, one of Celgene's directors since April 1998, served as Company Group Chairman of Johnson & Johnson from 1987 to 1994. From 1983 to 1987, Mr. Bowman served as Executive Vice President of American Cyanamid. Mr. Bowman is also a director of NeoRx Corporation, Cell Therapeutics, Inc., CytRx Corporation, Cellegy Pharmaceuticals and Targeted Genetics.

FRANK T. CARY has been Chairman of the Executive Committee of Celgene's board of directors since July 1990 and has been one of Celgene's directors since 1987. From 1973 to 1981, Mr. Cary was Chairman of the Board and Chief Executive Officer of International Business Machines Corporation. Mr. Cary also is a director of Cygnus Therapeutic Systems Inc., ICOS Corporation, Lincare Inc., Lexmark International Inc., Vion Pharmaceuticals Inc. and Teltrend, Inc.

ARTHUR HULL HAYES, JR., M.D., one of Celgene's directors since 1995, has been President and Chief Operating Officer of MediScience Associates, a consulting organization that works with pharmaceutical firms, biomedical companies and foreign governments, since July 1991. Dr. Hayes has also been a partner in Issue Sphere, a public affairs firm that focuses on health science issues, since November 1995, as well as a professor in medicine, pharmacology and family and community medicine at New York Medical College and clinical professor of medicine and pharmacology at the Pennsylvania State University College of Medicine. From 1986 to 1990, Dr. Hayes was President and Chief Executive Officer of E.M. Pharmaceuticals, a unit of E. Merck AG and from 1981 to 1983 was Commissioner of the United States Food and Drug Administration. Dr. Hayes also is a director of Myriad Genetics, Inc., NaPro BioTherapeutics, Inc. and Premier Research Worldwide.

GILLA KAPLAN, PH.D., one of Celgene's directors since April 1998, is an immunologist in the Laboratory of Cellular Physiology and Immunology at The Rockefeller University in New York where she was appointed Assistant Professor in 1985 and Associate Professor in 1990. Dr. Kaplan is a member of numerous professional societies and has been the organizer of several major symposia on tuberculosis. Dr. Kaplan has served as an advisor to the Global Program for Vaccines and Immunization of the World Health Organization, has participated in several NIH peer review panels, and is on the Editorial Board of Microbial Drug Resistances, and Tubercle and Lung Disease. Dr. Kaplan is the author of more than 100 scientific publications and has received international recognition for her work. In 1995, she gave the Special Honorary Lecture at the American Society for Microbiology and in 1997 was appointed a Fellow of the American Academy of Microbiology.

RICHARD C. E. MORGAN, one of our directors since 1987, is a co-founder, Chairman and Chief Executive Officer of incuVest LLC and a Managing Partner and co-founder of Amphion Capital Management LLC. Prior to founding Amphion, he was Managing General Partner of Wolfensohn Partners, L.P., the predecessor to
Amphion Ventures L.P. Mr. Morgan also serves as Chairman of AXCESS, Inc., Quidel Corp., ONTOS, Inc., IVEX Corporation and Quantrad, Inc. In addition, he serves on the Board of Directors of ChromaVision Medical Systems, Inc. and Indigo NV.

WALTER L. ROBB, PH.D., one of our directors since 1992, has been a private consultant and President of Vantage Management Inc., a consulting and investor services company, since January 1993. Mr. Robb was Senior Vice President for Corporate Research and Development of General Electric Company, and a member of its Corporate Executive Council from 1986 to December 1992. Mr. Robb also is Chairman of the board of directors of Capital District Sports and a director of Cree Research Inc., Mechanical Technology, Inc. and Plug Power, Inc.

LEE J. SCHROEDER, one of our directors since 1995, has been President of Lee Schroeder & Associates, Inc., pharmaceutical business consultants, since 1985. Mr. Schroeder was President of Fox Meyer Lincoln from 1983 to 1985, and was an Executive Vice President of Sandoz, Inc. from 1981 to 1983. Mr. Schroeder also is a director of Bryan LGH Hospital, MGI Pharmaceutical, Inc., Ascent Pediatrics, Inc. and Interneuron Pharmaceuticals, Inc.

There are no family relationships between any of the directors and executive officers of Celgene.

EXECUTIVE COMPENSTION


Summary Compensation Table

The following table sets forth information about the compensation paid, or payable, by Celgene for services rendered in all capacities to the Chief
Executive Officer of Celgene and each of the most highly paid executive officers of Celgene who earned more than $100,000, for each of the last three fiscal years in which such officers were executive officers for all or part of the year.



                                         ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                             ------------------------------------------- -------------------------------------------
                                                           OTHER ANNUAL    RESTRICTED    SECURITIES     ALL OTHER
       NAME AND                                            COMPENSATION       STOCK      UNDERLYING    COMPENSATION
  PRINCIPAL POSITION   YEAR     SALARY ($)     BONUS ($)        ($)       AWARD(S) ($)    OPTIONS #        ($)
--------------------- ------ ---------------- ----------- -------------- -------------- ------------ ---------------
John W. Jackson       1999        300,000       390,000       19,200(1)  0                 660,000        13,390(2)
 Chairman and         1998        285,000        79,800       19,200(1)  0                 300,000        13,390(2)
 Chief Executive      1997        270,000        97,200        9,500(1)  0                       0        13,390(2)
 Officer
Sol J. Barer, Ph.D.   1999        255,833       230,250       19,200(1)  0                 210,000             0
 President and        1998        243,333        51,100       19,200(1)  0                 150,000             0
 Chief Operating      1997        232,500        63,647        9,500(1)  0                       0             0
 Officer
Robert J. Hugin       1999        127,385(3)    168,000        7,200     0                 450,000             0
 Sr. V. P. & Chief
 Financial Officer



----------
(1) Reflects matching contributions under Celgene's 401K plan.

(2) Reflects  life  insurance  premiums  for  a  life  insurance  policy for Mr.
    Jackson.

(3) Mr. Hugin commenced his employment with Celgene in June, 1999.

Employment Agreements and Termination of Employment Arrangements

John W. Jackson, Sol J. Barer and Robert J. Hugin (each an "Executive") are employed pursuant to substantially similar employment agreements (the "Employment Agreements") providing for their continued employment until January 1, 2003 (the period during which Executive is employed is referred to as the "Employment Period"). The Employment Period shall be automatically renewed for successive one-year terms unless Celgene or Executive gives written notice to the other at least six months prior to the expiration of the Employment Period. The Employment Agreements provide Messrs. Jackson, Barer and Hugin with a base salary (which may be increased by the Board of Directors, or a committee thereof) of $300,000, $258,000 and $240,000, respectively, per annum. In addition, each of the Employment Agreements provides for an annual target bonus in an amount equal to 65%, 45% and 35%, respectively, of Executive's base salary measured against objective criteria to be determined by the Board of Directors, or a committee thereof. The Employment Agreements also provide that Messrs. Jackson, Barer and Hugin are entitled to continue to participate in all group health and insurance programs and all other fringe benefit or retirement plans which are generally available to Celgene's employees. Each of the Employment Agreements provides that if the Executive is terminated by Celgene without cause or due to Executive's disability, he shall be entitled to receive a lump-sum payment in an amount equal to Executive's annual base salary and a pro rata share of Executive's annual target bonus. Upon the occurrence of a change in control (as defined in the Employment Agreements) and thereafter, each Employment Agreement provides that if, (a) at any time within one year of a change in control Executive's employment is terminated by Celgene without cause or for disability or by Executive for good reason (as defined in the Employment Agreement) or (b) at any time within 90 days prior to a change in control, Executive's employment is terminated by Celgene without cause or by Executive for good reason, Executive shall be entitled to receive: (i) a lump sum payment in an amount equal to three times Executive's base salary and three times Executive's highest annual bonus within the three years prior to the change in control; (ii) any accrued benefits; (iii) payment of health and welfare premiums for Executive and his dependants; and (iv) full and immediate vesting of all stock options and equity awards; provided, however, that such payment shall be reduced by any payments made to Executive prior to the change in control pursuant to Sections 10(a)(iv) and (v) of the Employment Agreements. Each Employment Agreement also provides that Executive shall be entitled to receive a gross-up payment on any payments made to Executive that are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, except that a gross-up will not be made if the payments made to Executive do not exceed 105% of the greatest amount that could be paid to Executive such that the receipt of payments would not give rise to the excise tax. Each Executive is subject to a non-compete which applies during the period the Executive is employed and until the first anniversary of the date Executive's employment terminates (the non-compete applies to the second anniversary of the date Executive's employment terminates if the Executive receives change in control payments and benefits).

Stock Options

The following table sets forth information for each of the named executive officers with respect to the value of options exercised during the year ended December 31, 1999 and the value of outstanding and unexercised options held as of December 31, 1999. There were no SARs exercised during 1999 and none were outstanding as of December 31, 1999.

Aggregated  Option  Exercises  in  Last  Fiscal  Year and Fiscal Year-End Option
Values



                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                  SHARES                      UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                 ACQUIRED       VALUE        AT DECEMBER 31, 1999        AT DECEMBER 31, 1999(2)
                               ON EXERCISE   REALIZED(1) ----------------------------- ----------------------------
             NAME                  ($)           ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------- ------------- ------------ ------------- --------------- ------------- --------------
John W. Jackson .............    230,730     $3,475,762     619,270       860,000       $11,850,996   $15,640,820
Sol J. Barer, Ph.D. .........    225,000     $2,887,380     527,238       310,002       $10,205,963   $ 5,740,440
Robert J. Hugin .............         --             --          --       450,000                --   $ 8,156,250



----------
(1) Represents the difference between the average high and low trading price of the common stock on the Nasdaq National Market on the date the shares were acquired and the average high and low exercise price of the options exercised multiplied by the number of shares acquired upon exercise.

(2) Represents the difference between the closing market price of Celgene's common stock as reported by Nasdaq on December 31, 1999 of $23.33 per share and the exercise price per share of in-the-money options multiplied by the number of shares underlying the in-the-money options.


Director Compensation

Directors do not receive salaries or cash fees for serving as directors nor do they receive any cash compensation for serving on committees; however, all members of the board of directors who are not employees of Celgene ("Non-Employee Directors") are reimbursed for their expenses for each meeting attended and are eligible to receive stock options pursuant to the 1995 Non-Employee Directors' Plan (the "1995 Directors' Plan").

The Directors' Option Plan was adopted by the board of directors on April 5, 1995, and approved by Celgene's stockholders at the 1995 Annual Meeting of Stockholders. At the Annual Meeting of Celgene held in 1997, the Director's Option Plan was amended to increase the number of shares of Celgene's common stock that may be issued upon exercise of options granted thereunder from 750,000 shares to 1,050,000 as adjusted for the three-for-one stock split. At the Annual Meeting of Celgene held in 1999, the Directors' Option Plan was amended to increase the number of shares of Celgene common stock that may be issued upon exercise of options granted thereunder from 1,050,000 shares to 1,800,000 shares, as adjusted for the stock split. The Directors' Option Plan currently provides for the granting to Non-Employee Directors of non-qualifed options to purchase an aggregate of not more than 1,800,000 shares (subject to adjustment in certain circumstances) of Celgene common stock.

Under the Directors' Option Plan, each Non-Employee Director as of April 5, 1995 was granted non-qualifed option to purchase 60,000 shares of common stock, as adjusted for the three-for-one stock split, and each new Non-Employee Director upon the date of his or her election or appointment will be granted a non-qualified option to purchase 20,000 shares of common stock. These initial options vest in four equal annual installments commencing on the first anniversary of the date of grant, assuming the Non-Employee Director remains a director.

Upon the date of each Annual Meeting of Stockholders, each Non-Employee Director is granted a non-qualified option to purchase 10,000 shares of Celgene common stock (or a pro rata portion thereof if the director did not serve the entire year since the date of the last annual meeting). These options vest in full on the date of the first Annual Meeting of Stockholders held following the date of the grant, assuming the Non-Employer Director is a director on that date.

All options granted pursuant to the Directors' Option Plan will expire no later than 10 years from the date of grant and no options may be granted after June 16, 2005. If a Non-Employee Director terminates his service on the board of directors for any reason, options which were exercisable on the date of termination and which have not expired may be exercised at any time until the date of expiration of such options. In addition, if there is a change of control and within two years thereafter a director is removed without cause (as defined) or is not nominated for election by Celgene's stockholders, all unvested portions of a stock options will automatically vest.

In 1999, pursuant to the Directors' Option Plan, each of Messrs. Bowman, Cary, Hayes, Morgan, Robb, Schroeder and Dr. Kaplan received an option to purchase 30,000 shares of Celgene common stock at an exercise price of $5.2083 per share, the fair market value of the stock on the date of the grant, as adjusted for the Split.


Security Ownership of Certain Beneficial Owners and Management

The table below sets forth the beneficial ownership of Celgene's common stock as of March 31, 2000 (i) by each director, (ii) by each of the named executive officers, (iii) by all directors and executive officers of Celgene as a group, and (iv) by all persons known by Celgene's board of directors to be beneficial owners of more than five percent of the outstanding shares of common stock.



                                                                      AMOUNT AND NATURE
                                                                        OF BENEFICIAL        PERCENT OF
                              NAME                                        OWNERSHIP            CLASS
----------------------------------------------------------------   ----------------------   -----------
John W. Jackson ................................................         1,164,399(1)            1.8%
Sol J. Barer, Ph.D. ............................................           697,284(1)(2)         1.1%
Robert J. Hugin ................................................            35,000(1)              *
Frank T. Cary ..................................................           293,340                 *
Arthur Hull Hayes, Jr., M.D ....................................           120,000(1)              *
Richard C. E. Morgan ...........................................           237,270(1)(3)           *
Walter L. Robb, Ph.D. ..........................................           300,000(1)              *
Lee J. Schroeder ...............................................           168,000(1)              *
Gilla Kaplan, Ph.D. ............................................            50,100(1)              *
Jack L. Bowman .................................................            38,100(1)              *
All directors and current executive officers of the Company as a
 group (ten persons) ...........................................         3,103,493(4)            4.8%
Pilgrim Baxter & Associates Ltd.
 825 Duportail Road
 Wayne, PA 19087 ...............................................         3,361,200(5)            5.2%



----------
* Less than one percent (1%).

(1) Includes shares of Common Stock which the directors and executive officers have the right to acquire through the exercise of options within 60 days of March 31, 2000, as follows: John W. Jackson -- 981,369; Sol J. Barer -- 697,239; Robert J. Hugin -- 35,000; Frank T. Cary -- 0; Arthur Hull Hayes, Jr. -- 120,000; Richard C. E. Morgan -- 75,000 shares; Walter L. Robb -- 192,000; Lee J. Schroeder -- 60,000; Gilla Kaplan -- 50,100; Jack Bowman -- 35,100. Does not include shares of

    Celgene common stock which the directors and executive officers had the right to acquire through the exercise of options not exercisable within 60 days of March 31, 2000, as follows: John W. Jackson -- 740,001; Sol J. Barer -- 290,001; Robert J. Hugin -- 520,000; Frank T. Cary -- 30,000; Arthur Hull Hayes, Jr. -- 30,000; Richard C. E. Morgan -- 30,000; Walter L. Robb -- 30,000; Lee J. Schroeder -- 30,000; Gilla Kaplan -- 60,000; and Jack L. Bowman -- 60,000.

(2) Includes with respect to Dr. Barer, 45 shares owned by the daughter of Dr. Barer, as to which shares Dr. Barer disclaims beneficial ownership.

(3) Includes with respect to Mr. Morgan, 270 shares owned by the son of Mr. Morgan, as to which shares Mr. Morgan disclaims beneficial ownership.

(4) Includes or excludes, as the case may be, shares of Celgene common stock as indicated in the preceding footnotes.

(5) Information  regarding  Pilgrim Baxter & Associates Ltd. was obtained from a
    Schedule 13G, filed by it with the Securities and Exchange Commission. Such Schedule 13G states that Pilgrim Baxter & Associates Ltd. is the beneficial owner of and has the sole dispositive power over all such shares of Common Stock and has sole voting power over 2,557,500 of those shares.

Certain Relationships and Related Transactions

     None.

DIVIDEND POLICY

Celgene has never declared or paid any cash dividends on our common stock. Celgene currently intends to retain any future earnings for funding growth and, therefore, does not anticipate paying any cash dividends on its common stock in the foreseeable future.


MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL  CONDITION AND RESULTS OF
                                  OPERATIONS

OVERVIEW

Celgene was organized in 1980 as a unit of Celanese Corporation, a chemical company. Celgene's initial mandate was to apply biotechnology to the production of fine and specialty chemicals. Following the 1986 merger of Celanese Corporation with American Hoechst Corporation, Celgene was spun off as an independent company. In July 1987, Celgene completed an initial public offering of its common stock and commenced the development of chemical and biotreatment processes for the chemical and pharmaceutical industries. Celgene discontinued the biotreatment operations in 1994 to focus on its targeted small molecule cancer and immunology compound development programs and its biocatalytic chiral chemistry program.

Since 1990, Celgene's revenues have been generated primarily through research and development relating to, and supply of, chirally pure intermediates to pharmaceutical companies for use in new drug development and, to a lesser degree, from agrochemical research and development contracts. However, as Celgene developed its cancer and immunology programs, sales of chirally pure intermediates became a less integral part of its strategic focus. Accordingly, on January 9, 1998, Celgene completed the sale of its chiral intermediate business to Cambrex Corporation for $15.0 million. The terms of the sale provided for a payment of $7.5 million at closing and an additional amount of future royalties not to exceed the net present value on the date of contract of $7.5 million, with a guarantee of certain minimum payments beginning in the third year after closing.

In late September 1998, Celgene commenced sales of its first commercial product, THALOMID.

Celgene has sustained losses in each year since its inception in 1986. Celgene sustained net losses of $21.8 million for the year ended December 31, 1999 and $3.1 million for the three month period ended March 31, 2000 and at March 31, 2000, had an accumulated deficit of $169.5 million. Celgene expects to make substantial expenditures to further commercialize and develop THALOMID, develop its oncology and immunology programs and expand its chiral business. Based on these expenditures, it is likely that losses will continue for at least the next six months or longer depending on when the merger is completed.

Subject  to  the  risks  described elsewhere in this proxy statement/prospectus,
Celgene believes that there are significant market opportunities for the products and processes under development by Celgene. To address these opportunities in a timely and effective manner, Celgene intends to seek out collaborations and licensing arrangements with third parties. Celgene has entered into agreements covering the manufacture and distribution for it of certain compounds, such as THALOMID, and the development by Celgene of processes for producing chirally pure crop protection agents for license to agrochemical manufacturers. This development is performed through Celgro Corporation, Celgene's wholly owned subsidiary.


Celgene has established a commercial organization to sell THALOMID and currently employs 80 persons in this capacity. Celgene intends to develop and market its own pharmaceuticals for indications with accessible patient populations. For drugs with indications for larger patient populations, Celgene anticipates partnering with other pharmaceutical companies. Celgene also anticipates partnering with companies for the development and commercialization of its chirally pure pharmaceutical and agrochemical products. Celgene expects that these arrangements typically will include milestone payments, reimbursement of research and development expenses and royalty arrangements.


Future operating results will depend on many factors, including demand for Celgene's products, regulatory approvals of its products, the timing of the introduction and market acceptance of new products by Celgene or competing companies, the timing of research and development milestones and Celgene's ability to control costs.

Celgene's  historical  share  and  per  share  amounts  included  in  this proxy
statement/prospectus   have   been   retroactively   restated   to  reflect  the
three-for-one stock split declared and issued on April 14, 2000.

RESULTS OF OPERATIONS

Three month period ended March 31, 2000 vs.
Three month period ended March 31, 1999

Total Revenues. Celgene's total revenues for the three months ended March 31, 2000 increased significantly to $11.9 million compared with $4.3 million in the same period of 1999. Revenue in 2000 consisted of THALOMID sales of $11.7 million and research contract revenue of $200,000 compared with 1999 first quarter THALOMID sales of $3.5 million and research contract revenue of $813,000. 1999 research contract revenue included a milestone payment of $500,000 related to the development of d-methylphenidate.

Cost of Goods Sold. Cost of goods sold during the first quarter 2000 was $1.7 million compared with approximately $656,000 in the comparable period in 1999. The cost of goods sold in both years does not reflect raw material or formulation and encapsulation costs of THALOMID, as these costs were charged as research and development expenses prior to receiving FDA approval.

Research and development expenses. Research and development expenses increased by 41% in the first quarter 2000 to approximately $6.4 million from approximately $4.5 million in the same period in 1999. The increase was primarily in spending for preclinical toxicology studies and clinical trials for d-methylphenidate, THALOMID, and the SelCIDs and IMiDs.

Selling, general and administrative expenses. Selling, general and administrative expenses for the three months ended March 31, 2000 increased by 60% to approximately $8.5 million from $5.3 million in the same period in 1999. The increase was due primarily to the expansion of the sales and marketing organization and related expenses of approximately $2.6 million, and approximately $240,000 for warehousing and distribution.

Interest income and expense. Interest income for the first quarter 2000 increased significantly to approximately $2.3 million from $146,000 in the same period in 1999. The increase was due to the investment of the net proceeds of approximately $278 million from the follow-on public offering in February 2000.

Interest expense for the first quarter 2000 increased to approximately $778,000 from approximately $546,000 in the same period in 1999. The increase was due primarily to the interest expense associated with the convertible notes issued in January and July 1999.

Net loss. The net loss for the period ended March 31, 2000 decreased by 52% to $3.1 million from $6.6 million in the same period of 1999. The decrease was due to the increase in gross profit of $7.2 million on the THALOMID sales and higher net interest income of approximately $1.9 million offset by a decrease in research contract revenue of approximately $613,000 and higher operating expenses, approximately $5.0 million.

Fiscal Years Ended December 31, 1999, 1998 and 1997

Total revenues. Total revenues in 1999 increased significantly to approximately $26.2 million from $3.8 million in 1998. The increase resulted from Celgene's first full year of product sales of THALOMID in 1999 of approximately $24.1 million compared with $3.3 million of THALOMID sales in 1998. The 1998 sales of THALOMID reflected only a partial year of sales, starting from the launch date at the end of the third quarter. Revenue from research contracts increased to $2.2 million in 1999 from $535,000 in 1998 and included a milestone payment of $500,000 related to d-methylphenidate. The 1998 revenues increased by 238% to approximately $3.8 million from approximately $1.1 million in 1997. This was due to product sales of approximately $3.3 million of THALOMID which was approved in 1998 by the FDA and a decrease in research contracts of approximately $.6 million due to completion of a contract at the end of 1997 with a major agrochemical company.

Cost of goods sold. Cost of goods sold in 1999 was approximately $3.0 million compared with approximately $282,000 in 1998. The cost of goods sold in both years does not reflect raw material or formulation and encapsulation costs of THALOMID, as these costs were charged as research and development expenses prior to receiving FDA approval. There was no cost of goods sold in 1997.

Research and development expenses. Research and development expenses for 1999 were slightly lower at approximately $19.6 million compared with approximately $19.8 million in 1998. Increased spending for clinical trials, primarily for d-methylphenidate, was offset by a decrease in regulatory consulting fees, university research program spending, and spending for THALOMID capsules which was charged as research and development expense prior to receiving FDA approval in July of 1998. Research and development expenses for 1998 increased by 14% to approximately $19.8 million from approximately $17.4 million in 1997. This increase was primarily due to an increase of approximately $1.5 million for Celgene's chiral pharmaceutical program primarily for clinical trials and preclinical toxicology studies and approximately $780,000 relating to Celgene's immunotherapeutic program, primarily for clinical trials for potential new NDA filings for THALOMID.

Selling, general and administrative expenses. Selling, general and administrative expenses for 1999 increased by 62% over 1998, from approximately $16.2 million to approximately $26.2 million. The increase was primarily in sales and marketing expenses, approximately $3.6 million, warehousing and distribution expenses, approximately $3.4 million, and expenditures relating to medical affairs and drug safety costs, approximately $730,000, all to support the commercialization and distribution of THALOMID.

Selling, general and administrative expenses for 1998 increased by 77% to approximately $16.2 million from approximately $9.1 million in 1997. This was primarily due to sales and marketing expenses, $4.8 million, in anticipation of the THALOMID product launch as well as post launch selling activities. Other increases were primarily related to the necessary infrastructure costs required to support the commercial operations including medical affairs and drug safety costs of $928,000, information systems development cost and additional finance personnel, $423,000, and other administrative expenses such as legal, consulting and investor relations of approximately $900,000.

Interest income and interest expense. Interest income for 1999 of $694,000 was slightly down from $705,000 in 1998 as average cash balances were approximately the same in both years. Interest income for 1998 increased by 42% to approximately $705,000 from approximately $496,000 in 1997. The increase was due to higher average cash balances in 1998.

Interest expense in 1999 was significantly higher than 1998, at approximately $2.8 million compared with approximately $256,000 in 1998. The higher interest expense resulted from the interest on the three convertible notes which were issued in September 1998, January 1999 and July 1999. Interest expense for 1998 increased 129% to approximately $256,000 from $112,000 due primarily to the interest expenses associated with the 9.5% convertible notes issued in September 1998.

Loss from continuing operations. The loss from continuing operations decreased 32% in 1999 compared with 1998, to approximately $21.8 million from approximately $32.0 million. The decreased loss resulted from the higher gross profit on THALOMID sales and an income tax benefit of $3.0 million from the sale of a portion of our New Jersey state net operating loss carryforwards, offset by increased selling, general and administrative costs and higher interest expense. The loss from continuing operations increased 28% to approximately $32.0 million in 1998 from approximately $25.0 million in 1997. The increase was due primarily to spending related to the launch of THALOMID and ongoing research programs in chiral pharmaceuticals and immunotherapeutics as described above.

Loss from discontinued operations. The loss from discontinued operations decreased to $60,000 in 1998 from $427,000 in 1997 due to the fact that the chiral intermediate business was sold in early January 1998. Celgene recorded a gain on the sale of the chiral intermediate assets of approximately $7.0 million in 1998.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, Celgene has financed its working capital requirements primarily through private and public sales of its debt and equity securities, income earned on the investment of the proceeds from the sale of such securities, and revenues from research contracts and product sales. Through December 31, 1999, Celgene raised approximately $100.0 million in net proceeds from three public and three private offerings, including its initial public offering in July 1987. Celgene also issued convertible notes in September 1998, January 1999, and July 1999 with net proceeds aggregating approximately $38 million.

On February 16, 2000, Celgene completed an offering to sell 10,350,000 shares of its common stock at a price of $33.67 per share. 8,802,000 shares were for the account of Celgene and 1,548,000 shares were for the account of a selling shareholder pursuant to the conversion of $9,288,000 of the 9%, January 1999 convertible notes held by that shareholder. Proceeds to Celgene, net of expenses, were approximately $278 million.

Celgene's  net  working  capital  at  March  31, 2000 increased significantly to approximately $295.6 million (primarily cash and cash equivalents and marketable securities) from approximately $18.5 million at December 31, 1999. The increase in working capital was primarily due to the net proceeds received from the public offering in February, 2000.

Cash and cash equivalents increased by $147.7 million in the first quarter 2000 and marketable securities increased by $125.2 million from December 31, 1999. This reflects the receipt in February 2000 of funds from the public offering.

Celgene expects that its rate of spending will increase as the result of increased clinical trial costs, increased expenses associated with the regulatory approval process and commercialization of products currently in development, increased costs related to the commercialization of THALOMID and increased working capital requirements. Celgene believes that the funds received from the public offering as well as the increasing revenues from sales of THALOMID should be sufficient to fund its operations for the foreseeable future.

RECENTLY ISSUED ACCOUNTING STANDARDS

In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements. SAB 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements, including the recognition of non-refundable fees received upon entering into arrangements. SAB 101, as amended, must be adopted no later than the fourth quarter of 2000 with an effective date of January 1, 2000 . Celgene is in the process of evaluating this SAB and the effect it will have on its consolidated financial statements and future revenue recognition policy.

YEAR 2000 COMPUTER SYSTEMS COMPLIANCE

All of Celgene's computer hardware and software has been upgraded for Year 2000 compliance. All of its key vendors have provided assurance that they are Year 2000 compliant. While there were no Year 2000 related problems at the transition into the Year 2000, Celgene is maintaining our contingency plans in the event any problems arise in the future.

The statement contained in the foregoing Year 2000 readiness disclosures is subject to protection under the Year 2000 Information and Readiness Disclosure Act.

CAUTIONARY STATEMENTS FOR FORWARD-LOOKING INFORMATION

The Management's Discussion and Analysis of Financial Condition and Results of Operations provided above contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under Celgene's control which may cause actual results, performance and achievements of Celgene to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending clinical trials, actions by the FDA and other factors detailed herein and in our other filings with the Securities and Exchange Commission.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

Celgene does not use derivative financial instruments. Celgene's convertible notes have a fixed interest rate.

                         INFORMATION REGARDING SIGNAL

                         OVERVIEW OF SIGNAL'S BUSINESS

Signal Pharmaceuticals is a biopharmaceutical company focused on discovering and developing new classes of "small molecule" drugs, which are drugs that can be taken in pill form, that regulate disease-associated genes. Signal believes its approach can convert valuable information coming from genomics initiatives into new classes of superior drugs. Signal's drug discovery engine enables it to identify and pursue potential gene-regulating drug targets across multiple diseases and to rapidly identify drugs for development. Signal's efforts are focused in several major disease areas in which abnormal gene regulation plays an important role in the development of disease. These disease areas include cancer, inflammatory disease, osteoporosis, cardiovascular disease, neurological disease and viral infections.


Signal   is   conducting  its  drug  discovery  and  development  programs  both independently and with its corporate collaborators: Serono, Axys, DuPont Pharmaceuticals, Byk Gulden and Pliva. Currently, Signal's corporate collaborators fund significant portions of its research and development expenditures. In two of its collaborative programs, Signal has retained United States co-commercialization or profit-sharing rights for the areas of cancer and inflammatory disease, and in another collaborative program, Signal has retained worldwide co-development and commercialization rights.


BACKGROUND

GENES AND DISEASE


The human body contains an estimated 100,000 genes. Genes control all cellular functions responsible for maintaining human health by serving as blueprints for the production of proteins in cells, a process known as gene expression. Proteins, which control a cell's biological functions, include hormones, enzymes and cytokines that regulate cell growth, differentiation and survival. Recent advances in cellular and molecular biology have shown that malfunctions in gene regulation either cause or predispose humans to most diseases. These malfunctions cause cells to produce inappropriate amounts or types of proteins. For example, the uncontrolled proliferation of cells characteristic of cancer and inflammatory diseases is the result of over-activation of multiple genes and the proteins they produce, such as cytokines and enzymes. Conversely, under-activation of critical genes and their protein products, such as tumor suppressors and growth factors, also may give rise to disease, including cancer and neurological disorders. Many complex diseases are caused by the abnormal activity of not just one but multiple genes. Such complex diseases include cancer and inflammatory, cardiovascular and neurological diseases.


REGULATION OF GENES BY GENE SWITCHES

Gene regulation is a highly controlled process in which specific sets of genes are switched on and off in select tissues to maintain the body's essential functions. Genes are controlled by networks of proteins inside cells which relay information through pathways from a cell's surface to its nucleus where genes are expressed. These pathways consist of several large and distinct classes of gene regulating proteins, or gene switches, which include transcription factors, kinases and ligases. Transcription factors are molecular switches that bind to the regions of genes that control the level and duration of gene expression and protein production. Kinases are enzymes that transmit information within cells and ultimately lead to gene expression. Ligases control the proper levels of gene regulating proteins in cells. Each of these three classes of gene switches can control not just one but multiple genes that contribute to disease. Therefore, drugs designed to target these gene switches at pivotal points in a gene regulating pathway can have a major impact on the subsequent expression of entire sets of genes that contribute to disease.

Genomics is the large-scale identification and sequencing of the genes that comprise the human genome. Currently this information is being compiled in databases, and sequencing of the entire human genome is nearing completion. This genomic database provides a starting point for


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understanding  the  underlying  role  of  genes  in  disease,  but  by itself is inadequate to identify key disease-related gene switches. To realize the substantial potential of genomics initiatives, key gene switches involved in disease need to be identified to permit the rapid development of superior drug therapies that regulate disease-associated genes.

SIGNAL'S GENE REGULATING DRUGS

Signal has developed and integrated a large set of target and drug discovery technologies to accelerate the application of genomics to the discovery of important new classes of gene regulating drugs. Signal first maps select gene regulating pathways to identify drug targets, or gene switches, that control specific genes that cause disease. This information is then used to discover novel gene regulating drugs by applying Signal's drug discovery engine. This engine consists of:

o Advanced cellular, molecular and genomic technologies. Signal uses information produced from human genomics initiatives to map gene regulating pathways and identify clinically important drug targets for specific diseases. Signal has generated proprietary human cell lines, from multiple tissues of the body, to create in vitro, or test tube, models of disease and to evaluate the activity and selectivity of drug candidates. Signal also uses functional genomics and proteomics, which is the large-scale linking of genes and their protein products to their biological functions, for mapping gene regulating pathways and identifying disease targets for use in drug discovery;

o High throughput screening systems and diverse compound libraries. Signal has assembled a library of more than 200,000 distinct small molecule compounds and natural products which it screens using its biochemical and cell-based screening technologies. Signal's screening systems include a technology for simultaneously screening multiple kinases to provide drug activity and specificity data across multiple drug targets;

o A proprietary, specially designed kinase inhibitor library. Signal identified the active sites, or molecular locks, on a number of gene regulating kinase targets using its extensive knowledge of the three dimensional structures of these targets. Signal believes gene regulating targets identified in the future will contain similar locks. Signal's kinase inhibitor library is designed to contain compounds expected to fit like molecular keys into these locks, enhancing Signal's ability to identify effective inhibitors of current, as well as yet-undiscovered, gene regulating targets. In addition, Signal designs these compounds to have attractive pharmaceutical properties, such as solubility, chemical stability, non-reactivity and the ability to be taken in pill form; and

o Structure-based drug design. Signal uses its proprietary three-dimensional models of drug targets, combined with advanced chemistry technologies, to efficiently generate drug leads and advance drug candidates into preclinical and clinical development.

Signal believes that, together, these integrated target and drug discovery capabilities enable it to proceed rapidly from target identification to screening and optimization of drug candidates. To date, Signal alone or with its collaborators has identified 27 drug targets in 10 gene regulating pathways with potential applications in at least six major disease areas. Signal also has developed 29 drug discovery screens, identified 23 drug leads and commenced evaluation of drug leads in 15 animal models of disease. Signal has developed one preclinical drug candidate in its cancer program.

SIGNAL'S DRUG DEVELOPMENT PROGRAMS


Signal's drug discovery and development programs are focused in several disease areas in which gene dysregulation plays a major role in the onset and progression of disease. These diseases include cancer, inflammatory disease, osteoporosis, cardiovascular disease, neurological disease and viral infections.


CANCER PROGRAMS

Cancer is a group of diseases characterized by uncontrolled growth and spread of abnormal cells in the body. Cancer results from abnormalities in the expression of genes that regulate cell proliferation, cell migration and cell death. Most current anti-cancer drugs kill both cancerous and normal cells,


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giving  rise  to serious toxic side effects. Signal is developing new classes of drugs designed to selectively control abnormal gene regulating pathways which cause the start or spread of cancer, with the goal of creating safer and more effective cancer therapies.

Signal has five drug discovery and development programs focused on regulating abnormal gene expression involved in the onset and progression of cancer. Signal currently has one drug candidate, SP8490, in preclinical development for preventing and treating breast cancer and other cancers. To date, Signal has not filed an IND for this drug candidate. Signal also has three additional series of drug leads for the potential treatment of cancer.

Estrogen Gene Regulation in Cancer

Estrogen is a hormone that has a broad spectrum of effects on tissues in both women and men. Many of these biological effects are beneficial, including maintenance of bone density and cardiovascular and neurological protection. In addition to estrogen's positive effects, however, the hormone also is a potent growth factor in the breast and uterus that has been demonstrated to increase significantly the risk of cancer in women. In addition, estrogen contributes to prostate cancer in men.


Two distinct estrogen receptors exist in the body, the estrogen receptor-alpha, or ER--, and the estrogen receptor-beta, or ER--, each of which has a distinct tissue distribution in the body. ER-- is found predominantly in bone and in cardiovascular, breast and reproductive tissue, while ER-- is the predominantly expressed estrogen receptor in the prostate and hippocampus region of the brain. Given the tissue-selective expression of ER-- and ER--, estrogen receptor modulators potentially can be designed to mimic the positive effects and block the negative effects of estrogen in different tissues. Drugs that modulate these receptors are termed selective estrogen receptor modulators, or SERMs.


Unlike chemotherapeutic agents which often cause significant toxic side effects, SERMs act through different, primarily non-toxic mechanisms. Currently two SERMs are marketed for treatment of breast cancer. One of these SERMs, tamoxifen, is the most widely prescribed anti-hormonal therapy for cancer today. However, tamoxifen is associated with a number of adverse side effects, including an increased risk for uterine cancer, blood clotting and hot flashes. In addition, virtually all patients receiving tamoxifen become resistant to the drug.


Signal is using its gene regulation expertise to design new classes of ER-- and ER---selective SERMs with efficacy and safety profiles that Signal believes will be superior to those of many current chemotherapies and tamoxifen. Signal believes these SERMs have significant potential for preventing and treating breast, endometrial, prostate, colon and other cancers whose growth is dependent on estrogen.

SP8490 -- An ER-- Modulator


Using its drug discovery engine and expertise in estrogen gene regulating pathways, Signal has discovered and is developing a series of SERMs with improved efficacy and safety in animal models when compared with tamoxifen. In animal studies, these drug leads were orally effective in preventing breast cancer and demonstrated equal or superior efficacy to tamoxifen. Additionally, these compounds displayed a superior safety profile on uterine tissue compared to tamoxifen. A potential drug candidate, SP8490, currently is in preclinical development.


ER-- Modulators

Signal has discovered and is developing a novel series of ER---selective SERMs which currently are undergoing lead optimization. Signal's SERM-\S drug leads represent a novel series of SERMs that, if successfully commercialized, may be useful in treating the large number of cancer patients that develop ER-positive cancers such as prostate, colon, ovarian and tamoxifen-resistant breast cancer.


In October 1999, Signal entered into a collaboration with Axys Pharmaceuticals to discover and develop ER---selective SERMs for cancer therapy. This collaboration and Signal's other collaborative arrangements are described below under the heading "Corporate Collaborators."



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JNK Inhibitors for Cancer

The cJun N-terminal kinase, or JNK, pathway controls the expression of specific sets of genes involved in cancer, including:

o cytokines and growth factors that promote the growth of cancer cells;

o molecules on the surface of cells that are responsible for cell-to-cell attachment;

o tissue-destructive enzymes that enable tumors to spread to distant sites in the body and invade normal tissues and organs, referred to as metastasis; and

o factors that lead to the growth of new blood vessels and aid in establishing new tumors, referred to as angiogenic factors.

Signal is applying its expertise in the JNK gene regulating pathway to identify novel cancer targets which play a fundamental role in tumor growth and to design new classes of drugs that target abnormalities in the JNK gene regulating pathway to inhibit the transformation, growth and spread of cancer. Using its drug discovery engine, Signal has identified potent and selective small molecule inhibitors of the JNK pathway which have demonstrated anti-proliferative activity in tumor cell lines in vitro.


NF-kB Inhibitors for Cancer

The nuclear factor kappa B, or NF-kB, pathway controls the expression of specific sets of genes involved in different stages of cancer development and progression. These include specific cell survival factors that make cancer cells resistant to radiation and chemotherapy. Using its gene regulating target discovery expertise, Signal and its collaborators have mapped the NF-kB pathway extensively and have identified multiple targets in the NF-kB gene regulating pathway for use in drug discovery. Signal and its collaborators also have demonstrated in vitro that inhibiting key NF-kB kinase targets significantly increases the sensitivity of cancer cells to cancer chemotherapeutics. Signal has identified small molecule inhibitors of a specific kinase target in the NF-kB gene regulating pathway and is optimizing the pharmaceutical properties of these drug leads. Signal plans to study these drug leads further in animal models of cancer.

In November 1997, Signal entered into a collaboration with Serono to discover and develop drugs that target the NF-kB pathway for the potential treatment of certain cancers and other diseases.

Ligase Inhibitors for Cancer

Signal has discovered and validated in vitro ligase drug targets in the NF-kB and other important gene regulating pathways. Ligases represent an important new family of gene regulating targets because of their ability to precisely maintain normal levels of proteins in cells. In cancer, certain proteins, such as those that suppress the growth of tumors, are lost or diminished which causes the progression of cancer. Signal has developed novel drug screens to identify selective ligase inhibitors which Signal believes may restore normal levels of proteins the body uses to prevent the emergence of cancer and resistance to chemotherapy.

INFLAMMATORY DISEASE PROGRAMS

The human immune system is comprised of cells and biochemical substances that protect the body from infectious organisms, physical injury and abnormal cellular events such as cancer. Key components of the immune system, such as white blood cells, are responsible for protective or inflammatory responses at sites of injury and disease. Inflammatory diseases arise from over-activation of the immune system resulting in the over-production of immune cells, inflammatory proteins and tissue-destructive enzymes. These cells and proteins attack and destroy healthy tissue, giving rise to a number of diseases such as rheumatoid arthritis, osteoarthritis, allergies, asthma, inflammatory bowel disease and psoriasis, as well as transplant rejection. Many current anti-inflammatory drugs have


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dose-limiting  side  effects  and  only  target a single disease mechanism. More importantly, although these current drugs alleviate many symptoms of disease, they generally do not target the underlying mechanisms and therefore do not effectively modify disease processes or treat the underlying disease.

Signal is identifying drug targets in key inflammation pathways and screening for new classes of small molecule drugs that regulate inflammatory diseases at the level of gene function. Signal is optimizing, or plans to optimize, inhibitors of gene regulating targets in three distinct inflammation pathways, JNK, NF-kB and p38, and has demonstrated the efficacy of one series of drug leads in animal models of asthma and arthritis.

JNK Inhibitors for Inflammatory Diseases

Activation of the JNK gene regulating pathway increases the expression of a set of clinically important inflammatory genes, including tumor necrosis factor alpha, or TNF, interleukin-2, or IL-2, and gamma interferon. There are multiple types of the JNK regulatory enzyme, each of which controls the expression of genes in specific cells and in response to specific stimuli. Signal has eight issued United States patents, four issued foreign patents and related patent applications covering JNK, its use in drug discovery and JNK inhibitors. Over-activation of JNK causes or exacerbates several inflammatory and autoimmune diseases, including rheumatoid arthritis, asthma and multiple sclerosis.

Signal has developed and initiated high throughput screening for JNK1, JNK2 and JNK3 inhibitors using proprietary biochemical and cell-based screens. Using its kinase-focused inhibitor library, Signal has identified several potent compounds that inhibit JNK1 and JNK2 activity. In addition to significantly reducing inflammation, one of these drug leads prevents the destruction of joints in an animal model of arthritis. This drug lead also demonstrates potent disease-modifying activity in an animal model of asthma. Signal currently is optimizing drug leads to improve the potency, selectivity and other pharmaceutical properties of its JNK inhibitors. Signal also is developing additional high throughput drug screens for several other drug targets in the JNK pathway, including JNKK1 and JNKK2.

NF-kB Inhibitors for Inflammatory Diseases

NF-kB plays a pivotal role in inflammatory disease processes by regulating cytokine genes, such as TNF, IL-1, IL-2, IL-6, IL-8, along with genes that code for molecules on the surface of cells and the cyclooxygenase-2 or, COX-2, inflammatory enzyme. Signal's researchers and collaborators have identified six drug targets that regulate NF-kB activation. Signal's discovery of three of these targets was reported in the journals Science, Nature and Cell. Signal believes drugs that inhibit NF-kB and the activation of select disease-associated genes will have potential disease modifying effects. Signal has been issued four United States patents and it, along with its collaborators, has filed related patent applications for targets in this pathway.

Signal has developed and initiated high throughput screening for NF-kB inhibitors using proprietary biochemical and cell-based screens. Signal also has developed technology for profiling the effects of active compounds on a number of immune-inflammatory genes and proteins in cells and animals. Using its kinase inhibitor library, Signal has identified several small molecule drug leads which selectively inhibit a kinase target in the NF-kB pathway. One of these drug leads potently inhibits expression of the TNF inflammatory response gene in an animal model. Signal is optimizing these drug leads to further enhance potency, specificity and bioavailability and is developing additional high throughput drug screens for other targets in the NF-kB pathway.

In November 1997, Signal initiated a collaborative development and license agreement with Serono to discover novel NF-kB inhibitors for inflammatory and other diseases.

p38 Inhibitors for Inflammatory Diseases

Activation of the p38 gene regulating pathway causes the expression of multiple cytokine genes, including IL-1, IL-6, IL-8 and TNF, which regulate the development and proliferation of cells in response to disease and tissue injury. When inappropriately activated, the p38 pathway is believed to


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play  an  important  role  in  diseases  arising  from  abnormal  production  of cytokines, including heart disease caused by harmful inflammatory events. To date, Signal and its academic collaborators have identified five proprietary drug targets in the p38 pathway. One of these targets is p38-2, a subtype of p38, which is highly expressed in heart and skeletal muscle and not in most other tissues. Signal and its collaborators have been issued four United States patents for three drug targets in the p38 pathway, MKK3, MKK6 and p38-2, and have filed related patent applications with regard to other potential drug targets in this pathway. In the p38 pathway, Signal has screened two targets using its kinase inhibitor compound library and has identified novel inhibitors which it plans to optimize as drug leads.


OSTEOPOROSIS PROGRAM


The incidence of osteoporosis and bone fractures in women is significantly increased during and following menopause. Estrogen has been used for hormone replacement therapy, or HRT, for many years to prevent osteoporosis and alleviate some of the other effects of menopause. However, HRT has several negative side effects, including the increased risk of breast and uterine cancer, which make it a poor treatment option for many women.


ER-- Modulators for Osteoporosis


SERMs are designed to mimic the beneficial effects of estrogen by inhibiting bone loss in postmenopausal women, while avoiding some of estrogen's negative effects. In 1998 Eli Lilly's raloxifene became the first and only FDA-approved SERM for osteoporosis.


Signal has developed a novel series of ER---selective SERMs with superior efficacy and safety when compared with raloxifene in preclinical animal studies. In three separate animal studies, four of Signal's drug leads were tested in comparison with estrogen and raloxifene for the ability to inhibit bone loss. In those studies, Signal's orally administered drug leads were demonstrated to be significantly superior to raloxifene in preventing bone loss and in preserving bone strength. Signal's drug leads also demonstrated a superior safety profile in uterine tissues, when compared with raloxifene. An additional safety feature of Signal's drug leads is that they do not stimulate cell proliferation in breast tissue. Signal's ER---selective SERMs also demonstrated a favorable cholesterol-lowering profile in animal models. The drug leads are well tolerated in animals and have not shown any negative effects in genetic safety tests required by the FDA. These drugs, if successfully developed, would provide clinicians with an alternative, non-estrogen treatment for osteoporosis that also would minimize some of the adverse effects associated with HRT, including an increased risk of breast and uterine cancer.


CARDIOVASCULAR DISEASE PROGRAMS

Many cardiovascular diseases, including heart attack and congestive heart failure, occur because of abnormal expression of genes in blood vessels and in the heart. Heart attacks can occur when the cells that line blood vessels are activated by injury or trauma. These damaged cells overproduce inflammatory proteins such as molecules on the surface of cells that are responsible for cell-to-cell attachment, growth factors and cytokines that lead to a buildup of inflammatory cells and platelets in blood vessel walls. This buildup may block normal blood flow and lead to atherosclerosis and heart attack. Many of these proteins are controlled by the NF-kB, JNK and p38 gene regulating pathways. In addition, the gradual increase of cholesterol in blood vessels may also cause atherosclerosis and heart attacks. Estrogen enhances the clearance of bad cholesterol from the blood by regulating gene expression in the liver.

Signal has identified several selective inhibitors of gene regulating targets in the JNK, NF-kB and estrogen pathways. Signal has developed additional screens which use proprietary human vascular cell lines to evaluate the potential cardioprotective effects of its drug leads. Signal plans to test these inhibitors in various animal models of cardiovascular disease.


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JNK Inhibitors for Cardiovascular Disease

Heart failure can occur when muscle cells in the heart fail due to a massive influx of inflammatory cytokines such as TNF. As a result, the heart fails to adequately pump blood to the body. The JNK pathway is a key regulator of TNF gene expression and protein production. This pathway becomes over-activated in cardiac tissue when the heart undergoes damage or other stress. Signal has identified selective and potent inhibitors of the JNK pathway that are expected to undergo evaluation in models of cardiovascular disease.

NF-kB and p38 Inhibitors for Cardiovascular Disease

Restenosis, or the narrowing of blood vessels that restricts blood flow, can occur when cells that line the inside of blood vessels are over-stimulated during balloon angioplasty procedures. This often causes the over-expression of growth factor genes and subsequent over-proliferation of smooth muscle cells in the blood vessel wall leading to a re-blocking of the blood vessel. NF-kB and p38 pathways have been demonstrated to be over-activated in animal models of angioplasty-induced restenosis. Signal has identified several inhibitors of targets in these pathways that it intends to evaluate in models of cardiovascular disease.

In November 1997, Signal entered into a collaboration with Serono to develop inhibitors of NF-kB for potential treatment of cardiovascular and other diseases.

Estrogen Gene Regulation for Cardiovascular Disease

Signal is applying multiple gene discovery technologies to identify gene regulating drugs for preventing and treating cardiovascular diseases, including its proprietary functional genomics technology known as PhaRMA(TM). Signal has used these technologies to identify over 75 human genes that are regulated by estrogen in human cardiovascular cells. Many of these genes are regulated by estrogen in a tissue-selective manner. In addition, Signal has developed and implemented a proprietary cell-based screening platform for profiling gene expression in panels of estrogen-regulated genes in cardiovascular cells. These advanced technologies have led to the discovery and development of new SERMs which Signal believes will be cardio-protective.

NEUROLOGICAL DISEASE PROGRAMS

The human nervous system consists of two distinct components: the central nervous system, or CNS, which includes the brain and spinal cord, and the peripheral nervous system, or PNS, which includes all nerves outside the CNS.
Defects or damage in the CNS can lead to Parkinson's disease, Alzheimer's disease, stroke or epilepsy, as well as psychiatric disorders such as depression and schizophrenia. PNS disorders can lead to acute and chronic pain, and peripheral neuropathies caused by chemotherapy and diabetes can cause chronic sensory or motor defects.

Signal's researchers and collaborators have developed a proprietary cell immortalization technology for producing cloned human neuronal cells that can be designed to mimic important features of normal and diseased neurons and can be used for target and drug discovery. Signal has engineered human neuronal and other cell lines of the CNS and, Signal believes, the first human sensory neuronal cell lines of the PNS. Unlike many other approaches, Signal's cell lines are readily renewable and therefore are amenable to the application of advanced genomic technologies for target and drug discovery.

JNK3 Inhibitors for Neurological Disease

Signal is applying its expertise in engineering neuronal cell lines and in mapping the JNK gene regulating pathway to identify novel drug targets and drug leads for neurological diseases. JNK3 is known to be located primarily in the brain and mice engineered to be deficient in JNK3 are resistant to experimentally induced epilepsy and stroke. For these reasons, Signal believes JNK3 inhibitors will have therapeutic value for treating epilepsy, as well as neurodegeneration associated with Alzheimer's


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disease,  Parkinson's disease, stroke and head trauma. Using its high throughput screening, Signal has identified potent and selective inhibitors of the JNK gene regulating pathway, including the JNK3 drug target. Signal also has demonstrated that one of its drug leads can block seizures in an animal model of epilepsy and can prevent neuronal cell damage in a cellular model of Parkinson's disease. Current efforts are focused on further enhancing potency, selectivity and other pharmaceutical properties of Signal's drug leads for preclinical development.

VIROLOGY PROGRAMS

Viruses  are  microorganisms  that  infect  cells and can cause serious disease.
Despite the high incidence of chronic viral infections, only a limited number of antiviral drugs have been approved to date. New classes of antiviral treatments are needed which act on novel, virus-specific gene regulating targets while overcoming problems of toxicity and viral resistance.

Signal's virology program is directed toward four viral gene regulating targets: two regulatory factors for the hepatitis C virus, or HCV, a transcription  factor  for  human  immunodeficiency  virus,  or  HIV, and the E2 transcription factor for the human papilloma virus, or HPV. Signal and its collaborators have validated each of these targets in vitro. Signal has developed a proprietary viral infection screen for identifying novel inhibitors of HPV gene activation. Signal has developed target-specific screens for small molecule HCV and HIV inhibitors as part of its three-year collaboration with DuPont Pharmaceuticals initiated in December 1997, and compounds with selective antiviral activity have been identified. In December 1999, DuPont Pharmaceuticals paid Signal a $1 million equity milestone for the successful development of three novel high throughput screening drug discovery screens for HCV and HIV antivirals.

ENGINE FOR DISCOVERING GENE REGULATING TARGETS


Signal is developing and applying advanced cellular, molecular and genomic technologies to discover clinically important targets that are the focus of its drug discovery programs and corporate collaborations. These discovery technologies include:


Proprietary Human Cell Lines. Signal has developed a proprietary technology to immortalize and engineer human cells for use in its target and drug discovery programs. These cell lines are designed to include the relevant genes and related pathways involved in both normal and abnormal cellular functions. Signal uses proprietary human cell lines to develop in vitro models of important disease processes, including bone metabolism, cardiovascular and neurodegenerative disease. Signal then uses these human cell lines to identify and validate novel disease-related genes and specific drug targets in gene regulating pathways and in screens for drug discovery.


Functional Genomics and Proteomics. Signal applies functional genomics and proteomics to determine the role specific genes and their protein products play in health and disease. Signal has implemented advanced genomic technologies to accelerate the identification and prioritization of gene regulating disease targets. Signal has developed and filed a patent for its proprietary PhaRMA(TM) genomics system, which is a technology to rapidly determine the differences in gene expression between normal and diseased tissue and to evaluate the effects of drug candidates on relevant genes within a cell or tissue. To map the gene regulating pathways involved in specific diseases, Signal is developing capabilities that integrate protein separation and analysis. Signal uses these gene and protein discovery tools, in combination with its proprietary cell lines, to generate a more comprehensive profile of gene regulating pathways involved in diseases and to facilitate the rapid identification of novel and specific therapeutic targets. For example, Signal is applying functional genomics technologies to identify and characterize the role of genomic targets and their regulatory pathways in cancer, inflammation, bone metabolism, cardiovascular and neurological diseases.

Pathway Mapping and Target Identification. Signal applies cellular, molecular and genomic techniques to elucidate the regulatory pathways of disease-related genes. An initial step in this process involves mapping the regulatory regions of disease-related genes to identify which transcription factors selectively activate or inhibit each gene's expression. Signal then uses genomics and proteomics to



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identify  and  characterize  specific enzymes or other targets in a pathway that regulate the activation of these transcription factors. When novel gene regulating enzymes or other targets are identified, Signal applies advanced computer programs to search proprietary and public gene databases and to identify subtypes of these targets with distinct therapeutic applications and specificity for different tissues.
After a potential target has been identified, Signal uses various techniques to validate the role of newly identified molecular targets in specific disease processes and to determine their utility for drug discovery.

ENGINE FOR DISCOVERING AND DEVELOPING GENE REGULATING DRUGS


Once key gene regulating drug targets are identified, Signal uses its advanced drug discovery engine to rapidly discover and optimize drugs active on these targets. These drug discovery technologies comprise:

Assay Development. Signal develops and uses biochemical and cell-based assays to screen for compounds that regulate gene expression in a target- and cell-specific manner. Signal's researchers have designed modular systems for developing biochemical and cell-based assays, enabling Signal to substitute different drug targets into standardized assay formats for use in various discovery programs. Signal develops and uses biochemical assays to screen compounds for activity on specific targets. These biochemical assays are designed to mimic the functional activity of a drug target in its native cellular environment. Signal's cell-based assays facilitate the identification of compounds that modulate gene expression through distinct pathways and in specific cell types. Signal has developed 29 drug discovery assays and is continuing to develop additional high throughput screening assays.


High Throughput Screening. Signal uses automated, high-volume drug discovery systems, known as high throughput screening, or HTS, systems for rapid, target-specific screening of diverse compound libraries. These robotic systems enhance the precision, reproducibility and integration of chemical and biological data. Signal's screening library currently consists of more than 200,000 distinct compounds, which include small molecules, natural products and compounds derived from combinatorial chemistry.

Signal's Kinase Inhibitor Library. Based on its knowledge of the three dimensional structures of gene regulating targets, Signal has designed a large, proprietary collection of compounds focused on kinase-binding small molecules. This library currently consists of approximately 18,000 distinct drug-like compounds, and Signal plans to continue expanding this proprietary kinase-focused library. To date Signal has screened the library against seven kinase gene regulating targets, and has successfully identified inhibitors with attractive pharmaceutical properties for each of these targets.

Optimization and Preclinical Development of Drug Candidates. Signal develops drug candidates by integrating its chemistry and pharmacology expertise. Signal uses traditional medicinal chemistry approaches in conjunction with combinatorial and computational chemistry to optimize potential drug candidates. Signal further expedites the drug optimization process by employing structure-based drug design techniques, which are techniques that use computer models of drug targets to design drug candidates that interact more precisely with a target. Signal's scientists have designed computer-generated three-dimensional models of the JNK2, JNK3, ER-- and ER-- drug targets.

Throughout the drug optimization process Signal's chemists are guided by results from efficacy, drug absorption, distribution, metabolism and safety studies conducted by Signal's pharmacology and preclinical development group.

CORPORATE COLLABORATORS

Collaborative arrangements with pharmaceutical and biotechnology companies are an integral part of Signal's business strategy. As of March 31, 2000, Signal had received approximately $43.3 million in up front fees, research and development funding, milestone payments and equity investments from its past and current collaborators. Signal had a collaboration with Nippon Kayaku, which was terminated in July 2000, a collaboration with Organon, which expired in July 1999, and a collaboration with Tanabe, which was terminated in March 1998. In connection with the termination of its collaboration


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with  Nippon  Kayaku,  Signal  granted  Nippon  Kayaku a worldwide, royalty-free license to a compound the two parties term NSP6783 and other compounds involved in the collaboration. The license is exclusive in the field of diagnosing, treating or preventing diseases of the central and peripheral nervous systems and is non-exclusive in all other fields. In connection with the termination of its collaboration with Tanabe, Signal licensed exclusive worldwide rights for a drug lead to Tanabe. In addition, the research phase of Signal's collaboration with Roche Bioscience expired in August 1999, and Roche has exclusively licensed two immortalized PNS cell lines from Signal for use in drug discovery for pain, incontinence and peripheral vascular disease.

SERONO

In November 1997, Signal entered into a collaborative agreement with Serono, under which Serono agreed to fund specified research for an initial three-year period and which contained provisions for extensions to the initial research term as further described below. The Serono collaboration is focused on identifying compounds that modulate NF-kB gene regulating pathways to which
Serono has rights for all diseases. The original agreement granted Serono exclusive rights to these compounds in all countries of the world except Asia. In April 1999, Serono expanded the collaboration to include Asia by making a $2.0 million license payment to Signal and agreeing to pay Signal milestones and royalties for products commercialized in Asia. Under the original agreement, Serono purchased approximately $10.1 million of Signal's Series E and Series F preferred stock. Serono also agreed to provide Signal with annual research and development support. In addition, Serono is obligated to make payments to Signal based on the achievement of specified research and development milestones and to pay Signal royalties on future sales of products licensed under the collaboration. As of March 31, 2000 Serono had paid Signal $8.0 million in research and development support.

Under an exclusive license that Signal granted to Serono, Serono will be responsible for preclinical and clinical development of drug candidates and the development of any drugs arising from the collaboration in all countries of the world. Signal has co-promotion rights for all products marketed in the United States, which are exercisable at any time during the term of the agreement and up to 30 days following receipt of notice from Serono of the filing of an NDA or equivalent regulatory application, with respect to products arising from the collaboration. If Signal exercises its co-promotion rights, it will forego royalties in exchange for a share of product revenue and Signal will be obligated to reimburse Serono for Signal's share of development costs out of a portion of revenue.

Under the original agreement, following the expiration of the initial three-year research term, Serono's research support obligations were to continue for additional three-year periods, unless terminated by Serono by written notice given to Signal at least six months prior to the end of the first three-year term or any subsequent three year term. In February 2000, the parties amended the agreement to effectively extend the initial three-year research term by one year and to provide Serono with the right to terminate the collaborative research by written notice given to Signal at least three months prior to the end of this one-year extension or any subsequent one-year extension. Serono may also terminate the agreement upon six months' notice any time after the end of the initial three-year term.

AXYS


In October 1999, Signal entered into a collaborative agreement with Axys Pharmaceuticals, under which Axys agreed to fund specified research at Signal's facility for two years. The agreement may be extended for an additional year at Axys' option. The collaboration with Axys is focused on the discovery and development of ER---selective SERMs for cancer therapy. Signal has rights for all indications outside of cancer. Axys has exclusive worldwide development and marketing rights to Signal's ER---selective SERMs for the treatment of cancer. Axys will provide payments to Signal in the form of research funding at a level approximating Signal's cost of this program, research milestones and royalties. Signal may exercise a profit-share option in the United States and possibly other territories at a predetermined point during development in lieu of royalties on product sales. If Signal exercises this right, it will share equally in the profits in the United States on product sales by



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Axys  but  will  be  responsible for an equal share of the remaining development and commercialization costs in the United States. Either party may terminate this agreement in the event a material breach by the other party remains uncured for 90 days. As of March 31, 2000, Axys had paid Signal $2.0 million in license fees and approximately $691,000 million in research funding.

DUPONT PHARMACEUTICALS

In December 1997, Signal entered into a collaborative agreement with DuPont Pharmaceuticals, under which DuPont Pharmaceuticals agreed to fund specified research at Signal's facility for three years. DuPont Pharmaceuticals has the option to extend the research term for up to three additional years. The DuPont Pharmaceuticals collaboration is focused on identifying compounds for the treatment or prevention of HCV and HIV infections, and Signal has granted DuPont Pharmaceuticals worldwide exclusive rights to these compounds. Under this collaboration, Signal and DuPont Pharmaceuticals are responsible for developing target-specific screening assays and are jointly responsible for identifying lead compounds. DuPont Pharmaceuticals is solely responsible for lead optimization and the worldwide development and commercialization of any drugs arising from the collaboration.

DuPont Pharmaceuticals agreed to provide Signal with annual research and development support at a level approximating Signal's cost of these programs. DuPont Pharmaceuticals also is obligated to make payments to Signal upon the achievement of specified research and development milestones and to pay Signal royalties on any future product sales arising from the collaboration. This agreement may be terminated by either party upon 60 days written notice upon a material breach that remains uncured or upon the bankruptcy of the other party. DuPont Pharmaceuticals paid Signal a license fee of $1.0 million and, through
March 31, 2000, had paid Signal $4.1 million to support research and development efforts. In December 1999, DuPont Pharmaceuticals purchased 288,708 shares of Signal's Series F-1 preferred stock for an aggregate purchase price of $1.0 million, under terms specified in the original agreement in December 1997. This represented a milestone payment for Signal's successful development and validation of three new antiviral drug discovery assays, each of which is designed to identify small molecule inhibitors of key HCV and HIV viral targets.

BYK GULDEN

In June 2000, Signal entered into a collaborative agreement with Byk Gulden Lomberg Chemische Fabrik GmbH focused on the discovery and optimization of inhibitors of an unspecified kinase target being investigated by Byk Gulden. Under the terms of the agreement, Signal will be responsible for constructing a molecular model of the kinase target and for screening its proprietary kinase inhibitor library to identify selective and specific inhibitors of this target. Byk Gulden is obligated to pay Signal a license fee of $250,000 and has agreed to fund specified research as part of this effort for three months and has the right to extend this for an additional nine-month period. If Byk Gulden extends the research funding, Signal will be responsible for optimizing library hits using medicinal chemistry to generate lead compounds. Byk Gulden also is obligated to make payments to Signal upon the achievement of specified pre-clinical, clinical and commercialization milestones. In addition, Signal will retain the right to modify any compound discovered or generated to identify inhibitors of other targets in the same kinase family, and those inhibitors will be owned exclusively by Signal. Either party may terminate this agreement upon the bankruptcy, insolvency, dissolution or winding up of the other party, or in the event a material breach by the other party remains uncured for 60 days.

PLIVA

In July 2000, Signal entered into a collaborative agreement with Pliva d.d. focused on the discovery and optimization of inhibitors of two unspecified kinase targets being investigated by Pliva. Under the terms of the agreement, Signal will be responsible for screening its proprietary kinase inhibitor library, and possibly its diversity library, to identify selective and specific inhibitors of each of these two targets. Pliva will pay Signal a license fee and payments based on the achievement of specified research and development milestones. In addition, if specified research milestones are achieved, Pliva


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will  fund  specified  research  at Signal for one year. For each kinase target,
Signal will have the sole option at a specified stage prior to human clinical trials and again at a specified stage during human clinical trials to negotiate a worldwide joint development agreement with Pliva which would reflect equal sharing by the parties of both revenue and expenses associated with development and commercialization of a licensed product arising from the collaboration. If Signal elects not to exercise either of these options, Pliva will be obligated to pay Signal royalties on net sales of licensed products. Either party may terminate this agreement upon the bankruptcy, insolvency, dissolution or winding up of the other party, or in the event a material breach by the other party remains uncured for 60 days.

LICENSE AGREEMENTS


Signal   has   established   a   number  of  license  agreements  with  academic
institutions. Signal's principal license agreements are:

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA


In October 1993, Signal entered into a license agreement with The Regents of the University of California, as amended in June 1997 and February 1998, under which Signal obtained a worldwide exclusive license for the JNK gene regulating enzyme based on the research of Dr. Michael Karin, one of Signal's scientific founders and advisors. The license also covers methods for the production and screening of nerve cells. In February 1998, Signal also secured from The Regents exclusive worldwide license rights to certain patents filed by Dr. Karin relating to specified NF-kB signaling molecules, IKK1 and IKK2. Under the license agreement, Signal paid initial license fees and extension payments and issued shares of Signal's common stock to The Regents, and is obligated to make specified royalty and milestone payments. The term of the license remains in effect for the life of the last-to-expire patent covered under each agreement.

THE UNIVERSITY OF MASSACHUSETTS

In October 1996 and 1997, Signal entered into worldwide exclusive license agreements with the University of Massachusetts. Under the license agreements, Signal has exclusive rights under patent applications and nonexclusive worldwide rights under unpatented know-how to develop drugs targeting JNK and three intracellular gene regulating proteins in the p38 pathway, MKK3, MKK4 and MKK6, based on the research of Dr. Roger J. Davis, one of Signal's scientific advisors. Upon entering into both of the license agreements, Signal paid a license fee and issued shares of Signal's common stock to the University of Massachusetts and is obligated to make royalty and milestone payments. The term of the licenses remains in effect for the longer of 10 years or the life of the last-to-expire patent under the agreements.

PATENTS AND PROPRIETARY RIGHTS

Signal will be able to protect its proprietary rights from unauthorized use by third parties only to the extent that its proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Accordingly, Signal seeks patent protection for its proprietary technology, targets and potential products. As of June 30, 2000, Signal owned or had licensed 29 issued United States patents, 2 notices of allowance from the United States Patent and Trademark Office, 9 corresponding issued foreign patents and 35 pending United States patent applications. In addition, as of that date, Signal owned or had licensed 7 corresponding international filings under the Patent Cooperation Treaty and 43 pending foreign national patent applications.

Signal's policy is to file patent applications and to protect technology, inventions and improvements to inventions that are commercially important to the development of Signal's business. Signal seeks United States and international patent protection for the molecular targets it discovers, as well as therapeutic products and processes, drug discovery technologies and other inventions. Signal's commercial success will depend in part on obtaining this patent protection. Signal also intends to seek


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patent   protection   or   rely  upon  trade  secret  rights  to  protect  other
technologies that may be used to discover and characterize molecular targets and that may be used to develop novel drugs. Signal seeks protection, in part, through confidentiality and proprietary information agreements.

Signal has developed proprietary technology for use in molecular target discovery, regulatory pathway identification and assay design and, in addition to Signal's issued patents, has filed a number of patent applications in these areas. Also, an increasing percentage of Signal's recent patent applications have been related to potential product candidates, or compounds, that it has discovered.

Signal is aware of three issued United States patents relating to specific methods for regulating gene expression. Signal believes that it has not infringed, and is not currently infringing, the claims of the patents. Nonetheless, Signal may in the future have to prove it is not infringing these patents or be required to obtain licenses to one or more of these patents, and Signal does not know whether such licenses will be available on commercially reasonable terms, or at all. Signal is also aware of a United States patent which has issued to a third party claiming subject matter relating to the NF-kB pathway which appears to overlap with technology claimed in some of Signal's pending NF-kB patent applications. Signal believes that one or more interference proceedings will be initiated by the U.S. Patent and Trademark Office to determine priority of invention for this subject matter. While Signal cannot predict the outcome of any such proceedings, in the event Signal does not prevail Signal believes it can use alternative methods for its NF-kB drug discovery program for which it has issued United States patents that are not claimed by the subject matter of the third party patents.

COMPETITION

Signal faces, and will continue to face, intense competition from pharmaceutical and biotechnology companies and other commercial enterprises, as well as numerous academic and research institutions and governmental agencies. Other companies are pursuing the same and similar technologies, including the discovery of targets that regulate genes. Many of Signal's competitors and potential competitors have substantially greater advantages in the areas of capital resources, research and development resources, manufacturing, sales and marketing, and production facilities. Additionally, many of Signal's competitors have significantly greater experience than it does in undertaking target and drug discovery, preclinical product development, testing and clinical trials of potential pharmaceutical products, and obtaining FDA and other regulatory clearances.

Smaller companies also may prove to be significant competitors, particularly through proprietary research discoveries and collaborative arrangements with large pharmaceutical and established biotechnology companies. Many of Signal's competitors have significant products that have been approved or are in development and operate large, well-funded research and development programs. Signal also faces competition from academic institutions, governmental agencies and other public and private research organizations in developing drugs and in recruiting and retaining highly qualified scientific and management personnel. Signal's competitors, either alone or with their collaborative partners, may succeed in developing technologies or drugs that are more effective, safer, more affordable or more easily administered and may achieve patent protection or commercialize drugs sooner than Signal. Developments by others may render Signal's product candidates or Signal's technologies obsolete.

GOVERNMENT REGULATION


The manufacturing and marketing of Signal's potential products and ongoing research and development activities are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Before marketing in the United States, any drug developed by Signal must undergo rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA under the federal Food, Drug, and Cosmetic Act. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, clearance, advertising, promotion, sale and distribution of biopharmaceutical products. None of Signal's product candidates has received marketing clearance in the United States or any foreign market. The regulatory review and clearance process, which includes preclinical testing and clinical trials of each product




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candidate,  is lengthy, expensive and uncertain. Securing FDA clearance requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each indication to establish a product candidate's safety and efficacy. The process takes many years, requires the expenditure of substantial resources, involves post-marketing surveillance, and may involve ongoing requirements for post-marketing studies. Before commencing clinical investigations in humans, Signal must submit to, and receive clearance from, the FDA of an Investigational New Drug application. Signal expects to rely on some of its corporate collaborators to file INDs and generally direct the regulatory review process for some of Signal's products.

Outside the United States, Signal's ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Union registration procedures are available to companies wishing to market a product in more than one European Union member state. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted. This foreign regulatory approval process involves all of the risks associated with FDA clearance discussed above.

MANUFACTURING

To date, Signal has not manufactured any products for preclinical, clinical or commercial purposes and does not have any manufacturing facilities. Signal intends to use third-party contract manufacturers or its corporate collaborators for the production of material for use in preclinical and clinical trials and for the manufacture of future products for commercialization. Signal cannot assure you that it or any outside manufacturers can produce potential products of suitable quality in sufficient quantity in a cost-effective manner, if at all.

Signal and its contract manufacturers also are required to comply with the applicable FDA and other applicable domestic and foreign regulatory authorities' current good manufacturing practice regulations. Signal or its contract manufacturers may not be able to comply with the applicable good manufacturing practice requirements and other FDA or other applicable domestic and foreign regulatory requirements.

OTHER THIRD PARTY SERVICES

In addition to manufacturing arrangements with third parties, Signal has also contracted with third parties for the performance of preclinical studies, including studies regarding the biological activity, safety, absorption, metabolism and elimination of Signal's drug candidates, and Signal expects to continue to contract with third parties for these and similar services. Signal also expects that it will contract with third parties to conduct all clinical trials, if any, of its drug candidates. There are multiple companies capable of performing these services, and, accordingly, Signal does not expect to be dependent on any single company for these services.

EMPLOYEES

As of June 30, 2000, Signal had 93 full-time employees, including 42 with Ph.D. degrees. Of Signal's workforce, 75 employees are engaged in research and
development   and   18   are   engaged  in  business  development,  finance  and
administration. Signal has assembled a group of experienced scientists and managers skilled in each phase of target and drug discovery. Signal also
retains   outside   consultants.  None  of  Signal's  employees  is  covered  by collective bargaining arrangements, and Signal's management considers its relationships with its employees to be good.

FACILITIES

Signal currently leases 25,000 square feet of laboratory and office space at 5555 Oberlin Drive, San Diego, California. Signal's lease for this facility expires on January 31, 2001, with an option to renew for two additional periods of three years each. Signal also leases 11,000 square feet of laboratory and


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office  space  at  5626  Oberlin  Drive and 9,500 square feet of office space at
5627 Oberlin Drive, San Diego, California. Signal's leases for these facilities expire on December 31, 2003. Signal believes that its existing facilities are
adequate   to  meet  its  business  requirements  for  the  near-term  and  that additional space will be available on commercially reasonable terms, if required.

LEGAL PROCEEDINGS

Signal is not a party to any legal proceedings at this time.



                                  MANAGEMENT

EXECUTIVE OFFICERS


     Alan J. Lewis, Ph.D., age 54, has served as Signal's chief executive officer and as a director of Signal since 1996 and as Signal's president since 1994. Prior to joining Signal, Dr. Lewis worked for 15 years at the
Wyeth-Ayerst Research Division of American Home Products Corporation, a pharmaceutical company, where he served as vice president of research from 1990 to 1994. At Wyeth-Ayerst, Dr. Lewis was responsible for drug discovery efforts in CNS, cardiovascular, inflammatory, allergy and bone metabolism diseases. Dr. Lewis currently serves as a director of Allergan Specialty Therapeutics, Inc., a pharmaceutical company and Discovery Partners International, Inc., a drug discovery product and service company. He holds a Ph.D. in Pharmacology from the University of Wales in Cardiff and completed his post-doctoral training at Yale University.


EXECUTIVE COMPENSATION

Signal entered into an employment letter agreement with Alan J. Lewis, dated December 8, 1993, providing for an annual salary, subject to adjustment from time to time, a signing bonus of $50,000, additional bonuses and options subject to specified performance milestones, assistance with home financing, and an opportunity to acquire 450,000 shares of Signal common stock under Signal's stock option plan. The term of the employment letter agreement was for one year, renewable annually. During 1999 Alan J. Lewis received a salary in the amount of $300,000 and a bonus in the amount of $54,000.

     Alan J. Lewis was not granted any options during the fiscal year ended December 31, 1999.

The following table sets forth summary information regarding the number and value of options exercised by Dr. Lewis during 1999 and held by him as of December 31, 1999.


             AGGREGATED 1999 OPTION EXERCISES AND YEAR-END VALUES


                                                    NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                                                     OPTIONS AT YEAR END                 AT YEAR-END(1)
                                               -------------------------------   ------------------------------
                      SHARES
                   ACQUIRED ON       VALUE
      NAME           EXERCISE      REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------   -------------   ----------   -------------   ---------------   -------------   --------------
Alan J. Lewis          --            $ --         75,000             --             $16,500            --

(1) The values of unexercised in-the-money options at year-end in the table above were determined using the fair market value of the securities underlying the option as of December 31, 1999 ($0.50 per share) minus the per share exercise price multiplied by the number of shares.


Dr. Lewis' stock options are immediately exercisable for shares of restricted common stock and are subject to a right of repurchase under a vesting schedule. As of December 31, 1999 Dr. Lewis held 79,063 shares and 35,937 exercisable options remaining subject to a vesting schedule.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In June 1994, Signal loaned $250,000 to Alan J. Lewis to assist with the purchase of a residence in connection with Dr. Lewis' relocation to San Diego, California. Under the terms of a Promissory Note dated June 14, 1994, as amended on May 14, 1998 and October 27, 1999, the principal amount of the loan plus accrued interest shall be amortized over a period of five years following June 14, 2002, with monthly payments commencing in July 2002. The principal amount of the loan will be interest-free for eight years from the date of the Promissory Note, and thereafter will accrue interest at the per annum rate of 7.52%, compounded annually. Interest will also begin to accrue at the same rate in the event that Dr. Lewis' employment is terminated for any reason. The parties also entered into a security agreement on the same date whereby Dr. Lewis pledged all present and future shares of our common stock held by him (plus all cash and stock dividends attributable to such shares) as security for the loan. As of July 13, 2000, the total amount outstanding under this loan was $250,000.

In May 1998, Signal loaned $62,000 to Alan J. Lewis in connection with the exercise of options to purchase 425,000 shares of our common stock. Under the terms of the promissory note, dated May 8, 1998, the principal amount of the loan plus accrued interest at a per annum rate equal to 5.69%, compounded annually, shall be due and payable five years from the date of the loan. Under a stock pledge agreement entered into on the same date, Dr. Lewis pledged all present and future shares of our common stock held by him, plus all cash and stock dividends attributable to such shares, as security for the loan. As of July 13, 2000, the total amount outstanding under this loan was $62,000.


                       PRINICIPAL STOCKHOLDERS OF SIGNAL

The following table sets forth information regarding the beneficial ownership of common stock and preferred stock of Signal as of July 13, 2000 by:


o each person who is known by Signal to own beneficially more than five percent of its common stock or preferred stock;


o each of the current directors, chief executive officer and other executive officers of Signal who earned more than $100,000 during 1999; and


o all directors and executive officers of Signal as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the shareholders named in the table below have sole voting and investment power with respect to all shares of common stock and preferred stock shown as beneficially owned by them. Perentage ownership of common stock is based on 4,952,264 shares of common stock outstanding as of July 13, 2000, together with applicable options and warrants for each shareholder, and percentage ownership of preferred stock is based on 24,492,639 shares of preferred stock outstanding as of July 13, 2000.



                                                      SHARES
                                                   ISUABLE UPON
                                                    EXERCISE OF
                                       COMMON      OPTIONS THAT    PERCENTAGE OF                         PERCENTAGE OF
                                       STOCK      VEST WITHIN 60    COMMON STOCK                        PREFERRED STOCK
                                    BENEFICIALY    DAYS OF JULY     BENEFICIALLY     PREFERRED STOCK     BENEFICIALLY
     NAME OF BENEFICIAL OWNER          OWNED         13, 2000          OWNED       BENEFICIALLY OWNED        OWNED
---------------------------------- ------------- ---------------- --------------- -------------------- ----------------
Serono S.A.                                 --             --              *            3,708,815             15.1%
 15bis Chemin des Mines
 1202 Geneva, Switzerland
Patrick F. Latterell(1)                150,000             --            3.0%           2,822,142             11.5
 Venrock Associates
 30 Rockefeller Plaza,
 Room 5508
 New York, New York 10112
Accel Partners(2)                      135,416             --            2.7            2,832,666             11.6
 428 University Avenue
 Palo Alto, California 94301
Kleiner Perkins Caufield & Byers        33,332             --              *            2,832,670             11.6
 2750 Sand Hill Road
 Menlo Park, California 94025
Arnold Oronsky, Ph.D.(3)                41,666         41,666              *            2,222,163              9.1
 InterWest Partners
 3000 Sand Hill Road, Bldg. 3,
 Suite 255
 Menlo Park, California 94025
Lombard Oldier & Cie                        --             --              *            1,570,681              6.4
 11, rue de la Corraterie 1204
 Geneva, Switzerland
Oxford Bioscience Partners(4)               --             --              *            1,481,442              6.0
 650 Town Center Drive,
 Suite 180
 Costa Mesa, California 92626
U.S. Venture Partners(5)                    --             --              *             1,481.442             6.0
 2180 Sand Hill Road,
 Suite 300
 Menlo Park, California 94025
Alan J. Lewis, Ph.D.                   680,937          5,937           13.7                   --                *
Harry F. Hixson, Ph.D.(6)               71,666         41,666            1.4              319,520              1.3
David W. Anderson, Ph.D.               293,666         93,666            5.8                   --                *
Bradley B. Gordon                      280,000             --            5.7                   --                *
John P. Walker(7)                      150,000             --            3.0                   --                *
Douglas E. Richards                    275,000        245,000            5.3                   --                *
All directors and executive          1,942,935        427,935           36.1            5,363,825             21.9
 officers as a group (8 persons)
*Less than one percent (1%)


----------

(1) Includes 77,556 shares of common stock and 1,920,853 shares of preferred stock held by Venrock Associates and 34,944 shares of common stock and 901,289 shares of preferred stock held by

   Venrock Associates II, L.P., entities for which Mr. Latterell is a general partner. Mr. Latterell disclaims benefical ownership of all such shares, except to the extent of his pecuniary or pro rata interest in such shares.

(2) Includes the following shares held by the following affiliated entities:
   o 119,116 shares of common stock and 2,370,945 shares of preferred stock held by Accel IV L.P.;
   o 3,700 shares of common stock and 104,807 shares of preferred stock held by Accel Investors '93 L.P.;
   o 1,800 shares of common stock and 50,988 shares of preferred stock held by Accel Keiretsu L.P.;
   o 8,000 shares of common stock and 226,614 shares of preferred stock held by Accel Japan L.P.;
   o 2,200 shares of common stock and 62,317 shares of preferred stock held by Ellmore C. Patterson Partners; and
   o 600 shares of common stock and 16,995 shares of preferred stock held by Prosper Partners.

(3) Includes 2,208,274 shares held by InterWest Partners V and 13,889 shares held by InterWest Investors V, which are affiliated entities. Dr. Oronsky is a general partner of InterWest Partners V. Dr. Oronsky disclaims beneficial ownership of all such shares, except to the extent of his pecuniary or pro rata interest in such shares.

(4) Includes the following shares held by the following affiliated entities:
   o 927,772 shares held by Oxford Bioscience Partnters L.P.;
   o 296,289 shares held by Oxford Bioscience Partners (Adjunct) L.P.; and
   o 257,381 shares held by Oxford Bioscience Partners (Bermuda) Limited Partnership.

(5) Includes:
   o 1,281,448 shares held by U.S. Venture Partners IV, L.P.;
   o 155,551 shares held by Second Ventures II, L.P.; and
   o 44,443 shares held by USVP Entrepreneur Partners II, L.P.

(6) Includes 319,520 shares held by the Harry F. Hixson, Jr. Separate Property Trust Dated December 15, 1995 , of which Dr. Hixson is the sole trustee.

(7) Includes 150,000 shares held by the Walker Living Trust Dated March 3, 1995, of which Mr. Walker is the sole trustee.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

Signal was incorporated in July 1992 and has devoted substantially all of its resources since that time to research and development directed toward the discovery of proprietary drug targets and novel small molecule drugs that regulate genes associated with disease. Through both internally funded programs and in conjunction with Signal's corporate collaborators, Signal is working to identify gene regulating drug targets and potential drug products for treating cancer, inflammatory disease, bone metabolic disease, cardiovascular disease, neurological disease and viral infections. Signal has incurred significant losses since inception, with an accumulated deficit of approximately $41.3 million as of March 31, 2000, due primarily to ongoing expenditures related to its internally funded research and development programs. Signal expects to continue to incur substantial expenditures and operating losses for at least the next several years as Signal continues its target and drug discovery and preclinical drug development efforts and retains its research and development programs for longer periods of time prior to licensing rights to corporate collaborations. Such activities will result in substantial research and development expenses, general and administrative expenses and related capital expenditures. Signal's results of operations have fluctuated from period to period and likely will continue to fluctuate substantially in the future based upon the timing, duration and composition of funding under various collaborative agreements, the initiation, expansion and termination of research and development programs, the acquisition of technologies, compound libraries and product rights, as well as the progress of our research and development programs. Results of operations for any period may be unrelated to results of operations for any other period. In addition, historical results should not be viewed as indicative of future operating results.

A key element of Signal's strategy is to enter into collaborations with pharmaceutical and biotechnology companies in order to enhance and accelerate its target and drug discovery programs and to fund its capital requirements. Signal's principal sources of revenue for the next several years are expected to consist of license fees and upfront payments, research and development funding and milestone payments under such collaborations, government grants, if any, and interest income. To date, Signal's revenue has been due primarily to arrangements with the following collaborators: Tanabe, which was entered into in March 1996 and concluded in March 1998; Organon, which was entered into in July 1996 and concluded in August 1999; Roche Bioscience, which was entered into in August 1996 and concluded in August 1999; Serono, which was entered into in November 1997; DuPont Pharmaceuticals, which was entered into in December 1997; Nippon Kayaku, which was entered into in February 1998 and concluded in July 2000; Axys Pharmaceuticals, which was entered into in October 1999; Byk Gulden, which was entered into in June 2000; and Pliva, which was entered into in July 2000.

Under Signal's collaborative arrangements, Signal has received payments of approximately $56.4 million to date in license fees, research and development payments and equity investments, of which approximately $39.8 million has been recognized as revenue. To date, Signal has received an equity milestone of $1.0 million and license fees, upfront payments and research and development payments of approximately $43.3 million. In 1997, Signal recognized aggregate revenue of $725,000 in license fees and upfront payments, $6.6 million in research and development payments from our collaborators and $264,000 in government grants. In 1998, we recognized aggregate revenue of $3.1 million in license fees and upfront payments, $11.9 million in research and development payments from our collaborators and $387,000 in government grants. In 1999, we recognized aggregate revenue of $1.9 million in license fees and upfront payments, $9.4 million in research and development payments from our collaborators and $528,000 in government grants.

RESULTS OF OPERATIONS

COMPARISON OF THREE MONTHS ENDED MARCH 31, 2000 AND 1999

Revenue. Revenue for the three months ended March 31, 2000 decreased to $2.7 million from $2.9 million for the three months ended March 31, 1999. The decrease was due primarily to the conclusion of certain collaborative agreements resulting in decreased revenue of $1.1 million. Such decrease was partially offset by an amendment to the collaborative and license agreement with Serono and the initiation of a new collaboration agreement with Axys resulting in additional research and development revenue of $300,000 and $625,000, respectively.

Research and Development Expenses. Signal's research and development expenses for the three months ended March 31, 2000 increased to $5.2 million from $4.3 million for the three months ended March 31, 1999. The increase was due primarily to increases in product development costs of $481,000 and deferred compensation expense of $414,000.

General   and  Administrative  Expenses.  Signal's  general  and  administrative expenses  for  the  three  months ended March 31, 2000 increased to $1.0 million from $809,000 on March 31, 1999. The increase was due primarily to increased salary expense of $106,000, resulting from incentive bonuses and merit increases, and increased deferred compensation expense of $70,000.

In June 2000, Signal expensed all of the accumulated costs related to its Form S-1 Registration Statement filed with the Securities and Exchange Commission in February 2000, of which $543,000 were included in other current assets at March 31, 2000.

Interest Income (Expense), Net. Net interest income for the three months ended March 31, 2000 increased to $53,000 from $18,000 for the three months ended
March 31, 1999. The increase in net interest income was due primarily to decreased interest expense on lower capital lease and note obligation balances.

COMPARISON OF YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

Revenue. Revenue for the year ended December 31, 1999 decreased to $11.7 million from $15.4 million for the year ended December 31, 1998. The decrease was due primarily to the termination of the Tanabe agreement in 1998 that resulted in decreased revenues of $4.1 million. Revenue for the year ended December 31, 1998 increased to $15.4 million from $7.6 million for the year ended December 31, 1997. The increase was due primarily to additional collaborative agreements that were in place during 1998 and an amendment to the collaborative agreement with Tanabe which events resulted in recognition of additional research and development revenue of $6.4 million and $840,000, respectively.

Research and Development Expenses. Signal's research and development expenses for the year ended December 31, 1999 increased to $16.7 million from $15.6 million for the year ended December 31, 1998. The increase in 1999 was due primarily to increased salary and relocation expense of $857,000, resulting from the hiring of additional research and development personnel and increased product development expense of $576,000. Research and development expenses for the year ended December 31, 1997 increased to $15.6 million from $10.3 million for the year ended December 31, 1997. The increase was due primarily to increased expenses for salaries and relocation of $1.7 million resulting from the hiring of additional research and development personnel, the purchase of laboratory materials of $1.2 million for expansion of our research programs, facilities expansion expenses of $506,000, depreciation expense of $500,000, amortization of deferred compensation of $376,000, increased travel expenses of $198,000 and the initiation of additional academic research collaborations of $184,000.

General   and  Administrative  Expenses.  Signal's  general  and  administrative expenses for the year ended December 31, 1999 decreased to $3.0 million from $4.8 million in 1998. The decrease was due primarily to reductions in fees for professional services of $1.0 million, equipment rentals of $245,000 and salary expense of $185,000 due to lower general and administrative headcount. Signal's general and administrative expenses for the year ended December 31, 1998 increased to $4.8 million from $2.8 million for the year ended December 31, 1997. The increase was due primarily to increased fees for professional services of $827,000, and increased salary expense of $591,000 resulting from the hiring of additional personnel, amortization of deferred compensation of $231,000 and facilities expansion of $160,000.

Interest Income (Expense), Net. Net interest income (expense) for the years ended December 31, 1999, 1998 and 1997 was $155,000, $600,000 and ($191,000),
respectively. The decrease in net interest income in 1999 form 1998 was due primarily to lower average cash balances. The increase in net interest income in 1998 from 1997 was due primarily to higher average cash balances.

Imputed Dividend. Due to Signal's achievement of a certain milestone in 1999, DuPont Pharmaceuticals purchased 288,708 shares of Signal's Series F-1 Preferred Stock for total cash proceeds of $1.0 million. Signal recognized an imputed dividend of $818,487 to reflect a beneficial conversion feature on these preferred shares.

Income Taxes. At December 31, 1999, Signal, had federal and state net operating loss carryforwards of approximately $30.6 million and $11.7 million, respectively. The federal tax loss carryforwards will begin expiring in 2007, unless previously used, and the state tax loss carryforwards will begin expiring in 1998. Signal has provided a 100% valuation allowance against the related deferred tax assets because realization of such tax benefits is not assured. Future use of these carryforwards may be limited in any one fiscal year under the Internal Revenue Code and similar state provisions; however, the annual limitation will not prevent the entire amount of the carryforwards from being used during the carryforward period. Therefore, Signal does not believe any such limitation will have a material effect upon the use of these carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, Signal has funded its operations primarily through private placements of preferred stock, funds provided under the Tanabe, Organon, Roche Bioscience, Serono, DuPont Pharmaceuticals, Nippon Kayaku and Axys Pharmaceuticals collaborative agreements, and, to a lesser extent, through debt and equipment financing, interest income and government research grant revenue. As of March 31, 2000, Signal had received $43.6 million in net proceeds from the sales of equity securities, $43.3 million under its collaborative agreements, $7.0 million in debt and equipment financing, $3.0 million in interest income and $1.9 million in research grants from the NIH. As of March 31, 2000, Signal had approximately $6.3 million in cash, cash equivalents and short-term investments.

Net cash used in operations for the three months ended March 31, 2000 was $2.7 million, compared to $111,000 for the three months ended March 31, 1999. Net cash used in operations increased for the three months ended March 31, 2000 over the three months ended March 31, 1999 due primarily to internally funded research programs, an increase in product development expenses and costs related to the Registration Statement on Form S-1 filed by Signal during the first quarter of 2000.

As of March 31, 2000, Signal had purchased with cash $5.3 million in property and equipment, primarily for facility improvements and laboratory and office equipment. Signal has financed approximately $4.9 million of our equipment through capital leases and equipment note obligations.

Signal believes its existing capital resources, committed revenue from our existing collaborations, committed debt financing under existing loan agreements and interest income should be sufficient to fund its anticipated operating expenses and capital requirements at least through the end of the year 2000. Signal's future funding requirements include continued and increased expenditures for research and development activities, as well as expenditures related to facility improvements, the purchase of additional laboratory and office equipment, the purchase of technology, compound libraries and product rights, the repayment of debt, working capital and general corporate purposes. Signal cannot assure you that changes in its research and development plans and collaborations, the acquisition of additional technology, compound libraries and product rights or other changes affecting its operating expenses or use of capital will not result in the expenditure of available resources before such time. The costs associated with the clinical development of new drugs are substantial and generally increase over time. If Signal is successful in advancing one or more drug candidates into clinical development, its need for additional capital will increase substantially.

In any event, Signal will need to raise substantial additional capital to fund its operations in future periods. Signal intends to seek additional funding through collaborative arrangements, public or private equity or debt financing, property and equipment financing or other financing sources that may be available. If additional funds are raised through the sale of equity securities, substantial dilution to Signal may result. Debt financing, if available, may involve restrictive covenants. Further, Signal cannot assure you that additional financing will be available on acceptable terms, if at all. If adequate funds are not available, Signal may be required to delay, or reduce the scope of, or eliminate one or more of our research and development programs or to obtain funds through strategic collaborations that are on unfavorable terms or that may require us to relinquish rights to some of our technologies, product candidates, products or marketing territories that we would otherwise seek to retain. Signal's failure to raise capital when needed could have a material adverse effect on its business, financial condition and results of operations.

NEW ACCOUNTING PRONOUNCEMENTS.

Signal expects to adopt SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001. SFAS No. 133 will require Signal to recognize all derivatives on the balance sheet at fair value. Signal does not anticipate that the adoption of the SFAS No. 133 will have a significant effect on its results of operations or financial positions.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We invest excess cash primarily in U.S. government securities and marketable debt securities of financial institutions and corporations with strong credit ratings. These instruments have maturities of three months or less when acquired. We do not utilize derivative financial instruments, derivative commodity instruments or other market risk sensitive instruments, positions or transactions in any material fashion. Accordingly, we believe that, while the instruments we hold are subject to changes in the financial standing of the issuer of such securities, we are not subject to any material risks arising from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices or other market changes that affect market risk sensitive instruments.

RECENT DEVELOPMENTS


In June 2000, Signal entered into a secured line of credit for up to $5,000,000 that can be borrowed against through December 31, 2000, as needed. The proceeds of any borrowings under the line of credit will be used for general corporate purposes and working capital. The interest rate will float with the Treasury rate as the proceeds are drawn down and then be fixed for the term, maintaining the spread. Borrowings under the line of credit are payable in either twelve or thirty-six monthly installments, at Signal's option, and are secured by the assets of Signal. To date, Signal has not drawn down any proceeds from the line of credit. In conjunction with the line of credit, Signal issued the creditor a warrant to purchase up to 225,000 shares of Series C-2 Preferred Stock at a price of $4.00 per share, of which 150,000 shares were issuable under the warrant upon Signal's signing of a loan commitment letter in May 2000, and the remaining 75,000 shares become issuable under the warrant upon any additional borrowing against the line of credit greater than $2.5 million. The warrant expires ten years from the date of grant.


In June 2000, Signal entered into a collaborative agreement with Byk Gulden focused on the discovery and optimization of inhibitors of an unspecified kinase target being investigated by Byk Gulden. Under the terms of the agreement, Signal will be responsible for constructing a molecular model of the kinase target and for screening its proprietary kinase inhibitor library to identify small molecule inhibitors of this drug target. Byk Gulden is obligated to pay Signal a license fee of $250,000 and has agreed to fund specified research as part of this effort for three months and can extend research funding under the agreement for an additional nine-month period. If Byk Gulden extends the research funding, Signal will be responsible for optimizing screening hits using medicinal chemistry to generate lead compounds. Byk Gulden also will make preclinical, clinical and commercialization milestone payments for compounds licensed by Byk Gulden which arise from the collaboration. In addition, Signal will retain the right to modify any compound discovered or generated by the collaboration to identify inhibitors of other targets in the same kinase family, and such inhibitors will be owned exclusively by Signal. Either party may terminate this agreement upon the bankruptcy, insolvency, dissolution or winding up of the other party, or in the event a material breach by the other party remains uncured for sixty days.



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In  July  2000, Signal entered into a collaborative agreement with Pliva focused on the discovery and optimization of inhibitors of two unspecified kinase targets being investigated by Pliva. Under terms of the agreement, Signal will be responsible for screening its proprietary kinase inhibitor library, and potentially its diversity library, to identify small molecule inhibitors of each of these two drug targets. Pliva will pay Signal a license fee and payments based on the achievement of specified research and development milestones. In addition, if specified research milestones are achieved, Pliva will fund specified research at Signal. For each kinase target, Signal will have the sole option at a specified stage prior to the start of human clinical trials and again at a specified state during human clinical trials to negotiate a worldwide joint development agreement which shall reflect equal sharing by the parties of both revenue and expenses associated with development and commercialization of a licensed product arising from the collaboration. If Signal elects not to exercise either of these options, Pliva will be obligated to pay Signal a royalty on net sales of licensed products. Either party may
terminate   the   collaboration   agreement  upon  the  bankruptcy,  insolvency,
dissolution or winding up of the other party, or in the event a material breach by the other party remains uncured for sixty days.


            MARKET PRICE OF AND DIVIDENDS ON SIGNAL'S COMMON EQUITY
                        AND RELATED SHAREHOLDER MATTERS

There is no established public trading market for Signal's capital stock.

Signal has never declared or paid cash dividends on its capital stock. Signal expects to retain future earnings, if any, for the development of its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of its secured line of credit from MMC/GATX Partnership No. 1 prohibit Signal from paying any dividends and making any distributions and limit Signal's ability to repurchase stock.


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                     DESCRIPTION OF CELGENE CAPITAL STOCK

As of July 13, 2000, Celgene's authorized capital stock consists of 120,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share, of which 520 shares have been designated Series A convertible preferred stock and 20,000 shares have been designated as Series B convertible preferred stock. As of July 13, 2000, there were 66,526,483 shares of common stock outstanding, no shares of Series A convertible preferred stock outstanding and no shares of Series B convertible preferred stock outstanding.

COMMON STOCK

Holders of Celgene common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by Celgene's board of directors out of funds legally available therefor, and subject to any preferential dividend rights of any then outstanding preferred stock. Upon liquidation, dissolution, or winding up of Celgene, the holders of common stock are entitled to receive ratably Celgene's net assets available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares issued by Celgene in the merger will be when issued and paid for, fully paid and non-assessable.

PREFERRED STOCK

Celgene's board of directors has the authority, subject to certain restrictions, without further stockholder approval, to issue, at any time and from time to time, shares of preferred stock in one or more series. Each such series shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights, to the full extent now or hereafter permitted by the laws of the State of Delaware.

The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of the common stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on common stock. Holders of preferred stock would typically be entitled to receive a preference payment.

SHAREHOLDER RIGHTS PLAN

Celgene's board of directors has adopted a shareholder rights plan. The shareholder rights plan was adopted to give Celgene's board of directors increased power to negotiate in Celgene's best interests and to discourage appropriation of control of Celgene at a price that is unfair to its stockholders. It is not intended to prevent fair offers for acquisition of control determined by our board of directors to be in the best interests of Celgene and its stockholders, nor is it intended to prevent a person or group from obtaining representation on or control of Celgene's board of directors through a proxy contest, or to relieve Celgene's board of directors of its fiduciary duty to consider any proposal for its acquisition in good faith.

The shareholder rights plan involved the distribution of one "right" as a dividend on each outstanding share of Celgene common stock to all holders of record on September 26, 1996. Each right shall entitle the holder to purchase one-tenth of a share of common stock. The rights trade in tandem with the common stock until, and become exercisable upon, the occurrence of certain triggering events, and the exercise price is based on the estimated long-term value of Celgene common stock. The exercise of these rights becomes economically attractive upon the triggering of


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certain  "flip-in"  or  "flip-over"  rights  which  work in conjunction with the shareholder rights plan's basic provisions. The flip-in rights will permit their holders to purchase shares of common stock at a discounted rate,
resulting   in  substantial  dilution  of  an  acquiror's  voting  and  economic interests in Celgene. The flip-over element of the shareholder rights plan involves some mergers or significant asset purchasers, which trigger certain rights to purchase shares of the acquiring or surviving company at a discount. The shareholder rights plan contains a "permitted offer" exception which allows offers determined by Celgene's board of directors to be in its best interests and its stockholders to take place free of the diluting effects of the shareholder rights plan's mechanisms. Celgene's board of directors retains the rights, at all times prior to acquisition of 15% of Celgene's voting common stock by an acquiror, to discontinue the shareholder rights plan through the redemption of all rights, or to amend the shareholder rights plan in any respect.

DELAWARE LAW AND SELECTED BY-LAW PROVISIONS

Celgene's board of directors has adopted certain amendments to its by-laws intended to strengthen its board of directors' position in the event of a hostile takeover attempt. These by-law provisions have the following effects:

o they provide that only persons who are nominated in accordance with the procedures set forth in the by-laws shall be eligible for election as Celgene directors, except as may be otherwise provided in the by-laws;

o they provide that only business brought before the annual meeting by Celgene's board of directors or by a stockholder who complies with the procedures set forth in the by-laws may be transacted at an annual meeting of stockholders;

o they provide that only the chairman of the board, if any, the chief executive officer, the president, the secretary or a majority of Celgene's board of directors may call special meetings of Celgene stockholders;

o they establish a procedure for Celgene's board of directors to fix the record date whenever stockholder action by written consent is undertaken; and

o they require a vote of holders of two-thirds of the outstanding share of common stock to amend certain by-law provisions.

Furthermore, Celgene is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" included a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior, did own, 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Celgene common stock is American Stock Transfer & Trust Company. It is located at 40 Wall St., 46th Floor, New York, NY, 10005, and its telephone number is (718) 921-8200.


                   COMPARATIVE RIGHTS OF CELGENE STOCKHOLDERS
                            AND SIGNAL SHAREHOLDERS

After the merger, the Signal shareholders will become stockholders of Celgene and the Signal shareholders' rights will cease to be defined and governed by the California General Corporation Law, and instead be defined and governed by the Delaware General Corporation Law. In addition,


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rights  of  the  Signal  shareholders  will no longer be defined and governed by
Signal's amended and restated articles of incorporation and by-laws. Instead, each shareholder will become a stockholder of Celgene whose rights as a
stockholder   will   be   defined  and  governed  by  Celgene's  certificate  of
incorporation,  as  amended,  and  by-laws.  While  the rights and privileges of
stockholders   of  a  Delaware  corporation  (such  as  Celgene)  are,  in  many instances, comparable to those of shareholders of a California corporation (such as Signal), there are differences. The following is a summary of the material differences between the rights of holders of Signal capital stock and the rights of holders of Celgene common stock at the date of this proxy statement/prospectus. These differences arise from differences between Delaware law and California law and between the Celgene certificate of incorporation and the Celgene by-laws on the one hand and the Signal amended and restated articles of incorporation and the Signal by-laws on the other.

SIZE OF THE BOARD OF DIRECTORS

Under California law, changes in the number of directors of a corporation must generally be approved by a majority of the outstanding shares, although a board of directors may fix the exact number of directors within a range stated in the corporation's articles of incorporation or by-laws if that stated range has been approved by the corporation's shareholders. Delaware law permits a corporation's board of directors alone to change the authorized number or range of directors by amendment of the corporation's by-laws, unless otherwise prohibited by the corporation's certificate of incorporation (in which case a change in the number of directors may be made only upon approval by the stockholders). In any case, no reduction in the authorized number of directors may have the effect of removing any director before that director's term of office expires. The ability of the board of directors to change the number of directors without stockholder approval enables a corporation to respond quickly to a potential opportunity to attract the services of a qualified director or to eliminate a vacancy for which a suitable candidate is not available.

The Signal by-laws provide for a board of directors within a range of five to nine. The exact number of directors is currently set at seven. Directors are elected at each annual meeting of the Signal shareholders. The stated range may be changed only by amending the Signal by-laws, which requires the approval of the Signal shareholders. The Celgene board currently consists of nine members. Directors are elected at each annual meeting of Celgene stockholders. The number of directors of the Celgene board may be changed by resolution by the Celgene board of directors.

ELIMINATION OF CUMULATIVE VOTING

California law provides for cumulative voting in the election of directors, unless, in the case of a listed corporation, its articles of incorporation or by-laws provide otherwise. Because Signal is not a listed corporation, Signal shareholders are entitled to cumulative voting in the election of directors.

Under Delaware law, cumulative voting is not mandatory, and a corporation's certificate of incorporation must provide for cumulative voting rights if stockholders are to be entitled to such rights. The Celgene certificate of incorporation does not provide for cumulative voting.

REMOVAL OF DIRECTORS

Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote. However, no individual director may be removed (unless the entire board is removed) if the number of votes cast against removal would be sufficient to elect the director under cumulative voting, whether or not the corporation's articles of incorporation or by-laws provide for cumulative voting. A corporation's board of directors may not remove a director unless the director has been declared of unsound mind by an order of court or convicted of a felony.

Stockholders of a Delaware corporation holding a majority of the outstanding shares entitled to vote for directors may remove a director with or without cause, except in cases involving classified boards or where cumulative voting is permitted. The Celgene by-laws provide for removal with or without cause.


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FILLING NEW SEATS OR VACANCIES ON THE BOARD OF DIRECTORS

Unless otherwise provided in a corporation's articles of incorporation or by-laws, under California law, any vacancy on a board of directors other than one created by removal of a director may be filled by the remainder of the corporation's board of directors. A vacancy created by removal of a director may be filled by the board of directors only if the board is so authorized by the corporation's articles of incorporation or by a by-law approved by the corporation's shareholders.

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum), unless (i) otherwise provided in the corporation's certificate of incorporation or by-laws, or (ii) the certificate of incorporation directs that a particular class is to elect the director, in which case any other directors elected by that class, or a sole remaining director, must fill the vacancy.

The Signal by-laws provide that vacancies in the Signal board of directors may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director; however, a vacancy created by the removal of a director by the shareholders may be filled only by a vote of the shareholders.

The Celgene by-laws provides that new seats on the Celgene board of directors or vacancies occurring for any cause may be filled by an affirmative vote of the majority of stockholders generally entitled to vote in the election of directors, or by the affirmative vote of a majority of the directors then in office, even though less than a quorum. Newly created directorships resulting from any increase in the authorized number of directors are filled only by the affirmative vote of the directors then in office, even though less than a quorum of the board.

INDEMNIFICATION AND LIMITATION OF LIABILITY

California and Delaware have similar laws governing indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit, with exceptions, a corporation to adopt charter provisions eliminating the liability of its directors to the corporation or its stockholders for monetary damages for breach of the directors' fiduciary duty of care. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability, which are summarized below.

The Signal articles of incorporation eliminate the liability of directors to the corporation to the fullest extent permissible under California law. California law does not permit the elimination of monetary liability based on:

o  intentional misconduct or knowing and culpable violation of law;

o acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

o  receipt of an improper personal benefit;

o acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders;

o acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders;

o transactions between the corporation and a director who has a material financial interest in the transaction; and

o  liability for improper distributions, loans or guarantees.

The Celgene certificate of incorporation eliminates the liability of directors to Celgene or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law. Under Delaware law, such provision may not eliminate or limit director monetary liability for:


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

o breaches of the director's duty of loyalty to the corporation or its stockholders;

o acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

o  the  payment  of  unlawful   dividends  or  unlawful  stock   repurchases  or
   redemptions; or

o transactions in which the director received an improper personal benefit. The limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve Celgene or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

California law permits a California corporation to provide rights to indemnification beyond those provided by law to the extent the additional indemnification is authorized in the corporation's articles of incorporation. Thus, California corporations may, by agreements or by-law provisions, make mandatory the permissive indemnification provided by California law. The Signal articles of incorporation permit indemnification beyond that expressly mandated by California law, subject only to the limits on excess indemnification under California law.

The Signal by-laws also contain indemnification provisions consistent with those set forth in its charter. Both Delaware and California law state that the indemnification provided by statute is not exclusive of any other rights under any by-law, agreement, vote of shareholders, or of disinterested directors, or otherwise.

INTERESTED DIRECTOR TRANSACTIONS

Under both California and Delaware law, contracts or transactions in which one or more of a corporation's directors have an interest are not void or voidable because of that interest if certain conditions are met. The conditions are generally similar under California and Delaware law. Under California and Delaware law, (a) either the shareholders or the board of directors must approve the contract or transaction after full disclosure of the material facts, and, in the case of board approval, the contract or transaction must also be "just and reasonable" (in California) or "fair" (in Delaware) to the corporation, or (b) the contract or transaction must have been "just and reasonable" or "fair" (as applicable) as to the corporation at the time it was approved. In the latter case, California law explicitly places the burden of proof on the interested director. Under California law, if shareholder approval is sought, the interested director is not entitled to vote his shares on any action regarding the contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum). Under Delaware law, if stockholder approval is sought generally, the contract or transaction must be approved in good faith by a majority of disinterested stockholders. If board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum). Therefore, transactions that the Signal board of directors might not be able to approve because of the number of interested directors could be approved by a majority of the disinterested directors of Celgene, although less than a majority of a quorum.

LOANS TO OFFICERS AND EMPLOYEES

Under California law, a corporation cannot make any loan or guaranty to or for the benefit of a director or officer of the corporation or its parent unless the loan or guaranty, or a plan providing for the loan or guaranty, is approved by shareholders owning a majority of the outstanding shares of the corporation. However, under California law, any corporation with 100 or more shareholders of record may seek shareholder approval of a by-law provision authorizing the board of directors alone to approve loans or guarantees to or on behalf of officers (whether or not the officers are directors) if the board determines that any loan or guaranty may reasonably be expected to benefit the corporation. The Signal by-laws currently authorize the Signal board of directors to approve such loans or guarantees.


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Under  Delaware  law,  a corporation may make loans to, guaranty the obligations of, or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgement of the directors, may reasonably be expected to benefit the corporation.

STOCKHOLDER DERIVATIVE SUITS

California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bond requirement.

ELIMINATION OF ACTIONS BY WRITTEN CONSENT OF STOCKHOLDERS

Under both California and Delaware law, shareholders may act by written consent in lieu of a shareholder meeting. Both California and Delaware law permit a corporation in its charter to eliminate actions by written consent. Neither Signal nor Celgene has eliminated actions by written consent.

POWER TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

Under California law and the Signal by-laws, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, two or more members of the board, or by one or more holders of shares entitled to cast not less than 10% of the votes at such meeting.

Under Delaware law, special meetings of stockholders may be called by a corporation's board of directors or by the other person or persons authorized by the corporation's certificate of incorporation or by-laws. Celgene's by-laws provide that special meetings of stockholders may be called by the chairman of the board, the chief executive officer, the president, the secretary or a majority of directors.

STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

In recent years, a number of states have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under Section 203 of the Delaware law, certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met. Under
Section 203 of the Delaware law, certain business combinations with a majority shareholder require the delivery of a fairness opinion; however, there is no equivalent provision in California law to Section 203, which addresses business combinations with a significant but not majority holder.

Section  203  prohibits  a  Delaware  corporation  from  engaging in a "business combination"  with  an  "interested  stockholder"  for three years following the date that the person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock under an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a


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subsidiary  equal  to 10% or more of the total market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or the subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the interested stockholder of the benefit (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or a subsidiary.

The three-year moratorium imposed on business combinations by Section 203 does not apply if (a) before the stockholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (b) the interested stockholder owns 85% of the corporation's voting stock upon completion of the transaction which made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (c) after the person becomes an interested stockholder, the board approves the business combination, and it is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.

Section 203 only applies to Delaware corporations which, like Celgene, (a) have a class of voting stock that is listed on a national securities exchange, are quoted on an interdealer quotation system such as the Nasdaq National Market or
(b) are held of record by more than 2,000 shareholders. However, a Delaware corporation may elect not to be governed by Section 203 by a provision in its original certificate of incorporation or an amendment or in its by-laws, which amendment must be approved by majority shareholder vote and may not be further amended by the board of directors. Celgene has not elected not to be governed by Section 203; therefore, Section 203 will apply to Celgene.

Section 203 has been challenged in lawsuits arising out of ongoing takeover disputes, and it is not yet clear whether and to what extent its constitutionality will be upheld by the courts. Although the United States
District Court for the District of Delaware has consistently upheld the constitutionality of Section 203, the Delaware Supreme Court has not yet considered the issue. Section 203 has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for Celgene in which all stockholders would not be treated equally. Signal shareholders should note that the application of Section 203 to Celgene will confer upon the Celgene board the power to reject a proposed business combination, even though a potential acquiror could be offering a substantial premium for Celgene's shares over the then current market price (assuming the stock is then publicly traded). Section 203 may also discourage certain potential acquirors unwilling to comply with its provisions.

MERGERS

Both California and Delaware law generally require that a majority of the holders of the stock of each of the acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if:

o  the  merger   agreement   does  not  amend  the   existing   certificate   of
   incorporation,

o each share of the surviving corporation outstanding before the merger is an identical outstanding share after the merger, and

o the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately before the merger. California law contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately before the reorganization own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

Both   California  and  Delaware  law  also  require  that  a  sale  of  all  or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

With exceptions, California law also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. The Signal Amended and Restated Articles of Incorporation and California law require the approval of the holders of at least a majority of the Signal common stock and at least a majority of the Signal preferred stock.

By contrast, Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares. The Celgene certificate of incorporation does not require class voting.

DISSENTERS' RIGHTS

Under both California and Delaware law, a stockholder of a corporation participating in major corporate transactions may, under varying circumstances, be entitled to dissenters' rights under which the shareholder may receive cash in the amount of the fair market value of his, her or its shares in lieu of the consideration paid in the transaction.

The limitations on the availability of dissenters' rights under California law are different from those under Delaware law. Shareholders of a California corporation whose shares are not listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally have dissenters' rights in certain instances. As a result, dissenters' rights are available to the Signal shareholders with respect to the merger. See "Dissenters' Rights" below and the California General Corporation Law, Sections 1300 through 1312, a copy of which is attached to this proxy statement/prospectus as Appendix B.

Under Delaware law, dissenters' rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation whose shares are either listed on a national securities exchange or are held of record by more than 2,000 holders if the stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (c) to stockholders of a corporation surviving a merger if, among other conditions, no vote of the stockholders of the surviving corporation is required to approve the merger.

THIS SUMMARY OF THE MATERIAL DIFFERENCES IN THE CORPORATION LAWS OF CALIFORNIA AND DELAWARE, THE SIGNAL ARTICLES AND THE CELGENE CERTIFICATE AND THE SIGNAL BY-LAWS AND THE CELGENE BY-LAWS DOES NOT PURPORT TO BE A COMPLETE LISTING OF DIFFERENCES IN THE RIGHTS AND REMEDIES OF HOLDERS OF SHARES OF CALIFORNIA, AS OPPOSED TO DELAWARE, CORPORATIONS AND SHAREHOLDERS OF SIGNAL AND STOCKHOLDERS OF CELGENE IN PARTICULAR. THE DIFFERENCES CAN BE DETERMINED IN FULL BY REFERENCE TO CALIFORNIA LAW, TO DELAWARE LAW AND THE SIGNAL ARTICLES AND THE CELGENE CERTIFICATE AND THE SIGNAL BY-LAWS AND THE CELGENE BY-LAWS. IN
ADDITION, THE LAWS OF CALIFORNIA AND DELAWARE PROVIDE THAT SOME OF THE STATUTORY PROVISIONS AS THEY AFFECT VARIOUS RIGHTS OF HOLDERS OF SHARES MAY BE MODIFIED BY PROVISIONS IN THE ARTICLES OF INCORPORATION OR BY-LAWS OF THE CORPORATION.

                                 OTHER MATTERS

As of the date of this proxy statement/prospectus, the Signal board knows of no matters that will be presented for consideration at the Signal meeting, other than as described in this proxy statement/prospectus. If any other matters properly come before the Signal meeting and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Signal.
                                 LEGAL MATTERS

The validity of the Celgene common stock issuable under the merger and certain legal matters relating to the merger and the transactions contemplated thereby have been passed upon for Celgene by Proskauer Rose LLP, New York, New York. Cooley Godward, LLP, San Diego, California, is acting as counsel to Signal in connection with the merger and the transactions contemplated thereby.

                                    EXPERTS

The consolidated financial statements and schedule of Celgene Corporation and subsidiary as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, have audited Signal financial statements at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. Signal's financial statements have been included in this proxy statement/prospectus and elsewhere in this registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

The statements in this prospectus under the caption "Risk Factors--The combined company may not be able to protect its intellectual property" have been reviewed and approved by Mathews, Collins, Shepherd & Gould, P.A. and are included herein in reliance upon such review and approval.

The statements in this prospectus that relate to thalidomide U.S. patent rights licensed from The Rockefeller University and EntreMed/Children's Medical Center Corp. under the caption "Risk Factors--The combined company may not be able to protect its intellectual property" have been reviewed and approved by Pennie & Edmonds LLP as special patent counsel to Celgene Corporation for these matters, and are included herein in reliance upon their review and approval as experts in U.S. patent law.

The statements in this prospectus under the caption "Risks Relating to Investing in the Pharmaceutical Industry--The pharmaceutical and agrochemical industries are subject to extensive government regulation and there is no assurance of regulatory approval" have been reviewed and approved as they apply to Celgene by Kleinfeld, Kaplan & Becker, as experts in such matters, and are included herein in reliance upon such review and approval as experts.

                      WHERE YOU CAN FIND MORE INFORMATION

Celgene files reports with the SEC on a regular basis that contain financial information about it and its results of operations. You may read or copy any document that Celgene files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Celgene's SEC filings are also available at the SEC's web site at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-4 Celgene filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this prospectus. Celgene has authorized no one to provide you with different information. Celgene is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                           FORWARD-LOOKING STATEMENTS

Each of Signal and Celgene has made forward-looking statements in this proxy statement/ prospectus, and in documents that are incorporated by reference in this proxy statement/prospectus, that are subject to risks and uncertainties. All statements included or incorporated by reference in this proxy statement/prospectus or made by management of Celgene or Signal other than statements of historical fact regarding Celgene, Signal or the combined company are forward-looking statements. Examples of forward-looking statements include statements regarding Celgene's, Signal's or the combined company's future financial results, operating results, product successes, business strategies, projected costs, future products, competitive positions and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "would," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in the "Risk Factors" section of this proxy statement/prospectus. These and many other factors could affect the future financial and operating results of Celgene, Signal or the combined company. These factors could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of Celgene, Signal or the combined company.

                                  APPENDIX A


                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG



                              CELGENE CORPORATION,



                           CELGENE ACQUISITION CORP.



                                      AND



                          SIGNAL PHARMACEUTICALS, INC.



                              DATED JUNE 29, 2000

                               TABLE OF CONTENTS



                                                                                   PAGE
                                                                                  -----
ARTICLE I
 THE MERGER                                                                         1
 Section 1.1    The Merger                                                          1
 Section 1.2.   Effective Time of the Merger                                        1
 Section 1.3.   Closing                                                             2
 Section 1.4.   Plan of Reorganization                                              2
ARTICLE II
 THE SURVIVING CORPORATION                                                          2
 Section 2.1    Articles of Incorporation                                           2
 Section 2.2    Bylaws                                                              2
 Section 2.3    Directors and Officers of Surviving Corporation                     2
ARTICLE III
 CONVERSION OF SHARES                                                               2
 Section 3.1    Exchange Ratio                                                      2
 Section 3.2    Exchange of Company Common Stock; Procedures                        3
 Section 3.3    Dividends; Transfer Taxes; Escheat                                  3
 Section 3.4    No Fractional Securities                                            4
 Section 3.5    Closing of Company Transfer Books                                   4
 Section 3.6    Further Assurances                                                  4
ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY                                      5
 Section 4.1    Organization                                                        5
 Section 4.2    Capitalization                                                      5
 Section 4.3    Authority Relative to this Agreement                                6
 Section 4.4    Consents and Approvals; No Violations                               6
 Section 4.5    Financial Statements                                                6
 Section 4.6    Absence of Certain Changes or Events; Material Contracts            7
 Section 4.7    Litigation                                                          7
 Section 4.8    Absence of Undisclosed Liabilities                                  7
 Section 4.9    No Default                                                          7
 Section 4.10   Taxes                                                               7
 Section 4.11   Title to Properties; Encumbrances                                   8
 Section 4.12   Intellectual Property                                               9
 Section 4.13   Compliance with Applicable Law                                      9
 Section 4.14   Material Contracts                                                  9
 Section 4.15   FDA Matters                                                        10
 Section 4.16   Information in Disclosure Documents and Registration Statements    10
 Section 4.17   Employee Benefit Plans; ERISA                                      11
 Section 4.18   Environmental Laws and Regulations                                 12
 Section 4.19   Vote Required                                                      13
 Section 4.20   Opinion of Financial Advisor                                       13
 Section 4.21   Accounting Matters                                                 13
 Section 4.22   Labor Matters                                                      13
 Section 4.23   Affiliate Transactions                                             13

                                                                                     PAGE
                                                                                    -----
 Section 4.24    Brokers                                                             13
 Section 4.25    Tax Matters                                                         13
ARTICLE V
 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB                             14
 Section 5.1     Organization                                                        14
 Section 5.2     Capitalization                                                      14
 Section 5.3     Authority Relative to this Agreement                                14
 Section 5.4     Consents and Approvals; No Violations                               15
 Section 5.5     Reports and Financial Statements                                    15
 Section 5.6     Absence of Certain Changes or Events                                15
 Section 5.7     Information in Disclosure Documents and Registration Statement      15
 Section 5.8     Compliance with Applicable Law                                      16
 Section 5.9     Litigation                                                          16
 Section 5.10    Opinion of Financial Advisor                                        16
 Section 5.11    Accounting Matters                                                  16
 Section 5.12    Tax Matters                                                         16
 Section 5.13    Brokers                                                             16
ARTICLE VI
 CONDUCT OF COMPANY BUSINESS PENDING THE MERGER                                      16
ARTICLE VII
 ADDITIONAL AGREEMENTS                                                               18
 Section 7.1     Access and Information                                              18
 Section 7.2     No Solicitation                                                     18
 Section 7.3     Registration Statement                                              18
 Section 7.4     Tax Matters                                                         19
 Section 7.5     Proxy Statements; Stockholder Approval                              19
 Section 7.6     Compliance with the Securities Act                                  19
 Section 7.7     Reasonable Best Efforts                                             20
 Section 7.8     Voting and Proxy Agreement; Option Agreement                        20
 Section 7.9     Company Stock Options                                               20
 Section 7.10    Public Announcements                                                21
 Section 7.11    Expenses                                                            21
 Section 7.12    Listing Application                                                 21
 Section 7.13    Supplemental Disclosure                                             21
 Section 7.14    Letters of Accountants                                              21
 Section 7.15    Indemnification                                                     22
 Section 7.16.   Other Agreements                                                    22
ARTICLE VIII
 CONDITIONS TO CONSUMMATION OF THE MERGER                                            22
 Section 8.1     Conditions to Each Party's Obligation to Effect the Merger          22
 Section 8.2     Conditions to Obligations of Parent and Sub to Effect the Merger    23
 Section 8.3     Conditions to Obligation of the Company to Effect the Merger        24


                                                                                    PAGE
                                                                                   -----
ARTICLE IX
 TERMINATION                                                                        25
 Section 9.1            Termination                                                 25
 Section 9.2            Effect of Termination                                       25
ARTICLE X
 GENERAL PROVISIONS                                                                 26
 Section 10.1           Amendment and Modification                                  26
 Section 10.2           Waiver                                                      26
 Section 10.3           Survivability; Investigations                               26
 Section 10.4           Notices                                                     26
 Section 10.5           Descriptive Headings; Interpretation                        27
 Section 10.6           Entire Agreement; Assignment                                27
 Section 10.7           Governing Law                                               27
 Section 10.8           Severability                                                27
 Section 10.9           Counterparts                                                27
EXHIBITS
 Exhibit A-1            Form of Voting and Proxy Agreement
 Exhibit A-2            Form of Options Agreement
 Exhibit B              Form of Tax Representation Letters
 Exhibit C              Form of Affiliate Agreement
 Exhibit D              Opinion of Cooley Godward LLP
 Exhibit E              Form of Tax Opinion of Proskauer Rose LLP
 Exhibit F              Form of Opinion of Proskauer Rose LLP
 Exhibit G              Form of Tax Opinion of Cooley Godward LLP
SCHEDULES
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
 Schedule 4.1           Organization
 Schedule 4.2(b)(i)     Capitalization
 Schedule 4.2(b)(ii)    Capitalization
 Schedule 4.2(b)(iii)   Capitalization
 Schedule 4.2(c)        Capitalization
 Schedule 4.3           Authority Relative to Agreement
 Schedule 4.4           Consents and Approvals; No Violations
 Schedule 4.5           Financial Statements
 Schedule 4.6           Absence of Certain Changes or Events; Material Contracts
 Schedule 4.7           Litigation
 Schedule 4.8           Absence of Undisclosed Liabilities
 Schedule 4.9           No Default
 Schedule 4.10          Taxes
 Schedule 4.11          Title to Properties; Encumbrances
 Schedule 4.12(a)(i)    Intellectual Property
 Schedule 4.12(a)(ii)   Intellectual Property
 Schedule 4.12(b)       Intellectual Property
 Schedule 4.12(c)       Intellectual Property
 Schedule 4.12(d)       Intellectual Property
 Schedule 4.13          Compliance with Applicable Law

                                                                                          PAGE
                                                                                         -----
 Schedule 4.14          Material Contracts
 Schedule 4.15          FDA Matters
 Schedule 4.16          Information in Disclosure Documents and RegistrationStatements
 Schedule 4.17          Employee Benefit Plans; ERISA
 Schedule 4.18          Environmental Laws and Regulations
 Schedule 4.19          Vote Required
 Schedule 4.21          Accounting Matters
 Schedule 4.22          GCL Chapter 13
 Schedule 4.23          Labor Matters
 Schedule 4.24          Affiliate Transactions
 Schedule 4.25          Brokers
 Schedule 4.26          Tax Matters
SCHEDULES
 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
 Schedule 5.2(c)(i)     Capitalization
 Schedule 5.2(c)(ii)    Capitalization
 Schedule 5.2(c)(iii)   Capitalization
 Schedule 5.4           Consents and Approvals; No Violations
 Schedule 5.5           Absence of Certain Changes or Events
 Schedule 5.6           Information in Disclosure Documents and Registration
 Schedule 5.7           Compliance with Applicable Law
 Schedule 5.8           Litigation
 Schedule 5.10          Accounting Matters
 Schedule 5.11          Tax Matters
 Schedule 5.12          Brokers


                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated June 29, 2000, by and among Celgene Corporation, a Delaware corporation ("Parent"), Celgene Acquisition Corp., a California corporation and wholly-owned subsidiary of Parent ("Sub"), and Signal Pharmaceuticals, Inc., a California corporation (the "Company").

     The Boards of Directors of Parent, Sub and the Company deem it advisable and in the best interests of their respective stockholders that Parent acquire the Company pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors have unanimously approved the merger of Sub with and into the Company in accordance with the terms of this Agreement and the California General Corporation Law (the "GCL").


     Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement,
(i) the holders of the shares of the Common Stock of the Company (the "Company Common Stock"), the Series A Preferred Stock of the Company, the Series B Preferred Stock of the Company, the Series C Preferred Stock of the Company, the Series D Preferred Stock of the Company, the Series E Preferred Stock of the Company, the Series F Preferred Stock of the Company, and the Series F-1 Preferred Stock of the Company, (collectively, the "Company Preferred Stock"), with sufficient voting power to approve the Merger (as defined in Section 1.1 hereof) and the conversion of the Company Preferred Stock to Company Common Stock, are entering into an agreement with Parent in the form attached hereto as Exhibit A-1 (the "Voting and Proxy Agreement") granting Parent the right to vote such shares of the Company Common Stock and Company Preferred Stock in accordance with the terms set forth in the Voting and Proxy Agreement; and (ii) the Company is entering into an agreement with the Parent in the form attached hereto as Exhibit A-2 (the "Option Agreement") granting Parent an option to purchase 2,000,000 shares of Company Common Stock and stock appreciation rights with respect to 3,000,000 shares of Company Common Stock in accordance with the terms set forth in the Option Agreement.

     For federal income tax purposes, it is intended that the Merger (as defined in Section 1.1) shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     For accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

     In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:



                                   ARTICLE I



                                  THE MERGER

     Section 1.1. The Merger. In accordance with the provisions of this Agreement and the GCL, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company (the "Merger"), the separate existence of Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of California. The Merger shall have the effects set forth in Chapter 13 of the GCL.

     Section 1.2. Effective Time of the Merger. The Merger shall become effective at the time of filing of, or at such later time specified in, a properly executed Agreement of Merger, in the form required by and executed in accordance with the GCL, filed with the Secretary of State of the State of California in accordance with the provisions of the GCL. Such filing shall be made as soon as practicable (and in any event within two business days) after the Closing (as defined in Section 1.3). When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Merger shall become effective.

     Section 1.3. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York, at 10:00 a.m., as soon as practicable (and in any event within two business days) after the day on which all of the conditions set forth in Article VIII are satisfied or waived or on such other date and at such other time and place as Parent and the Company shall agree (such date, the "Closing Date").

     Section 1.4. Plan of Reorganization. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-2(a) of the United States Treasury Regulations.


                                   ARTICLE II


                           THE SURVIVING CORPORATION

     Section 2.1. Articles of Incorporation. The Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation and shall be amended and restated in accordance with applicable law in such form as Parent, in its sole discretion, shall determine.

     Section 2.2. Bylaws. The Bylaws of Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

     Section 2.3 Directors and Officers of Surviving Corporation.

     (a) The directors of Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by law.

     (b) The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation or Bylaws of the Surviving Corporation, or as otherwise provided by law.


                                  ARTICLE III


                             CONVERSION OF SHARES

     Section 3.1. Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(b) and other than shares of Company Common Stock as to which appraisal rights shall have been duly demanded under the GCL ("Dissenting Shares")) shall be converted into the right to receive 0.1257 (the "Exchange Ratio") of a share of the common stock, $.01 par value per share, of Parent ("Parent Common Stock"), payable upon the surrender of the certificate formerly representing such share of Company Common Stock.

     (b) All shares of Company Common Stock and shares of Company Preferred Stock that are held by the Company as treasury shares shall be canceled and retired and cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.

     (c) Each share of Common Stock of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

     (d) Each outstanding option to purchase Company Common Stock (each, a "Company Stock Option"), and each warrant to purchase Company Common Stock or Company Preferred Stock (each, a "Company Warrant") shall be assumed by Parent as more specifically provided in Section 7.9 hereof.

     (e) The holders of Dissenting Shares, if any, shall be entitled to payment by the Surviving Corporation of the appraised value of such shares to the extent permitted by and in accordance with the provisions of Chapter 13 of the GCL; provided, however, that (i) if any holder of the Dissenting Shares shall, under the circumstances permitted by the GCL, subsequently deliver a written withdrawal of such holder's demand for appraisal of such shares, or (ii) if any holder fails to establish such holder's entitlement to rights to payment as provided in such Chapter 13, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Chapter 13, such holder or holders (as the case may be) shall forfeit such right to payment for such shares and such shares shall thereupon be deemed to have been converted into Parent Common Stock pursuant to Section 3.1(a) as of the Effective Time. The Surviving Corporation shall be solely responsible for, and shall pay out of its own funds, any amounts which become due and payable to holders of Dissenting Shares, and such amounts shall not be paid directly or indirectly by Parent.

     Section 3.2. Exchange of Company Common Stock; Procedures.

     (a) Prior to the Closing Date, Parent shall designate its stock transfer agent and registrar, or other agent reasonably acceptable to the Company, to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with or for the account of the Exchange Agent stock certificates representing the number of shares of Parent Common Stock issuable pursuant to Section 3.1, which shares of Parent Common Stock shall be deemed to have been issued at the Effective Time.

     (b) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, including certificates representing Company Preferred Stock that was converted into Company Common Stock in connection with the Merger (the "Certificates") that were converted pursuant to
Section 3.1 into the right to receive shares of Parent Common Stock (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering such Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor
(x) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article III and (y) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.4, after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 3.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Article III.

     (c) If any Certificate shall have been lost, stolen or destroyed, the person in whose name the shares of Company Common Stock represented by such Certificate are registered on the books of the Company shall be entitled to receive a certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this
Article III upon delivery of a duly executed letter of transmittal and an appropriate affidavit and, if required by Parent, a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate.

     Section 3.3. Dividends; Transfer Taxes; Escheat. No dividends or distributions that are declared on shares of Parent Common Stock will be paid to persons entitled to receive certificates representing shares of Parent Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid, to the person in whose name the certificates representing such shares of Parent Common Stock shall be issued, any dividends or distributions with respect to such shares of Parent Common Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest thereon. Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and any holders of Company Common Stock who have not theretofore complied with this Article III shall look thereafter only to the Surviving Corporation for the shares of Parent Common Stock, any dividends or distributions thereon, and any cash in lieu of fractional shares thereof to which they are entitled pursuant to this Article III. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Common Stock for any shares of Parent Common Stock, any dividends or distributions thereon or any cash in lieu of fractional shares thereof delivered to a public official pursuant to applicable abandoned property, escheat or similar laws upon the lapse of the applicable time periods provided for therein.

     Section 3.4. No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common
Stock upon surrender of such holder's Certificates (after aggregating all fractional shares of Parent Common Stock issuable to such holder) will be entitled to receive, and Parent will timely provide (or cause to be provided) to the Exchange Agent sufficient funds to make, a cash payment (without interest) determined by multiplying (i) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock then held of record by such holder) and (ii) the average of the per share closing prices for Parent Common Stock on the Nasdaq National Market ("Nasdaq") for the five trading days immediately preceding the Effective Time. It is understood (i) that the payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration and (ii) that no holder of Company Common Stock will receive cash in lieu of fractional shares of Parent Common Stock in an amount greater than the value of one full share of Parent Common Stock.

     Section 3.5. Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock shall thereafter be made on such stock transfer books. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article III.

     Section 3.6. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalf or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                                   ARTICLE IV



                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     Section 4.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Company Material Adverse Effect. A "Company Material Adverse Effect" means any event or condition (excluding general economic conditions) that has a material adverse effect, individually or in the aggregate, on the financial condition, results of operations, business, assets, liabilities, prospects or properties of the Company or the ability of the Company to perform any of its material obligations under, or to consummate the Merger and the other transactions contemplated by, this
Agreement. The Company does not have any Subsidiaries. As used in this Agreement, the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or one or more of its Subsidiaries.

     Section 4.2. Capitalization.

     (a) The authorized capital stock of the Company consists of 37,563,708 shares of Company Common Stock and 24,967,639 shares of Preferred Stock, of which 2,626,892 shares are designated as Series A Preferred Stock, 2,875,000 shares are designated as Series B Preferred Stock, 8,791,432 shares are designated as Series C Preferred Stock, 250,000 shares are designated as Series C-1 Preferred Stock, 225,000 shares are designated as Series C-2 Preferred Stock, 732,601 shares are designated as Series D Preferred Stock, 6,455,493 shares are designated as Series E Preferred Stock, 2,722,513 shares are designated as Series F Preferred Stock, and 288,708 shares are designated as Series F-1 Preferred Stock. As of the date hereof, there are issued and outstanding 4,874,722 shares of Company Common Stock, 2,626,892 shares of Company Series A Preferred Stock, 2,875,000 shares of Company Series B Preferred Stock, 8,791,432 shares of Company Series C Preferred Stock, 732,601 shares of Company Series D Preferred Stock, 6,455,493 shares of Company Series E Preferred Stock, 2,722,513 shares of Company Series F Preferred Stock, and 288,708 shares of Company Series F-1 Preferred Stock. As of the date hereof there are outstanding (i) Company Stock Options to acquire 3,034,058 shares of Company Common Stock under all stock option plans of the Company or otherwise, of which options to acquire 3,034,058 shares of Company Common Stock are exercisable as of the date hereof, and (ii) Company Warrants to acquire 475,000 shares of Company Preferred Stock, of which Company Warrants to acquire 400,000 shares of Company Preferred Stock are exercisable as of the date hereof. 28,001,697 shares of Company Common Stock are reserved for issuance pursuant to the Company Stock Options, the Company Warrants and all other Rights (as hereinafter defined) to purchase or otherwise receive from the Company capital stock or other securities of the Company. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable.

     (b) Except as set forth on Schedule 4.2(b), (i) there is no outstanding right, subscription, warrant, call, option or other agreement or arrangement (including, without limitation, pursuant to any employee benefit plan) of any kind (collectively, "Rights") to purchase or otherwise to receive from the Company any of the authorized but unissued or treasury shares of the capital stock or any other security of the Company or to require the Company to purchase any such security, (ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock, and (iii) there is no voting trust or other agreement or understanding to which the Company is a party or is bound with respect to the voting of the capital stock of the Company. The conversion of the Company Stock Options and the Company Warrants provided for in Section 7.9 of this Agreement is in accordance with the respective terms of the Company Stock Options and the plans under which they were issued and the instruments governing the Company Warrants, as the case may be.

     (c) Since December 31, 1999, except as set forth on Schedule 4.2(c), the Company has not in any manner accelerated or provided for the acceleration of the vesting or exercisability of, or otherwise modified the terms and conditions applicable to, any of the Company Stock Options or the Company Warrants, whether set forth in the governing stock option plans of the Company, a stock option grant, award or other agreement or otherwise. Except as set forth on Schedule 4.2(c), none of the awards, grants or other agreements pursuant to which Company Stock Options or the Company Warrants were issued have provisions which accelerate the vesting or right to exercise such options or warrants upon the execution of this Agreement (including the documents attached as Exhibits hereto), the consummation of the transactions contemplated hereby (or thereby) or any other "change of control" events.

     Section 4.3. Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option
Agreement by the Company and the consummation by the Company of the transactions contemplated on its part hereby and thereby have been duly authorized by the Company's Board of Directors and, except for the approval of its shareholders to be sought at the shareholders meeting contemplated by
Section 7.5(a) with respect to this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Option Agreement or for the Company to consummate the transactions contemplated hereby or thereby. This Agreement and the Option Agreement have been duly and validly executed and delivered by the Company and each constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.


     Section 4.4. Consents and Approvals; No Violations. Neither the execution, delivery and performance of this Agreement or the Option Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (i) conflict with or result in any breach of any provisions of the charter, by-laws or other organizational documents of the Company, (ii) require a filing with, or a permit, authorization, consent or approval of, any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission (a "Governmental Entity"), except in connection with or in order to comply with the applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws, and the filing and recordation of an Agreement of Merger as required by the GCL, (iii) except as set forth on
Schedule 4.5, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of liens, pledges, security interests, claims, charges or other encumbrances of any kind whatsoever ("Liens") on any property or asset of the Company pursuant to, any of the terms, conditions or provisions of any Material Contract (as defined below), or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to the Company or any of its properties or assets.

     Section 4.5. Financial Statements. The (a) audited balance sheets of the Company as of December 31, 1998 and 1999, the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999, and (b) unaudited balance sheets of the Company as of March 31, 1999 and 2000, the related statements of operations, stockholders' equity, and cash flows for each of the three-month periods ended March 31, 1999 and March 31, 2000 are set forth as Schedule 4.5 hereto (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated and fairly present the consolidated financial position of the Company as at the dates thereof and the results of operations and cash flows of the Company for each of the periods then ended.
Except as set forth on Schedule 4.5, since January 1, 1997, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Company.

     Section 4.6. Absence of Certain Changes or Events; Material Contracts. Except as set forth on Schedule 4.6, since December 31, 1999, (i) the Company has not conducted its business and operations other than in the ordinary course of business and consistent with past practices or taken any actions that, if it had been in effect, would have violated or been inconsistent with the provisions of Article VI and (ii) other than general economic conditions, there has not been any fact, event, circumstance or change affecting or relating to the Company which has had or is reasonably likely to have a Company Material Adverse Effect. Except as set forth on Schedule 4.6, the transactions contemplated by this Agreement will not constitute a change of control under or require the consent from or the giving of notice to a third party pursuant to the terms, conditions or provisions of any Material Contract (as defined below), or require any payment to be made under any Contract to which the Company is a party.

     Section 4.7. Litigation. Except as set forth on Schedule 4.7 hereto, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company; nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity outstanding against the Company.

     Section 4.8. Section Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in the Financial Statements (or reflected in the notes thereto) or which were incurred after March 31, 2000 in the ordinary course of business and consistent with past practice, and except as set forth on Schedule 4.8, the Company does not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a balance sheet (or reflected in the notes thereto) or which would reasonably be expected to have a Company Material Adverse Effect.

     Section 4.9. No Default. Except as set forth on Schedule 4.9, the Company is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of (i) any term, condition or provision of its charter, by-laws or comparable organizational documents, (ii) any material term, condition or provision of any Material Contract (as defined below), or (iii) any term, condition or provision of any material order, writ, injunction or decree, or any material statute, rule or regulation, of any Governmental Entity applicable to the Company.

     Section 4.10. Taxes.

     (a) The Company has heretofore delivered or made available to Parent true, correct and complete copies of the federal, state, local and foreign Tax
Returns (as hereinafter defined) filed by the Company for each of the years ended December 31, 1998, 1997, 1996, 1995 and 1994 inclusive. Except as set forth on Schedule 4.10, the Company has duly filed, all material federal, state, local and foreign income, franchise, sales and other Tax Returns required to be filed by the Company. All such Tax Returns are true, correct and complete, in all material respects, and the Company has paid all Taxes (as hereinafter defined) shown on such Tax Returns and has made adequate provision for payment of all accrued but unpaid material Taxes anticipated in respect of all periods since the periods covered by such Tax Returns. Except as set forth on Schedule 4.10, all material deficiencies assessed as a result of any examination of Tax Returns of the Company by federal, state, local or foreign tax authorities have been paid or reserved on the financial statements of the Company in accordance with GAAP consistently applied, and true, correct and complete copies of all revenue agent's reports, "30-day letters," or "90-day letters" or similar written statements proposing or asserting any Tax deficiency against the Company for any open year have been heretofore delivered to Parent. The Company has heretofore delivered or will make available to Parent true, correct and complete copies of all written tax-sharing agreements and written descriptions of all such unwritten agreements or arrangements to which the Company is a party. Except as set forth in Schedule 4.10, no material Tax issue has been raised during the past five years by any federal, state, local or foreign taxing authority which, if raised with regard to any subsequent period, could reasonably be expected to result in a proposed material Tax deficiency for any such subsequent period. Except as disclosed in Schedule 4.10 hereof, the Company has not granted any extension or waiver of the statutory period of limitations applicable to any claim for any material Taxes. Schedule 4.10 lists the consolidated federal income tax returns of the Company that have been examined by and settled with the Internal Revenue Service (the "Service"). Except as set forth in Schedule 4.10, (i) no consent has been filed under Section 341(f) of the Code with respect to the Company; (ii) the Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; and (iii) the Company has not issued or assumed any corporate acquisition indebtedness, as defined in Section 279(b) of the Code. The Company has complied (and until the Effective Time will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws. Except as disclosed in Schedule 4.10 hereof, there are no examinations being conducted of the Company's Tax Returns. Except as set foth on Schedule 4.10, the Company will not be required to include in a taxable period ending after the Effective Time material income attributable to a prior taxable period that was not recognized in that prior taxable period or a result of the installment method of accounting, the cash method of accounting, the completed contract method of accounting, the long-term contract method of accounting or a change in accounting method. No jurisdiction in which the Company does not file Tax Returns has claimed in writing that, or questioned in writing whether, the Company is obligated to file Tax Returns in that jurisdiction.

     (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies, duties, imposts or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, transfer, gains, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" shall mean any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

     Section 4.11 Title to Properties; Encumbrances. Except as described in the following sentence, the Company has good, valid and marketable title to, or a valid leasehold interest in, all of its material properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the balance sheet of the Company as of March 31, 2000 (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since March 31, 2000).
Except as set forth on Schedule 4.11, none of such properties or assets are subject to any Liens (whether absolute, accrued, contingent or otherwise), except (i) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by the Company and have been duly reflected on its books and records and, with respect to reserves taken on or prior to March 31, 2000, the Financial Statements ("Proper Reserves"); (ii) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance as to which the Company is not in default; (iii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business of the Company; (iv) judgment Liens listed on Schedule 4.11 that have been stayed or bonded and mechanics', workmen's, materialmen's or other like liens with respect to obligations which are not due or which are being contested in good faith by the Company and as to which they have taken Proper Reserves; and (v) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not materially impair the operations of any of the Company.

     Section 4.12 Intellectual Property .
     (a) Schedule 4.12 sets forth a list of (i) all patents, patent applications, registered trademarks, trademark applications, registered copyrights and copyright applications that are owned by the Company and (ii) all agreements under which the Company is licensed or otherwise permitted, or licenses or otherwise permits a third party, to use any of the following (each, an "Intellectual Property Right"): patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, know-how, computer software, invention, design, proprietary right or intellectual property right (collectively, the "Company Intellectual Property").

     (b) (i) The Company directly or indirectly owns, or is licensed or otherwise possesses valid rights to use, all Company Intellectual Property (including, without limitation, in connection with potential products under development by the Company), (ii) no person is challenging the validity or enforceability of, or to the knowledge of the Company, infringing or otherwise violating, the Company Intellectual Property, and (iii) the Company is not and will not be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, infringing or otherwise violating any Intellectual Property Rights that are owned by any third party (collectively, "Third Party Intellectual Property Rights").

     (c) The Company Intellectual Property constitutes all the Intellectual Property Rights necessary for the business of the Company as currently conducted and as proposed to be conducted.

     (d) All outstanding registrations and applications for Company Intellectual Property (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no application or registration therefor is the subject of any pending, or, to the knowledge of the Company, threatened legal or governmental proceeding before any registration authority in any jurisdiction.

     Section  4.13  Compliance  with  Applicable  Law.  Except  as  set forth on
Schedule 4.13, (i) the Company holds, and is in compliance with the terms of, all material permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the current and presently proposed conduct of its business ("Company Permits"), (ii) no fact exists or event has occurred, and no action or proceeding is pending or, to the Company's knowledge, threatened, that has a reasonable possibility of resulting in a revocation, nonrenewal, termination, suspension or other material impairment of any material Company Permits, (iii) the business of the Company is not being conducted in violation, in any material respect, of any applicable law, ordinance, regulation, judgment, decree or order of any Governmental Entity ("Applicable Law"), and (iv) to the knowledge of the Company, (x) no investigation or review by any Governmental Entity with respect to the Company is pending or threatened or has been undertaken within the past six years, and
(y) no Governmental Entity has indicated an intention to conduct the same.

     Section 4.14 Material Contracts. Schedule 4.14 contains a true, complete and correct list of all Material Contracts (as hereinafter defined) of the Company, complete and correct copies of which have been provided to Parent. Except as set forth in Schedule 4.14, all of the Material Contracts are valid, binding and in full force and effect, and the Company is not in default (nor has any event occurred that with notice or lapse of time or both would become a default) of any of its material obligations under any of the Material Contracts. Except as set forth in Schedule 4.14, to the Company's knowledge, no contracting party to any Material Contract (other than the Company) is in default (nor has any event occurred that with notice or lapse of time or both would become a default) of any of its obligations under any of the Material Contracts. Except as set forth in Schedule 4.14, no contracting party to any Material Contract has notified (whether orally or in writing) the Company of its intention to terminate, cancel or modify such Material Contract or otherwise to reduce or change its activity thereunder so as to affect adversely the benefits derived, or currently expected to be derived, by the Company under such Material Contract. For purposes of this Agreement, "Material Contracts" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (each, a "Contract") to which the Company is a party or by which the Company or any of its properties or assets is bound:

     (a) relating to the acquisition, transfer, development, sharing or license of any Company Intellectual Property (except for any Contract pursuant to which any Company Intellectual Property is licensed to the Company under any third party software license generally available to the public);

     (b) that provides for indemnification by the Company of any officer, director, employee or agent of the Company;

     (c) imposing any restriction on the right or ability of the Company (A) to compete with any other person, (B) to acquire any product or other asset or any services from any other person or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other person;

     (d) relating to any currency hedging;

     (e) containing standstill or similar provisions;

     (f)  (A)  to  which  any  Governmental Entity is a party or under which any
Governmental   Entity  has  any  rights  or  obligations,  or  (B)  directly  or indirectly benefitting any Governmental Entity;

     (g) requiring that the Company give any notice or provide any information to any person prior to considering or accepting any proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction (as defined below);

     (h) that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 annually, or contemplates or involves the performance of services having a value in excess of $250,000 annually;

     (i) that would be required to be filed as an exhibit to an annual report on Form 10-K pursuant to Item 601 of Regulation S-K of the SEC; and

     (j) that has had or could reasonably be expected to have a Company Material Adverse Effect.

     Section 4.15 FDA Matters.

     (a) The Company is in compliance in all material respects with, and current in the performance of, any obligation arising under any consent decree, consent agreement, warning letter, Form 483 issued by or entered into with the FDA or other notice, response or commitment made to the FDA or any comparable state or Government Entity.

     (b) The Company has disclosed to Parent any warning letters or material Form 483s or similar notices, or other correspondence relating to the Company's compliance status under applicable legal requirements from the FDA within the last three years.

     (c) Neither the Company nor, to the Company's knowledge, any of its officers, employees or agents has knowingly committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

     (d) The Company has not been convicted of any crime or engaged in any conduct which could result in debarment under 21 U.S.C. (section) 335a or any similar state law or regulation.

     (e) There are no proceedings pending with respect to a violation by the Company of the Food, Drug and Cosmetic Act, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other U.S. federal or state Governmental Entity that reasonably might be expected to result in criminal liability.

     Section 4.16 Information in Disclosure Documents and Registration Statements. Except as otherwise set forth in this Article IV and Schedule 4.16 hereto, the information contained in the sections entitled "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's registration statement on Form S-1, as amended (No. 333-30730), filed with the Securities and Exchange Commission ("SEC") does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information to be supplied by the Company for inclusion in (i) the Registration Statement to be filed with the SEC by Parent on Form S-4 under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in connection with the Merger (the "Registration Statement") or (ii) the proxy statement to be distributed in connection with the Company's meeting of shareholders to vote upon this Agreement (the "Proxy Statement") will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or its representatives for inclusion in the Proxy Statement or with respect to information concerning Parent or any of its Subsidiaries incorporated by reference in the Proxy Statement.

     Section 4.17 Employee Benefit Plans; ERISA.

     (a) Schedule 4.17 hereto sets forth a true and complete list of all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, post-retirement, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick, vacation,
holiday,   termination,   unemployment,   individual   employment,   consulting,
executive compensation, incentive, commission, payroll practices, retention, change in control, noncompetition, and other plans, agreements, policies, trust funds, or arrangements (whether written or unwritten, insured or self-insured)
(1) established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any entity that would be deemed a "single employer" with the Company under Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA (an "ERISA Affiliate") on behalf of any employee, director or shareholder of the Company (whether current, former, or retired) or their beneficiaries or (2) with respect to which the Company or any ERISA Affiliate has or has had any obligation on behalf of any such employee, director, shareholder or beneficiary (each a "Company Plan" and, collectively, the "Company Plans"). True and complete copies of each of the Company Plans and related documents have been delivered to Parent.

     (b) None of the Company, any ERISA Affiliate, or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to
Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation any, "multiemployer plan" (within the meaning of Sections
(3)(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063 and 4064 of ERISA.

     (c)  With  respect  to  each  of  the  Company Plans: (1) each Company Plan intended to qualify under Section 401(a) of the Code is qualified and has received a determination letter from the IRS to the effect that the Company
Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur through the date of the Effective Time that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability; (2) all payments required by any Company Plan, any collective bargaining agreement or other agreement, or by law (including, without limitation, all contributions, insurance premiums, or intercompany charges) with respect to all periods through the date of the Effective Time shall have been made prior to the Effective Time (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by the

Company as applicable, by full accruals as if all targets required by such Company Plan had been or will be met at maximum levels on its financial statements; (3) no claim, lawsuit, arbitration or other action relating to any Company Plan has been threatened, asserted, instituted, or, to the knowledge of the Company, is anticipated against the Company Plans (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, the Company, any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of the Company Plans;
(4) the Company Plan complies and has been maintained and operated in accordance with its terms and applicable law, including, without limitation, ERISA and the Code; (5) no "prohibited transaction," within the meaning of
Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to the Company Plan (and the consummation of the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction"); (6) no Company Plan is or expected to be under audit or investigation by the Service, U.S. Department of Labor, or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty; (7) with respect to each Company Plan that is funded mostly or partially through an insurance policy, neither the Company nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Effective Time.

     (d) Except as set forth in Schedule 4.17, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, or shareholder of the Company (whether current, former, or retired) or their beneficiaries solely by reason of such transactions or by reason of a termination following such transactions. No amounts payable under any Company Plan will fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code. Neither the Company nor any ERISA Affiliate maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee. Neither the Company, any ERISA Affiliate, nor any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing Company Plan. No event, condition, or circumstance exists that could result in an increase of the benefits provided under any Company Plan or the expense of maintaining any Company Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Effective Time. Neither the Company nor any ERISA Affiliate has any unfunded liabilities pursuant to any Company Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. No event, condition, or circumstance exists that would prevent the amendment or termination of any Company Plan.

     Section  4.18  Environmental  Laws  and Regulations. Except as set forth on
Schedule 4.18(a): (i) the Company is and has been, in all material respects, in compliance with, and there are no outstanding allegations by any person or entity that the Company has not been in compliance with, all applicable laws, rules, regulations, common law, ordinances, decrees, orders or other binding legal requirements relating to pollution (including the treatment, storage and disposal of wastes and the remediation of releases and threatened releases of materials), the preservation of the environment, and the exposure to materials in the environment or work place ("Environmental Laws") and (ii) the Company currently holds all permits, licenses, registrations and other governmental authorizations (including exemptions, waivers, and the like) and financial assurance required under Environmental Laws for the Company to operate its businesses as currently conducted.

     (b) Except as set forth on Schedule 4.18(b), (i) there is no friable asbestos-containing material in or on any real property currently owned, leased or operated by the Company, and (ii) there are and, to the knowledge of the Company, have been no underground storage tanks (whether or not required to be registered under any applicable law), dumps, landfills, lagoons, surface impoundments, injection wells or other land disposal units in or on any property currently owned, leased or operated by the Company.

     (c) Except as set forth on Schedule 4.18(c), (i) the Company has not received (x) any written communication from any person stating or alleging that the Company may be a potentially responsible party under any Environmental Law (including, without limitation, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended) with respect to any actual or alleged environmental contamination or (y) any request for information under any Environmental Law from any Governmental Entity with respect to any actual or alleged material environmental contamination; and (ii) neither the Company nor any Governmental Entity is conducting or has conducted (or, to the knowledge of the Company, is threatening to conduct) any environmental remediation or investigation with respect to the Company or any real property owned, leased or operated by the Company.

     Section 4.19 Vote Required. The affirmative vote of the holders of (a) a majority of the outstanding shares of the Company Common Stock,(b) a majority of the outstanding shares of Company Preferred Stock, are the only votes of the holders of any class or series of the Company's capital stock necessary to approve the Merger and (c) 75% of the Company Preferred Stock as a class is required to approve the conversion of the Company Common Stock into the Company Preferred Stock. The Board of Directors of the Company, at a meeting duly called and held on June 28, 2000, unanimously (i) approved this Agreement, the Voting and Proxy Agreement and the Option Agreement, (ii) determined that the transactions contemplated hereby and thereby are fair to and in the best interests of the holders of Company Common Stock and Company Preferred Stock and (iii) determined to recommend this Agreement, the Merger and the other transactions contemplated hereby to such holders for approval and adoption. The resolutions of the Company's Board of Directors taking the actions described in the preceding sentence have not been rescinded, withdrawn, amended or otherwise modified, remain in full force and effect, and constitute the only action of such Board of Directors with respect to the Merger or the other transactions contemplated by this Agreement.

     Section 4.20 Opinion of Financial Advisor. The Company has received the opinion of FleetBoston Robertson Stephens Inc., dated June 28, 2000, substantially to the effect that the Exchange Ratio is fair to the holders of the Company Common Stock from a financial point of view, a copy of which opinion has been delivered to Parent.

     Section 4.21 Accounting Matters. None of the Company or, to the Company's knowledge, any of its directors, officers or stockholders has taken any action or is aware of any condition which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board
Opinion No. 16, the interpretative releases pursuant thereto and the pronouncements of the SEC.

     Section 4.22 Labor Matters. The Company is not a party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union or labor organization, and, to the knowledge of the Company, there is no activity involving any employees of the Company seeking to certify a collective bargaining unit or engaging in any other organizational activity.

     Section 4.23 Affiliate Transactions. Except as set forth in Schedule 4.24, there are no Contracts or other transactions between the Company, on the one hand, and any (i) officer or director of the Company, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

     Section 4.24 Brokers. Except for its financial advisors, Robertson Stephens, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, and the Company has delivered to the Parent true, complete and correct copies of (or, in the case of any oral agreement or arrangement, a true, complete and correct summary of) each agreement or arrangement pursuant to which any of such advisors is entitled to any such fee or commission.

     Section 4.25 Tax Matters. The Company knows of no fact or circumstance which is reasonably likely to cause the Merger to be treated other than as a tax-free reorganization under Section 368(a) of the Code.

                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB


     Parent and Merger Sub represent and warrant to the Company as follows:


     Section 5.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not have a Parent Material Adverse Effect. A "Parent Material Adverse Effect" means any event or condition (excluding general economic conditions) that has a material adverse effect individually or in the aggregate, on the financial condition, results of operations, business, assets, liabilities, prospects or properties of Parent and its Subsidiaries taken as a whole or on the ability of Parent to perform any of its material obligations under, or to consummate the Merger and the other transactions contemplated by this Agreement. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.


     Section 5.2 Capitalization.


     (a) The authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share, of Parent ("Parent Preferred Stock"). As of June 27, 2000, (i) based on information provided by Parent's transfer agent, 65,743,753 shares of Parent Common Stock are issued and outstanding, (ii) no shares of Parent Preferred Stock are issued and outstanding, (iii) options to acquire 7,227,670 shares of Parent Common Stock (the "Parent Stock Options") are outstanding under all stock option plans of Parent, and (iv) 10,139,826 shares of Parent Common Stock are reserved for issuance pursuant to the Parent Stock Options and all other Rights to purchase or otherwise receive from Parent capital stock or other securities of Parent. All of the outstanding shares of capital stock of Parent are, and the shares of Parent Common Stock issuable in the Merger in accordance with this Agreement (including, without limitation, shares of Parent Common Stock issuable upon exercise of Converted Options and Converted Warrants) will be, when so issued, duly authorized, validly issued, fully paid and nonassessable.


     (b) The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock, of which 1,000 shares, as of the date hereof, were issued and outstanding. All of such outstanding shares are owned by Parent and are validly issued, fully paid and nonassessable.


     (c)  Except  as  disclosed  in  Schedule  5.2, (i) there are no outstanding
Rights to purchase or otherwise to receive from Parent or Sub any of the outstanding authorized but unissued or treasury shares of the capital stock or any other security of Parent or Sub, (ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock, and (iii) there is no voting trust or other agreement or understanding to which Parent or Sub is a party or is bound with respect to the voting of the capital stock of Parent or Sub.


     Section 5.3 Authority Relative to this Agreement. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement by each of Parent and Sub and the consummation by Parent and Sub of the transactions contemplated on its part hereby and thereby have been duly authorized by their respective Boards of Directors, and by Parent as the sole stockholder of Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or the Option Agreement or for Parent and Sub to consummate the transactions contemplated hereby or thereby. This Agreement and the Option Agreement each have been duly and validly executed and delivered by each of Parent and Sub and constitutes a valid and binding agreement of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     Section 5.4 Consents and Approvals; No Violations. Neither the execution, delivery and performance of this Agreement or the Option Agreement by Parent or Sub, nor the consummation by Parent or Sub of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-Laws of Parent or of Sub,
(ii) require a filing with, or a permit, authorization, consent or approval of, any Governmental Entity except in connection with or in order to comply with the applicable provisions of the HSR Act, the Securities Act, the Exchange Act, state securities or "blue sky" laws, and the filing and recordation of an Agreement of Merger as required by the GCL, (iii) except as set forth on
Schedule 5.4 hereto, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a Lien on any property or asset of Parent or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any material Contract to which Parent or Sub is a party or by which either of them or any of their properties or assets may be bound or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Parent, Sub or any of their properties or assets.

     Section 5.5 Reports and Financial Statements. Parent has timely filed all reports required to be filed with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 1997 (collectively, the "Parent SEC Reports"), and has previously made available to the Company true and complete copies of all such Parent SEC Reports. Such Parent SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Reports have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as otherwise noted therein) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for each of the periods then ended, except that in the case of the unaudited consolidated financial statements included in any Form 10-Q, the presentation and disclosures conform with the applicable rules of the Exchange Act, but include all adjustments necessary to conform to GAAP requirements with respect to interim financial statements. Since December 31, 1997, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Parent or, except as set forth on
Schedule 5.5, any of its consolidated Subsidiaries.

     Section 5.6 Absence of Certain Changes or Events. Except as set forth in the Parent SEC Reports, since March 31, 2000, (i) Parent has not conducted its business and operations other than in the ordinary course of business and consistent with past practices and (ii) there has not been any fact, event, circumstance or change affecting or relating to Parent and its Subsidiaries which has had or is reasonably likely to have a Parent Material Adverse Effect.


     Section 5.7 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by Parent or Sub for inclusion in (i) the Registration Statement or (ii) the Proxy Statement will in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the
Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to statements made therein based on information supplied by the Company or its representatives for inclusion in the Registration Statement or the Proxy Statement.

     Section  5.8  Compliance  with  Applicable  Law.  Except  as  set  forth on
Schedule 5.8 or as disclosed in the Parent SEC Reports, (i) the Parent and its Subsidiaries hold, and are in compliance with the terms of, all material permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the current and presently proposed conduct of their respective businesses ("Parent Permits"), (ii) no fact exists or event has occurred, and no action or proceeding is pending or, to Parent's knowledge, threatened, that has a reasonable possibility of resulting in a revocation, nonrenewal, termination, suspension or other material impairment of any material Parent Permits, (iii) the businesses of Parent and its Subsidiaries are not being conducted in violation of Applicable Law, and (iv) to the knowledge of Parent, (x) no investigation or review by any Governmental Entity with respect to Parent or its Subsidiaries is pending or threatened and (y) no Governmental Entity has indicated an intention to conduct the same.

     Section 5.9 Litigation. There is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, the outcome of which, in the reasonable judgment of Parent, is likely to have a Parent Material Adverse Effect; nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity outstanding against Parent or any of its Subsidiaries having, or which is reasonably likely to have, a Parent Material Adverse Effect.

     Section 5.10 Opinion of Financial Advisor. Parent has received the opinion of Prudential Securities, dated June 28, 2000, substantially to the effect that the Exchange Ratio is fair to the holders of Parent Common Stock from a financial point of view, a copy of which opinion has been delivered to the Company.

     Section 5.11 Accounting Matters. None of the Parent, any of its Subsidiaries or, to Parent's knowledge, any of their respective directors, officers or stockholders has taken any action or is aware of any condition which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases pursuant thereto and the pronouncements of the SEC.

     Section 5.12 Tax Matters. Parent knows of no fact or circumstance which is reasonably likely to cause the Merger to be treated other than as a tax-free reorganization under Section 368(a) of the Code.

     Section 5.13 Brokers. Except for its financial advisor, Prudential Securities, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.



                                  ARTICLE VI
                CONDUCT OF COMPANY BUSINESS PENDING THE MERGER

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless Parent shall otherwise agree in writing, or as otherwise expressly contemplated by this Agreement:

     (a) the Company shall conduct its business only in the ordinary and usual course consistent with past practice, and the Company shall use its reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve the goodwill of those having business relationships with it;

     (b) the Company shall not (i) amend its charter, bylaws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock;

     (c) the Company shall not, (i) authorize for issuance, issue or sell or agree to issue or sell any shares of, or Rights to acquire or convertible into any shares of, its capital stock (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement, or amend any outstanding Company Stock Option, Company Warrant or other Right;
(ii) merge or consolidate with another entity; (iii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice or otherwise enter into any material Contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice; (iv) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its material assets; (v) incur, assume or prepay any material indebtedness or any other material liabilities other than in the ordinary course of business and consistent with past practice and other than in connection with borrowing up to $2 million under a secured line of credit with MMC/GATX Partnership No. I; (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than customers, in each case in the ordinary course of business and consistent with past practice; (vii) make, extend or modify in any material respect any loans, advances or capital contributions to, or investments in, any other person; (viii) authorize or make capital expenditures in excess of the respective amounts set forth on Schedule 6 hereto; (ix) permit any insurance policy naming the Company as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business; (x) form any Subsidiary; or (xi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (d) the Company shall not (i) adopt, enter into, terminate or amend (except as may be required by Applicable Law) any Company Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases in compensation in the ordinary course of business consistent with past practice and accrued and unpaid bonuses in respect of the Company's fiscal year ended December 31, 1999 that are consistent with past practice and have been properly accrued and reflected on the Company's books and records), or (iii) take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Company Plan (including the Company Stock Options);

     (e) the Company shall not take any action with respect to, or make any material change in, its accounting or tax policies or procedures, except as required by law or to comply with GAAP; and

     (f) the Company shall not (i) take any action or allow any action to be taken by any of its affiliates which would jeopardize the treatment of Parent's acquisition of the Company as a pooling of interests for accounting purposes; or (ii) take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Section 7.1 Access and Information. Each of the Company and Parent shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to the other and to the other's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access, during normal business hours throughout the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement, to all of its books and records and its properties, plants and personnel and, during such period, each shall furnish promptly to the other a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Unless otherwise required by law, each of Parent and the Company agrees that it (and its respective Subsidiaries and its and their respective representatives) shall hold in confidence all non-public information so acquired in accordance with the terms of the confidentiality agreement between Parent and the Company executed May 25, 2000 (the "Confidentiality Agreement").


     Section  7.2  No  Solicitation.  Prior  to  the Effective Time, the Company
agrees that neither it, any of its affiliates, nor any of the respective directors, officers, employees, affiliates, agents or representatives of the foregoing (including, without limitation, any investment banker, attorney or accountant retained by the Company) will, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to or which may reasonably be expected to lead to, any merger, consolidation or other business combination involving the Company or the acquisition of all or any significant portion of the assets or capital stock of the Company, other than the Merger (an "Acquisition Transaction") or negotiate, explore or otherwise engage in discussions with any corporation, partnership, person,  other  entity  or group (as defined in Section 13(d)(2) of the Exchange
Act) (other than Parent and its representatives) in furtherance of such inquiries or with respect to any Acquisition Transaction, or endorse any Acquisition Transaction, or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. The Company agrees that as of the date hereof, it, its affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Transaction. The Company agrees to immediately advise Parent in writing of any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any such negotiations or discussions sought to be initiated or continued with, any of it, its affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a corporation, partnership, person or other entity or group (other than Parent and its representatives) with respect to an Acquisition Transaction, and the terms thereof, including the identity of such third party, and to update on an ongoing basis or upon Parent's request, the status thereof, as well as any actions taken or other developments pursuant to this Section 7.2(a).


     Section 7.3 Registration Statement. As promptly as practicable, Parent shall in consultation with the Company, prepare and file with the SEC the Proxy Statement and the Registration Statement. Parent shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable. Parent shall also use its reasonable best efforts to take any action required to be taken under state securities or "blue sky" laws in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement in the Merger. The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action as Parent may reasonably request in connection with the Registration Statement and the issuance of shares of Parent Common Stock. If at any time prior to the Effective Time any event or circumstance relating to Parent, any Subsidiary of Parent, the Company or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other thereof and take appropriate action in respect thereof. As part of the Registration Statement, Parent shall include a reoffer prospectus to enable resales of Parent Common Stock by holders of Parent Common Stock who are not Affiliates (as defined in Section 7.6) and have executed and delivered a Voting and Proxy Agreement.

     Section 7.4 Tax Matters. At or prior to the filing of the Form S-4 Registration Statement, the Parent, Merger Sub and the Company shall execute and deliver to Proskauer Rose LLP and to Cooley Godward LLP tax representation letters substantially in the form of Exhibit B hereto. Parent, Merger Sub and the Company shall each confirm to Proskauer Rose LLP and to Cooley Godward LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Parent and the Company shall use all reasonable efforts prior to and following the Effective Time to cause the Merger to qualify as a tax free reorganization under Section 368(a) of the Code. Following delivery of the tax representation letters pursuant to the first sentence of this Section 7.4, each of Parent and the Company shall use its reasonable efforts to cause Proskauer Rose LLP and Cooley Godward LLP, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 7.4.

     Section 7.5 Proxy Statements; Stockholder Approval.

     (a) The Company, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Articles of Incorporation and Bylaws, (i) promptly and duly call, give notice of and, as soon as practicable following the date upon which the Registration Statement becomes effective, hold a meeting of the holders of Company Common Stock and the holders of Company Preferred Stock for the purpose of voting to (x) approve the principal terms of the Merger, (y) adopt and approve the Merger, and (z) approve the conversion of all outstanding shares of Company Preferred Stock, with such conversion to be effective immediately prior to the Effective Time and subject to the Effective Time occurring, (ii) recommend to the shareholders of the Company that they vote in favor of the matters described in the preceding clause (i), (iii) include in the Proxy Statement such recommendation and (iv) take all reasonable and lawful action to solicit and obtain such vote in favor of the matters described in clause (i) above.

     (b) The Company, as promptly as practicable, shall cause the definitive Proxy Statement to be mailed to its shareholders.

     (c) At or prior to the Closing, the Company shall deliver to Parent a certificate of its Secretary setting forth the voting results from its shareholder meeting.

     Section 7.6 Compliance with the Securities Act.

     (a) At least 10 days prior to the Effective Time, the Company shall cause to be delivered to Parent a list identifying all persons who were at the record date for its shareholders' meeting convened in accordance with Section 7.5 hereof, "affiliates" of the Company, as that term is used in paragraphs (c) and
(d) of Rule 145 under the Securities Act (the "Affiliates").

     (b) The Company shall use its reasonable best efforts to cause each person who is identified as one of its Affiliates in its list referred to in Section 7.6(a) above to deliver to Parent (with a copy to the Company), at least 10 days prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit C (the "Affiliate Agreement").

     (c) If any Affiliate of the Company refuses to provide an Affiliate Agreement, Parent may place appropriate legends on the certificates evidencing the shares of Parent Common Stock to be received by such Affiliate pursuant to the terms of this Agreement and may issue appropriate stop transfer instructions to the transfer agent for shares of Parent Common Stock to the effect that the shares of Parent Common Stock received by such Affiliate pursuant to this Agreement only may be sold, transferred or otherwise conveyed
(i)  pursuant  to  an effective registration statement under the Securities Act,
(ii) in compliance with Rule 145 promulgated under the Securities Act, or (iii) pursuant to another exemption under the Securities Act.

     Section 7.7 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings. Without limiting the generality of the foregoing, as promptly as practicable, the Company, Parent and Sub shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby.
Subject to the Confidentiality Agreement, the Company will furnish to Parent and Sub, and Parent and Sub will furnish to the Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to the Confidentiality Agreement, the Company will provide Parent and Sub, and Parent and Sub will provide the Company, with copies of all material written correspondence, filings and communications (or memoranda setting forth the substance thereof) between such party or any of its representatives and any Governmental Entity, with respect to the obtaining of any waivers, consent or approvals and the making of any registrations or filings, in each case that is necessary to consummate the Merger and the other transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of Parent and the Surviving Corporation shall take all such necessary action.


     Section 7.8 Voting and Proxy Agreement; Option Agreement. Concurrently herewith, and as an essential inducement for Parent's entering into this Agreement, Parent is entering into the (a) Voting and Proxy Agreement with certain holders of Company Common Stock with respect to all such shares of Company Common Stock held by such holders and (b) Option Agreement with the Company. Parent shall exercise its rights under the Voting and Proxy Agreement to vote all such shares in the manner provided in the Voting and Proxy Agreement.


     Section 7.9 Company Stock Options. To the extent permitted by the respective terms of the Company Stock Options and the plans under which they were issued and the respective terms of the Company Warrants, at the Effective Time, each of the Company Stock Options (and, solely with respect to such options, the applicable option plans pursuant to which such options were issued) and each of the Company Warrants which is outstanding immediately prior to the Effective Time shall be assumed by Parent on the terms set forth herein and converted automatically into an option or a warrant, as the case may be, to purchase shares of Parent Common Stock (each, a "Converted Option" or a "Converted Warrant," as the case may be) in an amount and at an exercise price determined as provided below:


     (a) The number of shares of Parent Common Stock to be subject to a Converted Option or a Converted Warrant shall be equal to the product of the number of shares of Company Common Stock or Company Preferred Stock remaining subject (as of immediately prior to the Effective Time) to the original option or warrant and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and


     (b) The exercise price per share of Parent Common Stock under a Converted Option or a Converted Warrant shall be equal to the exercise price per share of Company Common Stock or Company Preferred Stock under the original option or warrant divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.


     The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be modified to the extent required to comply with Section 424(a) of the Code and the applicable Treasury Regulations. After the Effective Time, each Converted Option shall be exercisable and shall vest upon the same terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time, except that all references to the Company shall be deemed to be references to Parent. Parent shall file with the SEC a registration statement on Form S-8 (or other appropriate form) as soon as practicable (and in any event within thirty (30) business days) after the Closing Date and shall take any action required to be taken under state securities "blue sky" laws for purposes of registering all shares of Parent Common Stock issuable after the Effective Time upon exercise of the Converted Options, and use all reasonable efforts to have such registration statement (or a successor or replacement registration statement) become effective with respect thereto as promptly as practicable after the Effective Time and to remain in effect while any of the Converted Options remain exercisable. Following the Closing, Parent will send to each holder of a Converted Option or Converted Warrant a written notice setting forth (i) the number of shares of Parent Common Stock subject to such Converted Option or Converted Warrant and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such Converted Option or Converted Warrant. Promptly following the Closing, Parent shall reserve for issuance in connection with the exercise of Converted Options and Converted Warrants such number of shares of Parent Common Stock as shall be required to be issued upon such exercise.

     Section 7.10 Public Announcements. Each of Parent, Sub and the Company agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement (including the Exhibits hereto) or the transactions contemplated hereby (or thereby) without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or by obligations imposed pursuant to any listing agreement with any national securities exchange or quotation system and (ii) the party making such disclosure has first used its reasonable best efforts to consult with (but not obtain the consent of) the other party about the form and substance of such disclosure.

     Section 7.11 Expenses. Except as otherwise set forth in Section 9.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement (including the Exhibits hereto) and the transactions contemplated hereby (and thereby) shall be paid by the party incurring such expenses, except that (i) the filing fee in connection with filings under the HSR Act, (ii) the expenses incurred in connection with printing the Registration Statement and the Proxy Statement and (iii) the filing fee with the SEC relating to the Registration Statement or the Proxy Statement will be paid by Parent.

     Section 7.12 Listing Application. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to this Agreement in the Merger (as well as the shares of Parent Common Stock issuable after the Effective Time upon exercise of the Converted Options and Converted Warrants) to be listed for quotation and trading on the Nasdaq National Market.

     Section 7.13 Supplemental Disclosure. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and
(ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.13 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VIII of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

     Section 7.14 Letters of Accountants.

     (a) Parent shall use reasonable best efforts to cause to be delivered to the Company a letter of KPMG LLP, Parent's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to a date within two business days prior to the Effective Time.

     (b) The Company shall use reasonable best efforts to cause to be delivered to Parent a letter of Ernst & Young LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to a date within two business days prior to the Effective Time.

     Section 7.15 Indemnification.

     (a) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company (each, an "Indemnified Party") against any and all losses, costs, damages, claims and liabilities (including reasonable attorneys' fees) arising out of the Indemnified Party's service or services as a director, officer, employee or agent of the Company or, if at the Company's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by or related to this Agreement) to the fullest extent permitted under the Company's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation, action, claim or proceeding and whether or not Surviving Corporation is insured against any such matter.

     (b) The provisions of this Section 7.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her respective heirs and representatives.

     Section 7.16. Other Agreements. Prior to the Effective Time, the Company will use its best efforts (a) to enter into consulting agreements with each of the Company's non-employee directors on terms reasonably acceptable to Parent and (b) terminate, effective as of the Effective Time, any and all provisions of agreements with the Company's stockholders which give stockholders rights to consult with and advise management of the Company on significant business issues, examine the books and records of the Company (except as required by applicable law), attend meetings of the Company's board of directors and submit proposals or suggestions to management of the Company, other than in connection with any collaboration agreements between the Company and the Company's stockholders.



                                 ARTICLE VIII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) HSR Approval. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

     (b) Stockholder Approvals. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote (as described in Section 4.19) of the shareholders of the Company, in accordance with applicable law.

     (c) Nasdaq Listing. The shares of Parent Common Stock issuable to the holders of Company Common Stock pursuant to this Agreement in the Merger or upon exercise of Converted Options and Converted Warrants shall have been authorized for listing on the Nasdaq National Market, upon official notice of issuance.

     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

     (e) No Order. No Governmental Entity (including a federal or state court) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement or has the effect of making the Merger illegal; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.


     (f) Approvals. Other than the filing of Merger documents in accordance with the GCL, all authorizations, consents, waivers, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain, make or occur would, individually or in the aggregate, have a material adverse effect at or after the Effective Time on Parent and its Subsidiaries including the Surviving Corporation and its Subsidiaries, shall have been obtained, been filed or have occurred. Parent shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the shares of Parent Common Stock pursuant to this Agreement in the Merger.


     (g) Litigation. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which enjoins, restrains or prohibits the transactions contemplated hereby, including the consummation of the Merger or has the effect of making the Merger illegal and which is in effect at the Effective Time (each party agreeing to use its best efforts to have any such injunction or order lifted).


     Section 8.2 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Parent:


     (a) Representations and Warranties. (i) The aggregate effect of all inaccuracies in the representations and warranties of the Company set forth in this Agreement does not and will not have a Company Material Adverse Effect and
(ii) the representations and warranties of the Company that are qualified with reference to a Company Material Adverse Effect or materiality shall, subject to such qualification, be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.


     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.



     (c) Affiliate Agreements. Parent shall have received the Affiliate Agreements from each of the Affiliates of the Company, as contemplated in
Section 7.6.


     (d) "Pooling Letter." Parent shall have received from KPMG LLP a letter, dated the Closing Date and addressed to Parent, to the effect that, subject to customary qualifications, KPMG LLP concurs with management's conclusion that the Merger qualifies for pooling of interests treatment for financial reporting purposes in accordance with GAAP, and Parent shall have received from the Company, with the consent of Ernst & Young LLP, a copy of a letter, dated the Closing Date, of Ernst & Young LLP addressed to the Company to the effect that, subject to customary qualifications, the Merger qualifies for pooling of interests for financial reporting purposes in accordance with GAAP.


     (e) Dissenting Shares. The aggregate number of shares of Company Common Stock into which all Dissenting Shares are convertible shall not constitute more than 5% of the number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time (calculated assuming no dilution).


     (f) Legal Opinion. Parent shall have received the opinion, dated the Closing Date, of Cooley Godward LLP substantially to the effect set forth in Exhibit D hereto.

     (g) Tax Opinion. Parent shall have received the legal opinion of Proskauer Rose LLP dated as of the Closing Date and addressed to Parent, substantially to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368 (a) of the Code set forth in Exhibit E hereto (it being understood that, (i) in rendering such opinion, Proskauer Rose LLP may rely upon the tax representation letters referred to in Section 7.4, and (ii) if Proskauer Rose LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward LLP renders such opinion, which opinion shall not contain paragraph (g) on page 2 thereof).

     (h) Employment Agreements. The Company shall have entered into employment agreements with such of its key employees as are deemed sufficient by Parent in the exercise of its reasonable judgment and on terms reasonably acceptable to Parent (it being understood that the Company will not be required to enter into any employment agreement with any employee that voluntarily elects to leave employment with the Company); and

     (i) Agreement with Nippon Kayaku Co., Ltd. The Company shall have terminated or modified any and all agreements with Nippon Kayaku Co., Ltd. on terms acceptable to Parent.

     Section 8.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

     (a) Representations and Warranties. (i) The aggregate effect of all inaccuracies in the representations and warranties of Parent set forth in this Agreement does not and will not have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent contained in this Agreement that are qualified with reference to a Parent Material Adverse Effect or materiality shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made on and as of the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

     (b) Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

     (c) Legal Opinion. The Company shall have received an opinion, dated the Closing Date, of Proskauer Rose LLP, reasonably satisfactory to the Company, substantially to the effect set forth in Exhibit F hereto.

     (d) Tax Opinion. The Company shall have received the legal opinion of Cooley Godward LLP dated as of the Closing Date and addressed to the Company, substantially to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code set forth in Exhibit G hereto (it being understood that, (i) in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in Section 7.4, and (ii) if Cooley Godward LLP does not render such opinion or withdraws or modified such opinion, this condition shall nonetheless be deemed to be satisfied if Proskauer Rose LLP renders such opinion, which opinion shall not contain paragraph (g) on page 2 thereof).

                                  ARTICLE IX


                                  TERMINATION


     Section  9.1  Termination.  This  Agreement  may  be terminated at any time
prior   to  the  Effective  Time,  whether  before  or  after  approval  by  the shareholders of the Company:


     (a) by mutual consent of Parent and the Company;


     (b) by either Parent or the Company, if (i) the Merger shall not have been consummated before December 31, 2000, or (ii) the approval of the shareholders of the Company required by Section 4.19 shall not have been obtained at a meeting duly convened therefor or any adjournment thereof (unless, in the case of any such termination pursuant to this Section 9.1(b), the failure to so consummate the Merger by such date or to obtain such shareholder approval shall have been caused by the action or failure to act of the party (or its Subsidiaries) seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement);


     (c) by either Parent or the Company, if any permanent injunction or action by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this
Section 9.1(c) shall have used all reasonable efforts to remove such injunction or overturn such action;


     (d) by Parent, if (i) there has been a breach of any representations or warranties (as of the time such representations or warranties were made) of the Company set forth herein the effect of which, individually or together with all other such breaches, is a Company Material Adverse Effect, (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, or (iii) the Board of Directors of the Company (x) withdraws or amends or modifies in a manner materially adverse to Parent or Sub its recommendation or approval in respect of this Agreement or the Merger, (y) makes any recommendation with respect to an Acquisition Transaction (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Acquisition Transaction, or (z) takes any action that would be prohibited by Section 7.2; and


     (e) by the Company, if (i) there has been a breach of any representations or warranties (as of the time such representations or warranties were made) of Parent set forth herein the effect of which, individually or together with all other such breaches, is a Parent Material Adverse Effect, or (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent.


     Section 9.2 Effect of Termination.


     (a) In the event of termination of this Agreement pursuant to this Article IX, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, without liability on the part of any party hereto, except as provided in this Section 9.2, Section 7.1 and Section 7.11.


     (b) If (x) Parent shall have terminated this Agreement pursuant to Sections 9.1(d)(iii) or (y) either (1) Parent shall have terminated this Agreement pursuant to Section 9.1(b)(i) or Parent or the Company shall have terminated this Agreement pursuant to Section 9.1(b)(ii) or (2) Parent shall have terminated this Agreement pursuant to Section 9.1(d)(i) or 9.1(d)(ii) and, prior to or within one (1) year after any termination described in this clause
(y), the Company (or any of its Subsidiaries) shall have directly or indirectly entered into a definitive agreement for, or shall have consummated, an Acquisition Transaction, then, in any of such cases, the Company shall pay
Parent a termination fee of ten million dollars ($10,000,000); provided, however, that any liquidated damage amounts previously paid by the Company to Parent pursuant to Section 9.2(c) shall be credited against the termination fee payable under this Section 9.2(b). Any fees or amounts payable under this
Section 9.2(b) shall be paid in same day funds no later than: (i) two business days after a termination described in clause
(x) of this Section 9.2(b); or (ii) concurrently with or prior to the entering into of the definitive agreement for, or the consummation of, such Acquisition Transaction, in the case of a termination described in clause (y) of this
Section 9.2(b).

     (c) If Parent shall have terminated this Agreement pursuant to Sections 9.1(d)(i) or 9.1(d)(ii), then, in any of such cases, the Company shall pay to Parent as liquidated damages and not as a penalty, five million dollars ($5,000,000). Such liquidated damage amount shall be payable no later than two business days after such termination.

     (d) If Company shall have terminated this Agreement pursuant to Sections 9.1(e)(i) or 9.1(e)(ii), then, in any of such cases, the Parent shall pay to Company as liquidated damages and not as a penalty, five million dollars ($5,000,000). Such liquidated damage amount shall be payable no later than two business days after such termination.


                                   ARTICLE X

                              GENERAL PROVISIONS

     Section 10.1 Amendment and Modification. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent, Sub and the Company with respect to any of the terms contained herein; provided, however, that after any approval and adoption of this Agreement by the shareholders of the Company, no such amendment, modification or supplementation shall be made which under applicable law requires the approval of such shareholders, without the further approval of such shareholders.

     Section 10.2 Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other,
(ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

     Section 10.3 Survivability; Investigations. The respective representations and warranties of Parent and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time
(i) shall not be deemed waived or otherwise affected by any investigation made by any party hereto and (ii) shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

     Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof. Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

   (a) If to Parent or Sub, to:

       Celgene Corporation
       7 Powder Horn Drive
       Warren, NJ 07059
       Fax: (732) 805-3931

       Attention: ----------------

       with a copy to:

       Proskauer Rose LLP
       1585 Broadway

       New York, New York 10036
       Fax: (212) 969-2900

       Attention: Robert A. Cantone, Esq.


   (b) if to the Company, to:

       Signal Pharmaceuticals, Inc.
       5555 Oberlin Drive
       San Diego, CA 92121
       Fax: ----------------

       Attention: ----------------


       with a copy to: Cooley Godward LLP
       4365 Executive Drive, Suite 1100
       San Diego, CA 92121
       Fax: (858) 453-3555

       Attention: L. Kay Chandler, Esq.


     Section 10.5 Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this
Agreement to Sections, Schedules, Exhibits or Articles mean a Section, Schedule, Exhibit or Article of this Agreement unless otherwise indicated. The term "person" shall mean and include an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, a Governmental Entity or an unincorporated organization.

     Section 10.6 Entire Agreement; Assignment. This Agreement (including the Schedules and other documents and instruments referred to herein), together with the Proxy and Option Agreement and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder, except as provided in Section 7.15. This Agreement shall not be assigned by operation of law or otherwise; provided that Parent or Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as the case may be, of its obligations hereunder.

     Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the provisions thereof relating to conflicts of law, except to the extent relating to matters governed by the General Corporation Law of the State of California.

     Section 10.8 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

     Section 10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREFORE, each of Parent, Sub and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                        CELGENE CORPORATION




                                        By: /s/ John W. Jackson
                                           ------------------------------------

                                           Name: John W. Jackson
                                           Title: Chairman & CEO



                                        SIGNAL PHARMACEUTICALS, INC.




                                        By: /s/ Alan J. Lewis
                                           ------------------------------------

                                           Name: Alan J. Lewis
                                           Title: President and CEO



                                        CELGENE ACQUISITION CORP.




                                        By: /s/ Sol J. Barer
                                           ------------------------------------

                                           Name: Sol J. Barer, Ph.D.
                                           Title: President

                                    EXHIBIT A-1 TO AGREEMENT AND PLAN OF MERGER


                          VOTING AND PROXY AGREEMENT

     VOTING AND PROXY AGREEMENT dated as of __________, 2000, by and among Celgene Corporation, a Delaware corporation ("Parent"), and the persons listed on Schedule A hereto (collectively, the "Stockholders" and each a
"Stockholder"), each a stockholder of Signal Pharmaceuticals, Inc., a California corporation (the "Company").

     Contemporaneously with the execution of this Agreement, the Company, Parent and Cape May Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which it is contemplated that Sub will be merged with and into the Company (the "Merger") and the holders of the Company's common stock (the "Company Common Stock") will be entitled to receive shares of Parent's Common Stock, par value $.01 per share ("Parent Common Stock"), for such shares of Company Common Stock.

     Parent, as a condition to its willingness to enter into the Merger Agreement, has required the Stockholders to grant Parent an irrevocable proxy with respect to all of the shares of Company Common Stock and the Company's
Preferred Stock, par value $____ per shares (the "Company Preferred Stock") owned by the Stockholders, together with any additional shares of Company Common Stock hereafter acquired by the Stockholders (pursuant to Section 7, by exercise of options or warrants, by conversion of debentures or otherwise, acquired by such Stockholder) (such specified number of shares, and any additional shares when and if acquired, being referred to as the "Shares") on the terms and conditions hereinafter set forth.

     The parties hereto agree as follows:

     1. Irrevocable Proxy. Each Stockholder hereby irrevocably constitutes and appoints Parent or any designee of Parent the lawful agent, attorney and proxy of such Stockholder during the term of this Agreement, to vote all of such Stockholder's Shares that such Stockholder has an irrevocable proxy to vote at any meeting or in connection with any written consent of the Company's stockholders (a) in favor of the Merger, (b) in favor of the Merger Agreement, as such may be modified or amended from time to time, (c) in favor of the conversion of the Company Preferred Stock to Company Common Stock, such conversion to be (i) on the terms provided for in the Certificate of Incorporation of the Company, (ii) effective immediately prior to the date and time the Merger becomes effective and (iii) subject to the Merger becoming effective, (d) against any Acquisition Transaction (other than the Merger) or other merger, sale, or other business combination between the Company and any other person or entity or any other action which would make it impractical for Parent to effect a merger or other business combination of the Company with
Parent or Sub, and (e) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the Company's obligations under the Merger Agreement not being fulfilled. This power of attorney is irrevocable, is granted in consideration of Parent entering into the Merger Agreement and is coupled with an interest sufficient in law to support an irrevocable power. This appointment shall revoke all prior attorneys and proxies appointed by any Stockholder at any time with respect to the Shares and the matters set forth in clauses (a) through (d) above and no subsequent attorneys or proxies will be appointed by such Stockholder, or be effective, with respect thereto.

     2. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Parent as follows:

     (a) Ownership of Shares. That Stockholder is the sole beneficial owner of the number of Shares set forth as being granted to that Stockholder on Schedule
A. The Shares set forth opposite that Stockholder's name on Schedule A constitute all the RightsShares owned beneficially or of record by that Stockholder. The Shares owned by that Stockholder are validly issued, fully paid and nonassessable and such Shares set forth opposite that Stockholder's name on Schedule A, are held by that Stockholder, or by a nominee or custodian for the benefit of that Stockholder, free and clear of all liens, claims, security interests, agreements and other encumbrances, except for encumbrances arising under this Agreement.

     (b)  Power;  Binding  Agreement. That Stockholder has the legal capacity to enter into and perform all of that Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by that Stockholder will not violate any other agreement to which that Stockholder is a party, including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by that Stockholder and constitutes a valid and binding obligation of that Stockholder, enforceable against that Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject to general principles of equity. If that Stockholder is married and that Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding obligation of, that Stockholder's spouse, enforceable against that spouse in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject to general principles of equity.


     (c) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by that Stockholder nor the consummation of the transactions contemplated by this Agreement will: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any person or entity or any governmental or regulatory authority, except in connection with the HSR Act or pursuant to the Securities Exchange Act of 1934;
(ii) conflict with, result in a breach of, or result in a default (or give rise to a right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which that Stockholder is a party or by which that Stockholder or any of that Stockholder's assets may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to that Stockholder or by which any of that Stockholder's assets are bound.


     3. Representations and Warranties of Parent. Parent represents and warrants to each Stockholder that:


     (a) Power; Binding Agreement. Parent has the corporate power and authority to enter into and perform all its obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent will not violate any other agreement to which Parent is a party. This Agreement has been duly and validly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject to general principles of equity.


     (b) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated by this Agreement will: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any person or entity or any governmental or regulatory authority, except in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or pursuant to the Securities Exchange Act of 1934; (ii) conflict with, result in a breach of, or result in a default (or give rise to a right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or by which any of its assets are bound.


     4. Additional Covenants of the Stockholders. Each Stockholder hereby covenants and agrees that:


     (a) that Stockholder will not enter into any transaction, take any action, or by inaction permit any event to occur that would (i) result in any of the representations or warranties of such


                                     A-1-2

Stockholder herein contained not being true and correct at and as of the time immediately after the occurrence of such transaction, action or event; or (ii) have the effect of preventing or disabling that Stockholder from performing that Stockholder's obligations under this Agreement;

     (b) that Stockholder will not grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to such Shares; provided, however, that the Stockholders may grant proxies to third parties provided that such proxies are expressly made subject to the terms of this Agreement;

     (c) until the termination of this Agreement, such Stockholder will at all times use his, her or its best efforts in his, her or its capacity as a stockholder of the Company to prevent the Company from taking any action in violation of the Merger Agreement;

     (d) from and after the date hereof until the termination of this Agreement, other than under the circumstances contemplated by Section 7 hereof, the Shares will not be sold, transferred, pledged, hypothecated, transferred by gift, or otherwise disposed of in any manner whatsoever without notifying Parent in advance and obtaining and delivering to Parent any evidence that Parent may reasonably request to evidence the transferee's agreement to be bound by this Agreement; provided, however, that in the event of such Stockholder's death during the term of this Agreement, the Shares may be transferred in accordance with the Stockholder's last will and testament, or if none, in accordance with the applicable laws of intestate succession, in either of which cases, the Shares shall remain subject in all respects to the terms of this Agreement; and

     (e) the Stockholder will execute and deliver any additional documents reasonably necessary or desirable, in the opinion of Parent's or the Company's counsel, to evidence the irrevocable proxy granted in Section 1 with respect to the Shares or otherwise implement and effect the provisions of this Agreement.

     5. No Solicitation. No Stockholder shall, in that Stockholder's capacity as such, directly or indirectly, (a) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any Acquisition Transaction, (b) negotiate, explore or otherwise engage in discussion with any person (other than Parent and its representatives) with respect to any Acquisition Transaction, (c) agree to or endorse an Acquisition Transaction with any person (other than Parent or Sub) or any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, or (d) authorize or permit any person or entity acting on behalf of that Stockholder to do any of the foregoing. If any Stockholder receives any inquiry or proposal regarding any Acquisition Transaction, that Stockholder shall promptly inform Parent of that inquiry or proposal.

     6. Legending of Certificates; Nominee Shares. Each Stockholder agrees to submit to Parent contemporaneously with or promptly following execution of this Agreement (or promptly following receipt of any additional certificates representing any additional Shares) all certificates representing the Shares so that Parent may note thereon a legend referring to the proxy granted to it by this Agreement. If any of the Shares beneficially owned by a Stockholder are held of record by a brokerage firm in "street name" or in the name of any other nominee (a "Nominee," and, as to such Shares, "Nominee Shares"), the Stockholder agrees that, upon written notice by Parent requesting it, such
Stockholder  will  within  five  days  of  the giving of such notice execute and deliver to Parent a limited power of attorney in such form as shall be reasonably satisfactory to Parent enabling Parent to require the Nominee to grant to Parent an irrevocable proxy to the same effect as Section 1 hereof with respect to the Nominee Shares held by such Nominee and to submit to Parent the certificates representing such Nominee Shares for notation of the above-referenced legend thereon.

     7. Adjustments to Prevent Dilution, Etc. In the event of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.


                                     A-1-3

     8. Stockholder Capacity. No person executing this Agreement who is or becomes during the term of this Agreement a director of the Company makes any agreement in his or her capacity as a director. Each Stockholder is executing and delivering this Agreement solely in that Stockholder's capacity as the record and beneficial owner of that Stockholder's Shares. Notwithstanding anything to the contrary in this Agreement, no action or inaction by a Stockholder in his capacity as a director, officer, or employee of the Company shall be deemed to contravene Section 5, as long as the action or inaction does not contravene Section 7.2 of the Merger Agreement.

     9. Termination. This Agreement shall terminate on the Effective Time of the Merger; provided, however, that the appointment of Parent or any designee of Parent as agent, attorney and proxy pursuant to Section 1 hereof, and any proxy or other instrument executed pursuant thereto, shall in any event automatically terminate upon the termination of the Merger Agreement.

     10. Miscellaneous.

     (a) No Waiver. The failure of any party to exercise any right, power or remedy under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with that party's obligations under this Agreement, shall not constitute a waiver of any right to exercise any such or other right, power or remedy or to demand such compliance.

     (b) Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

   (i) If to Parent, to:

            Celgene Corporation

            -------------------------
            -------------------------
            Attn:


     with a copy to:


            Proskauer Rose LLP
            1585 Broadway
            New York, New York 10036
            Attention: Robert A. Cantone, Esq.

     (ii) if to a Stockholder, to:

            -------------------------
            -------------------------
            -------------------------
            -------------------------
     with a copy to:

            -------------------------
            -------------------------
            -------------------------
            Fax:
            Attention:


                                     A-1-4

     (c) Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in way the meaning or interpretation of this Agreement. References in this Agreement to Sections and Schedules mean a Section or Schedule of this Agreement unless otherwise indicated. The terms "beneficially own" and "beneficial owner" with respect to any securities shall have the same meaning as in, and shall be determined in accordance with, Rule 13d-3 under the Securities Exchange Act of 1934.

     (d) Entire Agreement; Assignment. This Agreement (including the schedule and other documents and instruments referred to herein), together with the Merger Agreement, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. Except as otherwise expressly provided herein, this Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder. Except as otherwise expressly provided herein, this Agreement shall not be assigned by operation of law or otherwise; provided that Parent or Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as the case may be, of its obligations hereunder.

     (e) Liability After Transfer. Each Stockholder agrees that, notwithstanding any transfer of that Stockholder's Shares in accordance with
Section 4(d), that Stockholder shall remain liable for his or her performance of all obligations under this Agreement.

     (f) Injunctive Relief; Remedies Cumulative.

     (i) Parent, on the one hand, and the Stockholders, on the other hand, acknowledge that the other party will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of such party that are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available to the non-breaching party upon the breach by any other party of such covenants and agreements, the non-breaching party shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

     (ii) No remedy conferred upon or reserved to any party herein is intended to be exclusive of any other remedy and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute.

     (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the provisions thereof relating to conflicts of laws.

     (h) Effect of Partial Invalidity. Whenever possible, each provision of this Agreement shall be construed in such a manner as to be effective and valid under applicable law. If any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provisions of this Agreement or the application of such provision to the other party or other circumstances.

     (i)   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.


                                     A-1-5

     IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.
                                          THE STOCKHOLDERS:



                                          -------------------------------------

                                          -------------------------------------

                                          -------------------------------------

                                          -------------------------------------

                                          CELGENE CORPORATION





                                        By: ----------------------------------



                               Authorized Officer

                                     A-1-6

                                                                     EXHIBIT A-2


                               OPTION AGREEMENT

     OPTION AGREEMENT dated as of __________, 2000, by and among Celgene Corporation, a Delaware corporation ("Parent") and Signal Pharmaceuticals, Inc., a California corporation (the "Company").

     Contemporaneously with the execution of this Agreement, the Company, Parent and Celgene Acquisition Corp., a California corporation and wholly-owned subsidiary of Parent ("Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which it is contemplated that Sub will be merged with and into the Company (the "Merger") and the holders of the Company's Common Stock, (the "Company Common Stock") including holders of the Company's Preferred Stock (the "Company Preferred Stock") which is to be converted immediately prior to the Merger, will be entitled to receive shares of Parent's Common Stock, par value $.01 per share ("Parent Common Stock"), for such shares of Company Common Stock.

     Parent, as a condition to its willingness to enter into the Merger Agreement, has required the Company to grant Parent an option with respect to 2,000,000 shares of Company Common Stock (the "Shares") and stock appreciation rights with respect to 3,000,000 shares of the Company Common Stock on the terms and conditions hereinafter set forth.

     The parties hereto agree as follows:

     1. Grant of Option and Stock Appreciation Right.

       (a) The Company hereby grants to Parent an option (collectively, the "Option") to purchase the Shares and stock appreciation rights with respect to 3,000,000 shares of the Company Common Stock on the terms and conditions hereinafter set forth. The consideration for the purchase of such Shares shall be cash in the amount of $6.60 per share of Common Stock (the "Exercise Price").

     2. Exercise of Option. The Option shall be exercisable, in whole, but not in part, by Parent as follows:

       (a) If   the  Merger  Agreement  is  terminated  by  Parent  pursuant  to
Section 9.1(d)(iii) of the Merger Agreement, then Parent may exercise the Option at any time during the one year period beginning on the date of such termination.

       (b) If (i) the Merger Agreement is terminated by Parent pursuant to Sections 9.1(d)(i) or 9.1(d)(ii) of the Merger Agreement, by Parent pursuant to
Section   9.1(b)(i),   or   by   either   Parent  or  the  Company  pursuant  to
Section 9.1(b)(ii), and (ii) the Company (or any of its Subsidiaries) shall have, directly or indirectly, entered into a definitive agreement for, or shall have consummated, an Acquisition Transaction, as that term is defined in the Merger Agreement, within one year of such termination, then Parent may exercise the Option during the period beginning on the date on which Parent first receives notice of the occurrence of the event triggering Parent's right to exercise the Option and ending on the date three business days after the date that the Acquisition Transaction (or any successive Acquisition Transaction or any other Acquisition Transaction made in response thereto) occurs.

     At any time when Parent wishes to exercise the Option, Parent shall give written notice (the "Notice") to the Company specifying a place and a date not less than two nor more than 20 business days from the date of the Notice for the closing of such purchase (the "Closing"); provided, however, that such date may be extended to the extent necessary to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and applicable regulations thereunder. The date on which the Parent gives the Notice shall be deemed to be the date on which the Option is exercised. The Company agrees to use its reasonable best efforts (subject to any applicable fiduciary duties) to give Parent at least five business days prior written notice of the occurrence of any event triggering Parent's right to exercise the Option.


                                     A-2-1

     3. Payment and delivery of Certificate(s). At the Closing hereunder:

       (a) Parent will pay to the Company the aggregate Exercise Price for the Shares and the Company will deliver to Parent against receipt of such aggregate Exercise Price as provided in Section 3(a), a certificate or certificates representing the Shares so purchased by Parent.

       (b) Notwithstanding any provisions herein to the contrary, in lieu of exercising this Option for cash, Parent may elect to receive Shares equal to the value (as determined below) of this Option by surrender of this Option in which event the Company shall issue to Parent the number of Shares computed using the following formula:

                                  X = Y(A-B)
    ------
                                         A
Where       X = the number of Shares to be issued to Parent;

         Y = the total number of Shares purchasable under this Option (at the date of such calculation);

         A  =  the  greater  of  $6.60  or the consideration per share of Signal
                   Pharmaceuticals Common Stock in the "Acquisition Transaction", if any, triggering Parent's right to exercise the Option; and

         B = Exercise Price (as adjusted to the date of such calculation).

For purposes of Rule 144 under the Securities Act, 17 CFR (section)230.144, Parent and the Company agree that the exercise of this Option in accordance with this Section 3(b) shall be deemed to be a conversion of such portion of the Option, pursuant to the terms hereof, into Shares, to the fullest extent permitted under such rule.

     3A. Stock Appreciation Rights. In the event that Parent exercises the Option and thereafter sells or otherwise disposes of the Shares, the Company shall forthwith pay to Parent an amount in cash equal to (a) 3,000,000 multiplied by (b) the excess, if any, of the amount per Share realized by Parent in such sale or other disposition over the Exercise Price. For purposes of this Section 3A, the value of any non-cash consideration received for the Shares shall equal the fair market value on the date of such sale or other disposition.

     4. Additional Covenants of the Company. The Company hereby covenants and agrees that:

       (a) the Company will not enter into any transaction, take any action, or by inaction permit any event to occur that would have the effect of preventing or disabling the Company from performing its obligations under this Agreement; and

       (b) the Company will execute and deliver any additional documents reasonably necessary or desirable, in the opinion of Parent's or the Company's counsel, to evidence the option granted in Section 1 with respect to the Shares or otherwise implement and effect the provisions of this Agreement.

     5. Reservation of Shares. The Company shall at all times reserve and keep available out of authorized and unissued Company Common Stock, solely for the purpose of providing for the exercise of the rights to purchase all Shares granted pursuant to this Option, such number of shares of Company Common Stock as shall, from time to time, be sufficient therefor. The Company covenants that all shares of Company Common Stock issuable upon exercise of this Option, upon receipt by the Company of the Exercise Price therefor or cancellation of this Option pursuant to Section 3(b) hereof, shall be validly issued, fully paid, nonassessable, and free of preemptive rights.

     6. Adjustments. (a) In case the Company shall at any time after the date hereof (i) declare a dividend on the outstanding Company Common Stock payable in shares of its capital stock, (ii) subdivide the outstanding Company Common Stock, (iii) combine the outstanding Company Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of the Company Common Stock (including any such reclassification in connection with a


                                     A-2-2
consolidation or merger in which the Company is the continuing corporation), then, in each case, the Exercise Price, and the number and kind of shares of Company Common Stock receivable upon exercise of this Option, in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination, or reclassification, shall be proportionately adjusted so that Parent after such time shall be entitled to receive the aggregate number and kind of shares which, if this Option had been exercised immediately prior to such time, Parent would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination, or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.


       (b) In case the Company shall issue or fix a record date for the issuance to all holders of Company Common Stock of rights, options, or warrants to subscribe for or purchase Company Common Stock (or securities convertible into or exchangeable for Company Common Stock) at a price per share (or having a conversion or exchange price per share, if a security convertible into or exchangeable for Company Common Stock) less than the Current Market Price per share of Company Common Stock (as defined in Section 6(e) hereof) on such record date, then, in each case, the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Company Common Stock outstanding on such record date plus the number of shares of Company Common Stock which the aggregate offering price of the total number of shares of Company Common Stock so to be offered (or the aggregate initial conversion or exchange price of the convertible or exchangeable securities so to be offered) would purchase at such Current Market Price and the denominator of which shall be the number of shares of Company Common Stock outstanding on such record date plus the number of additional shares of Company Common Stock to be offered for subscription or purchase (or into which the convertible or exchangeable securities so to be offered are initially convertible or exchangeable). Such adjustment shall become effective at the close of business on such record date; provided, however, that, to the extent the shares of Company Common Stock (or securities convertible into or exchangeable for shares of Company Common Stock) are not delivered, the Exercise Price shall be readjusted after the expiration of such rights, options, or warrants, to the Exercise Price which would then be in effect had the adjustments made upon the issuance of such rights, options, or warrants been made upon the basis of delivery of only the number of shares of Company Common Stock (or securities convertible into or exchangeable for shares of Company Common Stock) actually issued. In case any subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the board of directors of the Company, whose determination shall be conclusive absent manifest error. Shares of Company Common Stock owned by or held for the account of the Company or any majority-owned subsidiary shall be not deemed outstanding for the purpose of any such computation.


       (c) In case the Company shall distribute to all holders of Company Common Stock (including any such distribution made to the stockholders of the Company in connection with a consolidation or merger in which the Company is the continuing corporation) evidences of its indebtedness or assets (other than cash dividends or distributions and dividends payable in shares of Company
Common Stock), or rights, options, or warrants to subscribe for or purchase Company Common Stock, or securities convertible into or exchangeable for shares of Company Common Stock (excluding any of the foregoing with respect to the issuance of which an adjustment of the Exercise Price is provided pursuant to
Section 6(b) hereof), then, in each case, the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date for the determination of stockholders entitled to receive such distribution by a fraction, the numerator of which shall be the Current Market Price per share of Company Common Stock on such record date, less the fair market value (as determined in good faith by the board of directors of the Company, whose determination shall be conclusive absent manifest error) of the portion of the evidences of indebtedness or assets so to be distributed, or of such rights, options, or warrants or convertible or exchangeable securities, applicable to one share, and the denominator of which shall be such Current Market Price per share of Company Common Stock. Such adjustment shall be made whenever any


                                     A-2-3
such  distribution  is  made,  and  shall  become  effective on the date of such
distribution   retroactive   to   the  record  date  for  the  determination  of
shareholders entitled to receive such distribution.

       (d) For the purpose of any computation under this Section 6, the Current Market Price per share of Company Common Stock on any date shall be deemed to be the average of the daily closing prices for the 30 consecutive trading days immediately preceding the date in question. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the closing bid price regular way, in either case on the principal national securities exchange (including, for purposes hereof, the NASDAQ National Market System) on which the Company Common Stock is listed or admitted to trading or, if the Company Common Stock is not listed or admitted to trading on any national securities exchange, the highest reported bid price for the Company Common Stock as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting such information. If on any such date the Company Common Stock is not listed or admitted to trading on any national securities exchange and is not quoted by NASDAQ or any similar organization, the fair value of a share of Company Common Stock on such date, as determined in good faith by the board of directors of the Company, whose determination shall be conclusive absent manifest error, shall be used.

       (e) No adjustment in the Exercise Price shall be required if such adjustment is less than $.05; provided, however, that any adjustment which by reason of this Section 6 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest cent or to the nearest one-thousandth of a share, as the case may be.

       (f) In any case in which this Section 6 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer, until the occurrence of such event, issuing to Parent, if Parent exercised this Option after such record date, the shares of Company Common Stock, if any, issuable upon such exercise over and above the shares of Company Common Stock, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that the Company shall deliver to Parent a due bill or other appropriate instrument evidencing Holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

       (g) Upon each adjustment of the Exercise Price as a result of the calculations made in Sections 6(b) or 6(c) hereof, this Option shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of Shares (calculated to the nearest thousandth) obtained by dividing (i) the product obtained by multiplying the number of shares purchasable upon exercise of this Option prior to adjustment of the number of shares by the Exercise Price in effect prior to adjustment of the Exercise Price by (ii) the Exercise Price in effect after such adjustment of the Exercise Price.

       (h) Whenever there shall be an adjustment as provided in this Section 6, the Company shall promptly cause written notice thereof to be sent by registered mail, postage prepaid, to Parent, at its address set forth in the Merger Agreement, which notice shall be accompanied by an officer's certificate setting forth the number of Shares purchasable upon the exercise of this Option and the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation thereof, which officer's certificate shall be conclusive evidence of the correctness of any such adjustment absent manifest error.

       (i) The Company shall not be required to issue fractions of shares of Company Common Stock of other capital stock of the Company upon the exercise of this Option. If any fraction or a share would be issuable on the exercise of this Option (or specified portions thereof), the Company shall purchase such fraction for an amount in cash equal to the same fraction of the Current Market Price of such share of Company Common Stock on the date of exercise of this Option.


                                     A-2-4

     7. Mergers; Reclassifications.

       (a) In case of any consolidation with or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the surviving or continuing corporation), such successor corporation shall (i) execute with Parent an agreement providing that Parent shall have the right thereafter to receive upon exercise of this Option solely the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such consolidation, merger, sale, lease, or conveyance by a holder of the number of shares of Company Common Stock for which this Option might have been exercised immediately prior to such consolidation, merger, sale, lease, or conveyance and (ii) make effective provision in its certificate of incorporation or otherwise, if necessary, to effect such agreement. Such agreement shall provide for adjustments which shall be as nearly equivalent as practicable to the adjustments in Section 6.

       (b) In case of any reclassification or change of the shares of Company Common Stock issuable upon exercise of this Option (other than as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), or in case of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Company Common Stock (other than as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), Parent shall have the right thereafter to receive upon exercise of this Option solely the kind and amount of shares of stock and other securities,
property,   cash,   or   any   combination   thereof   receivable   upon   such
reclassification, change, consolidation, or merger by a holder of the number of shares of Company Common Stock for which this Option might have been exercised immediately prior to such reclassification, change, consolidation, or merger. Thereafter, appropriate provision shall be made for adjustments which shall be as nearly equivalent as practicable to the adjustments in Section 6.

       (c) The above provisions of this Section 7 shall similarly apply to successive reclassifications and changes of shares of Company Common Stock and to successive consolidations, mergers, sales, leases, or conveyances.

     8. Notice  of Certain Events. In case at any time the Company shall propose


       (a) to pay any dividend or make any distribution on shares of Company Common Stock in shares of Company Common Stock or make any other distribution (other than regularly scheduled cash dividends which are not in a greater amount per share than the most recent such cash dividend) to all holders of Company Common Stock; or

       (b) to issue any rights, warrants, or other securities to all holders of Company Common Stock entitling them to purchase any additional shares of Company Common Stock or any other rights, warrants, or other securities; or

       (c) to effect any reclassification or change of outstanding shares of Company Common Stock, or any consolidation or merger described in Section 7; or


       (d) to   effect  any  liquidation,  dissolution,  or  winding-up  of  the
Company; or

       (e) to take any other action which would cause an adjustment to the Exercise Price;

then, and in any one or more of such cases, the Company shall give written notice thereof, by registered mail, postage prepaid, to Parent at Parent's address as set forth in the Merger Agreement, mailed at least 15 days prior to the earliest of (i) the date as of which the holders of record of shares of Company Common Stock to be entitled to receive any such dividend, distribution, rights, warrants, or other securities are to be determined, (ii) the date on which any such reclassification, change of outstanding shares of Company Common Stock, consolidation, merger, liquidation, dissolution, or winding-up is expected to become effective, and the date as of which it is expected that holders of record of shares of Company Common Stock shall be entitled to exchange their shares for securities


                                     A-2-5
or other property, if any, deliverable upon such reclassification, change of outstanding shares, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution, or winding-up, or (iii) the date of such action which would require an adjustment to the Exercise Price.


     9. Registration. Promptly after this Option shall become exercisable, the Company shall use its best efforts to obtain all requisite consents to the grant to Parent of the registration rights set forth in this Section 9 and
Section  10.  Unless  and  until  such consents are obtained, this Section 9 and
Section 10 shall not become effective.


       (a) If, at any time during the Exercise Period or during the five-year period following the exercise of this Option, the Company shall file a registration statement (other than on Form S-4, Form S-8, or any successor forms) with the Securities and Exchange Commission (the "Commission") covering, in whole or in part, securities of the Company held by any person or entity other than the Company, the Company shall give Parent at least 30 days prior written notice of the filing of such registration statement. If requested by Parent in writing within 20 days after receipt of any such notice, the Company shall, at the Company's sole expense (other than the fees and disbursements of counsel for Parent and the underwriting discounts, if any, payable in respect of the Registrable Securities (as hereinafter defined) sold by Parent), use its best efforts to register or qualify all or, at Parent's option, any portion of the Registrable Securities concurrently with the registration of such other securities, all to the extent requisite to permit the public offering and sale of the Registrable Securities through the facilities of all appropriate securities exchanges and the over-the-counter market, and will use its best efforts through its officers, directors, auditors, and counsel to cause such registration statement to become effective as promptly as practicable, subject to any rights under that certain Amended and Restated Investor Rights Agreement, dated September 9, 1997, as amended, between the Company and the investors named therein. As used herein, "Registrable Securities" shall mean this Option and the Shares which, in each case, have not been previously sold pursuant to a registration statement or Rule 144 promulgated under the Securities Act and which may not be sold by Parent pursuant to such Rule 144.


       (b) In  the  event  of  a registration pursuant to the provisions of this
Section 9, the Company shall use its best efforts to cause the Registrable Securities so registered to be registered or qualified for sale under the securities or blue sky laws of such jurisdictions as Parent may reasonably request; provided, however, that the Company shall not be required to qualify to do business in any state by reason of this Section 9(b) in which it is not otherwise required to qualify to do business.


       (c) The Company shall keep effective any registration or qualification contemplated by this Section 9 and shall from time to time amend or supplement each applicable registration statement, preliminary prospectus, final prospectus, application, document, and communication for such period of time as shall be required to permit Parent to complete the offer and sale of the Registrable Securities covered thereby on the terms described therein.


       (d) In  the  event  of  a registration pursuant to the provisions of this
Section 9, the Company shall furnish to Parent such number of copies of the registration statement and of each amendment and supplement thereto (in each case, including all exhibits), such reasonable number of copies of each prospectus contained in such registration statement and each supplement or amendment thereto (including each preliminary prospectus), all of which shall conform to the requirements of the Securities Act and the rules and regulations thereunder, and such other documents, as Parent may reasonably request to facilitate the disposition of the Registrable Securities included in such registration.


       (e) In  the  event  of  a  registration pursuant to the provision of this
Section 9, Parent shall enter into a cross-indemnity agreement and a contribution agreement, each in customary form, with each underwriter, if any, and, if requested, enter into an underwriting agreement containing conventional representations, warranties, allocation of expenses, and customary closing conditions, including, but not limited to, opinions of counsel, with any underwriter who acquires any Registrable Securities.


                                     A-2-6

     10. Indemnification.


       (a) Subject to the conditions set forth below, the Company agrees to indemnify and hold harmless Parent, its officers, directors, partners, employees, agents, and counsel, and each person, if any, who controls any such person within the meaning of Section 15 of the Securities Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and against any and all loss, liability, charge, claim, damage, and expense whatsoever (which shall include, for all purposes of this Section 10, but not limited to, reasonable attorneys' fees and any and all reasonable expense whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation), as and when incurred, arising out of, based upon, or in connection with any untrue statement or alleged untrue statement of a material fact contained (A) in any registration statement, preliminary prospectus, or final prospectus (as from time to time amended and supplemented), or any amendment or supplement thereto, relating to the sale of any of the Registrable Securities, or (B) in any application or other document or communication (in this Section 10 collectively called an "application") executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to register or qualify any of the Registrable Securities under the securities or blue sky laws thereof or filed with the Commission or any securities exchange; or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to the Company with respect to Parent by or on behalf of Parent expressly for inclusion in any registration statement, preliminary prospectus, or final prospectus, or any amendment or supplement thereto, or in any application, as the case may be. The foregoing agreement to indemnify shall be in addition to any liability the Company may otherwise have, including liabilities arising under this Option.


     If any action is brought against Parent or any of its officers, directors, partners, employees, agents, or counsel, or any controlling persons of such person (an "indemnified party") in respect of which indemnity may be sought against the Company pursuant to the foregoing paragraph, such indemnified party or parties shall promptly notify the Company in writing of the institution of such action (but the failure so to notify shall not relieve the Company from any liability pursuant to this Section 10(a) or otherwise, except to the extent it may have been prejudiced in any material respect by such failure), and the Company shall promptly assume the defense of such action, including the employment of counsel reasonably satisfactory to such indemnified party or parties and payment of expenses. Such indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless the employment of such counsel shall have been authorized in writing by the Company in connection with the defense of such action or the
Company shall not have promptly employed counsel reasonably satisfactory to such indemnified party or parties to have charge of the defense of such action or such indemnified party or parties shall have reasonably concluded that there may be one or more legal defenses available to it or them or to other indemnified parties which are different from or additional to those available to the Company and such indemnified party or parties shall have reasonably concluded that the availability of such defenses necessitates such indemnified party or parties employing its or their own counsel, in any of which events such fees and expenses shall be borne by the Company and the Company shall not have the right to direct the defense of such action on behalf of the indemnified party or parties; provided, however, that the Company shall in no event be obligated to pay for more than one such counsel. Anything in this
Section 10 to the contrary notwithstanding, the Company shall not be liable for any settlement of any such claim or action effected without its written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of each indemnified party that is not released as described in this sentence, settle or compromise any action, or permit a default or consent to the entry of judgment in or otherwise seek to terminate any pending or threatened action, in respect of which indemnity may be sought hereunder (whether or not any indemnified party is a party thereto), unless such settlement, compromise, consent or termination includes an unconditional release of each


                                     A-2-7
indemnified party from all liability in respect of such action. The Company agrees promptly to notify Parent of the commencement of any litigation or proceedings against the Company or any of its officers or directors in connection with the sale of any Registrable Securities or any preliminary prospectus, prospectus, registration statement, or amendment or supplement thereto, or any application relating to any sale of any Registrable Securities.


     With respect to any untrue statement or alleged untrue statement made in, or omission or alleged omission from, any preliminary prospectus or final prospectus, the indemnity agreement contained in this Section 10(a) with respect to such preliminary prospectus or final prospectus, to the extent it is based on the claim of a person who purchased Registrable Securities from Parent, shall not inure to the benefit of Parent (or to the benefit of any of its officers, directors, partners, employees, agents, counsel, or any person controlling Parent) if the final prospectus (or the final prospectus as amended or supplemented if the Company shall have filed with the Commission any amendment or supplement thereto) which shall have been furnished to Parent prior to the time written confirmation of such sale was sent to such person does not contain such statement, alleged statement, omission, or alleged omission and a copy of the final prospectus (or the final prospectus as amended or supplemented if the Company shall have filed with the Commission any amendment or supplement thereto) shall not have been sent or given to such person and such person shall not otherwise have received a copy thereof at or prior to the written confirmation of such sale to such person.

       (b) Parent agrees to indemnify and hold harmless the Company, each director of the Company, each officer of the Company who shall have signed any registration statement covering Registrable Securities held by Parent, each other person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and its or their respective counsel, to the same extent as the foregoing indemnity from the Company to Parent in Section 10(a), but only with respect to statements or omissions, if any, made in any registration statement, preliminary prospectus, or final prospectus (as from time to time amended and supplemented), or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information furnished to the Company with respect to Parent by or on behalf of Parent expressly for inclusion in any such registration statement, preliminary prospectus, or final prospectus, or any amendment or supplement thereto, or in any application, as the case may be. If any action shall be brought against the Company or any other person so indemnified based on any such registration statement, preliminary prospectus, or final prospectus, or any amendment or supplement thereto, or in any application, and in respect of which indemnity may be sought against Parent pursuant to this Section 10(b), Parent shall have the rights and duties given to the Company, and the Company and each other person so indemnified shall have the rights and duties given to the indemnified parties, by the provisions of
Section 10(a).

       (c) To provide for just and equitable contribution, if (i) an indemnified party makes a claim for indemnification pursuant to Section 10(a) or 10(b) (subject to the limitations thereof) but it is found in a final judicial determination, not subject to further appeal, that such indemnification may not be enforced in such case, even though this Agreement expressly provides for indemnification in such case, or (ii) any indemnified or indemnifying party seeks contribution under the Securities Act, the Exchange Act or otherwise, then the Company (including for this purpose any contribution made by or on behalf of any director of the Company, any officer of the Company who signed any such registration statement, any controlling person of the Company, and its or their respective counsel), as one entity, and Parent (including for this purpose any contribution by or on behalf of an indemnified party), as a second entity, shall contribute to the losses, liabilities, claims, damages, and expenses whatsoever to which any of them may be subject, on the basis of relevant equitable considerations such as the relative fault of the Company and Parent in connection with the facts which resulted in such losses, liabilities, claims, damages, and expenses. The relative fault, in the case of an untrue statement, alleged untrue statement, omission, or alleged omission, shall be determined by, among other things, whether such statement, alleged statement, omission, or alleged omission relates to information supplied by the Company or by Parent, and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement, alleged statement, omission, or


                                     A-2-8
alleged omission. The Company and Parent agree that it would be unjust and inequitable if the respective obligations of the Company and Parent for contribution were determined by pro rata or per capita allocation of the aggregate losses, liabilities, claims, damages, and expenses (even if Parent and the other indemnified parties were treated as one entity for such purpose) or by any other method of allocation that does not reflect the equitable considerations referred to in this Section 10(c). In no case shall Parent be responsible for a portion of the contribution obligation in excess of its pro rata share based on the number of shares of Company Common Stock owned (or which would be owned upon exercise of all Registrable Securities) by it and included in such registration as compared to the number of shares of Company Common Stock owned (or which would be owned upon exercise of all Registrable Securities) by all persons and included in such registration. No person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 10(c), each person, if any, who controls Parent within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act and each officer, director, partner, employee, agent, and counsel of Parent or control person shall have the same rights to contribution as Parent or control person and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, each officer of the Company who shall have signed any such registration statement, each director of the Company, and its or their respective counsel shall have the same rights to contribution as the Company, subject in each case to the provision of this
Section 10(c). Anything in this Section 10(c) to the contrary notwithstanding, no party shall be liable for contribution with respect to the settlement of any claim or action effected without its written consent, which consent shall not be unreasonably withheld. This Section 10(c) is intended to supersede any right to contribution under the Securities Act, the Exchange Act or otherwise.

     11. Termination; Extension. This Agreement shall terminate upon the Effective Time (as that term is defined in the Merger Agreement) or upon termination of the Merger Agreement other than as described in Section 2 hereof. Notwithstanding anything to the contrary in this Agreement, in the event that Parent is at any time prohibited from exercising the Option as a result of any actions by the Federal Trade Commission or the Department of Justice in connection with the Hart-Scott-Rodino Antitrust Improvements Act, then this Agreement shall not terminate until the earlier of (i) 30 days from the date such prohibition is removed by the Federal Trade Commission or the Department of Justice, or (ii) six months after the date Parent's right to exercise the Option would otherwise have terminated.

     12. Miscellaneous

       (a) No Waiver. The failure of any party to exercise any right, power or remedy under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with that party's obligations under this Agreement, shall not constitute a waiver of any right to exercise any such or other right, power or remedy or to demand such compliance.

       (b) Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

       (i) If to Parent, to:

             Celgene Corporation
             7 Powder Horn Drive
             Warren, NJ 07059
             Fax: (732) 805-3931

        with a copy to:

                                     A-2-9

        Proskauer Rose LLP
             1585 Broadway
             New York, New York 10036
             Attention: Robert A. Cantone, Esq.

       (ii) if to the Company, to:
              Signal Pharmaceuticals, Inc.
              5555 Oberlin Drive
              San Diego, CA 92121
              Fax:


              Attention:

         with a copy to:

        Cooley Godward LLP
             4365 Executive Drive, Suite 1100
             San Diego, CA 92121
             Fax: (858) 453-3555


             Attention: L. Kay Chandler, Esq.


       (c) Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in way the meaning or interpretation of this Agreement. References in this Agreement to Sections and Schedules mean a Section or Schedule of this Agreement unless otherwise indicated. The terms "beneficially own" and "beneficial owner" with respect to any securities shall have the same meaning as in, and shall be determined in accordance with, Rule 13d-3 under the Securities Exchange Act of 1934.

       (d) Entire Agreement; Assignment. This Agreement (including the schedule and other documents and instruments referred to herein), together with the Merger Agreement, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. Except as otherwise expressly provided herein, this Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder. Except as otherwise expressly provided herein, this Agreement shall not be assigned by operation of law or otherwise; provided that Parent may assign its rights and obligations hereunder to a direct or indirect subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as the case may be, of its obligations hereunder.

       (e) Injunctive Relief; Remedies Cumulative.

         (i) Parent, on the one hand, and the Company, on the other hand, acknowledge that the other party will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of such party that are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available to the non-breaching party upon the breach by any other party of such covenants and agreements, the non-breaching party shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.


         (ii) No remedy conferred upon or reserved to any party herein is intended to be exclusive of any other remedy and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute.


       (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the provisions thereof relating to conflicts of laws.


                                     A-2-10

       (g) Effect of Partial Invalidity. Whenever possible, each provision of this Agreement shall be construed in such a manner as to be effective and valid under applicable law. If any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provisions of this Agreement or the application of such provision to the other party or other circumstances.

       (h) Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

                                        SIGNAL PHARMACEUTICALS, INC.





                                      By:-------------------------------------



                                          Authorized Officer





                                        CELGENE CORPORATION





                                      By:-------------------------------------



                                          Authorized Officer

                                     A-2-11

                                                                     EXHIBIT B-1



  FORM OF TAX REPRESENTATION LETTER TO BE DELIVERED BY PARENT AND MERGER SUB



Cooley Godward, LLP                           Proskauer, Rose LLP
4365 Executive Drive, Ste. 1100               1585 Broadway
San Diego, CA 92121-2128                      New York, NY 10036


          RE: MERGER  PURSUANT  TO  THE  AGREEMENT AND PLAN OF MERGER, INCLUDING
              EXHIBITS  AND  SCHEDULES THERETO (THE "MERGER AGREEMENT") DATED AS
              OF JUNE 29, 2000, BY AND AMONG CELGENE CORPORATION, A DELAWARE CORPORATION ("PARENT"); CELGENE ACQUISITION CORP., A CALIFORNIA CORPORATION ("MERGER SUB"); AND SIGNAL PHARMACEUTICALS, INC., A CALIFORNIA CORPORATION (THE "COMPANY")

Ladies and Gentlemen:

     This letter is supplied to you in connection with your rendering of opinions regarding certain federal income tax consequences of the above captioned merger (the "Merger"). Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Merger Agreement.

     After consulting with their counsel and auditors regarding the meaning of and factual support for the following representations, the undersigned hereby certify and represent that the following facts are now true and will continue to be true through the Effective Time and thereafter where relevant:

     1. Pursuant to the Merger, Merger Sub will merge with and into the Company, and the Company will acquire all of the assets and liabilities of Merger Sub. At least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger and at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger will be held by the Company after the Merger. For the purpose of determining the percentage of the Company's and Merger Sub's net and gross assets held by the Company immediately following the Merger, the following assets will be treated as property held by the Company or Merger Sub, as the case may be, immediately prior to the Merger but not by the Company subsequent to the Merger: (i) assets disposed of by the Company or Merger Sub (other than assets transferred by Merger Sub to the Company in the Merger) prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by the Company or Merger Sub, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with the Company regarding the Merger (the "Pre-Merger Period")), (ii) assets used by the Company or Merger Sub to pay expenses or liabilities in connection with the Merger, (iii) assets used by the Company or Merger Sub to make payments to Company stockholders perfecting appraisal rights or in lieu of fractional shares of Parent Common Stock and (iv) assets used by the Company or Merger Sub to make distribution, redemption or other payments in respect of Company stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or related thereto;

     2. The Merger is being undertaken for business reasons and not for the purpose of tax avoidance;

     3. Prior to the Merger, Parent will be in "Control" of Merger Sub as defined in Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"). As used herein, "Control" of a corporation shall consist of direct ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at lease eighty percent (80%) of the total number of shares of each other class of stock of the corporation. For purposes of determining Control, a person shall not be considered to own voting stock if rights to vote such stock (or to restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person;

     4. Merger Sub has been formed solely to consummate the Merger and, prior to the Effective Time, Merger Sub has not conducted and will not conduct any business activity or other operation of any kind (except for the issuance of its stock to Parent;

     5. In the Merger, shares of Company stock representing Control of the Company will be exchanged solely for voting stock of Parent;

     6. Parent has no plan or intention to cause the Company to issue additional shares of stock after the Merger or take any other action that would result in Parent losing Control of the Company;

     7. Except for transfers described in both Section 368(a)(2)(C) of the Code, and Treasury Regulation Section 1.368-2(k), Parent has no current plan or intention to (i) liquidate the Company; (ii) merger the Company with or into another corporation (including Parent or its affiliates); (iii) sell, distribute or otherwise dispose of Company stock; or (iv) sell or otherwise dispose of or cause the Company to sell or otherwise dispose of, any of the Company's assets (or any assets acquired from Merger Sub) except for dispositions made in the ordinary course of business or payment of expenses incurred by the Company pursuant to the Merger;

     8. No liabilities of any person will be assumed by Parent or the Company as a part of the Merger;

     9. Parent will cause the Company to continue its historic business or use a significant portion of its historic business assets in a business following the Merger;

     10. Neither Parent nor any current or former affiliate of Parent owns, or has owned during the past five (5) years, directly or indirectly, any shares of Company stock, or the right to acquire or vote any such shares (except such rights as are granted in the Merger Agreement);

     11. Neither Parent nor Merger Sub is an investment company within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code;

     12. Parent has no plan or intention to reacquire any of its stock issued in the Merger. Except for repurchases or redemptions of Parent Common Stock that: (i) are consistent with past practices and pursuant to pre-existing, seasoned and systematic purchase programs that were not created or modified in connection with the Merger; or (ii) are made in connection with the termination of employees in the ordinary course of business, neither the Company nor Parent (nor any agent of Parent) nor any "related person" of the Company or Parent (as such term is defined by Treasury Regulations Section 1.368-1(e)3)) will repurchase or redeem any of the Parent Common Stock to be issued to the stockholders of the Company in connection with the Merger;

     13. Except with respect to payments of cash to stockholders of the Company perfecting appraisal rights or in lieu of fractional shares of Parent Common Stock, one hundred percent (100%) of the stock of the Company outstanding immediately prior to the Merger will be exchanged solely for Parent Common;

     14. The total fair market value of all consideration other than Parent Common Stock received by stockholders of the Company in the Merger (including, without limitation, cash paid to stockholders of the Company perfecting appraisal rights or in lieu of fractional shares of Parent Common Stock) will be less than ten percent (10%) of the aggregate fair market value of stock of the Company outstanding immediately prior to the Merger;

     15. Neither Parent nor Merger Sub is under the jurisdiction of court in a Title 11 or similar case within the meaning of Section 368(a)3(A) of the Code;

     16. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in


                                     B-1-2
the Merger to Company stockholders in lieu of fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to Company stockholders in exchange for their shares of Company stock. The fractional share interests of each Company stockholder will be aggregated and no Company stockholder will receive cash in an amount greater than the value of one full share of Parent Common Stock;

     17. At the Effective Time, the fair market value of the Parent Common Stock received by each Company stockholder will be approximately equal to the fair market value of the Company stock surrendered in exchange thereof, and the aggregate consideration received by Company stockholders, as described in Section of the Merger Agreement, in exchange for their Company stock will be approximately equal to the fair market value of all of the outstanding shares of Company stock immediately prior to the Merger;

     18. Parent, Merger Sub, the Company and the stockholders of the Company will each pay separately its or their own expenses in connection with the Merger (other than expenses directly related to the transaction within the guidelines set forth in Revenue Ruling 73-59, 1973-1 C.B. 187);

     19. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company;

     20. Parent will assume no liabilities of the Company or any Company stockholder in connection with the Merger;

     21. The terms of the Merger Agreement and all other agreements entered into in connection therewith are the product of arm's length negotiations;

     22. None of the payments received by any stockholder-employees or stockholder-independent contractors of the Company that are designated as compensation are actually separate consideration for, or allocable to, any of their shares of Company stock; none of the shares of Parent Common Stock received by any stockholder-employees or stockholder-independent contractors of the Company in exchange for shares of Company stock are actually separate consideration for, or allocable to, any employment agreement, consulting agreement, covenant not to compete or release; and the compensation paid to any stockholder-employees or stockholder-independent contractors of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

     23. With respect to each instance, if any, in which shares of Company stock have been purchased by a stockholder of Parent (a "Stockholder") during the Pre-Merger Period (a "Stock Purchase"): (i) the Stock Purchase was not made by such Stockholder as a representative, or for the benefit, of Parent; (ii) the purchase price paid by such Stockholder pursuant to the Stock Purchase was not and will not be advanced, and was not and will not be reimbursed, either directly or indirectly, by Parent; (iii) at no times was such Stockholder or any other party required or obligated to surrender to Parent Company stock acquired in the Stock Purchase, and neither such Stockholder nor any other party will be required to surrender to Parent the Parent Common Stock for which such shares of Company stock will be exchanged in the Merger; and (iv) the Stock Purchase was not a formal or informal condition to consummation of the Merger;

     24.  Following  the  Merger, Parent, Merger Sub and the Company will comply
with   the  record-keeping  and  information  filing  requirements  of  Treasury
Regulations Section 1.368-3;

     25. The Merger will be consummated in compliance with the material terms of the Merger Agreement, none of the material terms and conditions therein have been waived or modified, and Parent has no plan or intention to waive or modify any such material terms and conditions;

     26. Each of the representations made by Parent and Merger Sub in the Merger Agreement and any other documents associated therewith is true and accurate; and

     27. The undersigned officer of each of Parent and Merger Sub is authorized to make all of the certifications and representations on behalf of Parent and Merger Sub, respectively, set forth herein.


                                     B-1-3

The undersigned recognize that (i) your opinions will be based on, among other things, the accuracy of the representations set forth herein and on the statements contained in the Merger Agreement and documents related thereto,
(ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects, or if any of the covenants or obligations set forth in the Merger Agreement are not satisfied in all material respects and (iii) your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

     Parent  and  Merger  Sub  undertake to inform you immediately should any of
the   foregoing  statements  or  representations  become  untrue,  incorrect  or incomplete in any respect on or prior to the Effective Time.

                                          Very truly yours,


                                          CELGENE CORPORATION, a Delaware
                                          Corporation


                                        By: ----------------------------------







                                          Printed
                                          Name: ------------------------















                                         Title: --------------------------------




























                                          CELGENE    ACQUISITION    CORP.,    a
                                          California
                                          Corporation


                                        By: ----------------------------------







                                          Printed
                                          Name: ------------------------















                                         Title: --------------------------------








                                     B-1-4

                                                                    EXHIBIT B-2


         FORM OF TAX REPRESENTATION LETTER TO BE DELIVERED BY COMPANY



Cooley Godward LLP                  Proskauer, Rose LLP
4365 Executive Drive, Ste. 1100     1585 Broadway
San Diego, CA 92121-2128            New York, NY 10036

        RE: MERGER PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, INCLUDING EXHIBITS AND SCHEDULES THERETO (THE "MERGER AGREEMENT") DATED AS
             OF JUNE 29, 2000, BY AND AMONG CELGENE CORPORATION, A DELAWARE CORPORATION ("PARENT"); CELGENE ACQUISITION CORP., A CALIFORNIA CORPORATION ("MERGER SUB"); AND SIGNAL PHARMACEUTICALS, INC., A CALIFORNIA CORPORATION (THE "COMPANY").

Ladies and Gentlemen:

     This letter is supplied to you in connection with your rendering of opinions regarding certain federal income tax consequences of the above captioned merger (the "Merger"). Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Merger Agreement.

     After consulting with its counsel and auditors regarding the meaning of and factual support for the following representations, the undersigned hereby certifies and represents that the following facts are now true and will continue to be true through the Effective Time and thereafter where relevant:

     1. Pursuant to the Merger, Merger Sub will merge with and into the Company, and the Company will acquire all of the assets and liabilities of Merger Sub. At least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger, and at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger will be held by the Company after the Merger. For the purpose of determining the percentage of net and gross assets held by the Company immediately following the Merger, the following assets will be treated as property held by the Company or Merger Sub, as the case may be, immediately prior to the Merger but not by the Company subsequent to the Merger; (i) assets disposed of by the Company or Merger Sub (other than assets transferred by Merger Sub to the Company in the Merger) prior to or subsequent to the Merger and in contemplation thereof (including, without limitation, any asset disposed of by the Company or Merger Sub, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with Parent regarding the Merger (the "Pre-Merger Period")), (ii) assets used by the Company or Merger Sub to pay expenses or liabilities incurred in connection with the Merger, (iii) assets used by the Company or Merger Sub to make payments to Company stockholders perfecting appraisal rights or in lieu of fractional shares of Parent Common Stock, and (iv) assets used by the Company or Merger Sub to make distribution, redemption or other payments in respect of Company stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or related thereto;

     2. The Company has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) in contemplation of the Merger or during the Pre-Merger Period other than (i) in the ordinary course of business and (ii) payments for expenses incurred in connection with the Merger;

     3. The Merger is being undertaken for business reasons and not for the purpose of tax avoidance;

     4. At the Effective Time, the Company will have no stock or other equity interests outstanding other than those set forth in Section ___ of the Merger Agreement and will not have any warrants, options, convertible securities or any other type of right outstanding pursuant to which any person could acquire any shares of Company stock or any other equity interest in the Company that, if exercised or converted, could affect Parent's acquisition or retention of "Control" of the Company (as defined in Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code")). As used herein, "Control" of a corporation shall consist of direct ownership of stock possessing at least eighty percent (80%) of the total number of shares of each other class of stock of the corporation. For purposes of determining Control, a person shall not be considered to own voting stock if rights to vote such stock (or to restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person;

     5. In the Merger, shares of Company stock representing Control of the Company will be exchanged solely for voting stock of Parent. For purposes of this certificate, shares of Company stock exchanged in the Merger for cash and other property (including, without limitation, cash paid to Company stockholders perfecting appraisal rights or in lieu of fractional shares of Parent Common Stock) will be treated as shares of Company stock outstanding on the date of the Merger but not exchanged for voting stock of Parent;

     6. The liabilities of the Company have been incurred by the Company in the ordinary course of its business;

     7. The Company does not and will not at the Effective Time have any liability (i) to any Company stockholder incurred in exchange for cash or other asset transferred to the Company, or (ii) to Parent or Merger Sub;

     8. No Company stockholder has guaranteed any Company indebtedness that is currently outstanding or will be outstanding at the Effective Time;


     9. The fair market value of the Company's assets will, at the Effective Time, exceed the aggregate liabilities of the Company plus the amount of liabilities, if any, to which such assets are subject;


     10. Other than shares of Company stock or Company Options issued as compensation to present or former service providers (including, without limitation, employees and directors) of the Company in the ordinary course of business, no issuances of Company stock or rights to acquire Company stock have occurred or will occur during the Pre-Merger Period other than pursuant to options, warrants or agreements outstanding prior to the Pre-Merger Period or as otherwise specifically identified in the Merger Agreement;


     11. Cash or other property paid to employees of the Company during the Pre-Merger Period has been or will be in the ordinary course of business or pursuant to agreements entered into prior to the Pre-Merger Period;


     12. The Company is not and will not be at the Effective Time an "investment company" within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code;


     13. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;


     14. The Company (i) has not redeemed and will not redeem any of its stock prior to and in connection with the Merger, and (ii) has not made and will not make any extraordinary distributions (within the meaning of Section 1.368-1T(e)(1) of the Treasury Regulations) with respect to its stock prior to and in connection with the Merger. For the purposes of this representation, extraordinary distributions will not include periodic dividends that are consistent with the Company's historic dividend practices;


     15. No person related to the Company (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations, without regard to Section 1.368-1(e)(3)(i)(A)) has acquired or will acquire any stock of the Company prior to and in connection with the Merger;


     16. Except with respect to payments of cash to Company stockholders perfecting appraisal rights or in lieu of fractional shares of Parent Common Stock, one hundred percent (100%) of the Company stock outstanding immediately prior to the Merger will be exchanged solely for Parent voting stock. The


                                     B-2-2
total market value of all consideration other than shares of Parent Common Stock that will be paid for shares of Company stock exchanged pursuant to the Merger Agreement will be less than ten percent (10%) of the aggregate fair market value of the shares of Company stock outstanding immediately prior to the Merger;


     17. At the Effective Time, the fair market value of the Parent Common Stock received by each Company stockholder will be approximately equal to the fair market value of the Company stock surrendered in exchange therefor, and the aggregate consideration received by the Company stockholders, as described in Section __ of the Merger Agreement, in exchange for their Company stock will be approximately equal to the fair market of all of the outstanding shares of Company stock immediately prior to the Merger;


     18. Parent, Merger Sub, the Company and the stockholders of the Company will each pay separately its or their own expenses in connection with the Merger (other than expenses directly related to the transaction within the guidelines set forth in Revenue Ruling 73-54, 1973-1, C.B. 187):


     19. The terms of the Merger Agreement and all other agreements entered into in conenction therewith are the product of arm's-length negotiations;


     20. None of the payments received by any stockholder-employees or stockholder-independent contractors of the Company that are designated as compensation are actually separate consideration for, or allocable to, any of their shares of Company stock; none of the shares of Parent Common Stock received by any stockholder-employees or stockholder-independent contractors of the Company in exchange for shares of Company stock are actually separate consideration for, or allocable to, any employment agreement, consulting agreement covenant not to compete or release; and the compensation paid to any stockholder-employees or stockholder-independent contractors of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;


     21. No direct or indirect subsidiary (whether or not incorporated) of the Company owns any share of Company stock;


     22. The Company, to its best knowledge and belief, will continue its historic business or use a significant portion of its historic business assets in a business following the Merger;


     23. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company;


     24. The payment of cash in lieu of fractional shares of Parent Common Stock in connection with the consummation of the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing
fractional   shares   and   does   not   represent   separately   bargained-for
consideration. The total cash consideration that will be paid in the Merger to Company stockholders instead of issuing fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to Company stockholders in exchange for their stock. The fractional share interests of each stockholder will be aggregated and no Company stockholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock;


     25. With respect to each instance, if any, in which shares of stock of the Company have been purchased by a stockholder of Parent (a "Stockholder") during the Pre-Merger Period (a "Stock Purchase"): (i) to the knowledge of the Company
(A) the Stock Purchase was mde by such Stockholder on its own behalf, rather than as a representative, or for the benefit, of Parent (B) the Stock Purchase was entered into solely to satisfy the separate interests of such Stockholder and pursuant to the Stock Purchase was the product of arm's length negotiations; and (ii) the Stock Purchase was not a formal or informal condition to consummation of the Merger;


     26. The Merger will be consummated in compliance with the material terms of the Merger Agreement, none of the material terms and conditions therein have been waived or modified, and the Company has no plan or intention to waive or modify any such material terms and conditions;


                                     B-2-3

     27. Each of the representations made by the Company in the Merger Agreement and any other documents associated therewith is true and accurate; and

     28. The   undersigned   officer   is   authorized   to   make  all  of  the
certifications and representations on behalf of the Company set forth herein.

     The undersigned recognizes that (i) your opinions will be based on, among other things, the accuracy of the representations set forth herein and on the statements contained in the Merger Agreement and documents related thereto,
(ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects, or if any of the covenants and obligations set forth in the Merger Agreement are not satisfied in all material respects and (iii) your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

     Notwithstanding anything herein to the contrary, the undersigned makes no representations regarding any actions or conduct of the Company pursuant to Parent's exercise of control over the Company after the Merger.

     The Company undertakes to inform you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.


                                     Very truly yours,


                                     SIGNAL  PHARMACEUTICALS, INC., a California
                                     Corporation




                                     By: --------------------------------------







                                     Printed
                                     Name: -----------------------------












                                    Title: -------------------------------------








                                     B-2-4

                                  EXHIBIT C TO THE AGREEMENT AND PLAN OF MERGER


                              AFFILIATE AGREEMENT

     THIS AFFILIATE AGREEMENT ("Affiliate Agreement") is being executed and delivered as of ___________, 2000 by __________________________ ("Stockholder")
in favor of and for the benefit of Celgene Corporation, a Delaware corporation ("Parent").



                                   RECITALS

     A. Stockholder is a stockholder of, and is an officer and/or director of Sunset, Inc., a California corporation (the "Company").

     B. Parent, the Company and Celgene Acquisition Corp., a California corporation and wholly-owned subsidiary of Parent ("Sub"), have entered into an Agreement and Plan of Merger dated as of ________, 2000 (the "Merger Agreement"), providing for the merger of Sub into the Company (the "Merger"). The Merger Agreement contemplates that, upon consummation of the Merger, the holders of the Company's Common Stock (the "Company Common Stock"), including holders of the Company's Preferred Stock (the "Company Preferred Stock") which is to be converted immediately prior to the Merger, will be entitled to receive shares of Parent's Common Stock, par value $.01 per share ("Parent Common Stock"), for such shares of Company Common Stock.

     C. Stockholder understands that the Parent Common Stock to be issued in the Merger will be issued pursuant to a registration statement on Form S-4, and that Stockholder may be deemed an "affiliate" of Parent as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act").



                                   AGREEMENT

     Stockholder, intending to be legally bound, agrees as follows:

     1. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS. Stockholder represents and warrants to Parent as follows:

      a. Stockholder is the holder and "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of outstanding shares of common stock of the Company set forth beneath Stockholder's signature on the signature page hereof (the "Company Shares"), and Stockholder has good and valid title to the Company Shares, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature. Stockholder has the sole right to vote and to dispose of the Company Shares.

      b. Stockholder is the holder of options to purchase the number of shares of common stock of the Company set forth beneath Stockholder's signature on the signature page hereof (the "Company Options"), and Stockholder has good and valid title to the Company Options, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature.

      c. Stockholder does not own, of record or beneficially, directly or indirectly, any securities of the Company other than the Company Shares and the Company Options.

      d. Stockholder has carefully read this Affiliate Agreement and, to the extent Stockholder felt necessary, has discussed with counsel the limitations imposed on Stockholder's ability to sell, transfer or otherwise dispose of the shares of Parent Common Stock that Stockholder is to receive in the Merger (the "Parent Shares"). Stockholder fully understands the limitations this Affiliate Agreement places upon Stockholder's ability to sell, transfer or otherwise dispose of securities of Parent.

     2. PROHIBITIONS AGAINST TRANSFER.

      a. Stockholder shall not sell, transfer, or otherwise dispose of any Parent Shares until after the publication (the "Publication Date") of financial statements reflecting the combined operating results of the Company and Parent for a period of not less than 30 days from and after the Effective Time (as such term is defined in the Merger Agreement).

      b. From and after the Publication Date Stockholder shall not effect any sale, transfer or other disposition of any Parent Shares unless:

       (i) such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Securities Act;

       (ii) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Securities Act, as evidenced by a broker's letter and a representation letter executed by Stockholder (satisfactory in form and content to Parent) stating that such requirements have been met;

       (iii) counsel reasonably satisfactory to Parent shall have advised Parent in a written opinion letter (satisfactory in form and content to Parent), upon which Parent may rely, that such sale, transfer or other disposition will be exempt from the registration requirements of the Securities Act; or

       (iv) an authorized representative of the Securities and Exchange Commission ("SEC") shall have rendered written advice to Stockholder to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to Parent.

     3. STOP TRANSFER INSTRUCTIONS; LEGEND.

     Stockholder acknowledges and agrees that (a) stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Shares, and
(b) each certificate representing any of such Parent Shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145(d) OF THE SECURITIES ACT OF 1933 APPLIES AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED,
        PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH RULE AND IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF __________, 2000, BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER."

     4. INDEPENDENCE OF OBLIGATIONS. The covenants and obligations of Stockholder set forth in this Affiliate Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

     5. SPECIFIC PERFORMANCE. Stockholder agrees that in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision contained in this Affiliate Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

     6. OTHER AGREEMENTS. Nothing in this Affiliate Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Affiliate Agreement.


     7. NOTICES. Any notice or other communication required or permitted to be delivered to Stockholder or Parent under this Affiliate Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):


     IF TO PARENT:


     Celgene Corporation


       -------------------------------
       -------------------------------
       Attn:
       Facsimile:


     IF TO STOCKHOLDER:


     -------------------------------


       -------------------------------
       Attn:
       Facsimile:


     8. SEVERABILITY. If any provision of this Affiliate Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of the remainder of such provision or the validity or enforceability of any other provision of this Affiliate Agreement. Each provision of this Affiliate Agreement is separable from every other provision of this Affiliate Agreement, and each part of each provision of this Affiliate Agreement is separable from every other part of such provision.


     9. APPLICABLE LAW. THIS AFFILIATE AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.


     10. TERM; WAIVER; TERMINATION. The term of the Agreement shall be for a period of one year from the effective date of the Merger. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Affiliate Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Affiliate Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Affiliate Agreement, or any power, right, privilege or remedy under this Affiliate Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Merger Agreement is terminated, this Affiliate Agreement shall thereupon terminate.

     11. CAPTIONS. The captions contained in this Affiliate Agreement are for convenience of reference only, shall not be deemed to be a part of this Affiliate Agreement and shall not be referred to in connection with the construction or interpretation of this Affiliate Agreement.

     12. FURTHER ASSURANCES. Stockholder shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Affiliate Agreement.

     13. ENTIRE AGREEMENT. This Affiliate Agreement, the Merger Agreement and any Stockholder Agreement between Stockholder and Parent collectively set forth the entire understanding of parent and Stockholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Parent and Stockholder relating to the subject matter hereof and thereof.

     14. NON-EXCLUSIVITY. The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies which Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

     15. AMENDMENTS. This Affiliate Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

     16. ASSIGNMENT. This Affiliate Agreement and all obligations of Stockholder hereunder are personal to Stockholder and may not be transferred or delegated by Stockholder at any time. Parent may freely assign any or all of its rights under this Affiliate Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of Stockholder.

     17. BINDING NATURE. Subject to Section 16, this Affiliate Agreement will inure to the benefit of Parent and its successors and assigns and will be binding upon Stockholder and Stockholder's representatives, executors, administrators, estate, heirs, successors and assigns.

     18.  SURVIVAL.  Each  of  the  representations,  warranties,  covenants and
obligations   contained   in   this   Affiliate   Agreement  shall  survive  the
consummation of the Merger.


                                 [END OF TEXT]

   Stockholder has executed this Affiliate Agreement on ____________, 2000.


                                            -------------------------------
                                                  (Signature)



                                            -------------------------------
                                                  (Print Name)



NUMBER OF OUTSTANDING SHARES OF
COMMON STOCK OF THE COMPANY HELD BY STOCKHOLDER:



-------------------------------
NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY
SUBJECT TO OPTIONS HELD BY STOCKHOLDER:



-------------------------------

                                                                       EXHIBIT D




June __, 2000



Celgene Corporation
7 Powder Horn Drive
Warren, NJ 07059



Ladies and Gentlemen:


We have acted as counsel for Signal Pharmaceuticals, Inc., a California corporation (the "Company"), in connection with that certain Agreement and Plan of Merger dated as of June , 2000 (the "Merger Agreement"), by and among the Company, Celgene Corporation ("Celgene"), and Cape May Acquisition Corp., a California corporation and wholly-owned subsidiary of Celgene ("Merger Sub"), pursuant to which Merger Sub will merge with and into the Company (the
"Merger"). We are rendering this opinion pursuant to Section 8.2(g) of the Merger Agreement. Except as otherwise defined herein, capitalized terms used but not defined herein have the respective meanings given to them in the Merger Agreement.

In  connection  with  this  opinion,  we  have  examined  and  relied  upon  the representations and warranties as to factual matters contained in and made pursuant to the Merger Agreement by the various parties and originals or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Where we render an opinion "to the best of our knowledge" or concerning an item "of which we are aware" or our opinion otherwise refers to our knowledge, it is based solely upon (i) an inquiry of attorneys within this firm who perform legal services for the Company, (ii) receipt of certificates executed by an officer of the Company covering such matters and (iii) such other investigation, if any, that we specifically set forth herein.

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery of the Merger Agreement by the Company) where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed: that all individuals executing and delivering documents had the legal capacity to so execute and deliver; that you have received all documents you were to receive under the Merger Agreement; that the Merger Agreement is an obligation binding upon you and Merger Sub; that you and Merger Sub have filed any required California franchise or income tax returns and have paid any required California franchise or income taxes; and that there are no extrinsic agreements or understandings among the parties to the Merger Agreement that would modify or interpret the terms of the Merger Agreement or the respective rights or obligations of the parties thereunder.

Celgene Corporation
June __, 2000
Page Two

Our opinion is expressed only with respect to the federal laws of the United States of America, the laws of the State of California and the Delaware General Corporation Law. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any fiduciary duty law, antitrust or antifraud law, rule, or regulation relating to securities or to the sale or issuance thereof, the voting of securities or disclosure made in connection with the solicitation of shareholder approval of the Merger. Notwithstanding anything herein to the contrary, no opinion is given or may be implied as to compliance with any federal or sate securities laws pertaining to requirements to register securities or obtain exemptions from such requirements.

With regard to our opinion in paragraph 5 below with respect to any material default under any of the Company's material agreements, we have relied solely upon (i) inquiries of officers of the Company; and (ii) an examination of the Company contracts, agreements or arrangements set forth in Schedule 4.15 of the Company Disclosure Schedules (the "Material Agreements"); we have made no further investigation. Furthermore, with respect to the Material Agreements, we have assumed there are no extrinsic agreements or understandings among the parties to the Material Agreements that would modify or interpret the terms of the Material Agreements or the respective rights or obligations of the parties thereunder.

With regard to our opinion in paragraph 5 below with respect to the violation or contravention of any governmental statute, rule or regulation, and with regard to our opinion in paragraph 7 below with respect to registrations and qualifications with any regulatory authority or governmental body in the United States, our opinion is limited exclusively to the transactions contemplated by the Merger Agreement.

On the basis of the foregoing, in reliance thereon and with the foregoing qualifications, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California.

2. The Company has the requisite corporate power to own, operate and lease its property and assets and to conduct its business as it is currently being conducted. To our knowledge, the Company is qualified as a foreign corporation to do business and is in good standing in each jurisdiction in the United States in which the ownership of its property or the conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the assets, financial condition or operations of the Company.

3. All corporate action on the part of the Company, its Board of Directors and its shareholders necessary for the authorization, execution and delivery of the Merger Agreement by the Company and the performance of the Company's obligations under the Merger Agreement has been taken. The Merger Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

4. The  authorized  capital  stock  of  the  Company  consists of (i) 37,563,708
shares  of  Common  Stock,  of  which           shares  have been issued and are
outstanding immediately prior to the Closing, and (ii) 24,967,639 shares of Preferred Stock: (A) 2,626,892 of which have been designated as Series A

Celgene Corporation
June __, 2000
Page Three


Preferred shares, all of which are outstanding immediately prior to the Closing; (B) 2,875,000 of which have been designated Series B Preferred shares, all of which are outstanding immediately prior to the Closing; (C) 8,791,432 of which have been designated as Series C Preferred shares, 8,791,432 of which are outstanding immediately prior to the Closing; (D) 250,000 of which have been designated Series C-1 Preferred shares, none of which is outstanding immediately prior to the Closing; (E) 225,000 of which have been designated Series C-2 Preferred shares, none of which is outstanding immediately prior to the Closing; (F) 732,601 of which have been designated Series D Preferred shares, all of which are outstanding immediately prior to the Closing; (G) 6,455,493 of which have been designated as Series E Preferred shares, all of which are outstanding immediately prior to the Closing; (H) 2,722,513 of which have been designated Series F Preferred shares, all of which are outstanding immediately prior to the Closing; and (I) 288,708 of which have been designated as Series F-1 Preferred shares, all of which are outstanding immediately prior to the Closing. To our knowledge, except as expressly set forth in the Company Disclosure Schedules, there are no options, warrants, conversion privileges, or other rights presently outstanding to purchase any authorized but unissued capital stock of the Company. There are no voting agreements, co-sale rights or rights of first refusal applicable to any of the Company's outstanding capital stock under the Company's articles of incorporation, bylaws or any Material Agreement.

5. The execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the Merger as provided therein do not violate any provision of the Company's Articles of Incorporation or Bylaws, and do not constitute a material default (or give rise to any right of termination, cancellation or acceleration) under any material provision of any Material Agreement and do not violate or contravene (A) any governmental statute, rule or regulation applicable to the Company or (B) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which we are aware, the violation or contravention of which would have a material adverse effect on the Company's business, financial condition and results of operations.

6. To our knowledge, there is no action, proceeding or investigation pending or threatened in writing against the Company before any court or administrative agency that questions the validity of the Merger Agreement.

7. All consents, approvals, authorizations, or orders of, and filings, registrations, and qualifications with any regulatory authority or governmental body in the United States required to be obtained by the Company prior to the Closing in connection with the Company's execution, delivery and performance of the Merger Agreement and the consummation by the Company of the Merger as contemplated therein have been made or obtained, other than the filing of the Agreement of Merger with the Secretary of State of the State of California as contemplated by Section 1.2 of the Merger Agreement.

8. Assuming due approval by the Board of Directors of Celgene and Merger Sub, respectively, and the shareholders of the Merger Sub, and compliance by Celgene and Merger Sub with all requirements of applicable law and the Merger agreement necessary to effect the Merger, upon the filing of the Agreement of Merger with, and acceptance of the Agreement of Merger by, the Secretary of State of the State of California, the Merger will be effective.

This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm or entity without prior written consent.

Sincerely,


COOLEY GODWARD LLP

                                                                       EXHIBIT E

     , 2000


Celgene Corporation
7 Powder Horn Drive
Warren, NJ 07059

Ladies and Gentlemen:

This opinion is being delivered to you in connection with Section of the Agreement and Plan of Merger dated as of June , 2000, (the "Reorganization Agreement") by and among Celgene Corporation, a Delaware corporation ("Parent"), Celgene Acquisition Corp., a California corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Signal Pharmaceuticals, Inc., a California corporation (the "Company").

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to the Parent in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

     (A) the Reorganization Agreement;

     (B) the Registration Statement;

     (C) those  certain  tax  representation  letters  dated        ,  2000, and
delivered to us by Parent, Merger Sub and the Company (the "Tax Representation Letters"); and

     (D) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

     (A) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents Celgene Corporation , 2000 have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

     (B) All representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

     (C) All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

     (D) The Merger will be reported by Parent and the Company on their respective federal income tax returns in a manner consistent with the opinion set forth below;

     (E) The Merger will be consummated in accordance with the Reorganization Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state law;

Celgene Corporation
     , 2000
Page 2


     (F) Any   representation  or  statement  made  "to  the  knowledge  of"  or similarly qualified is correct without such qualification; and

     (G) The  opinion  dated       , 2000, rendered by Cooley Godward LLP to the
Company pursuant to the Reorganization Agreement has been delivered and has not been withdrawn.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a reorganization within the meaning of Section 368(a) of the Code.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. No opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, financial institutions, insurance companies, foreign individuals and entities, tax-exempt entities, dealers in securities, persons who are subject to the alternative minimum tax provisions of the Code, persons who acquired their shares of Company capital stock pursuant to the exercise of an employee option (or otherwise as compensation), persons whose shares of Company capital stock are qualified small business stock for purposes of Section 1202 of the Code, or persons who acquired Company capital stock as part of an integrated investment, such as a "hedge," "straddle," or other risk reduction transaction, composed of Company capital stock and one or more other positions).

No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement, or as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein.
Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with Section of the Reorganization Agreement. It is intended for the benefit of Parent and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

Sincerely,


PROSKAUER ROSE LLP

                                  EXHIBIT F TO THE AGREEMENT AND PLAN OF MERGER


                                              , 2000

Signal Pharmaceuticals, Inc.



     Re: Celgene Corporation and Celgene Acquisition Corp.
         -------------------------------------------------

Ladies and Gentlemen:

We have acted as special counsel to Celgene Corporation, a Delaware corporation (the "Parent"), and Celgene Acquisition Corp., a California corporation (the "Sub"), in connection with the preparation, authorization, execution and delivery of, and the consummation of the transactions contemplated by, the Agreement and Plan of Merger, dated as of June , 2000 (the "Merger Agreement"), among Parent, Sub and Signal Pharmaceuticals, Inc., a California corporation (the "Company"). This opinion is being delivered to you pursuant to
Section 8.3(c) of the Merger Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

We have examined the Merger Agreement, Registration Statement and such certificates of public officials, such certificates of officers of Parent and Sub, the originals (or copies thereof) of such corporate documents and records of Parent and Sub, and such other documents and instruments as we have deemed necessary or appropriate for purposes of this opinion. In this connection, we have assumed the legal capacity of natural persons, the genuineness of signatures on, and the authenticity of, all documents so examined, the conformity to originals of all documents submitted to us as copies, and that all corporate records or other information made available to us by the Parent and Sub, and on which we have relied, are complete in all respects. As to the accuracy of matters of fact, we have relied solely upon the above-mentioned certificates and upon the representations contained in the Merger Agreement and other documents delivered pursuant thereto and have assumed that certificates of public officials dated prior to the date hereof remain accurate as of the date hereof.

Based on the foregoing, we are of the opinion that:

      i. Parent is a corporation validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly formed, validly existing and in good standing under the laws of the State of California.

     ii. The authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent Preferred Stock. All of the shares of Parent Common Stock to be issued upon consummation of the Merger (the "Merger Shares") are duly authorized and, when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable.

     iii. The authorized capital stock of Sub consists of shares of Sub Common Stock, of which shares, as of the date hereof, are issued and outstanding. All of such outstanding shares are owned of record and, to our knowledge, beneficially by Parent, and are validly issued, fully paid and nonassessable.

     iv. The Parent has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     v. The issuance of the Merger Shares in accordance with the Merger Agreement has been registered under the Securities Act of 1933, as amended, and is either registered or exempt from registration under all applicable state securities or blue sky laws.

Signal Pharmaceuticals, Inc.
    , 2000
Page 2

     vi. Each   of  Parent  and  Sub  has  all  necessary  corporate  power  and authority  to  execute  and  deliver  the  Agreement,  to  perform  its
         obligations   thereunder,   and   to   consummate   the   transactions
         contemplated thereby. The execution, delivery and performance of the Agreement and the consummation by Parent and Sub of the transactions contemplated thereby have been authorized by all necessary corporate action on the part of each of Parent and Sub. Upon the filing of the Agreement of Merger with the Department of State of California, all steps required to be taken by Parent and Sub under the laws of the State of California to effect the Merger of Sub with and into the Company shall have been duly and properly taken.

     vii. The Agreement has been duly executed and delivered by each of Parent and Sub and constitutes the valid and binding obligation of each of Parent and Sub enforceable in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding in law or in equity).

    viii. The execution, delivery and performance of the Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated thereby will not result in a violation of any provision of their respective certificates of incorporation (as amended, in the case of Parent) or by-laws.

     ix. Except for the filing of the Agreement of Merger in California, we have no knowledge of any consent or approval which is required in connection with the consummation by Parent and Sub of the transactions contemplated by the Agreement which have not been obtained.

     x. We have no knowledge of any action, suit, proceeding or investigation which is pending or threatened which questions the validity of the Agreement or any action taken or to be taken by Parent or Sub in connection with the Agreement.

We have participated in the preparation of the Registration Statement and meetings with members of management of Parent and its independent certified public accountants relating to the disclosure contained in the Registration Statement as it pertains to Parent or Sub. Although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fullness of the information relating to Parent or Sub contained in the Registration Statement, nothing has come to our attention that has caused us to believe that at the date such materials were mailed to the shareholders of the Company, and/or filed with the Commission, as applicable, and at the Closing Date, the information relating to Parent or Sub in the Registration Statement contained any misstatement of a material fact or omission of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except that no statement is made with respect to any financial statements or schedules, or other financial or statistical data contained therein).

The foregoing opinions are subject to the following qualifications:

       a. No opinion is expressed as to the enforceability of any choice of law, jurisdiction, venue or service of process provisions of any document.

       b. Limitations imposed by state law, federal law or general equitable principles upon the specified enforceability of any of the remedies, covenants or other provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered in a proceeding in equity or at law.

Signal Pharmaceuticals, Inc.
    , 2000
Page 3

   c. The unenforceability under certain circumstances of provisions indemnifying a party against, or requiring contributions toward, that party's liability for its own wrongful or negligent acts, or where indemnification or contribution may be limited by state or federal securities laws or is contrary to public policy.

We   have   further   assumed   with   your  permission,  without  any  inquiry,
investigation or verification, the following matters:

     i. That the factual matters (including representations and warranties) contained in the Merger Agreement are true and correct as set forth therein; and

    ii. That any certificate, representation or document upon which we have relied and which was given or dated earlier than the date of this letter continues to remain accurate, insofar as relevant to the opinions contained herein, from such earlier date through and including the date hereof.

Our opinions hereunder are based solely upon the laws, rulings, administrative interpretations and regulations in effect on the date hereof and are subject to modification to the extent that such laws, rulings, interpretations and regulations are changed in the future. By delivery of this letter, we have assumed no obligation to update our opinions for changes in such laws, rulings, interpretations and regulations or for events occurring subsequent to the date hereof.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

The opinions expressed herein relate solely to the Delaware General Corporation Law, the laws of the State of California and the federal laws of the United States of America, and no opinion is expressed with respect to the laws of any other jurisdiction.

Any references in this opinion to matters to our "knowledge" or words of similar import refer only to the actual present knowledge of attorneys at our firm who have been actively involved in this transaction, after due inquiry of those attorneys. Except as otherwise stated herein, we have undertaken no independent investigation or verification of factual matters.

This opinion is solely for the information of the addressees hereof and is not to be quoted in whole or in part or otherwise referred to (except in a list of closing documents), nor is it to be filed with any governmental agency or other person without our prior written consent. Other than the addressees hereof, no one is entitled to rely on this opinion without our prior written consent.

                                        Very truly yours,

                                                                       EXHIBIT G

______, 2000


Signal Pharmaceuticals, Inc.
____________________
____________________

Ladies and Gentlemen:

This opinion is being delivered to you in connection with Section 8.3(d) of the Agreement and Plan of Merger dated as of June , 2000 (the "Reorganization Agreement") by and among Celgene Corporation, a Delaware corporation ("Parent"), Celgene Acquisition Corp., a California corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Signal Pharmaceuticals, Inc., a California corporation (the "Company").

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

     (a) the Reorganization Agreement;

     (b) the Registration Statement;

     (c) those  certain  tax  representation  letters  dated        ,  2000, and
delivered to us by Parent, Merger Sub and the Company (the "Tax Representation Letters"); and

     (d) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

     (a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been

Signal Pharmaceuticals, Inc.
_____________,2000
Page Two

(or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

     (b) All representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

     (c) All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

     (d) The merger will be reported by Parent and the Company on their respective federal income tax returns in a manner consistent with the opinion set forth below;

     (e) The Merger will be consummated in accordance with the Reorganization Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state law;

     (f) Any   representation  or  statement  made  "to  the  knowledge  of"  or similarly qualified is correct without such qualification; and

     (g) The opinion dated ________,2000, rendered by Proskauer Rose LLP to Parent pursuant to the Reorganization Agreement has been delivered and has not been withdrawn.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a reorganization within the meaning of Section 368(a) of the Code.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger of the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. No opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, financial institutions, insurance companies, foreign individuals and entities, tax-exempt entities, dealers in securities, persons who are

Signal Pharmaceuticals, Inc.
_____________,2000
Page Three

subject to the alternative minimum tax provisions of the Code, persons who acquired their shares of Company capital stock pursuant to the exercise of an employee option (or otherwise as compensation), persons whose shares of Company capital stock are qualified small business stock for purposes of Section 1202 of the Code, or persons who acquired Company capital stock as part of an integrated investment, such as a "hedge," "straddle," or other risk reduction transaction, composed of Company capital stock and one or more other positions).

No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement, or as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein.
Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with Section 8.3(d) of the Reorganization Agreement. It is intended for the benefit of the Company and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

Sincerely,



COOLEY GODWARD LLP

                                  APPENDIX B
                      CALIFORNIA GENERAL CORPORATION LAW


CHAPTER 13. DISSENTERS' RIGHTS


1300. RIGHT TO REQUIRE PURCHASE - "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED. - (a) If the approval of the outstanding shares (Section
152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.


(b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:


(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations; under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.


(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.



(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.


(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.


(c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.


1301. DEMAND FOR PURCHASE. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval,  accompanied  by  a  copy  of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302. ENDORSEMENT OF SHARES. - Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision
(i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. AGREED PRICE - TIME FOR PAYMENT. - (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. DISSENTERS' ACTION TO ENFORCE PAYMENT. - (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.


(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. APPRAISERS' REPORT - PAYMENT - COSTS. - (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.


(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.


(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.


(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.


(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).


1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR. - To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.


1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT. - Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.


1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS. - Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.


1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS. - Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:


(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.



(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in
Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION. - If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

1311. EXEMPT SHARES. - This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER. - (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled, by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                  APPENDIX C


[GRAPHIC OMITTED]



                                        June 28, 2000


Board of Directors
Signal Pharmaceuticals, Inc.
5555 Oberlin Drive
San Diego, CA 92121


Members of the Board:


We understand that Signal Pharmaceuticals, Inc. ("Company"), Celgene Corporation ("Acquiror"), and Celgene Acquisition Corp. (a wholly owned subsidiary of Acquiror, "Merger Sub") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror.


Under the terms, and subject to the conditions, of the Agreement, (i) immediately prior to the Merger, all outstanding shares of preferred stock of the Company (collectively, "Company Preferred Stock") will be converted into shares of common stock of the Company, par value $0.001 per share ("Company Common Stock") and (ii) at effective time of the Merger, each outstanding share of Company Common Stock, other than certain shares to be canceled pursuant to the Agreement and shares held by stockholders who properly exercise dissenters' rights ("Dissenting Shares"), will be converted into the right to receive
0.1257 shares (the "Exchange Ratio") of the common stock of Acquiror, par value $0.01 per share ("Acquiror Common Stock"). In connection with the Agreement,
(i) certain holders of shares of Company Common Stock and Company Preferred Stock will enter into Voting and Proxy Agreements with Acquiror (the "Voting Agreements") and (ii) the Company and Acquiror will enter into a stock option agreement (the "Option Agreement") granting Acquiror an option to purchase shares of Company Common Stock in certain circumstances. The terms and conditions of the Merger are set out more fully in the Agreement.


You  have  asked  us  whether, in our opinion, the Exchange Ratio is fair from a financial  point  of  view  and as of the date hereof to the "Holders of Company

Common  Stock."  The  "Holders  of Company Common Stock" shall be defined as all holders  of  Company  Common Stock (including holders of Company Preferred Stock which  is  to  be  converted  into Company Common Stock immediately prior to the

Merger)  other  than  Acquiror, Merger Sub, any affiliates of Acquiror or Merger

Sub  or  holders of Dissenting Shares; provided that with respect to any holders
                                       --------
of Company Common Stock who are officers or directors (or who have representatives serving as directors) of the Company, we have expressed our opinion as to such holders solely in their capacity as holders of Company
Common Stock and have not taken into account any other agreements or arrangements that they may have in connection with the Merger.


For the purposes of this opinion we have, among other things:


   (i)   reviewed  certain  publicly  available  financial  statements and other
        business   and  financial  information  of  the  Company  and  Acquiror, respectively;


   (ii) reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning the Company prepared by the management of the Company;


   (iii) reviewed certain publicly available estimates of research analysts relating to Acquiror;

Board of Directors
Signal Pharmaceuticals, Inc.
June 28, 2000
Page 2

   (iv) held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Acquiror, independently and combined, including discussions with the managements of the Company and Acquiror concerning cost savings and other synergies that are expected to result from the Merger as well as their views regarding the strategic rationale for the Merger;

   (v) reviewed the financial terms and conditions set forth in drafts, dated June 26, 2000, of the Agreement, Voting Agreements and Option Agreement (collectively, the "Draft Agreements");

   (vi)   reviewed  the  stock  price  and  trading  history  of Acquiror Common
        Stock;

   (vii) compared the financial performance of Acquiror and the prices and trading activity of Acquiror Common Stock with that of certain other publicly traded companies comparable with Acquiror;

   (viii) compared the financial performance of the Company with that of certain publicly traded companies comparable to the Company;

   (ix) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

   (x)  reviewed the pro forma impact of the Merger;

   (xi) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

     (xii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of the Company and Acquiror that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and other forward looking financial information (and the assumptions and bases therefore) for each of the Company and Acquiror that we have reviewed, we have assumed that such forecasts and other forward looking financial information have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of each of the Company and Acquiror, respectively, and we have further assumed that such forecasts, and other forward looking financial information will be realized in the amounts and in the time periods currently estimated. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreements without material alteration thereof, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied.

Board of Directors
Signal Pharmaceuticals, Inc.
June 28, 2000
Page 3

This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to the Holders of Company Common Stock of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Acquiror Common Stock will be when issued to the Company's stockholders pursuant to the Merger or the price at which the shares of Acquiror Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company's Board of Directors has considered or may be considering, nor does it address the decision of the Company's Board of Directors to proceed with the Merger.

In connection with the preparation of our opinion, we were not authorized to solicit, and did not solicit, third parties regarding alternatives to the Merger.

We are acting as financial advisor to the Company in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion irrespective of the conclusion reached herein and (ii) an additional fee contingent  upon  the  consummation  of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past, we have provided certain investment banking services to the Company including acting as lead manager for the Company's filing of an initial public offering, and we and our affiliates are also shareholders of the Company. In the ordinary course of business, we may trade in Acquiror's
securities   for  our  own  account  and  the  account  of  our  customers  and, accordingly, may at any time hold a long or short position in Acquiror's securities.

Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Holders of Company Common Stock from a financial point of view.

                                     Very truly yours,


                                     /s/ FleetBoston Robertson Stephens Inc.


                                     FLEETBOSTON ROBERTSON STEPHENS INC.

                              CELGENE CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS







                                                                                            PAGE
                                                                                           -----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
 Independent Auditors' Report ............................................................  F-2
 Consolidated Balance Sheets as of December 31, 1998 and 1999 ............................  F-3
 Consolidated Statements of Operations - Years Ended December 31, 1997, 1998, and 1999 ...  F-4
 Consolidated Statements of Stockholders' Equity (Deficit) - Years Ended December 31,
   1997,1998 and 1999 ....................................................................  F-5
 Consolidated Statements of Cash Flows - Years Ended December 31, 1997, 1998 and 1999 ....  F-6
 Notes to Consolidated Financial Statements ..............................................  F-8
AUDITED CONSOLIDATED FINANCIAL STATEMENT SCHEDULE
 Schedule II - Valuation and Qualifying Accounts ......................................... F-19
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
 Consolidated Balance Sheet as of March 31, 2000 ......................................... F-20
 Consolidated Statements of Operations - Three Months Ended March 31, 2000 and 1999 ...... F-21
 Consolidated Statements of Cash Flows - Three Months Ended March 31, 2000 and 1999 ...... F-22
 Notes to Unaudited Consolidated Fiinancial Statements ................................... F-24


                         INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
CELGENE CORPORATION:


We have audited the consolidated financial statements of Celgene Corporation and subsidiary as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the consolidated financial statement schedule as listed in the accompanying index. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Celgene Corporation and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles. Also in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                        /s/ KPMG LLP


Short Hills, New Jersey January 27, 2000, except as to paragraph 1 of note 14, which is as of February 16, 2000 and paragraph 2 of note 14, which is as of April 14, 2000

                              CELGENE CORPORATION
                          CONSOLIDATED BALANCE SHEETS





                                                                                    DECEMBER 31,
                                                                         -----------------------------------
                                                                                1998              1999
                                                                         ----------------- -----------------
ASSETS
Current assets:
   Cash and cash equivalents ...........................................  $    3,066,953    $   15,255,422
   Marketable securities available for sale ............................       2,056,890         4,271,221
   Accounts receivable, net of allowance of $43,386 and $121,437 at
    December 31, 1998 and 1999, respectively ...........................       2,662,389         4,928,472
   Inventory ...........................................................       1,571,408         2,456,059
   Other current assets ................................................         229,060           895,602
                                                                          --------------    --------------
      Total current assets .............................................       9,586,700        27,806,776
   Plant and equipment, net ............................................       2,262,130         2,336,242
   Other assets ........................................................          79,167         2,190,652
                                                                          --------------    --------------
      Total assets .....................................................  $   11,927,997    $   32,333,670
                                                                          ==============    ==============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable ....................................................  $    3,848,853    $    2,358,563
   Accrued expenses ....................................................       3,041,859         6,761,889
   Capitalized lease obligation ........................................         225,372           179,885
                                                                          --------------    --------------
      Total current liabilities ........................................       7,116,084         9,300,337
   Capitalized lease obligation-net of current portion .................         195,578            22,924
   Other non-current liabilities .......................................              --           225,000
   Long term convertible notes .........................................       8,348,959        38,494,795
                                                                          --------------    --------------
      Total liabilities ................................................      15,660,621        48,043,056
                                                                          --------------    --------------
Stockholders' deficit:
   Preferred stock,$.01 par value per share 5,000,000 authorized; none outstanding at December 31,1998 and 1999 ...........................
   Common stock, $.01 par value per share 120,000,000 authorized; issued and outstanding 16,612,973 and 17,703,646 shares at December 31,
    1998 and December 31,1999, respectively ............................         166,130           177,036
   Additional paid-in capital ..........................................     140,714,314       150,599,750
   Accumulated deficit .................................................    (144,613,068)     (166,394,268)
   Accumulated other comprehensive loss ................................              --           (91,904)
                                                                          --------------    --------------
      Total stockholders' deficit ......................................      (3,732,624)      (15,709,386)
                                                                          --------------    --------------
      Total liabilities and stockholders' deficit ......................  $   11,927,997    $   32,333,670
                                                                          ==============    ==============


See accompanying notes to consolidated financial statements.

                              CELGENE CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS







                                                                YEARS ENDED DECEMBER 31,
                                                 -------------------------------------------------------
                                                       1997               1998                1999
                                                 ----------------   ----------------   -----------------
Revenues:
 Product sales ...............................    $          --      $   3,265,490       $  24,052,124
 Research contracts ..........................        1,122,193            535,000           2,157,500
                                                  -------------      -------------       -------------
   Total revenues ............................        1,122,193          3,800,490          26,209,624
                                                  -------------      -------------       -------------
Expenses: ....................................
 Cost of goods sold ..........................               --            282,307           2,982,713
 Research and development ....................       17,380,390         19,771,953          19,646,129
 Selling, general and administrative .........        9,145,456         16,218,486          26,235,802
                                                  -------------      -------------       -------------
    Total expenses ...........................       26,525,846         36,272,746          48,864,644
                                                  -------------      -------------       -------------
Operating loss ...............................      (25,403,653)       (32,472,256)        (22,655,020)
Other income and expense:
 Interest income .............................          495,580            705,215             694,390
 Interest expense ............................          111,771            255,832           2,838,480
                                                  -------------      -------------       -------------
Loss before tax benefit ......................      (25,019,844)       (32,022,873)        (24,799,110)
Tax benefit (note 9) .........................               --                 --           3,017,910
                                                  -------------      -------------       -------------
Loss from continuing operations ..............      (25,019,844)       (32,022,873)        (21,781,200)
Discontinued operations: (note 10)
 Loss from operations ........................         (427,183)           (59,837)                 --
 Gain on sale of chiral assets ...............               --          7,014,830                  --
                                                  -------------      -------------       -------------
Net loss .....................................      (25,447,027)       (25,067,880)        (21,781,200)
Accretion of premium payable on
 preferred stock and warrants ................          521,397             24,648                  --
Deemed dividend for preferred stock
 conversion discount .........................          953,077                 --                  --
                                                  -------------      -------------       -------------
Net loss applicable to common
 stockholders ................................    $ (26,921,501)     $ (25,092,528)      $ (21,781,200)
                                                  =============      =============       =============
Per share basic and diluted: (note 2)
 Loss from continuing operations .............    $       (0.72)     $       (0.66)      $       (0.43)
 Discontinued operations:
   Loss from operations ......................            (0.01)             (0.00)                 --
   Gain on sale of chiral assets .............               --               0.14                  --
 Net loss applicable to common
   stockholders ..............................    $       (0.73)     $       (0.52)      $       (0.43)
                                                  =============      =============       =============
Weighted average number of shares of
 common stock outstanding ....................       36,645,000         48,480,000          51,036,000
                                                  =============      =============       =============



See accompanying notes to consolidated financial statements.

                              CELGENE CORPORATION
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999



                                                    COMMON STOCK              PREFERRED STOCK              TREASURY STOCK
                                              ------------------------ ---------------------------- ---------------------------
                                                 SHARES       AMOUNT      SHARES        AMOUNT         SHARES        AMOUNT
                                              ------------ ----------- ----------- ---------------- ------------ --------------
Balances at January 1, 1997 .................  10,611,422   $106,114         267    $   13,883,416     (29,985)    $ (100,239)
Exercised stock options .....................       2,986         30
Shares issued in lieu of cash bonus .........       5,000         50
Amortization of deferred compensation .
Conversion of convertible debenture .........     441,248      4,412
Issuance of Series B Preferred Stock - net                                 5,000         4,046,923
Conversion of preferred stock ...............   2,166,193     21,662      (5,180)      (14,654,071)
Accretion of premium on preferred stock                                                    521,397
Redemption of preferred stock ...............                                (13)         (721,287)
Deemed dividend on Series B Preferred
 Stock and fair value of warrants ...........                                              953,077
Comprehensive loss:
 Net loss ...................................
 Net change in unrealized gain (loss) on
 investment securities ......................
Total comprehensive loss ....................
Treasury shares issued ......................                                                            7,097         23,704
Issuance of common stock, net ...............   2,201,100     22,011
                                               ----------   --------
Balances at December 31, 1997 ...............  15,427,949   $154,279          74    $    4,029,455     (22,888)    $  (76,535)
Exercised stock options .....................     283,120      2,831
Exercise of warrants ........................     118,230      1,183
Costs related to secondary offering .........
Conversion of preferred stock ...............     575,669      5,757         (74)       (4,054,103)
Accretion of premium on preferred stock                                                     24,648
Shares issued for employee benefit plans            8,317         83                                    22,888         76,535
Sale of common stock ........................     199,688      1,997
Net loss and comprehensive loss .............
Balances at December 31, 1998 ...............  16,612,973   $166,130          --    $           --          --     $       --
Exercised stock options .....................     949,323      9,493
Exercise of warrants ........................      59,434        594
Shares issued for employee benefit plans           81,916        819
Issuance of options related to license
 agreement ..................................
Comprehensive loss:
 Net loss ...................................
 Net change in unrealized gain (loss) on
 investment securities ......................
 Total comprehensive loss ...................
 Balances at December 31, 1999 ..............  17,703,646   $177,036          --    $           --          --     $       --
                                               ==========   ========      ======    ==============     =======     ==========



                                                                                                  ACCUMULATED
                                                                                                     OTHER
                                                 ADDITIONAL     UNAMORTIZED                      COMPREHENSIVE
                                                  PAID-IN        DEFERRED        ACCUMULATED        INCOME
                                                  CAPITAL      COMPENSATION        DEFICIT          (LOSS)           TOTAL
                                              --------------- -------------- ------------------ -------------- -----------------
Balances at January 1, 1997 .................  $ 94,770,176     $  (1,133)     $  (92,599,039)    $   5,714      $  16,065,009
Exercised stock options .....................        20,187                                                             20,217
Shares issued in lieu of cash bonus .........        55,575                                                             55,625
Amortization of deferred compensation .                             1,133                                                1,133
Conversion of convertible debenture .........     2,326,892                                                          2,331,304
Issuance of Series B Preferred Stock - net          793,825                                                          4,840,748
Conversion of preferred stock ...............    14,632,409                                                                 --
Accretion of premium on preferred stock                                              (521,397)                              --
Redemption of preferred stock ...............                                                                         (721,287)
Deemed dividend on Series B Preferred
 Stock and fair value of warrants ...........                                        (953,077)                              --
Comprehensive loss:
 Net loss ...................................                                     (25,447,027)                     (25,447,027)
 Net change in unrealized gain (loss) on
 investment securities ......................                                                        (5,714)            (5,714)
                                                                                                                 -------------
Total comprehensive loss ....................                                                                      (25,452,741)
                                                                                                                 -------------
Treasury shares issued ......................        55,250                                                             78,954
Issuance of common stock, net ...............    18,184,119                                                         18,206,130
                                               ------------                                                      -------------
Balances at December 31, 1997 ...............  $130,838,433     $      --      $ (119,520,540)    $      --      $  15,425,092
Exercised stock options .....................     2,028,715                                                          2,031,546
Exercise of warrants ........................       986,883                                                            988,066
Costs related to secondary offering .........       (73,136)                                                           (73,136)
Conversion of preferred stock ...............     4,048,346                                                                 --
Accretion of premium on preferred stock                                               (24,648)                              --
Shares issued for employee benefit plans            387,070                                                            463,688
Sale of common stock ........................     2,498,003                                                          2,500,000
Net loss and comprehensive loss .............                                     (25,067,880)                     (25,067,880)
                                                                               --------------                    -------------
Balances at December 31, 1998 ...............  $140,714,314     $      --      $ (144,613,068)    $      --      $  (3,732,624)
Exercised stock options .....................     8,028,139                                                          8,037,632
Exercise of warrants ........................       361,398                                                            361,992
Shares issued for employee benefit plans            799,004                                                            799,823
Issuance of options related to license
 agreement ..................................       696,895                                                            696,895
Comprehensive loss:
 Net loss ...................................                                     (21,781,200)                     (21,781,200)
 Net change in unrealized gain (loss) on
 investment securities ......................                                                       (91,904)           (91,904)
 Total comprehensive loss ...................                                                                      (21,873,104)
                                                                                                                 -------------
 Balances at December 31, 1999 ..............  $150,599,750     $      --      $ (166,394,268)    $ (91,904)     $ (15,709,386)
                                               ============     =========      ==============     =========      =============



See accompanying notes to consolidated financial statements.

                              CELGENE CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS







                                                                                  YEARS ENDED DECEMBER 31,
                                                                  ---------------------------------------------------------
                                                                         1997                1998                1999
                                                                  -----------------   -----------------   -----------------
Cash flows from operating activities:
Loss from continuing operations ...............................     $ (25,019,844)      $ (32,022,873)      $ (21,781,200)
Adjustments to reconcile loss from continuing operations
 to net cash used in operating activities:
   Depreciation ...............................................           380,364             812,555             993,389
   Provision for losses on accounts receivable ................                --              43,386              78,051
   Amortization of convertible debt costs .....................           126,577                  --                  --
   Amortization of deferred compensation ......................             1,133                  --                  --
   Interest on convertible debentures .........................            68,736                  --                  --
   Issuance of stock award ....................................            55,625                  --                  --
   Amortization of debt issuance costs ........................                --                  --             250,000
   Amortization of discount on convertible note ...............                --                  --             145,836
   Shares issued for employee benefit plans ...................            78,954             463,688             799,823
Change in current assets & liabilities:
 Increase in inventory ........................................                --          (1,571,408)           (884,651)
 Increase(decrease) in accounts payable and accrued
   expenses ...................................................          (379,091)          4,659,517           2,454,740
 Increase in accounts receivable ..............................        (1,051,789)         (1,275,391)         (2,344,133)
 (Increase)decrease in other assets ...........................           150,304             124,206            (416,544)
                                                                    -------------       -------------       -------------
Net cash used in continuing operations ........................       (25,589,031)        (28,766,320)        (20,704,689)
Net cash used in discontinued operations ......................          (302,996)            (59,837)                 --
                                                                    -------------       -------------       -------------
Net cash used in operating activities .........................       (25,892,027)        (28,826,157)        (20,704,689)
                                                                    -------------       -------------       -------------
Cash flows from investing activities:
Capital expenditures ..........................................        (1,240,775)           (788,661)         (1,782,090)
Proceeds from sales and maturities of marketable
 securities available for sale ................................        47,470,593           8,559,604           2,495,992
Purchases of marketable securities available for sale .........       (30,584,284)        (10,616,494)         (4,802,227)
Proceeds from sale of chiral assets ...........................                --           7,500,000                  --
Purchase of license rights ....................................                --                  --            (450,000)
                                                                    -------------       -------------       -------------
Net cash provided by (used in) investing activities ...........        15,645,534           4,654,449          (4,538,325)
                                                                    -------------       -------------       -------------
Cash flows from financing activities:
Net proceeds from secondary offering ..........................        18,206,130                  --                  --
Costs related to secondary offering ...........................                --             (73,136)                 --
Proceeds from sale of stock ...................................                --           2,500,000                  --
Proceeds from exercise of common stock options and
 warrants .....................................................            20,217           3,019,612           8,399,624
Redemption of Series A preferred stock ........................          (721,287)                 --                  --
Net proceeds from issuance of preferred stock .................         4,840,748                  --                  --
Capital lease buyout ..........................................                --            (400,414)           (218,141)
Capital lease funding .........................................           561,169             260,195                  --
Debt issuance costs ...........................................                --                  --            (750,000)
Net proceeds from issuance of convertible notes ...............                --           8,348,959          30,000,000
                                                                    -------------       -------------       -------------
Net cash provided by financing activities .....................        22,906,977          13,655,216          37,431,483
                                                                    -------------       -------------       -------------
Net increase (decrease) in cash and cash equivalents ..........        12,660,484         (10,516,492)         12,188,469
Cash and cash equivalents at beginning of year ................           922,961          13,583,445           3,066,953
                                                                    -------------       -------------       -------------
Cash and cash equivalents at end of year ......................     $  13,583,445       $   3,066,953       $  15,255,422
                                                                    =============       =============       =============

                                                                         YEARS ENDED DECEMBER 31,
                                                             -------------------------------------------------
                                                                   1997             1998             1999
                                                             ---------------   --------------   --------------
Non-cash investing activity:
Change in net unrealized gain(loss) on marketable
 securities available for sale ...........................     $    (5,714)     $        --       $  (91,904)
                                                               ===========      ===========       ==========
Issuance of options related to license agreement .........     $        --      $        --       $  696,895
                                                               ===========      ===========       ==========
Non-cash financing activities:
Issuance of common stock upon the conversion of
 convertible debentures and accrued interest thereon,
 net .....................................................     $ 2,331,304      $        --       $       --
                                                               ===========      ===========       ==========
Accretion of premium payable on preferred stock and
 warrants ................................................     $   521,397      $    24,648       $       --
                                                               ===========      ===========       ==========
Deemed dividend for preferred stock conversion discount        $   953,077      $        --       $       --
                                                               ===========      ===========       ==========
Issuance of common stock upon the conversion of
 convertible preferred stock and accrued accretion
 thereon, net ............................................     $14,654,071      $ 4,054,103       $       --
                                                               ===========      ===========       ==========
Supplemental disclosure of cash flow information:
Interest paid ............................................     $    20,599      $    19,766       $1,504,441
                                                               ===========      ===========       ==========
Cash received related to tax benefit .....................     $        --      $        --       $3,017,910
                                                               ===========      ===========       ==========



See accompanying notes to consolidated financial statements.

                    CELGENE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1997, 1998, AND 1999


(1) NATURE OF BUSINESS AND LIQUIDITY

Celgene   Corporation   and   its  subsidiary  (collectively  "Celgene"  or  the
"Company") is an independent biopharmaceutical company engaged in the discovery, development and commercialization of novel human pharmaceuticals for the treatment of cancer and immunological diseases. The Company's primary therapeutic focus is on the development of orally administered, small molecule pharmaceuticals that regulate tumor necrosis factor alpha, or TNF--, and are anti-angiogenic. TNF-- has been linked to the cause and symptoms of many chronic inflammatory and immunological diseases. Anti-angiogenic drugs inhibit the growth of undesirable blood vessels, including those that promote tumor growth. Our lead product, THALOMID(TM) (thalidomide), was approved for sale in the United States by the U.S. Food and Drug Administration, ("FDA"), on July 16, 1998. THALOMID is approved for the treatment of erythema nodosum leprosum, ("ENL"), an inflammatory complication of leprosy. Our cancer and immunology pharmaceutical pipeline is highlighted by two classes of novel and proprietary oral therapeutic agents, IMiDs, or ImmunoModulatory Drugs, and SelCIDs, or Selective Cytokine Inhibitory Drugs. Both classes are being developed for the treatment of cancer, chronic inflammatory diseases, such as inflammatory bowel disease and rheumatoid arthritis, and other diseases of the immune system.

The Company expects that its rate of spending will increase as the result of increased clinical trial costs, increased expenses associated with the regulatory approval process and commercialization of products now in development, increased costs related to the commercialization of THALOMID, and increased working capital requirements. This increased spending will be mitigated by the collection of receivables resulting from sales of THALOMID. It is anticipated that the increasing sales of THALOMID, as well as existing cash resources, will be sufficient to fund operations through 2000.

The consolidated financial statements include the parent Company and its subsidiary Celgro. All inter-company transactions have been eliminated. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates. The Company is subject to certain risks and uncertainties such as uncertainty of product development, uncertainties regarding regulatory approval, no assurance of market acceptance of products, risk of product liability, uncertain scope of patent and proprietary rights, intense competition, and rapid technological change.


(2)SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) CASH EQUIVALENTS

At December 31, 1998 and 1999, cash equivalents consisted principally of funds invested in money market funds, and United States government securities such as treasury bills and notes.

(B) MARKETABLE SECURITIES

The Company classifies all of its marketable securities as securities available for sale. Such securities are held for an indefinite period of time and were intended to be used to meet the ongoing liquidity needs of the Company. Realized gains and losses are included in operations and are measured using the specific cost identification method.

(C) INVENTORY

Inventories  are priced at lower of cost or market using the first-in, first-out
(FIFO) method. Prior to FDA approval, the raw material, formulation and encapsulation costs related to THALOMID production were recorded as research and development expense.

                              CELGENE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1997, 1998, AND 1999- (CONTINUED)


(D) LONG-LIVED ASSETS

Plant and equipment are stated at cost. Depreciation of plant and equipment is provided using the straight-line method. The estimated useful lives of fixed assets are as follows:





        Laboratory equipment and machinery ......... 5-10 years
        Furniture and fixtures ..................... 5-10 years




Amortization of leasehold improvements is calculated using the straight-line method over the term of the lease or the life of the asset, whichever is shorter. Maintenance and repairs are charged to operations as incurred, while renewals and improvements are capitalized.

The Company reviews long-lived assets for impairment whenever events or changes in business circumstances occur that indicate that the carrying amount of the assets may not be recoverable. The Company assesses the recoverability of long-lived assets held and to be used based on undiscounted cash flows and measures the impairment, if any, using discounted cash flows.

(E) RESEARCH AND DEVELOPMENT COSTS

All research and development costs are expensed as incurred.

(F) INCOME TAXES

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for years in which the temporary differences are expected to reverse.

Research and development tax credits will be recognized as a reduction of the provision for income taxes when realized.

(G) REVENUE RECOGNITION

Revenue from the sale of products is recognized upon product shipment. Revenue under research contracts is recorded as earned under the contracts, generally as services are provided. Revenue is recognized immediately for nonrefundable license fees when agreement terms require no additional performance on the part of the Company.

(H) STOCK OPTION PLAN

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

(I) EARNINGS PER SHARE

"Basic" earnings per common share equals net income divided by weighted average common shares outstanding during the period. "Diluted" earnings per common share equals net income divided by the sum of weighted average common shares outstanding during the period plus common stock equivalents if dilutive. The Company's basic and diluted per share amounts are the same since the

                              CELGENE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1997, 1998, AND 1999- (CONTINUED)


assumed exercise of stock options, and warrants, and the conversion of convertible debentures and preferred stock are all anti-dilutive. The amount of common stock equivalents excluded from the calculation were 11,312,862 in 1997, 11,590,605 in 1998 and 15,889,872 in 1999.


(J) COMPREHENSIVE INCOME


Comprehensive income (loss) consists of net losses and the change in net unrealized gains (losses) on securities and is presented in the consolidated statements of stockholders' equity (deficit).


(K) PRESENTATION


In connection with the disposition of the Company's chiral intermediate operation in January 1998 (see note 10), the 1997 and 1998 financial results applicable to continuing operations exclude amounts from this discontinued operation.


(L) FAIR VALUE OF FINANCIAL INSTRUMENTS


The fair value, which equals carrying value, of marketable securities available for sale is based on quoted market prices. For all other financial instruments, excluding convertible notes (see note 6), their carrying value approximates fair value due to the short maturity of these instruments.


In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued and, as amended, is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133 standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts and requires derivative instruments to be recognized as assets and liabilities and be recorded at fair value. The Company is currently not party to any derivative instruments. Any future transactions involving derivative instruments will be evaluated based on SFAS No. 133.


(M) OTHER ASSETS


Other assets include certain patent rights, the cost of which is amortized using the straight line method over the life of the patents. The weighted average remaining patent life at December 31, 1999 is 12 years.


(3) INVENTORY



                                          DECEMBER 31,
                                 -------------------------------
                                      1998             1999
                                 ==============   ==============
     Raw materials ...........    $   440,400      $ 1,411,663
     Work in process .........        535,494          647,841
     Finished goods ..........        595,514          396,555
                                  -----------      -----------
                                  $ 1,571,408      $ 2,456,059
                                  ===========      ===========




Inventory costs prior to FDA approval of THALOMID on July 16, 1998 were expensed as research and development costs.

                              CELGENE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1997, 1998, AND 1999- (CONTINUED)


(4) PLANT AND EQUIPMENT

Plant and equipment consists of the following:



                                                             DECEMBER 31,
                                                    -------------------------------
                                                         1998             1999
                                                    --------------   --------------
     Leasehold improvements .....................    $ 4,008,246      $ 4,375,013
     Laboratory equipment and machinery .........      4,874,733        5,323,897
     Furniture and fixtures .....................        470,667          605,623
     Leased equipment ...........................        675,304          675,304
                                                     -----------      -----------
                                                      10,028,950       10,979,837
     Less: accumulated depreciation .............      7,766,820        8,643,595
                                                     -----------      -----------
                                                     $ 2,262,130      $ 2,336,242
                                                     ===========      ===========




(5) ACCRUED EXPENSES

Accrued expenses consists of the following:



                                                           DECEMBER 31,
                                                  -------------------------------
                                                       1998             1999
                                                  --------------   --------------
     Professional and consulting fees .........    $   787,381      $   905,072
     Accrued compensation .....................      1,650,048        3,098,540
     Accrued interest and royalties ...........        361,809        1,989,394
     Other ....................................        242,621          768,883
                                                   -----------      -----------
                                                   $ 3,041,859      $ 6,761,889
                                                   ===========      ===========




(6) CONVERTIBLE DEBT

On September 16, 1998, the Company issued a convertible note to an institutional investor in the amount of $8,750,000. The note has a five year term and a coupon rate of 9.25% with interest payable on a semi-annual basis. The note contains a conversion feature that allows the note holder to convert the note into common shares at $3.67 per share. The Company can redeem the note after three years at 103% of the principal amount (two years if the Company's stock trades at $8.26 or higher for a period of 20 consecutive trading days). This note was issued at a discount of $437,500 which is being amortized over three years.

On January 20, 1999, the Company issued to an institutional investor a convertible note in the amount of $15,000,000. The note has a five year term and a coupon rate of 9% with interest payable on a semi-annual basis. The note contains a conversion feature that allows the note holder to convert the note into common shares after one year at $6 per share. The Company can redeem the note after three years at 103% of the principal amount (two years under certain conditions). Issuance costs of $750,000 incurred in connection with this note are being amortized over three years.

On July 6, 1999, the Company issued to a third institutional investor a convertible note in the amount of $15,000,000. The note has a five year term and a coupon rate of 9% with interest payable on a semi-annual basis. The note contains a conversion feature that allows the note holder to convert the note into common shares after one year at $6.33 per share. The Company can redeem the note after three years at 103% of the principal amount (two years under certain conditions). There was no fee or discount associated with this note.

                              CELGENE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1997, 1998, AND 1999- (CONTINUED)


At December 31, 1999, the fair value of the Company's convertible notes exceeded their carrying value, reflecting the increase to $23.33 per share in the market value of the Company's common stock at that date.

(7) STOCKHOLDERS' EQUITY

PREFERRED STOCK

The Board of Directors has the authority to issue, at any time, without further stockholder approval, up to 5,000,000 shares of preferred stock, and to determine the price, rights, privileges, and preferences of those shares.

SERIES A CONVERTIBLE PREFERRED STOCK

During 1996, in a private placement, the Company completed the sale of 503 shares of Series A Convertible Preferred Stock, par value $.01 per share, at an issue price of $50,000 per share. All of the shares of the Series A Convertible Preferred Stock with their respective accrued accretion, had been converted or redeemed into 10,026,606 shares of common stock at December 31, 1998.

During 1996, the Company had issued warrants valued at $138,156, that entitle certain stockholders of the Series A Convertible Preferred Stock to purchase 460,521 shares of common stock at an exercise price of $3.83. The warrants were issued in exchange for the deferral of conversion for 90 days. All these warrants either expired or were exercised for 10,254 shares of common stock at December 31, 1998. In connection with the private placement, the Company also granted to certain executives and affiliates of the placement agent warrants, valued at $60,168, to purchase an aggregate of 200,559 shares of common stock at an exercise price of $6.84, subject to proportional adjustment in the event that the Company undertakes a stock split, stock dividend, recapitalization or similar event. These warrants are exercisable for a period of five years from the date of issuance. As of December 31, 1999, 105,117 warrants were exercised to purchase 69,966 shares of common stock.

SERIES B CONVERTIBLE PREFERRED STOCK

During 1997, in a private placement, the Company completed the sale of 5,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred"), par value $.01 per share, at an issue price of $1,000 per share. The Company received net proceeds, after offering costs of $4,840,748. Shares could be converted at an initial conversion price of $2.17 per share. All shares of the Series B Preferred had been converted into 2,365,407 shares of common stock at December 31, 1998.

Upon request of the purchasers of the Series B Preferred, the Company is required to issue warrants to acquire a number of shares of common stock equal to (i) 1,500,000 divided by the Conversion Price in effect on the Issuance Date (692,307 warrants as of December 31, 1999) plus (ii) 37.5% of the conversion shares issuable on such issuance date upon conversion of all shares of Series B Preferred issued through the issuance date (865,383 warrants as of December 31, 1999). All such warrants will have a term of four years from the issuance date and an exercise price equal to 115% of the conversion price in effect on the issuance date ($2.17 at December 31, 1999). The fair value of warrants at the issuance date was $0.43 per warrant. As of December 31, 1999 no warrants have been exercised.

RIGHTS PLAN

During 1996, the Company adopted a shareholder rights plan ("Rights Plan"). The Rights Plan involves the distribution of one "Right" as a dividend on each outstanding share of the Company's common stock to each holder of record on September 26, 1996. Each Right shall entitle the holder to purchase one-tenth of a share of common stock. The Rights trade in tandem with the common stock until, and are exercisable upon, certain triggering events, and the exercise price is based on the

                              CELGENE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1997, 1998, AND 1999- (CONTINUED)


estimated long term value of the Company's common stock. In certain circumstances, the Rights Plan permits the holders to purchase shares of the Company's common stock at a discounted rate. The Company's Board of Directors retains the right at all times prior to acquisition of 15% of our voting common stock by an acquiror, to discontinue the Rights Plan through the redemption of all rights or to amend the Rights Plan in any respect.


(8) STOCK BASED COMPENSATION


(A) STOCK OPTIONS


The Company has two Incentive Plans that provide for the granting of options, restricted stock awards, stock appreciation rights, performance awards and other stock-based awards to employees and officers of the Company to purchase not more than an aggregate of 4,200,000 shares of common stock under the 1992 plan and 4,500,000 shares of common stock under the 1998 plan, subject to adjustment under certain circumstances. The Management Compensation and Development Committee of the Board of Directors (the "Committee") determines the type, amount and terms, including vesting, of any awards made under the Incentive Plans. The Plans terminate in 2002 and 2008, respectively.


With respect to options granted under the Incentive Plans, the exercise price may not be less than the fair market value of the common stock on the date of grant. In general, each option granted under the Plans vests evenly over a three or four year period and expires 10 years from the date of grant, subject to earlier expiration in case of termination of employment. The vesting period for options and restricted stock awards granted under the Plans is subject to certain acceleration provisions if a change in control, as defined in the Plans, occurs.


On June 16, 1995, the stockholders of the Company approved the 1995 Non-Employee Directors' Incentive Plan, which provides for the granting of non-qualified stock options to purchase an aggregate of not more than 1,050,000 shares of common stock (subject to adjustment under certain circumstances) to directors of the Company who are not officers or employees of the Company ("Non-Employee Directors"). Each new Non-Employee Director, upon the date of election or appointment, receives an option to purchase 20,000 shares of common stock. Additionally, upon the date of each annual meeting of stockholders, each continuing Non-Employee Director receives an option to purchase 10,000 shares of common stock (or a pro rata portion thereof for service less than one year). The shares subject to each non-employee director's option grant of 20,000 shares vest in four equal annual installments commencing on the first anniversary of the date of grant. The shares subject to an annual meeting option grant vest in full on the date of the first annual meeting of stockholders held following the date of grant. On June 22, 1999, the stockholders of the Company approved an amendment to the 1995 Non-Employee Directors' Incentive Plan that a.) increased the number of shares to 1,800,000 and b.) provided for a discretionary grant upon the date of each annual meeting of an additional option to purchase up to 5,000 shares to a non-employee director who serves as a member (but not a chairman) of a committee of the Board of Directors and up to 10,000 shares to a non-employee director who serves as the chairman of a committee of the Board of Directors. All options are granted at an exercise price that equals the fair market value of the Company's common stock at the grant date and expire 10 years after the date of grant. This plan terminates in 2005.

                              CELGENE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1997, 1998, AND 1999- (CONTINUED)


The weighted-average fair value per share for stock options granted was $3.09 for the 1999 options, $1.32 for the 1998 options and $1.31 for those granted in 1997. The Company estimated the fair values using the Black-Scholes option pricing model and used the following assumptions:



                                                            1997         1998         1999
                                                         ----------   ----------   ----------
       Risk-free interest rate .......................       6.37%        5.68%        6.38%
       Expected stock price volatility ...............         55%          66%          46%
       Expected term until exercise (years) ..........       3.09         2.86         4.98
       Expected dividend yield .......................          0%           0%           0%



The Company does not record compensation expense for stock option grants. The following table summarizes results as if compensation expense was recorded for the annual option grants under the fair value method:



                     (THOUSANDS OF DOLLARS,
                     EXCEPT PER SHARE DATA)                          1997           1998           1999
--------------------------------------------------------------- -------------- -------------- --------------
     Net loss applicable to common stockholders:
      As reported .............................................   $  (26,922)    $  (25,093)    $  (21,781)
      Pro forma ...............................................      (28,652)       (26,745)       (25,491)
     Net loss per share applicable to common stockholders basic and diluted:
      As reported .............................................        (0.73)         (0.52)         (0.43)
      Pro forma ...............................................        (0.78)         (0.55)         (0.50)




The pro forma effects on net loss applicable to common stockholders and net loss per share applicable to common stockholders (basic and diluted) for 1997, 1998 and 1999 may not be representative of the pro forma effects in future years since compensation cost is allocated on a straight-line basis over the vesting periods of the grants, which extends beyond the reported years.

                              CELGENE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1997, 1998, AND 1999- (CONTINUED)


The  following table summarizes the stock option activity for the aforementioned
                    Plans:



                                                                OPTIONS OUTSTANDING
                                           SHARES       -----------------------------------
                                         AVAILABLE                         WEIGHTED AVERAGE
                                         FOR GRANT           SHARES        PRICE PER SHARE
                                      ---------------   ---------------   -----------------
Balance January 1, 1997 ...........       1,328,535         6,018,642         $   3.20
 Authorized .......................       1,500,000                --               --
 Expired ..........................        (224,391)               --               --
 Granted ..........................      (1,478,325)        1,478,325             3.13
 Exercised ........................              --           (20,958)            2.61
 Cancelled ........................         426,081          (426,081)            3.12
                                         ----------         ---------         --------
Balance December 31, 1997 .........       1,551,900         7,049,928             3.20
 Authorized .......................       4,860,000                --               --
 Expired ..........................        (255,285)               --               --
 Granted ..........................      (1,679,949)        1,679,949             2.96
 Exercised ........................              --          (849,360)            2.39
 Cancelled ........................         596,178          (596,178)            3.58
                                         ----------         ---------         --------
Balance December 31, 1998 .........       5,072,844         7,284,339             3.21
 Authorized .......................         750,000                --               --
 Expired ..........................        (210,141)               --               --
 Granted ..........................      (2,671,590)        2,671,590             6.42
 Exercised ........................              --        (2,847,969)            2.82
 Cancelled ........................         126,159          (126,159)            3.55
                                         ----------        ----------         --------
Balance December 31, 1999 .........       3,067,272         6,981,801         $   4.59
                                         ==========        ==========         ========



The following table summarizes information concerning options outstanding under the Plans at December 31, 1999:



                                    WEIGHTED       WEIGHTED                       WEIGHTED
                       NUMBER        AVERAGE       AVERAGE          NUMBER        AVERAGE
    RANGE OF        OUTSTANDING     EXERCISE      REMAINING      EXERCISABLE      EXERCISE
 EXERCISE PRICE     AT 12/31/99       PRICE      TERM (YRS.)     AT 12/31/99       PRICE
----------------   -------------   ----------   -------------   -------------   -----------
1.67 -- 3.00         1,882,554      $  2.59           6.8           968,898      $   2.42
3.00 -- 4.33         1,352,760         3.56           6.9           884,583          3.56
4.34 -- 6.00         3,411,987         5.31           8.2         1,048,221          4.81
6.00 +                 334,500        12.58           9.8                --            --
                     ---------      -------           ---         ---------      --------
                     6,981,801      $  4.59           7.6         2,901,702      $   3.63
                     =========      =======           ===         =========      ========



(B) STOCK AWARDS
On January 1, 1997, the Company awarded 15,000 shares to the Company's Chairman and Chief Executive Officer, which were immediately vested. The fair value of $55,625 for this award was expensed.

(C) WARRANTS

In connection with the retention of an investment firm to assist in the sale and issuance of the Series A Convertible Preferred Stock, the Company, in 1996 granted to such firm, warrants to purchase until March 10, 2001, 200,559 shares of common stock at a price of $6.84. There were 95,442 warrants outstanding as of December 31, 1999.
In connection with the placement of the Series B Convertible Preferred Stock in June, 1997, the Company has an obligation to issue warrants to purchase 1,557,690 shares of common stock until June 1, 2002, at a price of $2.49 per share. As of December 31, 1999 these warrants were outstanding.

                              CELGENE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1997, 1998, AND 1999- (CONTINUED)


(9) INCOME TAXES

At December 31, 1998 and 1999, the tax effects of temporary differences that give rise to deferred tax assets are as follows:



                                                                                 1998            1999
                                                                           --------------- ---------------
Deferred assets:
 Federal and state net operating loss carryforwards ......................  $  54,779,000   $  73,147,000
 Research and experimentation tax credit carryforwards ...................      3,235,000       3,984,000
 Plant and equipment, principally due to differences in depreciation .....        772,000       1,075,000
 Patents, principally due to differences in amortization .................         62,000          58,000
 Accrued expenses ........................................................        665,000         560,000
                                                                            -------------   -------------
    Total deferred tax assets ............................................     59,513,000      78,824,000
 Valuation allowance .....................................................    (59,513,000)    (78,824,000)
                                                                            -------------   -------------
    Net deferred tax assets ..............................................  $          --   $          --
                                                                            =============   =============



A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. At December 31, 1999, the Company had Federal net operating loss carryforwards of approximately $184,000,000 and state net operating loss carryforwards of approximately
$121,000,000 that will expire in the years 2001 through 2019. State net operating loss carryforwards differ from Federal net operating loss carryforwards primarily due to the fact that the Company sold approximately $39,000,000 of its state net operating loss carryforwards during 1999 and approximately $24,000,000 has expired. The Company also has research and experimentation credit carryforwards of approximately $3,984,000 that expire in the years 2001 through 2019. Ultimate utilization/availability of such net operating losses and credits may be curtailed if a significant change in ownership occurs. Of the deferred tax asset related to the Federal and state net operating loss carryforwards, approximately $12,500,000 relates to a tax deduction for non qualified stock options. The Company will increase paid in capital when these benefits are realized for tax purposes.


(10) DISCONTINUED OPERATION

On January 9, 1998, the Company concluded an agreement with Cambrex Corporation ("Cambrex") for Cambrex to acquire Celgene's chiral intermediate business for approximately $15 million. The Company received $7.5 million upon the closing of the transaction, and will receive future royalties with a present value not exceeding $7.5 million, with certain minimum royalty payments in the third through sixth year following the closing of the transaction. Included in the transaction are the rights to Celgene's enzymatic technology for the production of chirally pure intermediates for the pharmaceutical industry, including the current pipeline of third party products and the equipment and personnel associated with the business.


(11) MARKETABLE SECURITIES AVAILABLE FOR SALE

Marketable securities available for sale at December 31, 1999 include debt securities with maturities ranging from January 2000 to August 2004. A summary of marketable securities at December 31, 1999 is as follows:



                                                     GROSS        GROSS      ESTIMATED
                                                  UNREALIZED   UNREALIZED       FAIR
                                        COST         GAIN         LOSS         VALUE
                                   ------------- ------------ ------------ -------------
Government Bonds & Notes .........  $2,313,125       --        $ (25,579)   $2,287,546
Government Agencies ..............   2,050,000       --          (66,325)    1,983,675
                                    ----------       --        ---------    ----------
 Total ...........................  $4,363,125       --        $ (91,904)   $4,271,221
                                    ==========       ==        =========    ==========




Marketable securities available for sale at December 31, 1998 include debt securities with maturities ranging from March, 1999 to October, 2002. Marketable securities at December 31, 1998 include Corporate Bonds ($1,006,890) and U.S. Government and agency obligations ($1,050,000). The cost equaled fair market value.

                              CELGENE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1997, 1998, AND 1999- (CONTINUED)


(12) COMMITMENTS AND CONTINGENCIES

(A) LEASES

Celgene leases its main laboratory and office facilities in Warren Township, New Jersey. The current lease term for the main laboratory and office space expires in 2002 and has one five-year renewal option. Annual payments are $330,000. The lease provides that at the end of each five-year term, the rent will be increased based upon the change in the consumer price index, but in no case shall the increase be greater than 20%. Celgene is also required to pay additional amounts for real estate taxes, utilities, and maintenance. Total rental expense amounted to $477,000, $486,000 and $479,000 in 1997, 1998 and
1999, respectively. Celgene has subleased 12,500 square feet of this facility to Cambrex Corporation for up to three years for the Chiral Intermediate business which Cambrex purchased on January 9, 1998.

In November, 1999, the Company leased an additional 29,000 square feet of office and laboratory space in the same building facility in Warren, New Jersey adjacent to our existing leased space. The initial term of the lease extends to July 2010 with two five year renewal options.

In March 1999, the Company entered into a lease agreement with The New Jersey Economic Development Authority (NJEDA) to lease approximately 18,000 square feet of office and laboratory space in North Brunswick, New Jersey for Celgro, our agrochemical subsidiary. The lease agreement is for ten years commencing January 1, 2000 and provides for two five year renewal terms.

In July, 1997, the Company entered into an equipment leasing agreement; under the agreement, the Company can lease up to $1,000,000 of equipment for a three year term after which the Company can purchase the equipment for a nominal value. Through December 31, 1999, the Company has leased $675,000 of laboratory equipment under this agreement.

The following table shows the approximate minimum lease commitments for the next five years:



     2000            2001            2002            2003            2004         AFTER 2004
-------------   -------------   -------------   -------------   -------------   -------------
$1,257,000       $1,106,000      $1,086,000      $1,122,000      $1,131,000      $4,903,000



(B) EMPLOYMENT AGREEMENTS
Celgene has employment agreements with certain officers and employees. The related outstanding commitment for 2000 is approximately $1.3 million. Employment contracts provide for an increase in compensation reflecting annual reviews and related salary adjustments.

(C) CONTRACTS

Pursuant to the terms of a research and development agreement with The Rockefeller University ("Rockefeller"), the Company has purchased for cash and stock options the world-wide exclusive license to manufacture and market any drugs, including THALOMID, which may result from the research performed at Rockefeller and funded by the Company. The portion of the agreement that provides for research services to be performed by Rockefeller is renewable for one year terms upon agreement of both parties. Under terms of the current research agreement extension, the Company is committed to pay Rockefeller $504,000 annually for research.

The Company has an agreement with Penn Pharmaceutical, Ltd. of Great Britain ("Penn") for the production of THALOMID. Penn manufactures THALOMID and sells it exclusively to the Company. The agreement is renewable for one year terms and has been renewed for 2000, for facility payments totaling approximately $480,000.

In October 1997, the Company entered into a contract with Boston University to manage the surveillance registry which is intended to monitor compliance to the requirements of the Company's S.T.E.P.S. (System for THALOMID Education and Prescribing Safety) program for all THALOMID patients. The contract has been renewed for 2000. Under the terms of the agreement, quarterly payments of approximately $395,000 are required. The contract is renewable for one year terms upon agreement of both parties.

                              CELGENE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1997, 1998, AND 1999- (CONTINUED)


In December 1997, the Company entered into a research agreement with the University of Glasgow for clinical testing and evaluation of certain of Celgene's patented compounds. Under terms of the agreement, the Company agreed to pay the University approximately $200,000 in two annual installments. The term of the original agreement was for two years and has been extended through 2000.

In June 1998, the Company entered into a research agreement with a contract research organization to manage the pivotal clinical trial for d-methylphenidate encompassing four separate protocols. The agreement is for approximately two years and is estimated at approximately $5.0 million over the life of the agreement.

In December 1998, the Company entered into an exclusive license agreement with EntreMed, Inc. ("EntreMed") whereby EntreMed granted to us an exclusive license to its patent and technology rights for thalidomide. In return, EntreMed will receive royalties on all sales of THALOMID.

(D) CONTINGENCIES

The Company believes it maintains insurance coverage adequate for its current needs.

The Company's operations are subject to environmental laws and regulations which impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. The Company reviews the effects of such laws and regulations on its operation and modifies its operations as appropriate. The Company believes that it is in substantial compliance with all applicable environmental laws and regulations.

(13) SEGMENTS

Effective January 1, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. As discussed in Note 1, the Company manages its operations as one line of business of discovery, development and commercialization of orally administered, small molecule drugs for the treatment of cancer and immunological diseases. Additionally, our chiral chemistry program develops chirally pure versions of existing compounds for both pharmaceutical and agrochemical markets. The Company markets and sells its products in the United States. During 1999, no single customer accounted for more than 3% of the Company's product sales.

(14) SUBSEQUENT EVENTS

On February 16, 2000, the Company completed an offering to sell 10,350,000 shares of its common stock at a price of $33.67 per share. 8,802,000 shares were for the account of the Company and 1,548,000 shares were for the account of a selling shareholder pursuant to the conversion of $9,288,000 of the 9%, January 1999 convertible notes held by that shareholder. Proceeds to the Company, net of expenses, were approximately $278 million.

On April 14, 2000, the Company effected a three-for-one stock split for stockholders of record as of April 11, 2000. On April 10, 2000, the Company's stockholders approved an increase in the number of authorized shares of common stock from 30,000,000 to 120,000,000. All share and per share amounts in the consolidated statements of operations and share and per share amounts disclosed in the accompanying notes to consolidated financial statements have been retroactively restated to reflect the three-for-one stock split. Share and per share amounts in the consolidated balance sheets and consolidated statements of stockholders' equity (deficit) have not been retroactively restated to reflect the stock split.

                 SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
                              CELGENE CORPORATION



                                                BALANCE AT       ADDITIONS                    BALANCE AT
                                               BEGINNING OF     CHARGED TO                      END OF
                                                   YEAR           EXPENSE      DEDUCTIONS        YEAR
                                              --------------   ------------   ------------   -----------
Year ended December 31, 1998
 Allowance for doubtful accounts ..........           --           43,386             --        43,386
                                                      --           ------             --        ------
                                                      --           43,386             --        43,386
Year ended December 31, 1999
 Allowance for doubtful accounts ..........       43,386           58,051             --       101,437
 Allowance for customer discounts .........           --          453,208        433,208        20,000
                                                  ------          -------        -------       -------
                                                  43,386          511,259        433,208       121,437
                                                  ======          =======        =======       =======


                              CELGENE CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)



                                                                                           MARCH 31, 2000
                                                                                         -----------------
ASSETS:
Current assets:
 Cash and cash equivalents ...........................................................    $  162,907,319
 Marketable securities available for sale ............................................       129,457,911
 Accounts receivable, net of allowance of $186,317 at March 31, 2000..................         5,689,067
 Inventory ...........................................................................         2,614,501
 Other current assets ................................................................         1,701,074
                                                                                          --------------
   Total current assets ..............................................................       302,369,872
 Plant and equipment, net ............................................................         2,436,231
 Other assets ........................................................................         2,358,486
                                                                                          --------------
   Total assets ......................................................................    $  307,164,589
                                                                                          ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ....................................................................    $    2,573,316
 Accrued expenses ....................................................................         4,071,529
 Capitalized lease obligations .......................................................           145,226
                                                                                          --------------
   Total current liabilities .........................................................         6,790,071
 Capitalized lease obligations-net of current portion ................................             8,469
 Long term convertible notes .........................................................        29,243,254
                                                                                          --------------
   Total liabilities .................................................................        36,041,794
                                                                                          --------------
Stockholders' equity:
 Common stock, $.01 par value per share, 120,000,000 shares authorized; issued and
   outstanding 21,439,513 at March 31, 2000 ..........................................           214,395
 Additional paid-in capital ..........................................................       440,817,775
 Accumulated deficit .................................................................      (169,538,715)
 Accumulated other comprehensive loss ................................................          (370,660)
                                                                                          --------------
   Total stockholders' equity ........................................................       271,122,795
                                                                                          --------------
Total liabilities and stockholders' equity ...........................................    $  307,164,589
                                                                                          ==============



         SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                              CELGENE CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)





                                                     THREE MONTH PERIOD ENDED MARCH 31,
                                                    -------------------------------------
                                                           2000                1999
                                                    -----------------   -----------------
Revenues:
 Product sales ..................................     $  11,665,919       $   3,492,068
 Research contracts .............................           200,000             812,500
                                                      -------------       -------------
   Total revenues ...............................        11,865,919           4,304,568
Expenses:
 Cost of goods sold .............................         1,663,712             655,850
 Research and development .......................         6,385,741           4,515,304
 Selling, general and administrative ............         8,496,638           5,325,402
                                                      -------------       -------------
   Total expenses ...............................        16,546,091          10,496,556
Operating loss ..................................        (4,680,172)         (6,191,988)
 Interest income ................................         2,313,997             145,994
 Interest expense ...............................           778,271             545,795
                                                      -------------       -------------
Net loss ........................................     $  (3,144,446)      $  (6,591,789)
                                                      =============       =============
Per share basic and diluted:
 Net loss .......................................     $       (0.05)      $       (0.13)
                                                      =============       =============
Weighted average number of shares of common stock
 outstanding ....................................        58,706,000          50,265,000
                                                      =============       =============



       SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.

                               CELGENE CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)




                                                                   THREE MONTH PERIOD ENDED MARCH 31,
                                                                  ------------------------------------
                                                                         2000               1999
                                                                  -----------------   ----------------
Cash flows from operating activities:
Net loss ......................................................      $ (3,144,446)      $ (6,591,789)
Adjustments to reconcile net loss to net cash used in operating activities:
 Depreciation .................................................           265,234            205,322
 Provision for losses on accounts receivable ..................            64,880             17,574
 Shares issued for employee benefit plans .....................         1,047,755            799,823
 Amortization of debt issuance costs ..........................            62,500             62,500
 Amortization of discount on convertible note .................            36,459             36,459
Change in current assets & liabilities:
 Increase in inventory ........................................          (158,442)          (287,908)
 Increase(decrease) in accounts payable and accrued expenses           (2,615,357)           646,640
 Increase in accounts receivable ..............................          (825,475)          (577,502)
 Increase in other assets .....................................          (960,472)          (112,855)
                                                                       ----------       ------------
Net cash used in operating activities .........................        (6,227,364)        (5,801,736)
Cash flows from investing activities:
Capital expenditures ..........................................          (737,642)           (53,043)
Proceeds from sales and maturities of marketable securities
 available for sale ...........................................         1,510,859          1,046,570
Purchases of marketable securities available for sale .........      (126,976,305)        (4,495,493)
                                                                     ------------       ------------
Net cash used in investing activities .........................      (126,203,088)        (3,501,966)
Cash flows from financing activities:
Net proceeds from follow-on public offering ...................       277,896,182                 --
Proceeds from exercise of common stock options and warrants.            2,235,281          1,324,165
Capital lease buyout ..........................................           (49,114)           (41,888)
Debt issuance costs ...........................................                --           (750,000)
Net proceeds from issuance of convertible notes ...............                --         15,000,000
                                                                     ------------       ------------
Net cash provided by financing activities .....................       280,082,349         15,532,277
                                                                     ------------       ------------
Net (decrease) increase in cash and cash equivalents ..........       147,651,897          6,228,575
Cash and cash equivalents at beginning of period ..............        15,255,422          3,066,953
                                                                     ------------       ------------
Cash and cash equivalents at end of period ....................    $  162,907,319       $  9,295,528
                                                                   ==============       ============



         SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                              CELGENE CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (UNAUDITED) - (CONTINUED)



                                                                THREE MONTH PERIOD ENDED
                                                                         MARCH 31,
                                                               ---------------------------
                                                                    2000           1999
                                                               -------------   -----------
Non-cash investing activity:
Change in net unrealized gain(loss) on marketable securities
 available for sale ........................................    $  278,756      $     --
                                                                ==========      ========
Non-cash financing activity:
Conversion of convertible notes ............................    $9,288,000      $     --
                                                                ==========      ========
Supplemental disclosure of cash flow information:
Interest Paid ..............................................    $1,811,026      $410,638
                                                                ==========      ========



         SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               CELGENE CORPORATION
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000


1. BASIS OF PRESENTATION

     The unaudited consolidated financial statements have been prepared from the books and records of Celgene Corporation (the "Company") in accordance with generally accepted accounting principles for interim financial information pursuant to Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete annual financial statements.

     In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Interim results may not be indicative of the results that may be expected for the year.

     The   interim   consolidated   financial   statements  should  be  read  in
conjunction with the consolidated financial statements and notes thereto included in the Company's latest annual report on Form 10K.


2. EARNINGS PER SHARE

     "Basic" earnings per common share equals net income divided by weighted average common shares outstanding during the period. "Diluted" earnings per common share equals net income divided by the sum of weighted average common shares outstanding during the period plus common stock equivalents if dilutive. The Company's basic and diluted per share amounts are the same since the assumed exercise of stock options and warrants, and the conversion of convertible notes are all anti-dilutive. The amount of common stock equivalents excluded from the calculation were 15,219,159 at March 31, 2000 and 14,400,195 at March 31,1999.


3. INVENTORY



                                   MARCH 31,
                                      2000
                                 -------------
     Raw materials ...........    $1,249,564
     Work in process .........     1,178,898
     Finished goods ..........       186,039
                                  ----------
                                  $2,614,501
                                  ==========




4. RIGHTS PLAN

     On February 17, 2000, the Company's Board of Directors approved an amendment to the Company's shareholder rights plan adopted in 1996 ("Rights Plan"), changing the initial exercise price thereunder from $100.00 per Right (as defined in the original Rights Plan agreement) to $700.00 per Right and extending the final expiration date of the Rights Plan to February 17, 2010.


5. CONVERTIBLE NOTES

     On September 16, 1998, the Company issued a convertible note to an institutional investor in the amount of $8,750,000. The note has a five year term and a coupon rate of 9.25% with interest payable on a semi-annual basis. The note contains a conversion feature that allows the note holder to convert the note into common shares at $3.67 per share. The Company can redeem the note after three years at 103% of the principal amount, (two years if the Company's stock trades at $8.26 or higher for a period of 20 consecutive trading days). This note was issued at a discount of $437,500 which is being amortized over three years.

     On January 20, 1999, the Company issued to an institutional investor a convertible note in the amount of $15,000,000. The note has a five year term and a coupon rate of 9% with interest payable on a semi-annual basis. The note contains a conversion feature that allows the note holder to convert

                              CELGENE CORPORATION
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                         MARCH 31, 2000 - (CONTINUED)


the note into common shares after one year at $6 per share. The Company can redeem the note after three years at 103% of the principal amount (two years under certain conditions). Issuance costs of $750,000 incurred in connection with this note are being amortized over three years. At March 31, 2000, $5,712,000 of this convertible note remains outstanding (See note 6).

     On July 6, 1999, the Company issued to a third institutional investor a convertible note in the amount of $15,000,000. The note has a five year term and a coupon rate of 9% with interest payable on a semi-annual basis. The note contains a conversion feature that allows the note holder to convert the note into common shares after one year at $6.33 per share. The Company can redeem the note after three years at 103% of the principal amount (two years under certain conditions). There was no fee or discount associated with this note.


6. PUBLIC OFFERING

     On February 16, 2000, the Company completed an offering to sell 10,350,000 shares of its common stock at a price of $33.67 per share. 8,802,000 shares were for the account of the Company and 1,548,000 were for the account of a selling shareholder pursuant to the conversion of $9,288,000 of the 9%, January 1999 convertible notes held by that shareholder. Proceeds to the Company, net of expenses, were approximately $278 million.


7. COMMON STOCK SPLIT AND AUTHORIZED SHARES

     On April 14, 2000, the Company effected a three-for-one stock split for stockholders of record as of April 11, 2000. On April 10, 2000, the Company's stockholders approved an increase in the number of authorized shares of common stock from 30,000,000 to 120,000,000. All share and per share amounts in the unaudited consolidated statements of operations and share and per share amounts disclosed in the accompanying notes to unaudited consolidated financial statements have been retroactively restated to reflect the three-for-one stock split. Share and per share amounts in the unaudited consolidated balance sheet have not been retroactively restated to reflect the stock split.


8. MARKETABLE SECURITIES AVAILABLE FOR SALE

     Marketable securities available for sale at March 31, 2000 include debt securities with maturities ranging from November 2000 to August 2004. A summary of marketable securities at March 31, 2000 is as follows:



                                                                                GROSS          ESTIMATED
                                                             GROSS           UNREALIZED           FAIR
                                           COST         UNREALIZED GAIN         LOSS             VALUE
                                     ---------------   -----------------   --------------   ---------------
Government Bonds & Notes .........    $  2,798,321            --             $  (12,207)     $  2,786,114
Government Agencies ..............     127,030,250            --               (358,453)      126,671,797
                                      ------------            --             ----------      ------------
 Total ...........................    $129,828,571            --             $ (370,660)     $129,457,911
                                      ============            ==             ==========      ============




9. COMPREHENSIVE LOSS AND RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

     Comprehensive loss includes net loss and other comprehensive loss which refers to those revenues, expenses, gains and losses which are excluded from net loss. Other comprehensive loss includes the change in unrealized gains and losses on marketable securities classified as available-for-sale.

                              CELGENE CORPORATION
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                         MARCH 31, 2000 - (CONTINUED)



                                                    THREE MONTHS ENDED
                                            ----------------------------------
                                             MARCH 31, 2000     MARCH 31, 1999
                                            ----------------   ---------------
     Net Loss ...........................     $ (3,144,446)     $ (6,591,789)
     Other Comprehensive Loss ...........         (278,756)               --
                                              ------------      ------------
       Total Comprehensive Loss .........     $ (3,423,202)     $ (6,591,789)
                                              ============      ============




     In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements". SAB 101 summarizes certain of the staff's views in applying generaly accepted accounting principles to the revenue recognition in financial statements, including the recognition of non-refundable fees received upon entering into arrangements. SAB 101, as amended, must be adopted no later than the fourth quarter of 2000 with an effective date of January 1, 2000. The Company is in the process of evaluating this SAB and the effect it will have on its consolidated financial statements and future revenue recognition policy.

     In June 1998, Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued and is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 requires derivative instruments to be recognized as Assets and Liabilities and be recorded at Fair Value. The Company is currently not party to any Derivative Instruments. Any future transactions involving Derivative Instruments will be evaluated based on SFAS No.133.

10. SUBSEQUENT EVENTS

     On April 26, 2000, the Company announced that it had entered into an agreement with Novartis Pharma AG wherein the Company granted an exclusive worldwide license (excluding Canada) for the development and marketing of d-methylphenidate, its chirally pure version of Ritalin(Reg. TM), to Novartis. The Company also granted rights to all its related intellectual property and patents, including new formulations of the currently marketed Ritalin. The Company received an upfront payment of $10 million in July 2000 and is entitled to receive significant milestone payments in addition to royalties on the entire family of Ritalin drugs. The agreement was subject to regulatory approval in the United States under the Hart-Scott-Rodino Pre-Merger Notification Act for which the waiting period ended June 10, 2000.

     On June 29, 2000, the Company entered into an agreement to merge with Signal Pharmaceuticals, Inc. ("Signal"), a privately held San Diego-based biopharmaceutical company focused on the discovery and development of drugs that regulate genes associated with disease. The agreement is subject to regulatory approval in the United States under the Hart-Scott-Rodino Pre-Merger Notification Act. On August 4, 2000, the Company received verbal notification that early termination of the waiting period had been granted. The merger is expected to be accounted for using the pooling-of-interest method of accounting. In accordance with the merger agreement, Celgene will acquire all of the outstanding shares of Signal common and preferred stock for approximately 3.7 million shares of Celgene common stock. Signal shareholders will receive in the merger 0.1257 of a share of common stock, par value $.01 per share, of Celgene in exchange for each share of common stock of Signal that they own. In addition, based on Signal's outstanding stock options and warrants on July 31, 2000, Celgene will issue options and warrants to purchase approximately 450,000 shares of Celgene common stock. On July 26, 2000, the Company filed a registration statement with the Securities and Exchange Commission to register the common shares of the Company to be issued to holders of Signal common stock.

                          SIGNAL PHARMACEUTICALS, INC.
                          INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                             -----
Report of Ernst & Young LLP, Independent Auditors .......... F-28
Balance Sheets ............................................. F-29
Statements of Operations ................................... F-30
Statements of Stockholders' Equity ......................... F-31
Statements of Cash Flows ................................... F-32
Notes to Financial Statements .............................. F-34

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Signal Pharmaceuticals, Inc.


     We have audited the accompanying balance sheets of Signal Pharmaceuticals, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Signal Pharmaceuticals, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 1999, in conformity with accounting principles generally accepted in the United States.


                                                    Ernst & Young LLP


San Diego, California
February 4, 2000

                         SIGNAL PHARMACEUTICALS, INC.
                                BALANCE SHEETS


                                                                        DECEMBER 31,                MARCH 31,
                                                              --------------------------------  ----------------
                                                                    1998             1999             2000
                                                              ---------------  ---------------  ----------------
                                                                                                   (UNAUDITED)
                          ASSETS
Current assets:
 Cash and cash equivalents .................................   $   6,496,363    $   6,613,834    $   5,815,144
 Short-term investments ....................................       6,456,226        2,806,093          522,226
 Grant revenue receivable ..................................         147,248          108,959           77,425
 Other current assets ......................................         487,234          427,394        1,049,964
                                                               -------------    -------------    -------------
   Total current assets ....................................      13,587,071        9,956,280        7,464,759
Property and equipment, net ................................       4,497,541        3,405,147        3,100,525
Licensed technology, net ...................................         916,668          583,338          499,004
Deposits and other assets ..................................         223,520          202,605          195,430
Notes receivable from officers .............................         333,419          391,495          390,000
                                                               -------------    -------------    -------------
   Total assets ............................................   $  19,558,219    $  14,538,865    $  11,649,718
                                                               =============    =============    =============
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ..........................................   $     461,967    $     896,260    $     738,488
 Accrued liabilities .......................................         872,484          522,454        1,387,742
 Current portion of promissory note ........................       1,000,080          396,817          158,589
 Current portion of obligations under capital leases
   and equipment notes payable .............................         432,122          730,765          762,542
 Current portion of deferred revenue under
   collaborative agreements ................................       1,697,775        3,449,790        3,524,795
                                                               -------------    -------------    -------------
   Total current liabilities ...............................       4,464,428        5,996,086        6,572,156
Promissory note, net of current portion ....................         349,674               --               --
Obligations under capital leases and equipment notes
 payable, net of current portion ...........................       2,110,651        1,805,297        1,569,610
Deferred revenue under collaborative agreements, net
 of current portion ........................................         333,324          650,002               --
Deferred rent ..............................................         174,705          104,918           96,581
Commitments ................................................
Stockholders' equity:
 Convertible Preferred Stock, 24,742,639 shares
   authorized; 24,203,931, 24,492,639 and 24,492,639
   shares issued and outstanding at December 31, 1998,
   1999 and March 31, 2000, respectively; liquidation
   preference -- $40,909,587 at December 31, 1998 and
   $41,909,587 at December 31, 1999 and March 31,
   2000, respectively ......................................      39,519,431       41,330,800       41,330,800
 Common stock, 35,288,708 shares authorized; 3,533,556,
   3,695,228 and 4,569,873 shares issued and outstanding
   at December 31, 1998, 1999 and March 31, 2000,
   respectively ............................................       2,720,121        3,795,460       11,313,761
Deferred compensation ......................................        (922,892)      (1,272,014)      (7,843,407)
Notes receivable from stockholders .........................         (95,600)         (95,600)        (133,100)
Accumulated other comprehensive income .....................           6,226               --               --
Accumulated deficit ........................................     (29,101,849)     (37,776,084)     (41,256,683)
                                                               -------------    -------------    -------------
 Total stockholders' equity ................................      12,125,437        5,982,562        3,411,371
                                                               -------------    -------------    -------------
 Total liabilities and stockholders' equity ................   $  19,558,219    $  14,538,865    $  11,649,718
                                                               =============    =============    =============


                            SEE ACCOMPANYING NOTES.

                         SIGNAL PHARMACEUTICALS, INC.
                           STATEMENTS OF OPERATIONS


                                                    YEARS ENDED DECEMBER 31,               THREE MONTH ENDED MARCH 31,
                                         ----------------------------------------------- -------------------------------
                                               1997            1998            1999            1999            2000
                                         --------------- --------------- --------------- --------------- ---------------
                                                                                                   (UNAUDITED)
Revenue under collaborative
 agreements:
 Related party .........................  $    250,000    $  3,000,000    $  4,525,000    $    750,000    $  1,675,000
 Unrelated parties .....................     7,065,356      12,027,064       6,695,715       2,019,755         939,864
Grant income ...........................       264,257         387,178         527,610         153,290          55,862
                                          ------------    ------------    ------------    ------------    ------------
   Total Revenue .......................     7,579,613      15,414,242      11,748,325       2,923,045       2,670,726
                                          ------------    ------------    ------------    ------------    ------------
Expenses:
 Research and development ..............    10,337,318      15,572,627      16,747,627       4,346,239       5,167,494
 General and administrative ............     2,791,084       4,798,262       3,010,975         808,623       1,036,714
                                          ------------    ------------    ------------    ------------    ------------
   Total Expenses ......................    13,128,402      20,370,889      19,758,602       5,154,862       6,204,208
                                          ------------    ------------    ------------    ------------    ------------
Loss from operations ...................    (5,548,789)     (4,956,647)     (8,010,277)     (2,231,817)     (3,533,482)
Interest income ........................       325,529       1,052,854         607,413         144,419         115,766
Interest expense .......................      (516,709)       (452,609)       (452,884)       (126,219)        (62,883)
                                          ------------    ------------    ------------    ------------    ------------
Net loss ...............................    (5,739,969)     (4,356,402)     (7,855,748)     (2,213,617)     (3,480,599)
Inputed dividend on preferred stock.....            --              --        (818,487)             --              --
                                          ------------    ------------    ------------    ------------    ------------
Net loss applicable to common
 shareholders ..........................  $ (5,739,969)   $ (4,356,402)   $ (8,674,235)   $ (2,213,617)   $ (3,480,599)
                                          ============    ============    ============    ============    ============
Historical net loss per share
 applicable to common
 shareholders, basic and diluted .......  $      (2.82)   $      (1.65)   $      (2.64)   $      (0.71)   $      (0.98)
                                          ============    ============    ============    ============    ============
Weighted average shares outstanding,
 basic and diluted .....................     2,032,385       2,636,087       3,282,083       3,112,412       3,537,909
                                          ============    ============    ============    ============    ============

                            SEE ACCOMPANYING NOTES.

                         SIGNAL PHARMACEUTICALS, INC.
                      STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       CONVERTIBLE
                                                     PREFERRED STOCK              COMMON STOCK
                                              ---------------------------- --------------------------
                                                 SHARES         AMOUNT        SHARES       AMOUNT
                                              ------------ --------------- ----------- --------------
Balance at December 31, 1996 ................  14,793,324   $ 20,380,220    2,088,099   $   137,608
 Issuance of Series D preferred stock .......     232,601             --           --            --
 Issuance of Series E preferred stock .......   6,455,493     10,977,131           --            --
 Issuance of Series F preferred stock .......   2,722,513      8,162,080           --            --
 Issuance of common stock, net of
  repurchases ...............................          --             --      546,223        99,436
 Issuance of common stock for technology
  and services ..............................          --             --       22,500            --
 Deferred compensation ......................          --             --           --       615,855
 Amortization of deferred compensation ......          --             --           --            --
 Net loss ...................................          --             --           --            --
 Unrealized gain on available for sale
  securities ................................          --             --           --            --
 Comprehensive loss .........................          --             --           --            --
                                               ----------   ------------    ---------   -----------
Balance at December 31, 1997 ................  24,203,931     39,519,431    2,656,822       852,899
 Issuance of common stock, net of
  repurchases ...............................          --             --      611,734       121,052
 Issuance of common stock for
  technology ................................          --             --      265,000       727,000
 Deferred compensation ......................          --             --           --     1,019,170
 Amortization of deferred compensation ......          --             --           --            --
 Net loss ...................................          --             --           --            --
 Unrealized loss on available for sale
  securities ................................          --             --           --            --
 Comprehensive loss .........................          --             --           --            --
                                               ----------   ------------    ---------   -----------
Balance at December 31, 1998 ................  24,203,931     39,519,431    3,533,556     2,720,121
 Issuance of Series F-1 preferred stock .....     288,708        992,882           --            --
 Issuance of common stock, net of
  repurchases ...............................          --             --      160,248        26,177
 Deferred compensation ......................          --             --           --     1,024,244
 Amortization of deferred compensation ......          --             --           --            --
 Issuance of common stock and options
  for services ..............................          --             --        1,424        24,918
 Imputed dividend on Series F-1
  preferred stock ...........................          --        818,487           --            --
 Net loss ...................................          --             --           --            --
 Unrealized loss on available for sale
  securities ................................          --             --           --            --
 Comprehensive loss .........................          --             --           --            --
                                               ----------   ------------    ---------   -----------
Balance at December 31, 1999 ................  24,492,639     41,330,800    3,695,228     3,795,460
 Issuance of common stock, net of
  repurchases (unaudited) ...................          --             --      874,645       286,008
 Deferred compensation (unaudited) ..........          --             --           --     7,232,293
 Amortization of deferred compensation
  (unaudited) ...............................          --             --           --            --
 Net loss (unaudited) .......................          --             --           --            --
 Unrealized loss on available for sale
  securities (unaudited) ....................          --             --           --            --
 Comprehensive loss (unaudited) .............          --             --           --            --
                                               ----------   ------------    ---------   -----------
Balance at March 31, 2000 (unaudited) .......  24,492,639   $ 41,330,800    4,569,873   $11,313,761
                                               ==========   ============    =========   ===========



                                                                    NOTES       ACCUMULATED
                                                                 RECEIVABLE        OTHER                             TOTAL
                                                  DEFERRED          FROM       COMPREHENSIVE     ACCUMULATED     STOCKHOLDERS'
                                                COMPENSATION    STOCKHOLDERS   INCOME (LOSS)       DEFICIT           EQUITY
                                              ---------------- -------------- --------------- ----------------- ---------------
Balance at December 31, 1996 ................   $         --     $       --     $       --      $ (19,005,478)   $   1,512,350
 Issuance of Series D preferred stock .......             --             --             --                 --               --
 Issuance of Series E preferred stock .......             --             --             --                 --       10,977,131
 Issuance of Series F preferred stock .......             --             --             --                 --        8,162,080
 Issuance of common stock, net of
  repurchases ...............................             --             --             --                 --           99,436
 Issuance of common stock for technology
  and services ..............................             --             --             --                 --               --
 Deferred compensation ......................       (615,855)            --             --                 --               --
 Amortization of deferred compensation ......        104,345             --             --                 --          104,345
 Net loss ...................................             --             --             --         (5,739,969)      (5,739,969)
 Unrealized gain on available for sale
  securities ................................             --             --         48,341                 --           48,341
                                                                                                                 -------------
 Comprehensive loss .........................             --             --             --                 --       (5,691,628)
                                                ------------     ----------     ----------      -------------    -------------
Balance at December 31, 1997 ................       (511,510)            --         48,341        (24,745,447)      15,163,714
 Issuance of common stock, net of
  repurchases ...............................             --        (95,600)            --                 --           25,452
 Issuance of common stock for
  technology ................................             --             --             --                 --          727,000
 Deferred compensation ......................     (1,019,170)            --             --                 --               --
 Amortization of deferred compensation ......        607,788             --             --                 --          607,788
 Net loss ...................................             --             --             --         (4,356,402)      (4,356,402)
 Unrealized loss on available for sale
  securities ................................             --             --        (42,115)                --          (42,115)
                                                                                                                 -------------
 Comprehensive loss .........................             --             --             --                 --       (4,398,517)
                                                ------------     ----------     ----------      -------------    -------------
Balance at December 31, 1998 ................       (922,892)       (95,600)         6,226        (29,101,849)      12,125,437
 Issuance of Series F-1 preferred stock .....             --             --             --                 --          992,882
 Issuance of common stock, net of
  repurchases ...............................             --             --             --                 --           26,177
 Deferred compensation ......................     (1,024,244)            --             --                 --               --
 Amortization of deferred compensation ......        675,122             --             --                 --          675,122
 Issuance of common stock and options
  for services ..............................             --             --             --                 --           24,918
 Imputed dividend on Series F-1
  preferred stock ...........................             --             --             --           (818,487)              --
 Net loss ...................................             --             --             --         (7,855,748)      (7,855,748)
 Unrealized loss on available for sale
  securities ................................             --             --         (6,226)                --           (6,226)
                                                                                                                 -------------
 Comprehensive loss .........................             --             --             --                 --       (7,861,974)
                                                ------------     ----------     ----------      -------------    -------------
Balance at December 31, 1999 ................     (1,272,014)       (95,600)            --        (37,776,084)       5,982,562
 Issuance of common stock, net of
  repurchases (unaudited) ...................             --        (37,500)            --                 --          248,508
 Deferred compensation (unaudited) ..........     (7,232,293)            --             --                 --               --
 Amortization of deferred compensation
  (unaudited) ...............................        660,900             --             --                 --          660,900
 Net loss (unaudited) .......................             --             --             --         (3,480,599)      (3,480,599)
 Unrealized loss on available for sale
  securities (unaudited) ....................             --             --             --                 --               --
                                                                                                                 -------------
 Comprehensive loss (unaudited) .............             --             --             --                 --       (3,480,599)
                                                ------------     ----------     ----------      -------------    -------------
Balance at March 31, 2000 (unaudited) .......   $ (7,843,407)    $ (133,100)    $       --      $ (41,256,683)   $   3,411,371
                                                ============     ==========     ==========      =============    =============

                            SEE ACCOMPANYING NOTES.

                          SIGNAL PHARMACEUTICALS, INC.
                            STATEMENTS OF CASH FLOWS


                                                    YEARS ENDED DECEMBER 31,                THREE MONTHS ENDED MARCH 31,
                                       -------------------------------------------------- ---------------------------------
                                             1997             1998             1999             1999             2000
                                       ---------------- ---------------- ---------------- ---------------- ----------------
                                                                                                     (UNAUDITED)
OPERATING ACTIVITIES
Net loss .............................  $  (5,739,969)   $  (4,356,402)   $  (7,855,748)    $ (2,213,858)    $ (3,480,599)
 Adjustments to reconcile net loss
   to net cash used for operating
   activities:
   Depreciation and amortization......        879,327        1,498,312        1,711,501          365,528          428,118
   Amortization of interest
    expense related to warrants.......         47,142           47,142           47,142           11,786           11,786
   Amortization of deferred
    compensation .....................        104,345          607,788          675,122          139,704          660,900
   Amortization of purchased
    technology .......................             --           83,332          333,330           83,334           84,334
   Common stock and stock
    options issued for technology
    and services .....................         14,600            7,000           24,918               --           36,405
   Deferred revenue under
    collaborative agreements .........      1,363,134       (2,334,111)       2,068,693        1,389,120         (574,997)
   Deferred rent .....................         10,316           96,538          (69,787)         (18,558)          (8,337)
 Changes in operating assets and
   liabilities:
   Other current assets ..............        246,997         (354,667)          98,129           63,791         (591,036)
   Accounts payable ..................       (158,004)         193,253          434,293          460,016         (157,772)
   Accrued liabilities ...............        895,120         (335,235)        (350,030)        (391,835)         865,288
                                        -------------    -------------    -------------     ------------     ------------
    Net cash flows used for
     operating activities ............     (2,336,992)      (4,847,050)      (2,882,437)        (110,972)      (2,725,910)
                                        -------------    -------------    -------------     ------------     ------------
INVESTING ACTIVITIES
Purchases of short-term
 investments .........................    (12,081,165)     (15,585,368)     (11,642,049)      (2,804,301)      (2,262,192)
Maturities of short-term
 investments .........................             --       21,216,533       15,285,956        5,670,968        4,546,059
Purchases of property and
 equipment ...........................       (630,220)      (1,400,252)         (92,979)        (342,780)        (123,496)
Purchase of technology ...............             --         (280,000)              --               --               --
Other assets .........................        341,038         (117,501)         (37,161)           1,057            8,670
                                        -------------    -------------    -------------     ------------     ------------
    Net cash flows provided by
     (used for) investing
     activities ......................    (12,370,347)       3,833,412        3,513,767        2,524,944        2,169,041
                                        -------------    -------------    -------------     ------------     ------------
FINANCING ACTIVITIES
Principal payments on obligations
 under capital leases, equipment
 notes payable and promissory
 note ................................     (1,239,935)      (1,251,920)      (1,532,918)        (160,619)        (453,924)
Issuance of preferred stock, net .....     19,139,211               --          992,882               --               --
Issuance of common stock, net ........         84,836           25,452           26,177            8,760          212,103
                                        -------------    -------------    -------------     ------------     ------------
    Net cash flows provided by
     (used for) financing
     activities ......................     17,984,112       (1,226,468)        (513,859)        (151,859)        (241,821)
                                        -------------    -------------    -------------     ------------     ------------
Increase (decrease) in cash and
 cash equivalents ....................      3,276,773       (2,240,106)         117,471        2,262,113         (798,690)
Cash and cash equivalents at
 beginning of year ...................      5,459,696        8,736,469        6,496,363        6,496,363        6,613,834
                                        -------------    -------------    -------------     ------------     ------------
Cash and cash equivalents at end
 of year .............................  $   8,736,469    $   6,496,363    $   6,613,834     $  8,758,476     $  5,815,144
                                        =============    =============    =============     ============     ============

                                              YEARS ENDED DECEMBER 31,             THREE MONTHS ENDED MARCH 31,
                                    --------------------------------------------   ----------------------------
                                        1997           1998            1999            1999           2000
                                    -----------   -------------   --------------   -----------   -------------
                                                                                           (UNAUDITED)
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
Interest paid ...................    $469,565      $  395,462       $  452,884      $126,219      $   62,883
                                     ========      ==========       ==========      ========      ==========
SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING
 ACTIVITIES:
Capital lease obligations entered
 into for equipment .............    $221,507      $2,343,033       $  526,128      $ 79,604      $       --
                                     ========      ==========       ==========      ========      ==========
Issuance of common stock for
 technology .....................    $     --      $  720,000       $       --      $     --      $       --
                                     ========      ==========       ==========      ========      ==========
Issuance of common stock for
 promissory notes from
 stockholders ...................    $     --      $   95,600       $       --      $     --      $   37,500
                                     ========      ==========       ==========      ========      ==========
Comprehensive income (loss) on
 investments ....................    $ 48,341      $  (42,115)      $   (6,226)     $ (6,226)     $       --
                                     ========      ==========       ==========      ========      ==========
Deferred compensation related to
 stock options ..................    $615,855      $1,019,170       $1,024,244      $120,391      $7,232,293
                                     ========      ==========       ==========      ========      ==========
Imputed dividend on Series F-1
 preferred stock ................    $     --      $       --       $  818,487      $     --      $       --
                                     ========      ==========       ==========      ========      ==========

                          SIGNAL PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 AND PERTAINING TO MARCH 31, 2000
        AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.)


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION AND BUSINESS ACTIVITY

Signal Pharmaceuticals, Inc. ("Signal" or the "Company") is an integrated drug discovery and development company focused on identifying new classes of small molecule drugs that regulate disease-associated genes. Utilizing biological information from the field of human genomics, the Company applies advanced cellular, molecular and genomic technologies to map gene regulating pathways in cells and to identify proprietary molecular targets that control genes and result in disease. Signal is advancing the application of genomics beyond identifying and elucidating the function of genes to designing novel classes of disease-modifying drugs that selectively regulate the activation of disease-causing genes.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements, and the amounts of revenues and expenses reported during the period. Actual results could differ from those estimates.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

The Company considers instruments purchased with an original maturity of three months or less, principally a money market account and U.S. government and corporate debt securities, to be cash equivalents.

All investment securities are classified as available-for-sale, and are carried at fair value. Unrealized gains and losses, if any, are reported in a separate component of stockholders' equity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. The amortization, along with realized gains and losses, is included in interest income. The cost of securities sold is based on the specific identification method.

INTERIM FINANCIAL INFORMATION

The financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited and includes all adjustments, consisting only of normal recurring adjustments, that the Company's management considers necessary for the fair presentation of the Company's operating results and cash flows for such periods. Results for the three-month period ended March 31, 2000 are not necessarily indicative of results to be expected for the full fiscal year 2000 or any future period.

CONCENTRATION OF CREDIT RISK

Cash, cash equivalents, and short-term investments are financial instruments that potentially subject the Company to concentration of credit risk. The Company invests its excess cash primarily in U.S. government securities and marketable debt securities of financial institutions and corporations with strong credit ratings. The Company also has established guidelines relative to diversification and maturities to maintain safety and liquidity. These guidelines are reviewed periodically and may be modified to take advantage of trends in yields and interest rates. Pursuant to Company policy, the Company has historically held the investments to maturity. However, the Company has the ability to sell these investments before maturity and has therefore classified the investments as available for sale. The Company has not experienced any significant losses on its investments.

                          SIGNAL PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 AND PERTAINING TO MARCH 31, 2000 AND THE THREE MONTHS ENDED MARCH 31,1999 AND 2000 IS UNAUDITED.) - (CONTINUED)


FINANCIAL INSTRUMENTS

The fair value of the financial instruments approximates their carrying value.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight-line method. Leasehold improvements are stated at cost and amortized on a straight-line basis over the shorter of the estimated useful life of the assets or the lease term.

LICENSED TECHNOLOGY

Licensed technology is stated at cost and depreciated over the estimated useful life of three years using the straight-line method. The licensed technology is reported net of accumulated amortization of $83,332, $416,662 and $500,996 as of December 31, 1998 and 1999 and March 31, 2000, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company will value the asset at fair value. While the Company's current and historical operating and cash flow losses are indicators of impairment, the Company believes the future cash flows to be received from the long-lived assets will exceed the assets' carrying value, and accordingly the Company has not recognized any impairment losses through March 31, 2000.

REVENUE RECOGNITION

Contract revenue is recognized ratably over the period during which the research is conducted, which approximates the actual costs incurred to perform the research services. Up-front license fees received under these agreements are recorded as deferred revenue and recognized ratably over the initial term of the contract. If the initial term of the agreement is subsequently modified by the collaborator, the period over which the up-front license fee is recognized is modified accordingly on a prospective basis. Revenues from the achievement of research and development milestones will be recognized when and if the milestones are achieved. Continuation of certain contracts and grants are dependent upon the Company achieving specific contractual milestones; however, none of the payments received to date are refundable regardless of the outcome of the project. Grant revenue is recognized in accordance with the terms of the grant and as services are performed, which generally equals the related research and development expense.

Axys Pharmaceutical ("Axys") is a related party, as the chief executive officer of Axys serves on the Board of Directors of the Company. Therefore, revenues of $625,000 recognized in 1999 and the three months ended March 31, 2000 from Axys are classified as related party revenue.

Ares Serono S.A. ("Ares") is a related party, based on its ownership interest in the Company. Therefore, revenues of $3,000,000, $3,900,000 and $1,050,000 recognized from Ares in 1998, 1999 and the three months ended March 31, 2000, respectively, are classified as related party revenue. The Company does not have the right or the obligation to repurchase any of the rights provided to Ares, or to refund any research payments received from Ares under the collaboration, nor does it intend to do so.

                          SIGNAL PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 AND PERTAINING TO MARCH 31, 2000 AND THE THREE MONTHS ENDED MARCH 31,1999 AND 2000 IS UNAUDITED.) - (CONTINUED)


The Company's revenue is concentrated among a small number of customers, as follows:

                                           YEAR ENDED         THREE MONTHS ENDED
                                          DECEMBER 31,            MARCH 31,
                                   -------------------------- -----------------
                                     1997     1998     1999     1999     2000
                                   -------- -------- -------- -------- --------
                                                                 (UNAUDITED)
  DuPont .........................     --       12%      20%      20%      23%
  Ares ...........................      *       19%      33%      26%      39%
  Roche Bioscience ...............     21%       *        *        *        *
  Organon ........................     34%      19%      13%      25%      --
  Nippon Kayaku ..................     --       12%      20%      17%      11%
  Tanabe .........................     39%      27%      --       --       --
  Axys ...........................     --       --        *       --       23%


* Amount earned represents less than 10% of revenues for the period.

     The Company's revenue under collaborative agreements is derived from the following:

                                                               YEARS ENDED DECEMBER 31,          THREE MONTHS ENDED MARCH 31,
                                                       ----------------------------------------- ----------------------------
                                                            1997          1998          1999          1999          2000
                                                       ------------- ------------- ------------- ------------- -------------
                                                                                                         (UNAUDITED)
License fees from collaborative agreements ...........  $  724,992    $ 3,139,566   $ 1,858,332   $  208,329    $  658,329
Research and development revenues under
 collaborative agreements ............................   6,590,364     11,887,498     9,362,383    2,561,426     1,956,535
                                                        ----------    -----------   -----------   ----------    ----------
Total revenue under collaborative agreements .........  $7,315,356    $15,027,064   $11,220,715   $2,769,755    $2,614,864
                                                        ==========    ===========   ===========   ==========    ==========

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred.

SOFTWARE COSTS

Purchased  software  is  capitalized  at  cost  and amortized over the estimated
useful   life,   generally   three   years.   The  Company  has  no  significant
internally-developed software.

STOCK-BASED COMPENSATION

As permitted by SFAS 123, Accounting for Stock-Based Compensation, the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations ("APB 25") in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

When the exercise price of the employee or director stock options is less than the fair value of the underlying stock on the grant date, the Company records deferred compensation for the difference and amortizes this amount to expense in accordance with FASB Interpretation No. 28 ("FIN 28") over the vesting period of the options. Options or stock awards issued to non-employees and consultants are recorded at their fair value as determined in accordance with SFAS No. 123 and EITF 96-18 and recognized over the related service period.

COMPREHENSIVE INCOME (LOSS)

In accordance with SFAS No. 130, Reporting Comprehensive Income, unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, are included in other comprehensive income
(loss).

                          SIGNAL PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 AND PERTAINING TO MARCH 31, 2000 AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.) - (CONTINUED)


SEGMENT REPORTING

SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, requires the use of a management approach in identifying and disclosing financial information about segments of an enterprise. Management has determined that the Company operates in one business segment.

NET LOSS PER SHARE

In accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin (or SAB) No. 98, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Potentially dilutive securities composed of incremental common shares issuable upon the exercise of stock options and warrants, and common shares issuable on conversion of preferred stock, were excluded from historical diluted loss per share because of their anti-dilutive effect.

Under the provisions of SAB No. 98, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration.

NEW ACCOUNTING PRONOUNCEMENTS

The Company expects to adopt SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001. SFAS No. 133 will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of the SFAS No. 133 will have a significant effect on its results of operations or financial position.

2. BALANCE SHEET INFORMATION

INVESTMENTS

The following is a summary of the Company's cash, cash equivalents and short-term investments, all of which mature within one year of the balance sheet date:

                                  DECEMBER 31, 1998                         DECEMBER 31, 1999
                      ------------------------------------------ ----------------------------------------
                                         GROSS                                      GROSS
                                      UNREALIZED     ESTIMATED                   UNREALIZED    ESTIMATED
                           COST          GAINS      FAIR VALUE        COST          GAINS     FAIR VALUE
                      -------------- ------------ -------------- -------------- ------------ ------------
Cash ................ $ 6,496,363       $   --    $ 6,496,363    $ 4,636,426         $--     $4,636,426
Corporate debt
 securities .........   6,450,000        6,226      6,456,226      4,783,501          --      4,783,501
                      -----------       ------    -----------    -----------         ---     ----------
                      $12,946,363       $6,226    $12,952,589    $ 9,419,927         $--     $9,419,927
                      ===========       ======    ===========    ===========         ===     ==========

                                    MARCH 31, 2000
                      ------------------------------------------
                                      (UNAUDITED)
                                         GROSS
                                      UNREALIZED     ESTIMATED
                           COST          GAINS      FAIR VALUE
                      -------------- ------------ --------------
Cash ................ $ 6,337,370         $--     $ 6,337,370
Corporate debt
 securities .........          --          --              --
                      -----------         ---     -----------
                      $ 6,337,370         $--     $ 6,337,370
                      ===========         ===     ===========

There were no gross realized gains or losses on sales of available-for-sale securities for the years ended December 31, 1998 or 1999 or the three months ended March 31, 2000. The gross unrealized gains of $6,226, $0 and $0 at December 31, 1998 and 1999 and March 31, 2000, respectively, are reflected as a separate component of stockholders' equity. The unrealized gain had no cash effect and therefore is not reflected in the statement of cash flows.

                          SIGNAL PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 AND PERTAINING TO MARCH 31, 2000 AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.) - (CONTINUED)


PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                              DECEMBER 31,              MARCH 31,
                                                     ------------------------------- ---------------
                                                           1998            1999            2000
                                                     --------------- --------------- ---------------
                                                                                       (UNAUDITED)
     Machinery and equipment .......................  $  4,818,472    $  5,328,565    $  5,387,847
     Office furniture and equipment ................     1,597,943       1,655,263       1,679,718
     Leasehold improvements ........................     1,915,689       1,967,383       2,007,142
                                                      ------------    ------------    ------------
                                                         8,332,104       8,951,211       9,074,707
     Less accumulated depreciation and amortization.    (3,834,563)     (5,546,064)     (5,974,182)
                                                      ------------    ------------    ------------
                                                      $  4,497,541    $  3,405,147    $  3,100,525
                                                      ============    ============    ============


DEPOSITS AND OTHER ASSETS

Deposits and other assets consist of the following:


                                     DECEMBER 31,        MARCH 31,
                                 --------------------- ------------
                                    1998       1999        2000
                                 ---------- ---------- ------------
                                                        (UNAUDITED)
       Deposits ................  $ 73,520   $ 52,605    $ 45,430
       Restricted cash .........   150,000    150,000     150,000
                                  --------   --------    --------
                                  $223,520   $202,605    $195,430
                                  ========   ========    ========


3. COMMITMENTS

LEASES

The Company leases its office and research facilities under three operating lease agreements. The minimum annual rents are subject to specified annual rental increases. The Company also reimburses the lessor for taxes, insurance and operating costs associated with the leases. Under the terms of the lease, the Company has an outstanding letter of credit for $150,000 in favor of the lessor, which is fully collateralized by cash. Accordingly, such cash is classified as restricted in the balance sheet.

     In addition, the Company leases certain machinery and equipment and office furniture under capital leases with three year terms and options to extend the lease term to five years.

LONG-TERM DEBT

In November 1996, the Company issued a secured promissory note for $3,000,000. The proceeds of the note payable were used for general corporate purposes and working capital. The note payable accrues interest at a rate of 14%, is due May 22, 2000, and is secured by certain assets of the Company.

In conjunction with the issuance of the promissory note, the Company issued the creditor a warrant to purchase 250,000 shares of Series C-1 Preferred Stock at a price of $2.10 per share. The warrant expires at the earliest of ten years from the date of grant or five years from the date of an initial public offering. The warrant was valued at $165,000, which has been recorded as a discount on the related debt. The value of the warrant is being amortized as interest expense over the period of the debt.

                          SIGNAL PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 AND PERTAINING TO MARCH 31, 2000 AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.) - (CONTINUED)


Annual future minimum lease and equipment note payments as of December 31, 1999 are as follows:


                                                                                 OBLIGATIONS
                                                                                    UNDER
                                                                                   CAPITAL
                                                                                 LEASES AND
                                                                   OPERATING      EQUIPMENT
YEAR ENDING DECEMBER 31,                                             LEASES     NOTES PAYABLE
---------------------------------------------------------------- ------------- --------------
     2000 ......................................................  $  935,032     $  964,616
     2001 ......................................................     430,502        967,662
     2002 ......................................................     432,295        857,701
     2003 ......................................................     443,370         61,861
                                                                  ----------     ----------
       Total minimum lease and equipment note payments .........  $2,241,199      2,851,840
                                                                  ==========
    Less amount representing interest ..........................                   (315,778)
                                                                                 ----------
    Present value of remaining minimum capital lease and
      equipment lease line payments ............................                  2,536,062
    Less amount due in one year ................................                   (730,765)
                                                                                 ----------
    Long-term portion of obligations under capital leases and
      equipment notes payable ..................................                 $1,805,297
                                                                                 ==========

Rent expense for equipment and facility leases was $784,337, $809,028, $771,302 and $244,696 for the years ended December 31, 1997, 1998 and 1999, and the three months ended March 31, 2000, respectively.


Cost and accumulated depreciation of equipment under capital leases and equipment notes payable were as follows:

                                                         ACCUMULATED
                                               COST      DEPRECIATION
                                          ------------- -------------
     December 31, 1998 ..................  $2,943,246    $  594,452
     December 31, 1999 ..................  $3,458,659    $1,213,886
     March 31, 2000 (unaudited) .........  $2,872,076    $  938,116

4. SPONSORED RESEARCH AND LICENSE AGREEMENTS

In connection with certain license agreements, the Company paid fees of $196,333 and $87,000 for the years ended December 31, 1998 and 1999, respectively, which were charged to research and development. In addition, the Company paid $280,000 in cash and issued 240,000 shares of common stock related to a license agreement with the University of Massachusetts in 1998. The
Company determined the value of the common shares issued as $720,000 and capitalized the total consideration of $1.0 million as licensed technology. The Company has future commitments to pay up to an additional $4,100,000 to the licensees based on the achievement of certain milestones, as well as royalties upon commercial sales, if any, of certain products. Such fees or milestone payments may also involve the issuance of up to 60,000 shares of common stock, which would be recorded at the fair value at the date of issuance.

Axys

On October 15, 1999, the Company entered into a two-year collaborative research and license agreement with Axys to develop and commercialize certain compounds for use in the prevention and/or treatment of certain human diseases. The Company received an initial non-refundable license fee of $2,000,000 and will receive additional payments based on the achievement of certain program milestones, as well as royalties upon commercial sales of certain products, if any. We may exercise a

                          SIGNAL PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 AND PERTAINING TO MARCH 31, 2000 AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.) - (CONTINUED)


profit share option in the United States and possibly other territories at a predetermined point during development in lieu of royalties on product sales. In addition, Axys has agreed to pay the Company certain amounts for the full time equivalent personnel working on the research.

Nippon Kayaku

In February 1998, the Company entered into a two-year collaborative research and license agreement with Nippon Kayaku to develop and commercialize products based on or derived from a compound supplied by Nippon Kayaku for the treatment and prevention of diseases and disorders of the CNS and PNS. Nippon Kayaku has agreed to pay the Company certain amounts for the full-time equivalent personnel working on the research. Each party is obligated to pay the other royalties on future product sales arising from the collaboration.

In February 2000, following the initial research phase of the collaboration, the Company executed an interim agreement with Nippon Kayaku under which the Company agreed to enter into a joint agreement to develop and commercialize neuroprotectant drugs for PNS and CNS disorders.

In July 2000, Signal and Nippon Kayaku mutually agreed to conclude their collaboration. Nippon Kayaku was granted a worldwide, royalty-free license to certain compounds involved in the collaboration.

Dupont

On December 26, 1997, the Company entered into a three-year collaborative research and license agreement with DuPont Pharmaceuticals ("DuPont") to develop and commercialize novel products for the treatment and prevention of human immunodeficiency virus and hepatitis C virus infection. The Company received an initial non-refundable license fee of $1,000,000 and will receive additional payments based on the achievement of certain program milestones, as well as royalties upon commercial sales of certain products, if any. In addition, DuPont has agreed to pay the Company certain amounts for the full time equivalent personnel working on the research. Due to the Company's achievement of a certain milestone in 1999, DuPont purchased 288,708 shares of Series F-1 Preferred Stock for total cash proceeds of $1,000,000. In accordance with EITF 98-5 the Company recognized an imputed dividend of $818,487 to reflect a beneficial conversion feature on these preferred shares.

Ares-Serono

On November 25, 1997, the Company entered into a three-year collaborative research, development and license agreement with Ares to perform research within the field of the modulation of NF-kB. The Company will receive payments based on the achievement of certain program milestones, as well as royalties upon commercial sales of certain products, if any. In addition, Ares has agreed to pay the Company certain amounts for the full time equivalent personnel working on the research. In conjunction with the license agreement, Ares purchased 2,722,513 shares of the Company's Series F Preferred Stock at $3.01 per share for a total of $8,194,761.

Roche Bioscience

On August 26, 1996, the Company entered into a three-year collaborative research agreement with Roche Bioscience ("Roche") to conduct a joint research program to develop human and rat nociceptive and/or sensory neuronal cell lines. The Company received an initial non-refundable license fee of $500,000 and will receive additional payments based on the achievement of certain program milestones. In addition, Roche has paid the Company certain amounts for the full time equivalent personnel working on the research. In 1999, the Company and Roche agreed to conclude their collaboration; therefore, the Company has no future performance obligations under this collaboration.

                          SIGNAL PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 AND PERTAINING TO MARCH 31, 2000 AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.) - (CONTINUED)

Organon

On July 30, 1996, the Company entered into a three-year collaborative research agreement with N.V. Organon ("Organon") to assist Organon in the discovery and development of tissue-specific, estrogen-regulated genes. The Company received an initial non-refundable license fee of $1,000,000 and will receive additional payments based on the achievement of certain program milestones, as well as royalties upon commercial sales of certain products, if any. In addition, Organon has paid the Company certain amounts for the full time equivalent personnel performing the research. In 1999, the Company and Organon agreed to conclude their collaboration; therefore, the Company has no future performance obligations under this collaboration.

Tanabe

From March 1996 to March 1998, Signal and Tanabe were engaged in a collaborative program under which Tanabe funded certain research by Signal in target and drug discovery in the fields of inflammatory disease and osteoporosis. In connection with the collaboration, Tanabe paid Signal an initial $1,000,000 non-refundable license fee and reimbursed Signal for research and development costs. Tanabe also purchased 500,000 shares of Signal's Series D Preferred Stock at $4.00 per share. Pursuant to certain anti-dilution provisions of the Series D Preferred Stock agreement triggered by the sale of shares of the Company's Series E Preferred Stock at $1.91 per share, the Company issued an additional 232,601 shares of Series D Preferred Stock to Tanabe during 1997.

In March 1998, Signal and Tanabe mutually agreed to conclude their collaboration and Tanabe licensed from Signal a lead compound that was discovered during the collaboration. Signal retained all other intellectual property rights, including rights to all other drug targets and drug leads, created before or during the collaboration. Tanabe paid an additional non-refundable fee of $1,800,000 to Signal for the exclusive worldwide license to the lead compound and is obligated to make payments to Signal based on the achievement of certain research and development milestones and royalties on any future product sales. Signal has no future performance obligations under this collaboration.

5. STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

A summary of the convertible preferred stock at December 31, 1999 and March 31, 2000 is as follows:

                              SHARES ISSUED    PREFERENCE IN
                             AND OUTSTANDING    LIQUIDATION
                            ----------------- --------------
  Series A ................      2,626,892     $ 2,626,892
  Series B ................      2,875,000       3,450,000
  Series C ................      8,791,432      12,308,005
  Series D ................        732,601       2,000,000
  Series E ................      6,455,493      12,329,929
  Series F ................      2,722,513       8,194,761
  Series F-1 ..............        288,708       1,000,000
                                 ---------     -----------
                                24,492,639     $41,909,587
                                ==========     ===========

Each of the shares of Series A, B, C, D, E, F and F-1 preferred stock is convertible on a one-for-one basis, at the option of the holder, into shares of the Company's common stock. Therefore, 24,492,639 shares of common stock have been reserved for issuance upon conversion of the preferred stock, subject to certain anti-dilution adjustments. The preferred stock will convert automatically upon the

                          SIGNAL PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 AND PERTAINING TO MARCH 31, 2000 AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.) - (CONTINUED)

closing of an underwritten public offering of the Company's common stock with proceeds to the Company of at least $15,000,000 and at a price not less than $5.00 per share after adjustment for any stock splits. The holders of the Series A, B, C, E and F preferred stock as a group are entitled to elect four directors to the Board of Directors, and in all other matters the holder of each share of preferred stock is entitled to one vote for each share of common stock into which it would convert.

Annual  dividends  of  $.08,  $.10, $.11, $.32, $.15, $.24 and $.28 per share of
Series A, B, C, D, E, F and F-1 preferred stock, respectively, are payable whenever funds are legally available and when and as declared by the Board of Directors.

COMMON STOCK

In connection with certain stock purchase agreements, the Company has the option to repurchase, at the original issue price, unvested shares in the event of termination of employment or engagement. Shares issued under these agreements generally vest over four to five years. At December 31, 1999 and March 31, 2000, 257,793 and 341,728 shares, respectively, were subject to repurchase by the Company.

STOCK OPTION PLANS

In June 1993, the Company adopted the 1993 Founders' Stock Option Plan (the "Founders' Plan"), under which 550,000 shares of common stock were reserved for issuance upon exercise of options granted by the Company. The Founders' Plan provides for the grant of incentive and nonstatutory options. The exercise price of incentive stock options must equal at least the fair market value on the date of grant, and the exercise price of nonstatutory stock options may be no less than 85% of the fair market value on the date of grant. The maximum term of options granted under the Founders' Plan is ten years. Options generally are immediately exercisable. Common stock or options issued under the Founders' Plan generally vest over five years. Unvested shares issued pursuant to the exercise of options are subject to repurchase, at the original purchase price, in the event of termination of employment or engagement.

In November 1993, the Company adopted the 1993 Stock Option Plan, under which 450,000 shares of the Company's common stock were reserved for issuance upon exercise of options granted by the Company under provisions similar to the Founders' Plan. In 1995 and 1996, the Company authorized an additional 1,000,000 and 1,050,000 shares, respectively, of the Company's common stock to be reserved for issuance upon exercise of options granted by the Company under the 1993 Stock Option Plan.

In June 1997, the Company adopted the 1997 Stock Option Plan, under which 1,000,000 shares of common stock were reserved for issuance upon exercise of options granted by the Company. In February 1998, the Company authorized an additional 2,000,000 shares of the Company's common stock to be reserved for issuance upon exercise of options granted by the Company under the 1997 Stock Option Plan. The options contain similar provisions to those options issued under the 1993 Founders' Stock Option Plan and the 1993 Stock Option Plan.

                          SIGNAL PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 AND PERTAINING TO MARCH 31, 2000 AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.) - (CONTINUED)



A summary of the Company's stock option activity and related information follows:



                                                                                                                 THREE
                                                                                                              MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                                 MARCH 31, 2000
                          ----------------------------------------------------------------------------- ------------------------
                                    1997                      1998                      1999
                          ------------------------- ------------------------- -------------------------
                                         WEIGHTED-                 WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                          AVERAGE                   AVERAGE                   AVERAGE                   AVERAGE
                                          EXERCISE                  EXERCISE                  EXERCISE                 EXERCISE
                             OPTIONS       PRICE       OPTIONS       PRICE       OPTIONS       PRICE       OPTIONS       PRICE
                          ------------- ----------- ------------- ----------- ------------- ----------- ------------- ----------
Outstanding at
 beginning of period.....   1,592,300      $ .13      2,168,495      $ .20      3,264,200     $  .33      2,987,222    $   .36
Granted .................   1,246,695      $ .27      1,987,500      $ .43        350,200     $  .50      1,437,750    $  1.30
Exercised ...............    (555,090)     $ .15       (713,304)     $ .19       (161,998)    $  .15       (879,399)   $  1.04
Cancelled ...............    (115,410)     $ .16       (178,491)     $ .30       (465,180)    $  .38        (59,454)   $   .32
                            ---------      -----      ---------      -----      ---------     ------      ---------    -------
Outstanding at end of
 period .................   2,168,495      $ .20      3,264,200      $ .33      2,987,222     $  .36      3,486,119    $   .75
                            =========      =====      =========      =====      =========     ======      =========    =======
Vested options at end
 of period ..............     501,064      $ .11        539,650      $ .15      1,365,406     $  .32        811,637    $   .39
                            =========      =====      =========      =====      =========     ======      =========    =======


Exercise prices for options outstanding as of March 31, 2000 ranged from $.10 to $1.50. The weighted average remaining contractual life of those options at March 31, 2000 is 6.6 years. The weighted-average fair value of options granted in 1997, 1998 and 1999, using the minimum value pricing model, was $.07, $.11 and $.11, respectively.

As of March 31, 2000, options for 2,358,433 common shares were available for future grant.

The   Company  recorded  $615,855,  $1,019,170,  $1,024,244  and  $7,232,293  of
deferred compensation for options granted during the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 2000, respectively, representing the difference between the option exercise price and the estimated fair value of the underlying stock for financial statement presentation purposes. The Company is amortizing the deferred compensation over the vesting period of the options. The Company recorded $104,345, $607,788, $675,122 and $660,900 of compensation expense during the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 2000, respectively.

Pro forma information regarding net loss is required to be disclosed by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed in that Statement. The fair value of these options was estimated at the date of grant using the minimum value pricing model with the following weighted-average assumptions for 1997, 1998 and 1999 and the three months ended March 31, 2000: risk-free interest rate of 6%, dividend yield of 0%; and an expected life of four years.

The  minimum  value  pricing  model  is  similar  to  the  Black-Scholes  option valuation model which was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable, except that it excludes the factor for volatility. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the related options. The adjusted pro forma net loss for the years ended December 31, 1997, 1998 and 1999 was $5,757,845, $4,384,804 and $7,913,695, respectively. The effects are not likely to be representative of the effects on pro forma net loss in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1996.

                          SIGNAL PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 AND PERTAINING TO MARCH 31, 2000 AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.) - (CONTINUED)


COMMON SHARES RESERVED FOR FUTURE ISSUANCE

At March 31, 2000, the Company has reserved shares of common stock for future issuance as follows:


       Conversion of convertible preferred stock .........  24,492,639
       Stock option plans ................................   5,844,552
       Warrants ..........................................     250,000
                                                            ----------
                                                            30,587,191
                                                            ==========


6. INCOME TAXES

Significant components of the Company's deferred tax assets as of December 31, 1998 and 1999 are shown below. A valuation allowance of $15,290,000, of which $2,779,000 is related to 1999, has been recognized as of December 31, 1999 to offset the deferred tax assets as realization of such assets is uncertain.

                                                                       DECEMBER 31,
                                                             ---------------------------------
                                                                   1998             1999
                                                             ---------------- ----------------
       DEFERRED TAX ASSETS:
       Capitalized research expenses .......................  $     965,000    $     921,000
       Net operating loss carryforwards ....................      9,276,000       11,389,000
       Research and development credits ....................      1,458,000        1,877,000
       Depreciation ........................................         57,000          952,000
       Other, net ..........................................        755,000          151,000
                                                              -------------    -------------
       Total deferred tax assets ...........................     12,511,000       15,290,000
       Valuation allowance for deferred tax assets .........    (12,511,000)     (15,290,000)
                                                              -------------    -------------
       Net deferred taxes ..................................  $          --    $          --
                                                              =============    =============

At December 31, 1999, the Company has federal and California net operating loss carryforwards of approximately $30,621,000 and $11,680,000, respectively. The difference between the federal and California tax loss carryforwards is attributable to the capitalization of research and development expenses for California tax purposes and the fifty percent limitation on California loss carryforwards prior to 1997. The federal tax loss carryforwards will begin expiring in 2007, unless previously utilized. The California tax loss carryforwards will continue to expire in 2000 (approximately $1,035,000 expired in 1999). The Company also has federal and California research and development tax credit carryforwards of approximately $1,368,000 and $783,000, respectively, which will begin expiring in 2008 unless previously utilized.

Pursuant to Sections 382 and 383 of the Internal Revenue Code, the annual use of the Company's net operating loss and credit carryforwards may be limited if a cumulative change in ownership (as defined) of more than 50% occurs within a three-year testing period.

7. SUBSEQUENT EVENT (UNAUDITED)

In January 2000, the Company's Board of Directors adopted the 2000 Equity Incentive Plan, which amended the 1993 Stock Option Plans and the 1997 Stock Option Plan. The Board of Directors also increased the share reserve of the 2000 Equity Incentive Plan to 9,050,000 shares.

                          SIGNAL PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 AND PERTAINING TO MARCH 31, 2000 AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED.) - (CONTINUED)


In June 2000, Signal issued a secured promissory note for up to $5,000,000 that can be borrowed against through December 31, 2000, as needed. The proceeds of the note will be used for general corporate purposes and working capital. The interest rate will float with the Treasury rate as the proceeds are drawn down and then be fixed for the term, maintaining the spread. The note is payable in either twelve or thirty-six monthly installments, at Signal's option, and is secured by the assets of the Company. To date, Signal has not drawn down any proceeds from the note. In conjunction with the issuance of the promissory note, Signal issued the creditor a warrant to purchase up to 225,000 shares of Series C-2 Preferred Stock at a price of $4.00 per share, of which 150,000 shares were issuable under the warrant upon Signal's signing of a loan commitment letter in May 2000, and the remaining 75,000 shares become issuable under the warrant upon any additional borrowing against the note greater than $2.5 million. The warrant expires ten years from the date of grant. Accordingly, the Company increased its authorized shares of Preferred Stock from 24,742,639 to 24,967,639.

On June 29, 2000, the Company entered into an agreement and plan of merger with Celgene Corporation ("Celgene") in which Celgene will acquire all of the outstanding shares of Signal common and preferred stock for approximately 3.7 million shares of Celgene common stock. Signal stockholders will receive .1257 of a share of common stock, par value $.01 per share, of Celgene in exchange for each share of common stock of Signal. The acquisition will be accounted for using the pooling of interests method of accounting.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The General Corporation Law of the State of Delaware, or the DGCL, permits Celgene and its stockholders to limit directors' exposure to liability for certain breaches of the directors' fiduciary duty, either in a suit on behalf of Celgene or in an action by stockholders of Celgene.

The Certificate of Incorporation of Celgene, or the Charter, eliminates the liability of directors of Celgene to Celgene or its stockholders for monetary damages arising out of the directors' breach of their fiduciary duty of care. The Charter also authorizes Celgene to indemnify its directors, officers, incorporators, employees and agents with respect to certain costs, expenses, and amounts incurred in connection with an action, suit or proceeding by reason of the fact that such person was serving as a director, officer, incorporator, employee or agent of Celgene. In addition, the Charter permits Celgene to provide additional indemnification rights to its officers and directors and to indemnify them to the greatest extent possible under the DGCL. Celgene has entered into indemnification agreements with each of its officers and directors and intends to enter into indemnification agreements with each of its future officers and directors. Pursuant to such indemnification agreements, Celgene has agreed to indemnify its officers and directors against certain liabilities, including liabilities arising out of the offering made by this registration statement.

Celgene maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of Celgene for certain liabilities, including certain liabilities which may arise out of the registration statement.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

The following exhibits are filed herewith or incorporated herein by reference.


EXHIBIT
NUMBER                                            DESCRIPTION
-------- --------------------------------------------------------------------------------------------
    2.1  Agreement and Plan of Merger, dated as of June 29, 2000, among Celgene Corporation,
         Celgene Acquisition Corp. and Signal Pharmaceuticals, Inc. (incorporated by reference to
         Appendix A to the proxy statement/prospectus filed as part of this registration statement).
    2.2  Form of Voting and Proxy Agreement among Celgene Corporation and the Shareholders listed on Schedule A thereto (incorporated by reference to Exhibit A-1 to Appendix A to the proxy statement/prospectus filed as part of this registration statement).
    2.3  Form of Option Agreement between Celgene Corporation and Signal Pharmaceuticals, Inc.
         (incorporated by reference to Exhibit A-2 to Appendix A to the proxy statement/prospectus filed as part of this registration statement).
    2.4  Form of Affiliate Agreement of affiliates of Signal Pharmaceuticals, Inc. (incorporated by reference to Exhibit C to Appendix A to the proxy statement/prospectus filed as part of this registration statement).
    5.1  Opinion of Proskauer Rose LLP, counsel to Celgene Corporation, as to the legality of the
         Celgene common stock being registered hereby.
    8.1  Opinion of Proskauer Rose LLP, counsel to Celgene Corporation, regarding tax matters.
    8.2  Opinion of Cooley Godward LLP, counsel to Signal Pharmaceuticals, Inc. regarding tax matters.
   23.1  Consent of KPMG LLP.
   23.2  Consent of Proskauer Rose LLP (incorporated by reference to Exhibits 5.1 and 8.1).

23.3      Consent of Pennie & Edmonds LLP.
23.4      Consent of Kleinfeld, Kaplan & Becker.
23.5      Consent of Mathew, Collins, Shepherd & Gould, P.A.
23.6      Consent of Cooley Godward LLP (incorporated by reference to Exhibit 8.2).
23.7      Consent of FleetBoston Robertson Stephens Inc.*
23.8      Consent of Ernst & Young LLP, Independent Auditors
24.1      Power of Attorney.*
99.1      Form of Proxy to be used in connection with special meeting of shareholders of Signal
          Pharmaceuticals, Inc.*


----------

* Previously filed.


(B) FINANCIAL STATEMENT SCHEDULES

All schedules have been omitted as the required information is presented in the consolidated financial statements or related notes incorporated by reference in the proxy statement/prospectus or are not applicable.


(C) REPORTS, OPINIONS AND APPRAISALS

Opinion of FleetBoston Robertson Stephens Inc. (incorporated by reference to Appendix C to the proxy statement/prospectus filed as part of this registration statement).


ITEM 22. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and


       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


   (3) To  remove  from  registration by means of a post-effective amendment any
        of   the   securities  being  registered  which  remain  unsold  at  the termination of the offering.

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Warren, State of New Jersey on August 8, 2000.



                                        CELGENE CORPORATION


                                        By: /s/ John W. Jackson
                                           ------------------------------------

                                            John W. Jackson
                                             Chairman of the Board
                                             and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the persons whose signatures appear below, which persons have signed such registration statement in the capacities indicated:






            SIGNATURE                               TITLE                        DATE
          /s/ John W. Jackson     Chairman of the Board and Chief          August 8, 2000
 ------------------------------   Executive Officer (Principal Executive
              John W. Jackson     Officer)

          /s/ John W. Jackson     President, Chief Operating Officer and   August 8, 2000
 ------------------------------   Director
              Sol J. Barer

          /s/ John W. Jackson     Chief Financial Officer (Principal       August 8, 2000
 ------------------------------   Accounting and Financial Officer)
              Robert J. Hugin

          /s/ John W. Jackson     Director                                 August 8, 2000
 ------------------------------
             Jack L. Bowman

          /s/ John W. Jackson     Director                                 August 8, 2000
 ------------------------------
              Frank T. Cary

          /s/ John W. Jackson     Director                                 August 8, 2000
 ------------------------------
              Gilla Kaplan

          /s/ John W. Jackson     Director                                 August 8, 2000
 ------------------------------
         Arthur Hull Hayes, Jr.

          /s/ John W. Jackson     Director                                 August 8, 2000
 ------------------------------
          Richard C.E. Morgan

          /s/ John W. Jackson     Director                                 August 8, 2000
 ------------------------------
              Walter L. Robb

          /s/ John W. Jackson     Director                                 August 8, 2000
 ------------------------------
              Lee J. Schroeder

                                 EXHIBIT INDEX




EXHIBIT
NUMBER                                            DESCRIPTION
-------- --------------------------------------------------------------------------------------------
    2.1  Agreement and Plan of Merger, dated as of June 29, 2000, among Celgene Corporation,
         Celgene Acquisition Corp. and Signal Pharmaceuticals, Inc. (incorporated by reference to
         Appendix A to the proxy statement/prospectus filed as part of this registration statement).
    2.2  Form of Voting and Proxy Agreement among Celgene Corporation and the Shareholders listed on Schedule A thereto (incorporated by reference to Exhibit A-1 to Appendix A to the proxy statement/prospectus filed as part of this registration statement).
    2.3  Form of Option Agreement between Celgene Corporation and Signal Pharmaceuticals, Inc.
         (incorporated by reference to Exhibit A-2 to Appendix A to the proxy statement/prospectus filed as part of this registration statement).
    2.4  Form of Affiliate Agreement of affiliates of Signal Pharmaceuticals, Inc. (incorporated by reference to Exhibit C to Appendix A to the proxy statement/prospectus filed as part of this registration statement).
    5.1  Opinion of Proskauer Rose LLP, counsel to Celgene Corporation, as to the legality of the
         Celgene common stock being registered hereby.
    8.1  Opinion of Proskauer Rose LLP, counsel to Celgene Corporation, regarding tax matters.
    8.2  Opinion of Cooley Godward LLP, counsel to Signal Pharmaceuticals, Inc. regarding tax matters.
   23.1  Consent of KPMG LLP.
   23.2  Consent of Proskauer Rose LLP (incorporated by reference to Exhibit 5.1 and 8.1).
   23.3  Consent of Pennie & Edmonds LLP.
   23.4  Consent of Kleinfeld, Kaplan & Becker.
   23.5  Consent of Mathew, Collins, Shepherd & Gould, P.A.
   23.6  Consent of Cooley Godward LLP (incorporated by reference to Exhibit 8.2).
   23.7  Consent of FleetBoston Robertson Stephens Inc.*
   23.8  Consent of Ernst & Young LLP, Independent Auditors
   24.1  Power of Attorney.*
   99.1  Form of Proxy to be used in connection with special meeting of shareholders of Signal
         Pharmaceuticals, Inc.*


----------

* Previously filed.